Exhibit 10.2

ASSET AND SHARE SALE AGREEMENT

BY AND AMONG

NORTEL NETWORKS CORPORATION

NORTEL NETWORKS LIMITED

NORTEL NETWORKS INC.

AND

THE OTHER ENTITIES IDENTIFIED HEREIN AS SELLERS

AND

THE ENTITIES IDENTIFIED HEREIN AS EMEA SELLERS

AND

AVAYA INC.

DATED AS OF JULY 20, 2009

i

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v

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EXHIBITS

Exhibit A – Other Sellers

Exhibit B – EMEA Sellers

Exhibit C – Canadian Debtors; U.S. Debtors; EMEA Debtors; Israeli Companies; Non-Debtor Sellers

Exhibit D – EMEA Asset Sale Agreement

Exhibit E – Contract Manufacturing Inventory Agreements Term Sheet

Exhibit F – Escrow Agreement

Exhibit G – Intellectual Property License Agreement

Exhibit H – Knowledge of the Purchaser

Exhibit I – Letter of Credit

Exhibit J – Loaned Employee Agreement

Exhibit K – Mandatory Antitrust Approvals - Relevant Antitrust Jurisdictions / Authorities

Exhibit L – Interdependencies

Exhibit M – Reserved

Exhibit N – Real Estate Agreements

Exhibit O – Trademark License Agreement

Exhibit P – Transition Services Agreement

Exhibit 2.1.5(b)(v) – Lease B Sublease Premises or Removal Premises

Exhibit 5.1(a) – Forms of U.S. Bidding Procedures Order and U.S. Sale Order

Exhibit 5.2.1 – Form of Canadian Sales Process Order

Exhibit 5.2.2 – Form of Canadian Approval and Vesting Order

Exhibit 5.4(d) – Form of Notice

Exhibit 5.7 – Certain Communications

Exhibit 5.28(g) – Terms and Conditions of Lease A Sublease and Replacement Campus Consolidation

Exhibit 5.32(c) – Consolidation of C Campus

2

ASSET AND SHARE SALE AGREEMENT

This Asset and Share Sale Agreement is dated as of July 20, 2009, among Nortel Networks Corporation, a corporation organized under the laws of Canada (“NNC”), Nortel Networks Limited, a corporation organized under the laws of Canada (“NNL”), Nortel Networks Inc., a corporation organized under the laws of Delaware (“NNI” and, together with NNC and NNL, the “Main Sellers”), the affiliates of the Main Sellers listed in Exhibit A hereto (the “Other Sellers” and, together with the Main Sellers, the “Sellers”) and Avaya Inc., a corporation organized under the laws of the State of Delaware (the “Purchaser”) and, only for the purposes of Sections 2.2, 5.26, 9.2, 9.3, 9.4, 10.14, 10.17 and 10.19 of this Agreement, the EMEA Sellers (as defined below) and, solely in the case of Nortel Networks UK Limited and Nortel Networks (Ireland) Limited, also Section 5.36 of this Agreement.

W I T N E S S E T H:

WHEREAS, the Sellers, the affiliates of the Main Sellers listed in Exhibit B hereto (the “EMEA Sellers”), the NGS Companies and DiamondWare (each as defined below) beneficially own and operate the Business (as defined below);

WHEREAS, on January 14, 2009 (the “Petition Date”), NNC, NNL and the Other Sellers listed in part 1 of Exhibit C hereto (together, the “Canadian Debtors”) filed with the Canadian Court (as defined below) an application for protection under the Companies’ Creditors Arrangement Act (the “CCAA”) (the proceedings commenced by such application, the “CCAA Cases”) and were granted certain initial creditor protection pursuant to an order issued by the Canadian Court on the same date, which also appointed Ernst & Young Inc. as “Monitor” in connection with the CCAA Cases and was extended by further order of the Canadian Court on February 10, 2009, as the same may be amended and restated from time to time by the Canadian Court (the “Canadian Initial Order”);

WHEREAS, NNI and the Other Sellers listed in part 2 of Exhibit C hereto (the “U.S. Debtors”) are debtors-in-possession under the U.S. Bankruptcy Code (as defined below) which commenced cases under Chapter 11 of the U.S. Bankruptcy Code on the Petition Date by filing voluntary petitions for relief in the U.S. Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”);

WHEREAS, the entities listed under the heading “EMEA Debtors” in part 3 of Exhibit C hereto (the “EMEA Debtors”) on the Petition Date filed applications with the English Court (as defined below), pursuant to the Insolvency Act of 1986, as amended (the “Insolvency Act”) and the European Union’s Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the proceedings commenced by such applications, the “EMEA Cases”) and the English Court appointed Alan Bloom, Stephen Harris, Christopher Hill and Alan Hudson of Ernst & Young LLP as joint administrators of all the EMEA Debtors (other than Nortel Networks (Ireland) Limited, for which David Hughes of Ernst & Young Chartered Accountants and Alan Bloom serve as joint administrators) (the “Joint Administrators”) under the Insolvency Act;

WHEREAS, the entities listed under the heading “Israeli Companies” in part 4 of Exhibit C hereto (the “Israeli Companies”) on January 18, 2009 filed applications with the Tel-

Aviv-Jaffa District Court (the “Israeli Court”), pursuant to the Israeli Companies Law, 1999, and the regulations relating thereto (collectively, the “Israeli Companies Law”) for a stay of proceedings, and the Israeli Court appointed Yaron Har-Zvi and Avi D. Pelossof (the “Joint Israeli Administrators”) on January 19, 2009, as joint administrators of the Israeli Companies under the Israeli Companies Law;

WHEREAS, the Other Sellers listed in part 5 of Exhibit C hereto (the “Non-Debtor Sellers”) are not subject to any Bankruptcy Proceedings (as defined below) as of the date hereof;

WHEREAS, NNI beneficially owns 100% of the stock of NGS and DiamondWare (each as defined below);

WHEREAS, the Sellers have agreed to transfer to the Purchaser or the Designated Purchasers (as defined below), and the Purchaser has agreed to purchase and assume, or cause the Designated Purchasers to purchase and assume, including, to the extent applicable, pursuant to sections 363 and 365 of the U.S. Bankruptcy Code and pursuant to the Canadian Approval and Vesting Order, the Assets and the Assumed Liabilities (each as defined below) from the Sellers and the Shares (as defined below) from NNI, upon the terms and conditions set forth hereinafter;

WHEREAS, simultaneously with the execution of this Agreement, the EMEA Sellers, the Joint Administrators, the Joint Israeli Administrators and the Purchaser are entering into a separate agreement in the form set forth in Exhibit D hereto (the “EMEA Asset Sale Agreement”) providing for the sale to the Purchaser (or the EMEA Designated Purchasers (as defined therein)) of the assets of the Business held by such EMEA Sellers;

WHEREAS, the Parties acknowledge and agree that the purchase by the Purchaser (and the Designated Purchasers and the EMEA Designated Purchasers, if any) of the Shares, the Assets and the EMEA Assets (as defined below), the license of Intellectual Property rights under the Intellectual Property License Agreement and the Trademark License Agreement (each as defined below), and the assumption by the Purchaser, the Designated Purchasers and the EMEA Designated Purchasers of the Assumed Liabilities and the EMEA Assumed Liabilities (as defined below) are being made at arm’s length and in good faith and without intent to hinder, delay or defraud creditors of the Sellers and their affiliates and each Seller acknowledges that the consideration to be paid is fair value and reasonably equivalent value for the acquisitions by the Purchaser, the Designated Purchasers and the EMEA Designated Purchasers of the Shares, the Assets and the EMEA Assets, the license of Intellectual Property rights under the Intellectual Property License Agreement and the Trademark License Agreement and the assumption by the Purchaser, the Designated Purchasers and the EMEA Designated Purchasers of the Assumed Liabilities and the EMEA Assumed Liabilities, as set forth hereunder and in the EMEA Asset Sale Agreement; and

WHEREAS, in addition, on or before the Closing, the Purchaser, certain Sellers (or Affiliates of the Sellers) and certain EMEA Sellers will enter into the following ancillary agreements (together, the “Ancillary Agreements”): (i) the Intellectual Property License Agreement, (ii) the Transition Services Agreement, (iii) the Trademark License Agreement and (iv) the Loaned Employee Agreement (each as defined below) and will use their reasonable best efforts to negotiate in good faith (v) the LGN/Korea Distribution Agreement, (vi) the Local Sale Agreements, (vii) the Real Estate Agreements, (viii) the Contract Manufacturing Inventory Agreements, (ix) the Mutual Development Agreement, (x) the Purchaser Supply Agreement, (xi) the Seller Supply Agreement, (xii) the Subcontract Agreement, (xiii) the LGN/Korea Supply Agreement and (xiv) the Uni-Nortel Distribution Agreement (each as defined below).

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby (the sufficiency of which is acknowledged), the Parties (as defined below) agree as follows:

ARTICLE I

INTERPRETATION

SECTION 1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

“Accounting Arbitrator” means the auditing firm of international reputation that is (i) jointly selected by the Primary Parties and NNUK, or (ii) in case they cannot agree on any such firm, such other auditing firm of international reputation (or, if the Primary Parties and NNUK agree on other criteria, such Person as satisfies such other criteria) that is selected by the American Arbitration Association at the request of the first of the Primary Parties and NNUK to move.

“Accrued Cash-Out Vacation Escrow Amount” means the amount of compensation with respect to accrued and unused vacation, including all Taxes required to be withheld on behalf of the applicable Transferred Employee by his or her respective employer but excluding employer Taxes, that is due and owing with respect to the Transferred Employees (other than Share Transfer Employees) from their respective employer as of the Closing that the Sellers intend to pay out in the period commencing immediately after the Closing and ending forty-five (45) days thereafter, as listed (by Employee) on Section 2.2.8 of the Sellers Disclosure Schedule (as updated prior to Closing pursuant to Section 2.2.8), plus the aggregate amount of employer Taxes required to be paid in connection with such amounts, in each case as calculated pursuant to the Calculation Principles.

“Accrued Vacation Amount” means, at any given time, (x) (i) the amount of compensation with respect to the accrued and unused vacation (including all Taxes required to be withheld on behalf of the applicable Transferred Employee by his or her respective employer but excluding employer Taxes) that is due and owing (and not yet actually paid) with respect to the Transferred Employees (other than Share Transfer Employees but including, for purposes of this clause, Loaned Employees) from their respective employer, (ii) in respect of Transferred Employees located in India, the amount specified on Section 7.1.2(c)(v) of the Sellers Disclosure Schedule in respect of gratuity payments, and (iii) in respect of Transferred Employees in Australia, the amount specified in Section 7.1.2(c)(v) of the Sellers Disclosure Schedule in respect of the long service leave and sick leave, in each case to be calculated in accordance with the Calculation Principles, plus, in the case of (i), (ii) and (iii), the aggregate amount of employer Taxes required to be paid in connection with such amounts; less (y) when calculating the

Estimated Closing Accrued Vacation Amount, the amount of cash to be deposited in the Accrued Cash-Out Vacation Escrow Account and, when calculating the Closing Accrued Vacation Amount, the portion of the accrued but unused vacation amount that is owed to the Transferred Employees as of the Closing Date listed on Section 2.2.8 of the Sellers Disclosure Schedule that is actually paid by the Sellers to such Transferred Employees on or after the Closing Date and before the Accrued Vacation Amount Final Payment Date, together with any employer Taxes thereon that are timely paid to appropriate Government Entities in connection therewith.

“Accrued Vacation Amount Final Payment Date” means the earlier of (A) forty-five (45) days after the Closing and (B) the date when the Main Sellers and the EMEA Sellers deliver to the Purchaser pursuant to Section 2.2.3.1(a) the Closing Statement including the calculation of the Closing Accrued Vacation Amount.

“Acquired Business” means, collectively, the Business to the extent acquired or assumed hereunder and under the EMEA Asset Sale Agreement.

“Acquired Company Intellectual Property” means Intellectual Property owned by the Companies.

“Acquiring Person” has the meaning set forth in Section 5.33.

“Action” means any litigation, action, suit, charge, binding arbitration, Tax audit, or other legal, administrative or judicial proceeding, including Intellectual Property litigation (including infringement, indemnification, and declaratory judgment actions).

“Additional Audited 2009 Financial Statements” means, collectively, (i) the carve-out combined balance sheet of the Business as of December 31, 2009 and (ii) the carve-out combined statements of income and cash flows of the Business and changes in parent’s net investment in the Business for the year ended December 31, 2009, in each case prepared in accordance with GAAP and prepared and audited in accordance with the applicable rules and regulations promulgated by the SEC, including Regulation S-X and Rule 3-05 thereunder, and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAS or, if such financial statements are required to be included in the Registration Statement or Form 8-K and a PCAOB audit is necessary therefor, in accordance with PCAOB and shall not be subject to any qualification or exception as to the scope of such audit.

“Adjusted Audited Standard Margin” means the Audited Standard Margin less the Standard Margin, if any, which is included in the Audited Standard Margin and relates to: (i) the Layer 4-7 Data Portfolio, (ii) the LGN Joint Venture, or (iii) to the extent not included in the calculation of the Unaudited Standard Margin, any other revenue streams not contemplated in the transaction governed by this Agreement and the EMEA Asset Sale Agreement.

“Adjustment Amount” means (i) if the Unaudited Standard Margin is less than or equal to one hundred and three percent (103%) of the Adjusted Audited Standard Margin, zero, or (ii) if the Unaudited Standard Margin is greater than one hundred and three percent

(103%) of the Adjusted Audited Standard Margin, an amount equal to the Unaudited Standard Margin minus the Adjusted Audited Standard Margin.

“Adjustment Factor” means the amount of the Base Purchase Price divided by the Unaudited Standard Margin.

“Adjustment Payment” means, (i) if the Adjustment Amount is a positive number, the Adjustment Amount, multiplied by the Adjustment Factor or (ii) if the Adjustment Amount is not a positive number, zero.

“Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is under common Control with, or is Controlled by, such Person; provided, however, that (i) no Fund shall be deemed an Affiliate of the Purchaser or the Designated Purchasers under this Agreement and no portfolio company of any Fund shall be deemed an Affiliate of the Purchaser if it is not a Subsidiary of the Purchaser and is operated, managed and financed independently of the Purchaser, (ii) no EMEA Seller or Subsidiary of an EMEA Seller shall be deemed an Affiliate of any Seller, and (iii) no joint venture listed in Section 1.1(a) of the Sellers Disclosure Schedule shall be deemed an Affiliate of any Seller.

“Affiliate Transaction” means any Contract in existence as of the date of this Agreement between any of the Sellers, on the one hand, and, on the other hand, any (i) present executive officer or director of any of the Sellers or any person that has served as such an executive officer or director within the last twelve (12) months or (ii) record or beneficial owner of more than five percent (5%) of the equity securities of NNC, in each case, other than any employment-related Contracts or consulting Contracts and other than any Seller Employee Plans.

“Agreement” means this Asset and Share Sale Agreement, the Sellers Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and all amendments hereto and thereto made in accordance with Section 10.4.

“Alternative Transaction” means (A) any of the sale, transfer or other disposition, directly or indirectly, including through an asset sale, stock sale, merger, amalgamation or other similar transaction, of (i) all or a substantial portion of the Acquired Business, or all of the Assets and the EMEA Assets, or a portion of the Assets and/or the EMEA Assets that constitutes a substantial portion of the Assets and the EMEA Assets considered as a whole, in a transaction or a series of transactions with one or more Persons other than the Purchaser and/or its Affiliates or (ii) all or a portion of the Acquired Business or all or a portion of the Assets or the EMEA Assets in a transaction or series of transactions with one or more Persons other than the Purchaser and/or its Affiliates that results or evolves from a Successful Bid, an Alternate Bid or a Qualified Bid (each as defined in the U.S. Bidding Procedures Order) or (B) the retention by all or part of the Sellers (or their successor entities emerging from the Bankruptcy Proceedings) of all or substantial portion of the Acquired Business, all of the Assets or the EMEA Assets, or a portion of the Assets and/or the EMEA Assets that constitutes a substantial portion of the Assets and the EMEA Assets considered as a whole, pursuant to a plan of reorganization under Section 1129 of the Bankruptcy Code filed or otherwise sponsored by one or more third-party creditors of the Sellers; provided, however, that an “Alternative

Transaction” shall not include: (i) except as specified in clause (B) above, the retention of the Business by all or part of the Sellers (or their successor entities emerging from the Bankruptcy Proceedings), (ii) the sale, transfer or other disposition, directly or indirectly, of any portion of the Business or the Assets and the EMEA Assets (other than as a going concern) in connection with the closure, liquidation or winding up of the Business or any of the Sellers or the Companies, (iii) the sale, assignment, leasing, expiration, termination or other disposition by the Sellers of any real estate or Real Estate Lease, as applicable, not in violation of this Agreement, in connection with the implementation of the Sellers’ global real estate strategy and not as part of a sale of a going concern, or (iv) the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the U.S. Bankruptcy Code. For the purpose of this definition, “substantial portion” means more than forty percent (40%) of the Assets and the EMEA Assets (taken as a whole).

“Ancillary Agreements” has the meaning set forth in the recitals to this Agreement.

“Antitrust Approvals” means the HSR Approval, the Competition Act Approval, and the Mandatory Antitrust Approvals.

“Antitrust Laws” means the Competition Act, the HSR Act, the EC Merger Regulation, and any competition, merger control and antitrust Law of the European Union, any applicable European Union member states and EFTA states, and any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

“Applicable Latest Termination Notification Date” means, with respect to any real property subject to the provisions of Section 5.16(a) (other than real property identified in Section 5.16(a) of the Sellers Disclosure Schedule) and any termination by any Seller of its interest in such property (whether pursuant to sale of owned property, termination or rejection of a lease or otherwise), ten (10) days prior to such proposed termination.

“Applicable Transitional Occupancy Period” means, in the case of any real property subject to the provisions of Section 5.16(a), the period of time commencing on the Closing Date and ending on the date which is (a) for those properties identified in Section 5.16(a) of the Sellers Disclosure Schedule, the length of time following the Closing Date which is indicated in such Section 5.16(a) of the Sellers Disclosure Schedule with respect to such property and (b) for all properties not identified in Section 5.16(a) of the Sellers Disclosure Schedule, thirty (30) days after the Closing Date.

“Arbitration Trigger Date” has the meaning set forth in Section 5.36(f).

“Assets” has the meaning set forth in Section 2.1.1.

“Assigned Contracts” means all Seller Contracts except (i) the Excluded 365 Contracts, (ii) the Excluded Non-365 Contracts and (iii) the Non-Assigned Contracts.

“Assumed and Assigned Contracts” has the meaning set forth in Section 2.1.5(a)(iii).

“Assumed and Subleased Real Estate Leases” has the meaning set forth in Section 2.1.5(b)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.1.3.

“Auction” has the meaning attributed to such term in the U.S. Bidding Procedures Order.

“Audited 2009 Closing Date Financial Statements” means, collectively, (i) the carve-out combined balance sheet of the Business as of the Closing Date and (ii) the carve-out combined statements of income and cash flows of the Business and changes in parent’s net investment in the Business for the period beginning January 1, 2009 and ending on the Closing Date, in each case prepared in accordance with GAAP and prepared and audited in accordance with the applicable rules and regulations promulgated by the SEC, including Regulation S-X and Rule 3-05 thereunder, and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAS or, if such financial statements are required to be included in the Registration Statement or Form 8-K and a PCAOB audit is necessary therefor, in accordance with PCAOB, and shall not be subject to any qualification or exception as to the scope of such audit.

“Audited 2009 Interim Financial Statements” means, collectively, (i) the carve-out combined balance sheet of the Business as of September 30, 2009 and (ii) the carve-out combined statements of income and cash flows of the Business for the nine-month periods ended September 30, 2008 and September 30, 2009, and changes in parent’s net investment in the Business for the nine-month period ended September 30, 2009, in each case prepared in accordance with GAAP and prepared and audited in accordance with the applicable rules and regulations promulgated by the SEC, including Regulation S-X and Rule 3-05 thereunder, and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAS or, if such financial statements are required to be included in the Registration Statement or Form 8-K and a PCAOB audit is necessary therefor, in accordance with PCAOB, and shall not be subject to any qualification or exception as to the scope of such audit.

“Audited Financial Statements” means, collectively, (i) the carve out combined balance sheets of the Business as of December 31, 2007 and December 31, 2008 and (ii) the carve-out combined statements of income and cash flows of the Business and changes in parent’s net investment in the Business for the years ended December 31, 2007 and December 31, 2008, in each case prepared in accordance with GAAP and prepared and audited in accordance with the applicable rules and regulations promulgated by the SEC, including Regulation S-X and Rule 3-05 thereunder, and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAS or, if such financial statements are required to be included in the Registration Statement or Form 8-K and a PCAOB audit is necessary therefor, in accordance with PCAOB, and shall not be subject to any qualification or exception as to the scope of such audit.

“Audited Standard Margin” means the (i) the 2008 revenues of the Business as shown in the 2008 income statement that is part of the Audited Financial Statements minus (ii) Nortel’s standard cost of the revenue in (i) and any other costs included in the 2008 income statement that is part of the Audited Financial Statements that would be included in the calculation of standard margin using the accounting principles, practices and methods used in the calculation of Unaudited Standard Margin on Section 1.1(b) of the Sellers Disclosure Schedule. For the avoidance of doubt, in connection with the calculation of the Audited Standard Margin it shall be assumed that all Excluded Other Sellers are Sellers and all Excluded EMEA Sellers (as defined in the EMEA Asset Sale Agreement) and any EMEA Seller whose EMEA Assets and EMEA Liabilities are designated Removed Assets and Removed Liabilities or Excluded Assets and Excluded Liabilities under the terms of the EMEA Asset Sale Agreement are EMEA Sellers.

“Avaya Parties” has the meaning set forth in Section 10.14(a).

“Balance Sheet Date” has the meaning set forth in Section 4.8.

“Bankruptcy Consents” has the meaning set forth in Section 4.1(a).

“Bankruptcy Court” means the U.S. Bankruptcy Court, the Canadian Court, the English Court, the Israeli Court or any other court before which Bankruptcy Proceedings are held.

“Bankruptcy Laws” means the U.S. Bankruptcy Code, the CCAA, the Insolvency Act, the Israeli Companies Law and the other applicable bankruptcy, insolvency, administration or similar Laws of any jurisdiction where Bankruptcy Proceedings are held.

“Bankruptcy Proceedings” means the Chapter 11 Cases, the CCAA Cases, the EMEA Cases and, in each case, any proceedings occurring or authorized thereunder, as well as any other voluntary or involuntary bankruptcy, insolvency, administration or similar judicial or other proceedings concerning any of the Sellers, the EMEA Sellers or the Companies that are held from time to time.

“Base Purchase Price” has the meaning set forth in Section 2.2.1(a).

“Bid” means any bid, proposal, offer or quotation which, if accepted, would result in the award of a Contract.

“Breach Cure Period” means, with respect to a breach by any party of this Agreement or the EMEA Asset Sale Agreement, a period beginning at the time of delivery of a written notice of such breach to the breaching party and ending on the earlier of (i) the End Date and (ii) the last Business Day prior to any termination or purported termination of this Agreement or the EMEA Asset Sale Agreement by the breaching party. For purposes of this definition, “End Date” means the twentieth (20th) day after delivery of a written notice of such breach to the breaching party; provided, however, that in the case of a breach of the obligation to close the transactions contemplated hereby at the Closing, a breach of the obligation to close the transactions contemplated by the EMEA Asset Sale Agreement at the Closing (as defined in the EMEA Asset Sale Agreement), or a breach of Section 5.29 or a breach of Clauses 10.53, 10.54 and 10.55 of the EMEA Asset Sale Agreement, “End Date” shall mean the fifth (5th) day after delivery of a written notice of such breach to the breaching Party; and provided further, however, that in the case of a breach of Section 5.5 or a breach of Clauses 10.7 through 10.12 of the EMEA Asset Sale Agreement, “End Date” shall mean the fifteenth (15th) day after delivery of a written notice of such breach to the breaching party.

“Break-Up Fee” has the meaning set forth in Section 9.2(a).

“Bundled Contract” has the meaning set forth in Section 5.14(a).

“Business” means, collectively, the following business segments of the Sellers and the EMEA Sellers and the business of the NGS Companies and DiamondWare as described below:

(i) the “Enterprise Solutions” business segment of the Sellers, the EMEA Sellers and DiamondWare, comprising Employees, partner, customer and supplier relationships and the goodwill associated therewith, through which such entities, individually, jointly or in collaboration with or pursuant to contracts with Third Parties, and using any variety of technologies, research, design, develop, process, manufacture (through contract manufacturers), assemble, test, support, market and sell globally to end users and resellers the Products, which are communications products and solutions, including legacy products currently being supported and future products and solutions described in the “plan of record” or “plan of intent”, in the areas of networked communications, converged voice and data, digital and internet protocol (IP) telephony, communication application devices, local area networks, messaging, contact center solutions, multimedia communications, including audio, video and web conferencing, telepresence and other similar enterprise solutions (the “Enterprise Solutions Business”);

(ii) the “Global Services” business segment of the “Enterprise Solutions Business” of the Sellers, the EMEA Sellers and DiamondWare, which provides, individually or with Third Parties, the following services to Enterprise Solutions Business customers (collectively, the “Services”):

(a) implementation and enhancement services, including network planning, engineering, installation, integration, convergence, optimization and security services;

(b) support services, including the support of multi-vendor voice-data-converged networks, including providing software, technical support, hardware and software maintenance, corrective content management, equipment spares logistics, and on-site engineers;

(c) managed and outsourced services, ranging from support of individual solutions to entire multi-vendor networks running carrier and optical equipment;

(d) hosted services, including single and multi-tenant hosted services, hosted multimedia services, including high-definition telepresence, desktop video conferencing, and applications performance engineering;

(e) application services, including application development, integration and communications-enabled application solutions; and

(f) communications integration services provided in connection with third party equipment as part of security, healthcare and high-definition video solutions,

and all research and development associated with any of the foregoing, but, in each case, only to the extent that the services relate to, are ancillary to, implement, support and manage, the Products and Third Party equipment supplied by the Enterprise Solutions Business or equipment supplied by Third Parties if, as of the date hereof, the Sellers generally provide such services with respect to such equipment; and

(iii) the business of the NGS Companies, through which the NGS Companies directly or indirectly, individually or through or with Third Parties, provide integrated information technology services and communications, communications products, business collaboration technology, information technology solutions and services to Government Entities and all research and development associated therewith, but excluding, in each of clauses (i) and (ii) above: (A) the LGN Joint Venture, NN Turkey, Uni-Nortel, any Person the assets of which are designated Excluded Assets pursuant to Section 5.25 or EMEA Excluded Assets pursuant to Clauses 10.58 and 10.59 of the EMEA Asset Sale Agreement, and the assets of each of the Persons identified in this clause (A), (B) any Excluded Asset or EMEA Excluded Asset, (C) Overhead and Shared Services (other than Transferred Overhead and Shared Services), and (D) any products and/or services provided during the period from January 1, 2008 through the date hereof by businesses or business segments of any Seller or EMEA Seller other than those specified in clauses (i) and (ii) above.

“Business Day” means a day on which the banks are opened for business (Saturdays, Sundays, statutory and civic holidays excluded) in (i) New York, New York, United States, (ii) Toronto, Ontario, Canada, and (iii) London, England, United Kingdom.

“Business Information” means (i) if used exclusively in connection with the Business, all books, records, files, documentation and sales literature in the possession or under control of the Sellers or the Companies, including information (including information on past, present and prospective customers and suppliers), policies and procedures, Owned Equipment manuals and materials and procurement documentation exclusively used in the Business or in respect of any Asset, and (ii) if used primarily, but not exclusively, in connection with the Business or in respect of any Asset, to the extent reasonably separable from such items of any other business of the Sellers, copies of all books, records, files, documentation and sales literature in the possession or under control of the Sellers or the Companies, including information (including information on past, present and prospective customers and suppliers), policies and procedures and materials and procurement documentation used primarily in the Business or in respect of any Asset, including, in each of clauses (i) and (ii), any Employee Records.

“Calculation Principles” means (i) the Nortel Accounting Principles, to the extent applicable to the determination of the Inventory Value, the Accrued Vacation Amount, the Net Debt, the Companies Net Working Capital, the EMEA Downward Adjustment, the Accrued Cash-Out Vacation Escrow Amount and the EMEA Holiday Adjustment, and the other accounting principles, methodologies and policies for the determination of the Inventory Value, the Accrued Vacation Amount, the Net Debt, the Companies Net Working Capital, the EMEA Downward Adjustment, the Accrued Cash-Out Vacation Escrow Amount and the EMEA Holiday Adjustment, set forth in Section 1.1(c) of the Sellers Disclosure Schedule, and (ii) GAAP, to the extent applicable to the determination of the Retirement Obligation Amount.

“Canadian Approval and Vesting Order” has the meaning set forth in Section 5.2.2.

“Canadian Approval and Vesting Order Motion” has the meaning set forth in Section 5.2.2.

“Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

“Canadian Debtors” has the meaning set forth in the recitals to this Agreement.

“Canadian Initial Order” has the meaning set forth in the recitals to this Agreement.

“Canadian Sales Process Order” has the meaning set forth in Section 5.2.1.

“Canadian Sales Process Order Motion” has the meaning set forth in Section 5.2.1.

“CCAA” has the meaning set forth in the recitals to this Agreement.

“CCAA Cases” has the meaning set forth in the recitals to this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning set forth in section 101(5) of the U.S. Bankruptcy Code.

“Clean Team Confidentiality Agreement” means the clean team confidentiality agreement by and between NNL and its Subsidiaries and Purchaser and its Subsidiaries, dated as of March 19, 2009, as amended from time to time.

“Clean Team Data Room” has the meaning attributed to the term “Clean Data Room” in the Clean Team Confidentiality Agreement.

“Clean Team Members” has the meaning attributed to that term in the Clean Team Confidentiality Agreement.

“Closing” has the meaning set forth in Section 2.3.1.

“Closing Accrued Vacation Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Companies Net Working Capital” has the meaning set forth in Section 2.2.3.1(a).

“Closing Date” has the meaning set forth in Section 2.3.1.

“Closing Date Data Inventory Value” means the net Inventory Value related to data products as specified on the Closing Date Inventory Schedule, subject to the limitation that in determining the Closing Date Data Inventory Value, the value of raw material and works-in-process cannot exceed fifteen percent (15%) of the Data Inventory Floor.

“Closing Date Inventory Schedule” shall be a schedule detailing the Closing Date Inventory Value in the same categories as shown on Section 1.1(d)(i) of the Sellers Disclosure Schedule as finally determined in accordance with Section 2.2.3.1.

“Closing Date Spares and Service Inventory Value” will be the net Inventory Value related to Spares and Service Inventory as specified on the Closing Date Inventory Schedule.

“Closing Date Voice Inventory Value” means the net Inventory Value related to voice and applications products as specified on the Closing Date Inventory Schedule, subject to the limitation that, in determining the Closing Date Voice Inventory Value, the value of raw materials and works-in-process cannot exceed fifteen percent (15%) of the Voice Inventory Floor.

“Closing EMEA Downward Adjustment” has the meaning set forth in Section 2.2.3.1(a).

“Closing EMEA Holiday Adjustment” has the meaning set forth in Section 2.2.3.1(a).

“Closing Inventory Adjustment” means (i) the Data Inventory Adjustment plus (ii) the Spares and Service Inventory Adjustment plus (iii) the Voice Inventory Adjustment.

“Closing Net Debt Adjustment” has the meaning set forth in Section 2.2.3.1(a).

“Closing Retirement Obligation Amount” has the meaning set forth in Section 2.2.3.1(a).

“Closing Statement” has the meaning set forth in Section 2.2.3.1(a).

“COBRA” means the continuation coverage required by Section 4980B of the Code.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Labor Agreement” means any written agreement, or addendum appendix or side letter thereto, that a Person has entered into with any union or collective bargaining agent with respect to terms and conditions of employment of such Person’s employees.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition.

“Companies” means the NGS Companies and DiamondWare.

“Companies Cash and Investment Securities” means, as of the time of determination, the aggregate amount of unrestricted cash or currency, cash equivalents and short term investments (including auction rate securities) that the Companies have on hand in bank accounts, calculated in accordance with the Calculation Principles.

“Companies Net Accounts Receivable” means, as of the time of determination, the consolidated accounts receivable of the Companies, excluding any intercompany receivables or receivables from Affiliates, net of reserves for doubtful accounts and related provisions, calculated in accordance with the Calculation Principles.

“Companies Net Working Capital” means, as of the time of determination, an amount equal to (w) the Companies Net Accounts Receivable plus (x) the Companies Cash and Investment Securities including the UBS Put Option, minus (y) all current liabilities of the Companies (including deferred revenues, but excluding the current portion of Indebtedness), in each case calculated in accordance with the Calculation Principles.

“Company Leases” has the meaning set forth in Section 4.11(d).

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means that: (a) the applicable waiting period has expired or been terminated pursuant to Section 123 of the Competition Act; (b) the Commissioner or his/her authorized representative shall have provided the Purchaser with a waiver from complying with Part IX of the Competition Act pursuant to Section 113(c) of the Competition Act and, in the case of (a) or (b), the Commissioner or his/her authorized representative shall have advised the Purchaser in writing that the Commissioner does not intend to make an application under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement, and neither the Commissioner nor any of his/her authorized representatives shall have rescinded or amended such advice; or (c) the Commissioner shall have issued an advance ruling certificate pursuant to Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Compliance Day” means any day on which each of the conditions set forth in Section 8.1 and Sections 8.3(a), 8.3(b), 8.3(d) and 8.3(e) has been satisfied or waived (except for failure to satisfy (i) the conditions set forth in Section 8.1(a), Section 8.1(b), Section 8.1(e) or Section 8.1(f) due to the failure to obtain any Regulatory Approval, and (ii) those conditions that by their terms are to be satisfied by a delivery on the Closing Date).

“Conditional Subleases” has the meaning set forth in Section 5.31(a).

“Confidential Information” has the meaning set forth in Section 5.11(b).

“Confidentiality Agreement” means the confidentiality agreement by and among the Purchaser and NNI, among other parties, dated March 13, 2009.

“Consent” means any approval, authorization, consent, order, license, permission, permit, qualification, exemption or waiver by any Government Entity or other Third Party.

“Consolidated Returns” has the meaning set forth in Section 4.13(d).

“Contract” means any written binding contract, agreement, instrument, lease, ground lease or commitment.

“Contract Designation Date” means:

(a) with respect to each Other Contract listed in the Other 365 Contract List prepared or updated pursuant to Section 2.1.5(a)(ii) or the Other Non-365 Contract List prepared or updated pursuant to Section 2.1.6(a)(ii), the date that is thirty (30) days after the later of (i) the date the relevant Other Contract is included on the relevant list and all material documentation that forms part of such Contract is made available to the Purchaser and (ii) only with respect to an Other Contract with a Selected Supplier, the date the Main Sellers provide the Purchaser with an estimate of the Cure Cost for such Selected Supplier pursuant to Section 2.1.7(b); provided, that, in each case, if the Main Sellers make available all material documentation that forms part of such Other Contract and, if applicable, the Cure Cost estimate for the relevant Selected Supplier no later than the fifth (5th) Business Day before the applicable Final Contract Designation Date, the Contract Designation Date shall not be later than such Final Contract Designation Date. Notwithstanding anything in this Agreement to the contrary, (a) if it is determined by either Party following the Contract Designation Date that not all material documentation that forms part of an Other Contract (other than a Real Estate Lease) has been made available to the Purchaser, the relevant Seller shall use its reasonable best efforts to promptly provide all material documentation that forms part of such Contract and the Contract Designation Date for such Contract shall be no earlier than the thirtieth (30th) day after the Purchaser’s receipt thereof and (b) with respect to an Other Contract with a Selected Supplier, if it is determined following the Contract Designation Date that the actual Cure Costs with respect to such Selected Supplier exceed by more than ten percent (10%) the good-faith estimate of such Cure Costs provided by the Main Sellers to the Purchaser pursuant to Section 2.1.7(b), the Contract Designation Date for such Contract shall be no earlier than the thirtieth (30th) day after the date of such determination of the Cure Costs for the relevant Selected Supplier; provided that, in each case, if the Main Sellers make available all material documentation that forms part of such Other Contract and, if applicable, a Cure Cost estimate no later than the fifth (5th) Business Day before the applicable Final Contract Designation Date, then the Contract Designation Date shall never be later than such Final Contract Designation Date;

(b) (i) with respect to each Pre-Signing Customer Contract that is not a Major Customer Contract, the later of (i) the date that is forty-five (45) days from the date hereof or (ii) thirty (30) days from the latest of (A) the date when all material documentation that forms part of such Pre-Signing Customer Contract is “Made Available to the Purchaser” (as defined below at the end of this definition), (B) the date the initial one-day training session contemplated by Section 5.38(a)(ii) is made available to Clean Team Members, and (C) the date when the relevant Sellers make available to the Purchaser selected members of management personnel of the Business for the meeting contemplated by the penultimate sentence of Section 5.38(b); and

(ii) with respect to each Pre-Signing Customer Contract that is a Major Customer Contract, the later of (i) the date that is forty-five (45) days from the date hereof or (ii) thirty (30) days from the date when all material documentation that forms part of such Pre-Signing Customer Contract is Made Available to the Purchaser,

provided, however, for the avoidance of doubt, that the setting of the Contract Designation Date for a Pre-Signing Customer Contract that has already been Made Available to the Purchaser as of the date hereof shall not deprive the Purchaser of a thirty- (30-) day Contract review period for any additional Pre-Signing Customer Contracts that are subsequently Made Available to the Purchaser; provided further, that, if the Main Sellers Make Available to the Purchaser all material documentation that forms part of such Pre-Signing Customer Contract no later than the fifth (5th) Business Day before the applicable Final Contract Designation Date, then the Contract Designation Date shall not be later than such Final Contract Designation Date. Notwithstanding anything in this Agreement to the contrary, if it is determined by either Party following the Contract Designation Date that not all material documentation that forms part of a Pre-Signing Customer Contract has been Made Available to the Purchaser, the relevant Seller shall use its reasonable best efforts to promptly Make Available to the Purchaser all material documentation that forms part of such Contract and the Contract Designation Date for such Contract shall be no earlier than the thirtieth (30th) day after the Purchaser’s receipt thereof, provided, that, if the Main Sellers Make Available to the Purchaser all material documentation that forms part of such Pre-Signing Customer Contract no later than the fifth (5th) Business Day before the applicable Final Contract Designation Date, then the Contract Designation Date shall not be later than such Final Contract Designation Date;

(c) with respect to each Post-Signing Customer Contract that is added to the Non-Qualified Post-Signing Customer Contract List, the date that is thirty (30) days from the later of (A) the date that such Contract is added to such list or (B) the date when all material documentation that forms part of such Post-Signing Customer Contract is Made Available to the Purchaser; provided, that, in each case, if the Main Sellers Make Available to the Purchaser all material documentation that forms part of such Post-Signing Customer Contract no later than the fifth (5th) Business Day before the applicable Final Contract Designation Date, then the Contract

Designation Date shall not be later than such Final Contract Designation Date. Notwithstanding anything in this Agreement to the contrary, if it is determined by either Party following the Contract Designation Date that not all material documentation that forms part of a Post-Signing Customer Contract has been Made Available to the Purchaser, the relevant Seller shall use its reasonable best efforts to promptly Make Available to the Purchaser all material documentation that forms part of such Contract and the Contract Designation Date for such Contract shall be no earlier than the thirtieth (30th) day after Purchaser’s receipt thereof; provided, that, if the Main Sellers Make Available to the Purchaser all material documentation that forms part of such Post-Signing Customer Contract no later than the fifth (5th) Business Day before the applicable Final Contract Designation Date, then in no event shall the Contract Designation Date be later than such Final Contract Designation Date; and

(d) with respect to (i) the 365 Real Estate Lease identified in Section 2.1.5(b)(iv)(B) of the Sellers Disclosure Schedule, the date that is thirty (30) days from the date hereof; and (ii) any Non-365 Real Estate Leases identified in Section 2.1.6(b)(ii), 2.1.6(b)(iii) or 2.1.6(b)(iv) of the Sellers Disclosure Schedule or any Direct Lease Real Estate, the date that is forty-five (45) days from the date hereof.

For the purposes of this definition, “Make Available to the Purchaser” means (i) with respect to a Customer Contract other than a Major Customer Contract, include in the Sellers’ Files that have been physically or electronically made available to the Purchaser or to appropriate Clean Team Members and/or make available to the Purchaser in the Data Room or to appropriate Clean Team Members and (ii) with respect to a Major Customer Contract, make available to appropriate Clean Team Members in the Clean Team Data Room.

“Contractual Liabilities” means all Liabilities of the Sellers that arise in the Ordinary Course under Customer Contracts and SI/SP Contracts relating to marketing, allowance funds, technical training, demonstration equipment, events, trade shows, advertising, other direct marketing activities and rebate programs.

“Contract Manufacturing Inventory Agreements” means the agreements among the Purchaser and/or any Designated Purchasers, the relevant Sellers, and the contract manufacturers of the Business listed in Section 1.1(e) of the Sellers Disclosure Schedule that the relevant Parties will negotiate in good faith pursuant to Section 5.26 on the basis of the term sheet attached hereto as Exhibit E.

“Contract Review Period” means a period ending on the earlier of (i) the sixtieth (60th) day after the date hereof and (ii) the Bid Deadline (as defined in the U.S Bidding Procedures Order).

“Control”, including, with its correlative meanings, “Controlled by” and “under common Control with”, means, in connection with a given Person, the possession, directly or indirectly, of the power to either (i) elect more than fifty percent (50%) of the directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, contract or otherwise.

“Converging Products” means all prior and current versions of the Products set forth in Section 1.1(f) of the Sellers Disclosure Schedule.

“Covered Assets and Persons” has the meaning set forth in Section 5.21.

“Cross-Border Protocol” means that certain Cross-Border Insolvency Protocol approved by the U.S. Bankruptcy Court’s Order Pursuant to 11 U.S.C. §§ 105(a) Approving Cross-Border Court-to-Court Protocol, dated January 15, 2009, and the Canadian Court in an order, dated January 14, 2009, as the same may be amended from time to time.

“Cross-License Agreements” has the meaning set forth in Section 4.6(f).

“Cure Cost” means (i) any amounts required by section 365(b)(1) of the U.S. Bankruptcy Code to cure any defaults by the relevant U.S. Debtor under a 365 Contract (other than an Assumed and Subleased Real Estate Lease) and to pay any actual pecuniary losses that have resulted from such defaults under such 365 Contract, (ii) any amounts required by section 365(b)(1) of the U.S. Bankruptcy Code to cure any defaults by the relevant U.S. Debtor under an Assumed and Subleased Real Estate Lease and to pay any actual pecuniary losses that have resulted from such defaults under such Assumed and Subleased Real Estate Lease, (iii) with respect to any Non-365 Seller Contract (other than Contracts of a Canadian Debtor that are assignable to the Purchaser without the consent of the counterparty), any amounts necessary to cure any defaults and to pay any actual pecuniary losses under such Seller Contract in respect of the period prior to the Petition Date, and (iv) any amounts required to cure any defaults under a Non-365 Subleased Real Estate Lease and to pay any actual pecuniary losses under such Non-365 Subleased Real Estate Lease in respect of the period prior to the Petition Date.

“Current Policies” has the meaning set forth in Section 5.20(d).

“Current Services” has the meaning set forth in Section 5.36(a).

“Customer Contract” means any Direct Customer Contract or Indirect Customer Contract but excluding, in each case, any SI/SP Contract.

“Daily Fee” has the meaning set forth in Section 2.2.1(b).

“Data Inventory Adjustment” means the Data Inventory Floor less the Closing Date Data Inventory Value; provided that, if the calculated Data Inventory Adjustment is a negative amount, the Data Inventory Adjustment will be zero.

“Data Inventory Floor” means the Inventory Value related to data products of the Business as set forth in the Sellers Inventory Schedule (the “Data Inventory Value”) as of the Closing Date, provided that, if the Closing Date falls on a date that is not at the end of any fiscal quarter, the Data Inventory Value on the Closing Date shall equal the sum of (i) the Data Inventory Value as of the last day of the prior fiscal quarter, plus (ii) (x) (A) the Data Inventory Value as of the last day of the fiscal quarter in which the Closing Date occurred, minus (B) the Data Inventory Value for the last day of the prior fiscal quarter, multiplied by (y) (A) the number of days elapsed prior to the Closing Date during the fiscal quarter in which the Closing Date occurred, divided by (B) the total number of days in the fiscal quarter in which the Closing Date occurred.

“Data Room” means the “Equinox” electronic data room at https://datasite.merrillcorp.com/bidder/splash_check.do?locale=en.

“Deferred Transfer Assumed Liability” has the meaning set forth in Section 5.13(d).

“Deferred Transfer Purchased Asset” has the meaning set forth in Section 5.13(c).

“Delay Fee” has the meaning set forth in Section 2.2.1(b).

“Delay Fee Payments” has the meaning set forth in Section 2.2.1(c).

“Designated Courts” has the meaning set forth in Section 10.6(b).

“Designated Non-365 Contracts” has the meaning set forth in Section 2.1.6(a)(iii).

“Designated Non-365 Real Estate Leases” has the meaning set forth in Section 2.1.6(b)(ii).

“Designated Non-365 SI/SP Contracts” has the meaning set forth in Section 2.1.6(a)(i).

“Designated Other Non-365 Contracts” has the meaning set forth in Section 2.1.6(a)(ii).

“Designated Other 365 Contracts” has the meaning set forth in Section 2.1.5(a)(ii).

“Designated Purchaser” has the meaning set forth in Section 2.4.

“Designated 365 Real Estate Leases” has the meaning set forth in Section 2.1.5(b)(ii).

“Designated 365 SI/SP Contracts” has the meaning set forth in Section 2.1.5(a)(i).

“DiamondWare” means DiamondWare, Ltd., a corporation organized under the laws of Arizona, with executive offices at 2221 Lakeside Boulevard, Richardson, Texas.

“DiamondWare Shares” means all the equity interests in DiamondWare.

“Direct Customer Contract” means any Seller Contract pursuant to which a Seller provides Products and/or Services to an end-user.

“Direct Lease Real Estate” has the meaning set forth in Section 5.30; provided that, if the Purchaser elects prior to the relevant Contract Designation Date not to purchase the Owned Real Estate but to enter into a Direct Lease with respect to such Owned Real Estate at Closing, the Owned Real Estate shall thereafter be deemed included among the Direct Lease Real Estate for all purposes hereunder.

“Direct Leases” has the meaning set forth in Section 5.30.

“Disagreement Notice” has the meaning set forth in Section 2.2.3.1(b).

“Distribution Agent” means the Person that will act as distribution agent for the Sellers and the EMEA Sellers hereunder, to be notified by the Main Sellers to the Purchaser and the Escrow Agent by and not later than five (5) Business Days before the Closing.

“Domain Name” means an alphanumeric name that identifies a specific computer or website on the Internet, and all rights in and to such domain name, including any registrations therefor with a domain name registrar.

“EC Merger Regulation” means Council Regulation (EC) No 139/2004 of January 20, 2004 on the control of concentrations between undertakings, as amended.

“Effective Hire Date” means the day on which the employment of an Employee commences or continues with the Purchaser or its Affiliates as provided in this Agreement.

“EMEA Asset Sale Agreement” has the meaning set forth in the recitals to this Agreement.

“EMEA Assets” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Assumed Liabilities” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Cases” has the meaning set forth in the recitals to this Agreement.

“EMEA Debtors” has the meaning set forth in the recitals to this Agreement.

“EMEA Designated Purchaser” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Downward Adjustment” has the meaning attributed to the term “Downward Adjustment” in Paragraph 1.1 of Schedule 9 to the EMEA Asset Sale Agreement.

“EMEA Employment Escrow Amount” has the meaning attributed to the term “Employment Escrow Amount” in Paragraph 11 of Schedule 6 to the EMEA Asset Sale Agreement.

“EMEA Holiday Adjustment” means, at any given date, the greater of (i) the EMEA Holiday Downward Adjustment or (ii) zero.

“EMEA Holiday Downward Adjustment” has the meaning attributed to such term in Paragraph 6.2 of Schedule 6 to the EMEA Asset Sale Agreement.

“EMEA Owned Inventory” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Sellers” has the meaning set forth in the recitals to this Agreement.

“Employee” means any Share Transfer Employee and any employee of the Sellers engaged in the Business, in each instance as listed in Section 4.14(b)(i) of the Sellers Disclosure Schedule.

“Employee Information” has the meaning set forth in Section 4.14(b).

“Employee Records” means books, records, files, or other documentation with respect to Transferred Employees, to the extent such records are reasonably within the possession, custody or control of the Sellers.

“Employee Transfer Date” means, with respect to each jurisdiction where Employees will become Transferred Employees in accordance with this Agreement, 12:01 a.m. local time in such jurisdiction on the day immediately following the Closing Date; provided, that (i) in respect of any Inactive Employee the Employee Transfer Date means 12:01 a.m. on the first day after the Closing Date on which the Employee reports to work; (ii) in respect of any Visa Employees, the Employee Transfer Date means 12:01 a.m. on the first day after the Closing Date on which the Purchaser or a Designated Purchaser has obtained the required visa or permit with respect to such Employee’s employment and the Visa Employee reports to work; and (iii) in respect of any Other Loaned Employee, the Employee Transfer Date means the date on which such Employee’s employment transfers to the Purchaser or a Designated Purchaser under the terms of the Loaned Employee Agreement.

“Employment Contract” means any Seller Employee Plan or other plan, program, agreement or arrangement pursuant to which any Person provides employment or consulting services to the Business.

“English Court” means the High Court of Justice of England and Wales.

“Enterprise Portion” has the meaning set forth in Section 5.14(b).

“Environmental Law” means any applicable Law relating to pollution or protection of the environment, natural resources or human health and safety.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law to conduct the Business as currently conducted.

“Equivalent Lease” means a lease or sublease for Equivalent Space for a term of three years, in the case of Lease A and Lease B as shown on Section 5.31(g) of the Sellers Disclosure Schedule or five years, in the case of Lease C as shown on Section 5.31(g) of the Sellers Disclosure Schedule, under which the annual rental obligations and other express monetary obligations of the tenant or subtenant do not exceed in the aggregate, except to de minimis extent, the same costs under the Mission Critical Lease which is thereby being replaced (or, in the case of the Mission Critical Lease identified as “Lease A” in Section 5.31(g) of the Sellers Disclosure Schedule, the term and the costs indicated in Exhibit 5.28(g)); provided that Sellers shall make reasonable attempts to negotiate a market rent under any such lease or sublease and provided further that, prior to entry into any such lease or sublease, the relevant Seller and the Purchaser or a Designated Purchaser shall convene to discuss and agree on a mutually acceptable strategy for the location of the premises and negotiating such lease or sublease and Purchaser or a Designated Purchaser shall have a reasonable opportunity to participate in the process.

“Equivalent Space” means, with respect to any Mission Critical Lease, premises reasonably acceptable to the Purchaser which are located in the same general real estate market as the space demised under such Mission Critical Lease, which contain usable and rentable square footage sufficient to reasonably support the contemplated use of the demised premises and employee headcount reasonably agreed between the Purchaser and the Sellers on or prior to the Closing Date and to permit the Purchaser or a Designated Purchaser to conduct the Business at such premises in a manner substantially similar to the manner conducted at such premises as of the date hereof and which are of substantially the same quality (including as to tenant improvements and fit-out and related services and amenities) as the premises provided under such Mission Critical Lease.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the following seven (7) escrow accounts to be set up by the Escrow Agent pursuant to the Escrow Agreement: (i) an escrow account for the Purchase Price Adjustment Escrow Amount (the “Purchase Price Adjustment Escrow Account”), (ii) an escrow account for the Holdback Escrow Amount (the “Holdback Escrow Account”), (iii) an escrow account for the EMEA Employment Escrow Amount (the “EMEA Employment Escrow Account”), (iv) an escrow account for the Accrued Cash-Out Vacation Escrow Amount (the “Accrued Cash-Out Vacation Escrow Account”), (v) an escrow account for the French Tax Escrow Amount (the “French Tax Escrow Account”), (vi) an escrow account holding the Good Faith Deposit (the “Good Faith Deposit Escrow Account”), and (vii) an escrow account holding the Delay Fee (the “Delay Fee Escrow Account”).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the escrow agreement among NNI, NNL, NNUK, the Purchaser and the Escrow Agent to be entered into in the form of Exhibit F in accordance with Section 2.2.6(a).

“Escrow Amount” means the amount to be paid by the Purchaser by wire transfer of immediately available funds to the Escrow Agent on the Closing Date, which amount will consist of (i) the EMEA Employment Escrow Amount, (ii) the Holdback Escrow Amount, (iii) the Purchase Price Adjustment Escrow Amount, (iv) the Accrued Cash-Out Vacation Escrow Amount and (v) the French Tax Escrow Amount.

“Estimated Closing Accrued Vacation Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing Companies Net Working Capital” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing EMEA Downward Adjustment” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing EMEA Holiday Adjustment” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing Inventory Adjustment” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing Net Debt Adjustment” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing Retirement Obligation Amount” has the meaning set forth in Section 2.2.2(a).

“Estimated Cost Schedule” has the meaning set forth in Section 5.36(c).

“Estimated Purchase Price” has the meaning set forth in Section 2.2.2(b).

“European Union Entity” means a Government Entity of the European Union. For the avoidance of doubt, “European Union Entity” means a supranational Government Entity and not a Government Entity of any member State of the European Union.

“Excludable Other Seller” means any Other Seller that is not listed in Section 1.1(g) of the Sellers Disclosure Schedule.

“Excluded Assets” has the meaning set forth in Section 2.1.2.

“Excluded Employee Liabilities” has the meaning set forth in Section 7.3.

“Excluded Liabilities” has the meaning set forth in Section 2.1.4.

“Excluded Non-365 Contract” has the meaning set forth in Section 2.1.6(a)(iv).

“Excluded Other Seller” has the meaning set forth in Section 5.25(a).

“Excluded Seller” has the meaning set forth in Section 5.25(a).

“Excluded 365 Contract” has the meaning set forth in Section 2.1.5(a)(v).

“Executory Contract” means an “executory contract” for the purposes of the U.S. Bankruptcy Code.

“Expense Reimbursement” has the meaning set forth in Section 9.2(b).

“Expense Reimbursement Limit” has the meaning set forth in Section 9.2(b).

“Extra Services” has the meaning set forth in Section 5.36(b).

“Final Contract Designation Date” means (a) for a 365 Contract, the twentieth (20th) day prior to the Closing Date and (b) for a Non-365 Contract, the third (3rd) Business Day prior to the Closing Date.

“Final Date” has the meaning set forth in Section 2.2.1(b).

“Financial Statements” has the meaning set forth in Section 4.8.

“French Tax Escrow Amount” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“Fund” means any partnership, limited liability company or other investment vehicle that is a direct or indirect stockholder of the Purchaser.

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“GAAS” means the United States generally accepted auditing standards.

“General Scope of Services” has the meaning set forth in Section 5.36(a).

“Good Faith Deposit” has the meaning set forth in Section 2.2.5(a).

“Government Bid” means any Bid made by any Seller or Company or by a contractor team or joint venture, in which any Seller or Company is participating that, if accepted, would result in the award of a Government Contract or a Government Subcontract.

“Government Contract” means any prime contract, multiple award schedule contract, basic ordering agreement, letter contract or any task order or purchase order issued thereunder or other written agreement between any Seller or Company and either the U.S. Government or a State Government.

“Government Entity” means any U.S., Canadian, Indian, UK, supranational, foreign, domestic, federal, territorial, provincial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including the European Commission.

“Government Subcontract” means any subcontract issued to any Seller or Company by a prime contractor, including any basic ordering agreement, letter subcontract, task order, purchase order, or other written agreement between any Seller and any prime contractor to either the U.S. Government or a State Government.

“GST” means goods and services tax payable under Part IX of the Excise Tax Act (Canada).

“Hazardous Materials” means (a) petroleum, petroleum products, asbestos in any form that is friable or polychlorinated biphenyls and (b) any chemical, material or other substance regulated as hazardous or as a pollutant, contaminant or waste under any Environmental Law.

“Holdback Escrow Amount” means $25 million, which amount will be paid by the Purchaser to the Escrow Agent on the Closing Date and shall be held by the Escrow Agent pending the Sellers post-Closing delivery of financial statements to the Purchaser pursuant to the terms of Section 5.34(f).

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means expiration of all applicable waiting periods under the HSR Act (including any voluntary agreed extensions) or earlier termination thereof.

“ICA Approval” means that the responsible Minister under the Investment Canada Act shall have notified the Purchaser that he/she is satisfied, or such Minister shall be deemed to be satisfied, that the transactions contemplated in this Agreement that are subject to the provisions of the Investment Canada Act are likely to be of net benefit to Canada.

“Inactive Employees” means Employees (other than Share Transfer Employees and Employees whose employment transfers to the Purchaser or a Designated Purchaser by operation of Law) who have accepted Purchaser’s or a Designated Purchaser’s offer of employment as provided in Section 7.1 and are on a leave of absence for military service, short- or long-term disability, Family and Medical Leave Act or other leave of absence provided under applicable Law on the day immediately following the Closing Date as of 12:01 a.m. local time in such jurisdiction where Employees would have otherwise become Transferred Employees in accordance with this Agreement.

“Inbound License Agreements” has the meaning set forth in Section 4.6(j).

“Included Real Estate Leases” means each Designated 365 Real Estate Lease, Assumed and Subleased Real Estate Lease, Designated Non-365 Real Estate Lease, Non-365 Subleased Real Estate Lease and Company Lease, collectively, and, if applicable, Replacement Lease A, and any Equivalent Lease (to the extent that the Seller is the tenant thereunder).

“Included Real Estate” means the Owned Real Estate (if the Purchaser has elected to purchase such Owned Real Estate) and the real estate which is the demised premises under each Designated 365 Real Estate Lease, Assumed and Subleased Real Estate Lease, Designated Non-365 Real Estate Lease, Non-365 Subleased Real Estate Leases, Company Lease or Direct Lease, collectively, or under Replacement Lease A and any Equivalent Lease (to the extent that the Seller is the tenant thereunder), if applicable.

“Included Services” has the meaning set forth in Section 5.36(a).

“Indebtedness” of any Person means at any date, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for indebtedness for borrowed money (including overdraft facilities), (b) for indebtedness evidenced by promissory notes, bonds, debentures, notes or similar instruments, (c) any “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (excluding trade payables), (d) in respect of letters of credit and bankers’ acceptances, (e) in respect of leases that are capitalized in accordance with GAAP under which such Person is the lessee, (f) research and development funds received or invoiced under any alliance agreement that may be required to be earned by future performance or repaid thereunder and (g) in respect of any guarantees of such Person in connection with any of the foregoing.

“Indemnified Expenses” has the meaning set forth in Section 5.20(c).

“Indemnified Person” has the meaning set forth in Section 5.20(c).

“Indirect Customer Contracts” means any Seller Contract pursuant to which a Seller provides Products and/or Services to a reseller, distributor, system integrator or service provider (including Seller Contracts for Products or Services to be utilized by such reseller or distributor itself).

“Information” has the meaning set forth in Section 5.34(d)(iv).

“Insolvency Act” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means all intellectual and industrial property as recognized under the laws of the United States of America, Canada and/or other countries or jurisdictions, including: (a) Trademarks; (b) Domain Names; (c) Patents; (d) copyrights and works of authorship (including any registrations therefor or applications for registration, and the benefit of any waiver of moral rights therein, to the extent such waiver is transferable by law); (e) mask works and integrated circuit topographies (including any registrations therefor or applications for registration); (f) trade secrets, know-how and proprietary and confidential technical or business information; (g) any Software; (h) any technology and (i) sui generis design rights.

“Intellectual Property License Agreement” means the agreement to be entered into between NNL, NNI, the relevant EMEA Sellers and the Joint Administrators, on the one hand, and the Purchaser (or the relevant Designated Purchasers), on the other hand, on or prior to the Closing in the form attached hereto as Exhibit G.

“Intentional Breach” means, with respect to an agreement, an action or omission (including a failure to cure circumstances) that the breaching party knows or reasonably should have known is or would result in a breach of the agreement.

“Inventory Value” means, as of any given date, the book value, net of all applicable reserves and provisions, of the Owned Inventory and the EMEA Owned Inventory calculated in accordance with the Nortel Accounting Principles, and the Calculation Principles and the revenue assumptions presented in the Sellers Forecast set forth in Section 1.1(d)(ii) of the Sellers Disclosure Schedule.

“Investment Canada Act” means the Investment Canada Act, as amended.

“IP Escrow Agreement” has the meaning set forth in Section 5.9(c).

“IRS” means the United States Internal Revenue Service.

“Israeli Companies” has the meaning set forth in the recitals to this Agreement.

“Israeli Companies Law” has the meaning set forth in the recitals to this Agreement.

“Israeli Court” has the meaning set forth in the recitals to this Agreement.

“IT Headcount Forecast” has the meaning set forth in Section 5.36(c).

“Joint Administrators” has the meaning set forth in the recitals to this Agreement.

“Joint Israeli Administrators” has the meaning set forth in the recitals to this Agreement.

“KEIP” means the Nortel Networks Corporation Key Executive Incentive Plan approved by the U.S. Bankruptcy Court in part on March 5, 2009, and in part on March 20, 2009, and substantially approved by the Canadian Court in part on March 6, 2009, and in part on March 20, 2009, as the same may be amended, modified, supplemented or replaced from time to time in accordance with Section 5.9(d).

“KERP” means the Nortel Networks Corporation Key Employee Retention Plan approved by the U.S. Bankruptcy Court on March 5, 2009, and approved by the Canadian Court on March 6, 2009, as the same may be amended, modified, supplemented or replaced from time to time in accordance with Section 5.9(d).

“Knowledge” or “aware of” or “notice of” or a similar phrase shall mean, with reference to the Sellers, the actual knowledge of those Persons listed on Section 1.1(h) of the Sellers Disclosure Schedule, and, with reference to the Purchaser, the actual knowledge of those Persons listed on Exhibit H.

“KPMG” has the meaning set forth in Section 5.34(e).

“Latest Lease Rejection Date” means (i) August 12, 2009, the deadline under the U.S. Bankruptcy Code, by which the Sellers must elect to either assume or reject 365 Real Estate Leases, or (ii) if the Sellers (in their sole discretion) request and a landlord under a 365 Real Estate Lease agrees to an extension of the date by which the relevant Seller must elect to either assume or reject such 365 Real Estate Lease to a date following August 12, 2009, then on the date to which such deadline has been extended by agreement of such Seller and such landlord.

“Law” means any U.S., Canadian, UK, Israeli, supranational, foreign, domestic, federal, territorial, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or policy or guideline having the force of law.

“Lease A Sublease” has the meaning set forth in Exhibit 5.28(g).

“Letter of Credit” means the letter of credit in the form of Exhibit I hereto issued by Citibank, N.A. (or any financial institution having at least an investment grade rating and capital and surplus of not less than $500 million) in favor of the Escrow Agent.

“LGN Joint Venture” means LG-Nortel Co. Ltd., which was established in November 2005 as a joint venture between NNL and LG Electronics Inc. for the purpose of jointly developing and marketing certain telecommunications equipment and network solutions.

“LGN/Korea Distribution Agreement” means the agreement between the Purchaser and/or a Designated Purchaser, on the one hand, and the LGN Joint Venture, on the other hand, governing the sale of certain Products by the Business to the LGN Joint Venture for resale.

“LGN/Korea Supply Agreement” means an agreement between the Purchaser and/or a Designated Purchaser and the LGN Joint Venture governing the supply of certain products by the LGN Joint Venture to the Business.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, including those arising under any Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise, including any Tax liability or tort liability.

“Liability Limitation Amount” means $200,000,000; provided, that in the event that at the time of termination of this Agreement the Standard Margin for the LTM Measurement Period is less than $640,000,000, then “Liability Limitation Amount” shall mean $100,000,000.

“Licensed Intellectual Property” means the Intellectual Property being licensed to the Purchaser or the relevant Designated Purchaser(s) under the Intellectual Property License Agreement and the Trademark License Agreement.

“Lien” means any lien, mortgage, pledge or security interest, hypothec, adverse claim, a claim of adverse possession, right of first refusal, option, hypothecation, encumbrance, easement, encroachment, right-of-way, restrictive covenant on real property, real property license, prior claim, lease, lien or charge of any kind (including any conditional sale arrangement or other title retention agreement).

“Loaned Employee Agreement” means the agreement between the Main Sellers and certain of the Other Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, to be executed before the Closing in the form attached hereto as Exhibit J.

“Local Sale Agreements” has the meaning set forth in Section 2.1.8.

“Loss Duplication Elections” has the meaning set forth in Section 6.5.

“Losses” means all losses, damages and reasonable and documented out-of-pocket costs and expenses.

“LTM Measurement Period” means (i) during the first 45 days after the end of any fiscal quarter of the Business, the period of four consecutive fiscal quarters of the Business ended on or prior to such time in respect of which financial statements for each quarter are available and (ii) any other time during such fiscal quarter, the period of four consecutive fiscal quarters of the Business ended on or prior to such time.

“Main Sellers” has the meaning set forth in the preamble to this Agreement.

“Major Customer Contract” has the meaning set forth in Section 5.38(d).

“Major 2008 Customer Contract” has the meaning set forth in Section 5.38(c).

“Major 2009 Customer Contract” has the meaning set forth in Section 5.38(d).

“Mandatory Antitrust Approvals” means a decision, in whatever form (including a declaration of lack of jurisdiction or a mere filing or notification, if the Closing can take place, pursuant to the applicable Antitrust Law, without a decision or the expiry of any waiting period) by any Government Entity under the Antitrust Laws of any of the jurisdictions listed in Exhibit K (the “Relevant Antitrust Jurisdiction / Authorities”) or the expiry of the applicable waiting period, as applicable, under the Antitrust Laws of any of the jurisdictions listed in Exhibit K, authorizing or not objecting to the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement), which includes any decision or consent by any such Government Entity setting forth conditions or obligations on the Purchaser or any of its Affiliates if such conditions or obligations have been or, pursuant to Section 5.5(e) or Clause 10.11 of the EMEA Asset Sale Agreement are required to be, accepted by the Purchaser.

“Material Adverse Effect” means any change, event, fact, condition, occurrence or circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, operations, results of operations, properties, assets or condition of the Business to be transferred hereunder, taken as a whole, but in each case shall not include the effect of events, changes, facts, conditions, occurrences or circumstances relating to (a) the industries and markets in which such Business operates, but only to the extent that such events, changes, facts, conditions, occurrences or circumstances do not have a materially disproportionate effect on such Business as compared to other industry participants, (b) macroeconomic factors, interest rates, currency exchange rates, general financial market conditions, acts of God, war, terrorism or hostilities, but only to the extent that such events, changes, facts, conditions, occurrences or circumstances do not have a materially disproportionate effect on such Business as compared to other industry participants, (c) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, (d) compliance with this Agreement, (e) the transactions contemplated hereby or any announcement hereof or the identity of the Purchaser, (f) any action taken by the Purchaser or its Affiliates, or (g) the pendency of the Bankruptcy Proceedings and any action approved by, or motion made before, the Bankruptcy Courts; it being understood that the failure of the Business to achieve internal or external financial forecasts or projections, by itself, will not constitute a Material Adverse Effect although the factors underlying such failure may be considered in determining whether or not there has been a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 4.5.

“Material Intentional Purchaser Breach” has the meaning set forth in Section 9.3(a)(ii).

“Mission Critical Leases” has the meaning set forth in Section 5.31(g).

“Monetary Cost” has the meaning set forth in Section 5.36(c).

“Monitor” means Ernst & Young Inc., in its capacity as the Canadian Court-appointed Monitor in connection with the CCAA Cases.

“Multiemployer Plan” has the meaning set forth in Section 4.14(j).

“Mutual Development Agreement” means an agreement between the Purchaser and/or any Designated Purchasers, on the one hand, and the relevant Sellers, on the other hand, governing the development (i) by the Purchaser and/or any Designated Purchasers of new features of certain of the products used by the Sellers and/or (ii) by the relevant Sellers of new features of certain of the Products.

“Net Debt” means, as of any time of determination, any Indebtedness of the Companies.

“Net Debt Adjustment” means the amount, if any, by which the Closing Net Debt exceeds the amount determined by reference to Section 1.1(c) of the Sellers Disclosure Schedule at the time of Closing. For the avoidance of doubt, if the Closing Net Debt is less than such amount, the Net Debt Adjustment shall be equal to zero and there shall be no Purchase Price adjustment in relation thereto.

“Neutral Arbitrator” has the meaning set forth in Section 5.36(h).

“NGS” means Nortel Government Solutions Incorporated, a corporation organized under the laws of Delaware with offices at 12730 Fair Lakes Circle, Fairfax, Virginia.

“NGS Companies” means, collectively, NGS and its two Subsidiaries, Integrated Information Technology Corporation and AC Technologies, Inc.

“NGS Shares” means all the equity interests in NGS.

“NISPOM” means the National Industrial Security Program Operating Manual, DoD 5220.22-M dated February 28, 2006.

“NNC” has the meaning set forth in the preamble to this Agreement.

“NNFSAS Succession Tax Liabilities” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“NNI” has the meaning set forth in the preamble to this Agreement.

“NNI Group” means an “affiliated group” as defined in Code section 1504(a) (or under a comparable provision of the Tax Laws of a jurisdiction within the United States) of which NNI is the common parent.

“NN International” means Nortel Networks International, Inc.

“NNL” has the meaning set forth in the preamble to this Agreement.

“NNRIP” means the Nortel Networks Retirement Income Plan.

“NNTC” has the meaning set forth in Section 6.1(c).

“NN Turkey” means Nortel Networks Netas Telekomunikasyon A.S., a joint stock corporation formed under the laws of Turkey.

“NNUK” means Nortel Networks UK Limited.

“Non-Assignable Contracts” has the meaning set forth in Section 5.13(a).

“Non-Assigned Contracts” means the Non-Assignable Contracts, to the extent all applicable Consents to assignment thereof to the Purchaser or a Designated Purchaser have not been granted prior to the Closing Date.

“Non-Debtor Sellers” has the meaning set forth in the recitals to this Agreement.

“Non-Designating Party” has the meaning set forth in Section 5.36(f).

“Non-Qualified Post-Signing Customer Contracts” has the meaning set forth in Section 5.38(g).

“Non-Qualified Post-Signing Customer Contract List” has the meaning set forth in Section 5.38(g).

“Non-Solicitation Period” means the twenty-four (24) month period immediately following the Closing Date.

“Non-Union Employee” means an Employee whose terms and conditions of employment are not governed by a Collective Labor Agreement.

“Non-365 Customer Contract” means any Customer Contract that is not a 365 Customer Contract.

“Non-365 Real Estate Leases” has the meaning set forth in Section 2.1.6(b)(i).

“Non-365 Real Estate Lease List” has the meaning set forth in Section 2.1.6(b)(i).

“Non-365 Seller Contract” means Seller Contracts other than 365 Contracts.

“Non-365 SI/SP Contract” has the meaning set forth in Section 2.1.6(a)(i).

“Non-365 SI/SP Contract List” has the meaning set forth in Section 2.1.6(a)(i).

“Non-365 Subleased Real Estate Leases” has the meaning set forth in Section 2.1.6(b)(iii).

“Nortel Accounting Principles” means the accounting principles employed in the preparation of the Financial Statements, as set forth in Section 1.1(i) of the Sellers Disclosure Schedule.

“Nortel Parties” has the meaning set forth in Section 10.14(a).

“Notices of Lease” has the meaning set forth in Section 5.30.

“Notifying Party” has the meaning set forth in Section 5.36(h).

“Offer Consideration Period” has the meaning set out in Section 7.1.1.

“Open Source Software” means Software that is made available under a license agreement that (i) conditions use, modification or distribution of any Software program, or any Software integrated with or derived from such Software program, or into which such Software program is incorporated, on the disclosure, licensing or distribution of the source code of such Software program (or such Software) or (ii) otherwise materially limits the licensee’s freedom of action with regard to seeking compensation in connection with sublicensing, licensing or distributing such Software program or Software.

“Ordinary Course” means the ordinary course of the Business consistent with past practice, as such practice may be modified from time to time to the extent necessary to reflect the separation of the Business from the other businesses of the Sellers in a manner consistent with the terms of the Transaction Documents.

“Other Contract” means any Seller Contract that is not a Customer Contract, a SI/SP Contract, an Employment Contract or a Real Estate Lease.

“Other Loaned Employees” has the meaning set forth in the recitals to the Loaned Employee Agreement.

“Other Non-365 Contract” has the meaning set forth in Section 2.1.6(a)(ii).

“Other Non-365 Contract List” has the meaning set forth in Section 2.1.6(a)(ii).

“Other Sellers” has the meaning set forth in the preamble to this Agreement.

“Other 365 Contract” has the meaning set forth in Section 2.1.5(a)(ii).

“Other 365 Contract List” has the meaning set forth in Section 2.1.5(a)(ii).

“Overhead and Shared Services” means corporate or shared services provided to or in support of the Business that are general corporate or other overhead services and which are provided to both (a) the Business and (b) other businesses or business segments of any Seller, including travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer hardware and Software in object code form used by Employees, fleet services, energy/utilities services, procurement and supply arrangements, research and development, treasury services, public relations, legal, compliance and risk management services (including workers’ compensation), payroll services, sales and marketing support services, information technology and telecommunications services, accounting services, tax services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, logistics services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and including all hardware and Software (in object code form) or other Intellectual Property necessary for or used in connection therewith.

“Owned Equipment” means (a) those items of tangible personal property owned by the Sellers that are held or used primarily in connection with the Business and are located at the network operating centers, lab facilities and other facilities in each case listed in Section 1.1(j) of the Sellers Disclosure Schedule (the “Sites”), and (b) those other items of tangible personal property owned by the Sellers not included in clause (a) above that are held or used exclusively in connection with the Business, including, in each case, all trade fixtures and fixtures, furniture, furnishings, fittings, equipment, apparatus, appliances, test equipment, tooling and other articles of personal property which are owned by the Sellers and which are located at the Owned Real Estate (to the extent the Purchaser exercises its election under Section 2.1.1 to include the Owned Real Estate among the Assets), the Direct Lease Real Estate, any customer, supplier or other worksites or at the Sites or at the demised premises which are (i) the subject of any real property lease included in the Assigned Contracts or (ii) the subject of any Sublease, provided, however, that, in each case, the term “Owned Equipment” shall not include fixtures other than trade fixtures located at the Direct Lease Real Estate or the Sites and shall not include any leasehold improvements located at the demised premises which are the subject of any Sublease; and, provided, further, that, “Owned Equipment” shall not include any Owned Inventory, any items of tangible property personally assigned to a single employee who is not (A) a Transferred Employees as of the Employee Transfer Date or (B) a Visa Employee, and any Intellectual Property.

“Owned Inventory” means any inventories of raw materials, manufactured and purchased parts, work in process, packaging, stores and supplies, unassigned finished goods inventories (which are finished goods not yet assigned to a specific customer order) and merchandise, in each case owned by the Sellers and held or used exclusively in connection with the Business, including any of the above items which is owned by the Sellers but remains in the possession or control of a contract manufacturer or another Third Party (but excluding any inventory that is purchased by any of the Sellers from any contract manufacturer after the Closing Date under any agreement between such Sellers and contract manufacturers or under any Contract Manufacturing Inventory Agreement and excluding any inventory that is required to be purchased by any of the Sellers from a contract manufacturer after the date of this Agreement but prior to the Closing Date in connection with the Ordinary Course quarterly review process completed by such contract manufacturer to determine inventory levels in excess of Sellers’ forecasts).

“Owned Real Estate” means the real property owned by NNI and located in Bohemia, New York.

“Partial Allocation” has the meaning set forth in Section 2.2.7(b).

“Party” or “Parties” means individually or collectively, as the case may be, the Sellers and the Purchaser.

“Patents” includes all national (of any country of origin) and multinational statutory invention registrations, patents, patent applications, provisional patent applications, industrial designs, industrial models, and inventions (including any inventions disclosed in such patents and applications whether or not patentable), including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by multinational treaties or conventions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board auditing standards.

“Pension Trustees” means the trustees of the UK Defined Benefit Plan.

“Permitted Encumbrances” means (i) statutory Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due or, if due, for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP other than Liens that are to be discharged at Closing pursuant to the terms of the Canadian Approval and Vesting Order and the U.S. Sale Order; (ii) mechanics’, carriers’, workers’, repairers’, landlords’, warehouses and similar Liens arising or incurred in the Ordinary Course for sums not yet delinquent or overdue or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (iii) with respect to the NGS Shares, the Liens contemplated by the Proxy Agreement; (iv) any Liens imposed by any Bankruptcy Court in connection with the Bankruptcy Proceedings that are to be discharged at Closing pursuant to the terms of the Canadian Approval and Vesting Order and the U.S. Sale Order; (v) any other Liens set forth in Section 1.1(k) of the Sellers Disclosure Schedule; and (vi) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights of way, restrictions and other similar charges or encumbrances which (A) do not impair in any material respect the use or value of the related assets in the Business as currently conducted or (B), with respect to the Owned Real Estate, if included among the Assets, are disclosed on existing title reports or surveys.

“Person” means an individual, a partnership, a corporation, an association, a limited or unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity or Government Entity.

“Personal Information” means information about an identifiable individual or other information that is subject to any Privacy Law and received, collected, used, stored, processed, disclosed or disposed of by the Sellers, including such information regarding individuals who are customers, suppliers, employees and agents of the Business, such as an individual’s name, address, identification number, payment records, credit information, personal references and health records.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Post-Closing Taxable Period” means any taxable period or portion thereof beginning after the Closing Date.

“Post-Signing Customer Contract” means a Customer Contract entered into after the date hereof.

“Post-Signing Inclusion Criteria” means the criteria described in Section 1.1(l) of the Sellers Disclosure Schedule.

“PPF” means the Pension Protection Fund created and operated in accordance with the UK Pensions Act 2004.

“Pre-Closing Taxable Period” means any taxable period or portion thereof ending on or prior to the Closing Date.

“Pre-Signing Inclusion Criteria” means the criteria described in Section 1.1(m) of the Sellers Disclosure Schedule.

“Pre-Signing Customer Contract” means a Customer Contract entered into prior to the date hereof.

“Primary Party” means (i) each of the Main Sellers, on the one hand, and (ii) the Purchaser, on the other hand.

“Privacy Laws” means all applicable Laws of any Government Entity in any jurisdiction governing the receipt, collection, use, storage, processing, disclosure or disposal of information about an identifiable individual, including the Personal Information and Protection of Electronic Documents Act (Canada) and equivalent provincial legislation.

“Product Volume Forecast” has the meaning set forth in Section 5.36(c).

“Products” means those products that are manufactured by or on behalf of and/or marketed by the Business, as set forth in Section 1.1(n) of the Sellers Disclosure Schedule and all versions thereof that are supported as of the date hereof.

“Proxy Agreement” means the Proxy Agreement with respect to capital stock of NGS entered into on July 29, 2005, by and among NNC, NNL, NNI, NGS, James Frey, Thomas McInerney, Gregory Newbold and the United States Department of Defense.

“Purchase Price” has the meaning set forth in Section 2.2.1(a).

“Purchase Price Adjustment Escrow Amount” shall mean $30 million.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Authorized Canadian Agent” has the meaning set forth in Section 10.6(c).

“Purchaser Employee Plan” means any “employee benefit plan,” whether or not in writing and whether covering a single individual or a group of individuals, within the meaning of Section 3(3) of ERISA and any other employee benefit plan, including any profit sharing plan, savings plan, bonus plan, performance awards plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, meal allowance plan, redundancy or severance plan, relocation plan, family support plan, pension plan, supplemental pension plan, retirement plan, retirement savings plan, post-retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, retention plan, education assistance plan, expatriate assistance plan, compensation arrangement, including any base salary arrangement, overtime, on-call or call-in policy, death benefit plan, or any other similar plan, program, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the Purchaser or any of its Subsidiaries or Affiliates with respect to their employees employed in those countries where they will employ Transferred Employees pursuant to this Agreement.

“Purchaser Supply Agreement” means an agreement between the Purchaser and/or any Designated Purchasers, on the one hand, and the relevant Sellers, on the other hand, governing the supply by the Purchaser and/or any Designated Purchasers to the relevant Sellers of certain products and services.

“Qualified Expenditures” has the meaning set forth in Section 6.6(b).

“Real Estate Agreements” means the leases, sub-leases or license agreements between the relevant Sellers, on the one hand, and the Purchaser or any Designated Purchasers, on the other hand, including the Subleases and the Direct Leases to be executed on or prior to the Closing, in the forms attached hereto as Exhibit N.

“Real Estate Lease” means any Seller Contract, Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease that is a lease, sublease, license or other agreements for occupancy of real estate.

“Records Custodian” means a Person of international reputation that is acceptable to the Purchaser and the Main Sellers, acting reasonably.

“Registration Statement” has the meaning set forth in Section 5.34(a).

“Regulation S-X” means Regulation S-X promulgated by the SEC as amended and in effect at the time in question.

“Regulatory Approvals” means the Antitrust Approvals and the ICA Approval.

“Rejected Customer Contracts” means, collectively, (i) the Rejected 365 SI/SP Contracts, (ii) Customer Contracts entered into prior to the Closing Date by an Excluded Seller that either (1) are entered into prior to the date hereof or (2) are entered into after the date hereof in the Ordinary Course and either enable termination without penalty with one-hundred eighty (180) days’ notice or have a duration no longer than twelve (12) months following execution thereof, (iii) the Rejected Non-365 SI/SP Contracts, (iv) the Rejected Pre-Signing Customer Contracts and (v) the Enterprise Portion of those Pre-Signing Bundled Contracts that the Purchaser does not agree to accept in subcontract or elects to replace with new Contracts pursuant to Section 5.14(b) because the Enterprise Portion thereof does not meet the Pre-Signing Inclusion Criteria for Major Customer Contracts, in each case without giving effect to any material amendment or modification thereto entered into after the date hereof other than an amendment entered into in the Ordinary Course (x) prior to the Closing Date by an Excluded Seller that either enables termination without penalty with one-hundred eighty (180) days’ notice or has a duration no longer than twelve (12) months following execution thereof or (y) by a Seller that does not materially expand the customer’s rights under such agreement; provided that a Contract shall cease to be a Rejected Customer Contract upon the earliest of (A) the expiration of such Rejected Customer Contract (without giving effect to any extension of the term thereof other than at the option of the counterparty thereto), (B) the earliest date on which the relevant Seller has the right to terminate such Contract without penalty or (C) the date on which such Contract is terminated by the counterparty thereto.

“Rejected Non-365 SI/SP Contracts” has the meaning set forth in Section 2.1.6(a)(i).

“Rejected Post-Signing Customer Contract” has the meaning set forth in Section 5.38(g).

“Rejected Pre-Signing Customer Contract” has the meaning set forth in Section 5.38(f).

“Rejected 365 SI/SP Contracts” has the meaning set forth in Section 2.1.5(a)(i).

“Relocation Costs” means all reasonable and actual out-of-pocket costs and expenses incurred for the relocation of the Business, the Transferred Employees, Assets and business operations to be acquired by Purchaser, including moving costs, reasonable legal fees incurred for the purpose of reviewing and negotiating leases, rental costs for temporary space, leasing commissions, and tenant improvement and fit-out costs (hard and soft costs); provided that Relocation Costs shall not include, among other items, any business interruption costs or other damages (actual, consequential or otherwise) incurred by the Purchaser or any other party and the Purchaser waives any and all rights to recover any such amounts from the Seller or its Affiliates in connection with any relocation hereunder; and provided further that the Purchaser shall consult with the Sellers prior to incurring any such costs and, with respect only to space to be utilized on a temporary basis by Purchaser or a Designated Purchaser prior to the relocation of Business, Transferred Employees, Assets and business operations to Equivalent Space, Purchaser shall be required to obtain the agreement of Sellers prior to incurring any particular costs subject to reimbursement by Sellers hereunder.

“Relocation Damages” means all costs, expenses and damages resulting from any relocation performed by the Sellers of the Assets, Employees and business operation following any rejection of a 365 Real Estate Lease after the Closing, including, without limitation, business interruption costs or other damages (actual, consequential or otherwise).

“Relocation Space” has the meaning set forth in Section 5.32(b).

“Remaining APAC Countries” means India, Indonesia, Malaysia, Australia, New Zealand, the Philippines, Singapore, Japan, Thailand, Vietnam, Pakistan, Egypt and the United Arab Emirates.

“Remaining CALA Countries” means Mexico, Chile, Argentina, Colombia, Peru and Trinidad and Tobago.

“Replacement Lease A” has the meaning set forth in Exhibit 5.28(g).

“Representative” has the meaning set forth in Section 5.29.

“Respective Affiliates” has the meaning set forth in Section 10.16(c).

“Restricted Technical Records” means the Livelink database or any other similar database containing all necessary documents with respect to the technical aspects of the Qualified Expenditures of NNTC or NNL in their 2007 and subsequent taxation years.

“Retirement Obligation Amount” means the amount of the actual unfunded obligations accrued in any period preceding the Closing Date that will be assumed by the Purchaser, a Designated Purchaser or an EMEA Designated Purchaser at Closing or retained by any Company at Closing (i) under the plans set forth in Section 1.1(o)(i) of the Sellers Disclosure

Schedule, or (ii) except with respect to the plans set forth in Section 1.1(o)(i) or Section 1.1(o)(ii) of the Sellers Disclosure Schedule, under a plan (including a non-U.S. plan) providing retirement or retiree welfare benefits of any Seller or EMEA Seller or any Company, in each case determined in accordance with GAAP. For purposes of this definition, an unfunded obligation (A) shall be deemed to be under a plan providing retirement or retiree welfare benefits (except as set forth in Section 1.1(o)(ii) of the Sellers Disclosure Schedule) to the extent it is required to be accounted for under FAS 87 (paragraphs 11, 72 and 73) or FAS 106 (paragraphs 16 and 85), and (B) shall not be taken into account to the extent it is (I) a Liability funded out of the EMEA Employment Escrow Account, (II) a Liability in respect of which there is, and to the extent of, a separate Purchase Price adjustment under this Agreement or the EMEA Asset Sale Agreement, and/or (III) a Liability for which Assets, EMEA Assets or assets of the Companies transferred to the Purchaser, a Designated Purchaser or an EMEA Designated Purchaser at Closing or retained by the Companies, in each case under Section 2.1.1(g) of this Agreement or Clause 2.1.6 of the EMEA Asset Sale Agreement, have been set aside as a funding source, to the extent of such funding.

“Reverse Termination Fee” has the meaning set forth in Section 9.3(a).

“Satisfaction Date” means the date one hundred and fifty (150) days after the date of this Agreement.

“Schedule 1 Included Services” has the meaning set forth in Section 5.36(a).

“Scope Guidelines” has the meaning set forth in Section 5.36(a).

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.5.

“Section 5.25 Assets” means (i) the assets, interests and rights of an Excluded Seller designated by the Purchaser as Excluded Assets in accordance with Section 5.25(a) and (ii) the assets, interests and rights of each such Person.

“Section 5.25 Liability” means all Liabilities to the extent arising from or related to a Section 5.25 Asset.

“Securities Disclosure Documents” has the meaning set forth in the first sentence of Article IV.

“Security Deposits” has the meaning set forth in Section 5.22(a)(i).

“Selected Rejected Customer Contracts” has the meaning set forth in Section 5.14(c).

“Selected Supplier” has the meaning set forth in Section 2.1.7(b).

“Seller Acquisition” has the meaning set forth in Section 5.33.

“Seller Authorized Agents” has the meaning set forth in Section 10.6(d).

“Seller Authorized Canadian Agent” has the meaning set forth in Section 10.6(d).

“Seller Authorized U.S. Agent” has the meaning set forth in Section 10.6(d).

“Seller Bid” has the meaning set forth in Section 2.1.1(m).

“Seller Consents” has the meaning set forth in Section 2.1.1(h).

“Seller Contracts” means (i) those Contracts of a Seller that relate exclusively to the Business or to the Assets (including Inbound License Agreements that are used, as of the date hereof, exclusively in connection with the Business or any Asset, but excluding any other licenses of Intellectual Property) and (ii) the Contracts of a Seller listed in Section 1.1(p) of the Sellers Disclosure Schedule.

“Seller Employee Plan” means any “employee benefit plan,” whether or not reduced to writing and whether covering a single individual or a group of individuals, within the meaning of Section 3(3) of ERISA and any other employee benefit plan including any profit sharing plan, savings plan, bonus plan, performance awards plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, meal allowance plan, redundancy or severance plan, relocation plan, family support plan, pension plan, supplemental pension plan, retirement plan, retirement savings plan, post retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, retention plan, education assistance plan, expatriate assistance plan, compensation arrangement, including any base salary arrangement, overtime, on-call or call-in policy, death benefit plan, or any other similar plan, program, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the Sellers or any of their Subsidiaries (other than any EMEA Sellers, if any) or Affiliates with respect to Employees, or under which the Companies has or may have any liability.

“Seller Insurance Policies” has the meaning set forth in 5.21(a).

“Seller Supply Agreement” means an agreement between the relevant Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, governing the supply by the relevant Sellers to the Purchaser and/or any Designated Purchasers of certain products and services.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Purchaser on the date hereof.

“Sellers’ Files” has the meaning set forth in Section 5.38(a).

“Sellers Forecast” means Sellers’ demand forecast for the Business, including Sellers’ projected demand for voice, applications and data Products, as previously provided to the Purchaser and as attached hereto as Section 1.1(d)(ii) of Sellers Disclosure Schedule.

“Sellers Inventory Schedule” means the schedule set forth in Section 1.1(d)(i) of the Sellers Disclosure Schedule.

“Sellers’ Trademarks” has the meaning set forth in Section 5.23.

“Services” means those services described in clause (ii) of the definition of “Business” hereunder.

“Share Transfer Employee” means any Employee who is employed by any of the Companies.

“Shares” means, collectively, the NGS Shares and the DiamondWare Shares.

“SI/SP Contracts” means only the Seller Contracts listed in Section 1.1(q) of the Sellers Disclosure Schedule as of the date hereof.

“Software” means any source code, object code, and updates thereto, and all related documentation, user and operational guides and/or manuals and the copyrights, if any, in and to all of the above.

“Spares and Service Inventory Adjustment” means (i) the Spares and Service Inventory Floor less (ii) the Closing Date Spares and Service Inventory Value; provided, that, if the calculated Spares and Service Inventory Adjustment is a negative number, the Spares and Service Inventory Adjustment will be zero.

“Spares and Service Inventory Floor” means $12,000,000.

“Special Agreements” has the meaning set forth in Section 4.14(a).

“Standard Margin” means, for any period, (i) revenue of the Business during such period determined in accordance with U.S. GAAP less (ii) the Sellers’ and the EMEA Sellers’ standard cost of the products and services for which revenue has been recognized by the Business during such period and any other costs included in the calculation of standard margin using the accounting principles, practices and methods used in the calculation of Unaudited Standard Margin on Section 1.1(b) of Sellers Disclosure Schedule. The Sellers’ and the EMEA Sellers’ standard cost includes direct material, direct labor and manufacturing overhead and does not include costs and expenses that the Sellers define as “Other Costs Not in Standard” (“OCNIS”). OCNIS includes freight, purchase price variances (e.g., increases or decreases in cost of revenues resulting from standard to actual cost variance adjustments), warranty expense, known product defect expense, royalties, changes in excess and obsolete (“E&O”) inventory provisions and other corporate overhead charges, including rental charges for the use of shared service assets and/or facilities. For the purposes of this definition and the related calculations, it shall be assumed that all Excluded Other Sellers are Sellers and all Excluded EMEA Sellers (as defined in the EMEA Asset Sale Agreement) and any EMEA Seller whose EMEA Assets and

EMEA Liabilities are designated Removed Assets and Removed Liabilities or Excluded Assets and Excluded Liabilities under the terms of the EMEA Asset Sale Agreement are EMEA Sellers.

“State Government” means any state, territory or possession of the United States or any department or agency of any of such state, territory or possession with jurisdiction and responsibility throughout such state, territory or possession.

“Straddle Period” has the meaning set forth in Section 6.4(b).

“Subcontract Agreement” means one or more agreements between the relevant Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand.

“Subleases” has the meaning set forth in Section 5.28(a).

“Subsidiary” of any Person means any Person Controlled by such first Person.

“Target Closing Companies Net Working Capital” means $16,100,000.

“Tax” means (a) any domestic or foreign federal, state, local, provincial, territorial or municipal taxes or other impositions by or on behalf of any Government Entity, including the following taxes and impositions: net income, gross income, individual income, capital, value added, goods and services, gross receipts, sales, use, ad valorem, business rates, transfer, franchise, profits, business, environmental, real property, personal property, service, service use, withholding, payroll, employment, unemployment, severance, occupation, social security, excise, stamp, stamp duty reserve, customs, and all other taxes, fees, duties, assessments, deductions, withholdings or charges of the same or of a similar nature, however denominated, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto whether or not disputed, and (b) any obligation to pay any amounts set forth in clause (a) with respect to another Person, whether by contract, as a result of transferee or successor liability, as a result of being a member of an affiliated, consolidated, combined or unitary group or otherwise for any period.

“Tax Authority” means any local, municipal, governmental, state, provincial, territorial, federal, including any U.S., Canadian, U.K. or other fiscal, customs or excise authority, body or officials (or any entity or individual acting on behalf of such authority, body or officials) anywhere in the world with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Credit Purchaser” has the meaning set forth in Section 6.6(b).

“Tax Returns” means all returns, reports (including any amendments, elections, declarations, disclosures, claims for refunds, schedules, estimates and information returns) and other information filed or required to be filed with any Tax Authority relating to Taxes.

“Temporary Lease” has the meaning set forth in Section 5.31(g)(ii).

“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

“Trademarks” means, together with the goodwill associated therewith, all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world (including the Canadian Intellectual Property Office), and all rights therein provided by multinational treaties or conventions.

“Trademark License Agreement” means the trademark license agreement between the relevant Sellers, on the one hand, and the Purchaser, any Designated Purchasers, and/or any EMEA Designated Purchasers, on the other hand, in respect of certain Trademarks used in the Business to be entered into on or before the Closing in the form attached hereto as Exhibit O.

“Transaction Documents” means this Agreement, the EMEA Asset Sale Agreement, the Ancillary Agreements and all other ancillary agreements to be entered into, or documentation delivered by, any Party, any EMEA Seller, any Designated Purchaser and/or any EMEA Designated Purchaser pursuant to this Agreement or the EMEA Asset Sale Agreement or any Local Sale Agreement.

“Transfer Taxes” means (a) all goods and services, sales, excise, use, transfer, gross receipts, documentary, filing, recordation, value-added, stamp, stamp duty reserve, and all other similar Taxes, duties or other like charges, however denominated (including any real property transfer Taxes and conveyance and recording fees and notarial fees), together with interest, penalties and additional amounts imposed with respect thereto whether or not disputed, and (b) any obligation to pay any amounts set forth in clause (a) with respect to another Person, whether by contract, as a result of transferee or successor liability, as a result of being a member of an affiliated, consolidated, combined or unitary group or otherwise for any period.

“Transferred Employee” means (i) Employees who accept an offer of employment by, and commence employment with, the Purchaser or a Designated Purchaser in accordance with the terms of Section 7.1 or Section 7.2, (ii) those Employees, other than Share Transfer Employees, whose employment transfers by operation of Law, and (iii) those Employees who are Share Transfer Employees, provided that no Employee (other than any Share Transfer Employee or any Employee whose employment transfers by operation of Law) who is an Inactive Employee shall be a Transferred Employee unless such Employee reports to work with the Purchaser or a Designated Purchaser no later than the later of (A) the earlier of (x) the date the Seller-approved leave of absence ends or (y) six (6) months from the Closing Date and (B) the end of such longer period as provided with respect to such leave under applicable Law; and provided, further, that no Employee (other than any Share Transfer Employee or any Employee whose employment transfers by operation of Law) who is on leave of absence for any reason other than those reasons listed in the definition of Inactive Employees as of the Closing shall be a Transferred Employee.

“Transferred Employee Plans” means Seller Employee Plans in respect of which Liabilities are (i) Assumed Liabilities under Section 2.1.3(g) or (ii) owed by a Company to its employees or former employees.

“Transferred Intellectual Property” means (i) the Patents set forth in Section 1.1(r)(i) of the Sellers Disclosure Schedule, (ii) the Trademarks set forth in Section 1.1(r)(ii) of the Sellers Disclosure Schedule, (iii) the Domain Names listed in Section 1.1(r)(iii) of the Sellers Disclosure Schedule, and (iv) any Intellectual Property (other than Patents, Domain Names or Trademarks) owned by any of the Sellers that is used exclusively in connection with the Business, including without limitation the Software listed in Section 1.1(r)(iv) of the Sellers Disclosure Schedule.

“Transferred Overhead and Shared Services” means Overhead and Shared Services to be provided to or in support of the Business post-Closing by Transferred Employees.

“Transition Services Agreement” means an agreement between the Main Sellers, the relevant Other Sellers and the TSA EMEA Sellers, on the one hand, and the Purchaser and the relevant Designated Purchasers and/or EMEA Designated Purchasers, on the other hand, to be executed on or prior to the Closing Date, in the form attached hereto as Exhibit P, except that the Schedules to such agreement shall be determined in accordance with Section 5.36.

“TSA EMEA Sellers” means NNUK and Nortel Networks (Ireland) Limited.

“TSA Sellers” means the Main Sellers and those entities listed in Exhibit A attached to the form Transition Services Agreement contained in Exhibit P hereto.

“Type 1 Extra Services” has the meaning set forth in Section 5.36(b).

“Type 2 Extra Services” has the meaning set forth in Section 5.36(b).

“UK Defined Benefit Plan” means the Nortel Networks UK Pension Plan or any other UK defined benefit occupational pension scheme operated by any company connected with or associated with the Companies.

“UK Pensions Act 2004” means the UK Pensions Act 2004, including any amendments thereto and regulations promulgated thereunder.

“UK Pensions Regulator” means the regulator of UK based occupational pension schemes in accordance with the UK Pensions Act 2004 and known as the Pensions Regulator.

“Unaudited Interim Financial Statements” means collectively, (i) the carve-out combined balance sheets of the Business as of the last day of each fiscal quarter ending after January 1, 2009 and on or prior to the Closing Date, (ii) the carve-out combined statements of income of the Business for the three month and year-to date periods then ended and cash flows of the Business for the year-to-date periods then ended, together with the statements for the corresponding periods of the immediately preceding year and (iii) the carve-out combined statements of income (a) for the three month period ended December 31, 2008, and (b) from the most recently completed fiscal quarter, which fiscal quarter may be the last fiscal quarter of a year, through the Closing Date, in each case to the extent required to be delivered pursuant to Section 5.34 and prepared in accordance with GAAP and the applicable rules and regulations promulgated by the SEC for interim financial information, including Regulation S-X and Rule 3-05 thereunder.

“Unaudited Standard Margin” means $1,383.5 million, which is the Standard Margin of the Business for the calendar year ended December 31, 2008, based on the Financial Statements, less the standard margin associated with the Layer 4-7 Data Portfolio and the LGN Joint Venture included in the Financial Statements as calculated on Schedule 1.1(b) of the Sellers Disclosure Schedule.

“Undisclosed Liability Threshold Amount” means, with respect to any Excludable Other Seller, the higher of (a) an amount equal to (i) the Base Purchase Price, multiplied by (ii) 0.50, multiplied by (iii) the quotient of (A) total statutory entity revenues of such Excludable Other Seller related to the Business for fiscal year 2008, divided by, (B) total 2008 revenues of the Business, and (b) $2 million.

“Undisclosed Material Liability” means, with respect to any Excludable Other Seller, a Liability of such Excludable Other Seller (i) that would not constitute an “Assumed Liability”, (ii) the existence of which was not known to the Purchaser or its representatives as of the date hereof and (iii) that exceeds or is reasonably expected to exceed the Undisclosed Liability Threshold Amount for such Excludable Other Seller.

“Uni-Nortel” means Uni-Nortel Communication Technologies (Hellas), S.A., a company organized under the laws of Greece, which was established in July 2005 as a joint venture between Nortel Networks International Finance & Holding, B.V. and UniSystems, S.A. for the purposes of marketing and selling certain telecommunications equipment and systems in Greece and the Republic of Cyprus.

“Uni-Nortel Distribution Agreement” means an agreement between Uni-Nortel, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, governing the sale of certain Products of the Business from the Purchaser or Designated Purchaser to Uni-Nortel.

“Union Employee” means an Employee whose terms and conditions of employment are covered by a Collective Labor Agreement as specified in Section 4.14(b)(i) of the Sellers Disclosure Schedule.

“U.S. Bankruptcy Code” means Title 11 of the United States Code.

“U.S. Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“U.S. Bankruptcy Rules” means the U.S. Federal Rules of Bankruptcy Procedure.

“U.S. Bidding Procedures and Sale Motion” has the meaning set forth in Section 5.1(a).

“U.S. Bidding Procedures Order” has the meaning set forth in Section 5.1(a).

“U.S. Debtor Contract” means any Seller Contract to which a U.S. Debtor is a party.

“U.S. Debtors” has the meaning set forth in the recitals to this Agreement.

“U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

“U.S. Sale Order” has the meaning set forth in Section 5.1(a).

“Visa Employees” means Employees (other than Share Transfer Employees and Employees whose employment transfers by operation of Law) who are identified as having a visa or permit in Section 4.14(b)(i) of the Sellers Disclosure Schedule and whose employment with Purchaser or a Designated Purchaser cannot commence or continue on the day immediately following the Closing Date as of 12:01 a.m. local time in such jurisdiction where such Employee would have otherwise become a Transferred Employee, solely due to the Purchaser or a Designated Purchaser’s inability to obtain the required visa or permit with respect to such Employee’s employment on such date; provided, however, that no such Employee shall be a Visa Employee or a Transferred Employee unless such Employee reports to work with the Purchaser or a Designated Purchaser no later than the earlier of the date such Employee’s required visa or permit is obtained or twelve (12) months from the Closing Date.

“Voice Inventory Adjustment” will be the Voice Inventory Floor less the Closing Date Voice Inventory Value; provided that, if the calculated Voice Inventory Adjustment is a negative amount, the Voice Inventory Adjustment will be zero.

“Voice Inventory Floor” means the Inventory Value related to voice products of the Business as set forth in the Sellers Inventory Schedule (the “Voice Inventory Value”) on the Closing Date, provided that, if the Closing Date falls on a date that is not at the end of any fiscal quarter, the Voice Inventory Value shall equal the sum of (i) the Voice Inventory Value as of the last day of the prior fiscal quarter, plus (ii) (x) (A) the Voice Inventory Value for the last day of the fiscal quarter in which the Closing Date occurred, minus (B) the Voice Inventory Value for the last day of the prior fiscal quarter, multiplied by (y) (A) the number of days elapsed prior to the Closing Date during the fiscal quarter in which the Closing Date occurred, divided by (B) the total number of days in the fiscal quarter in which the Closing Date occurred.

“WARN Act” has the meaning set forth in Section 4.14(f).

“Wholly-Owned Subsidiary” means, as to any Person, any Subsidiary of such Person all of the capital stock or other equity interests in which is held directly or indirectly by such Person except, if applicable, for any capital stock or equity interest which is held by a director of such Subsidiary as required by applicable Laws.

“365 Contracts” means U.S. Debtor Contracts that are Executory Contracts and were entered into before the Petition Date that the Purchaser may elect to have a U.S. Debtor assume and assign pursuant to section 365 of the U.S. Bankruptcy Code.

“365 Customer Contracts” means Customer Contracts of a U.S. Debtor that are Executory Contracts and were entered into before the Petition Date.

“365 Real Estate Lease List” has the meaning set forth in Section 2.1.5(b)(i).

“365 Real Estate Leases” has the meaning set forth in Section 2.1.5(b)(i).

“365 SI/SP Contract” has the meaning set forth in Section 2.1.5(a)(i).

“365 SI/SP Contract List” has the meaning set forth in Section 2.1.5(a)(i).

“8-K” has the meaning set forth in Section 5.34(a).

SECTION 1.2. Interpretation.

1.2.1. Gender and Number. Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.2.2. Certain Phrases and Calculation of Time. In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation”, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, and (iii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from but excluding” and the words “to” and “until” each mean “to and including”. If the last day of any such period is not a Business Day, such period will end on the next Business Day. In determining whether an asset is “exclusively” used in connection with the Business, incidental, de minimis or casual uses outside the Business shall not be considered.

When calculating the period of time “within” which, “prior to” or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.2.3. Headings, etc. The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.2.4. Currency and Calculations. All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in United States currency. All calculations and estimates to be performed or undertaken, unless otherwise specifically indicated, are to be expressed in United States currency. All payments required under this Agreement shall be paid in United States currency in immediately available funds, unless otherwise specifically indicated. Where another currency is to be converted into United States currency it shall be converted on the basis of the exchange rate published in the Wall Street Journal, Eastern Edition for the day in question.

1.2.5. Statutory References. Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute as in force from time to time.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND SHARES

SECTION 2.1. Purchase and Sale.

2.1.1. Assets and Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall, or shall cause the relevant Designated Purchasers to, purchase or be assigned and assume from the relevant Sellers, and each Seller shall transfer or assign to the Purchaser or the relevant Designated Purchasers, all of its right, title and interest in and to the Shares and the following assets other than the Excluded Assets (such assets, excluding the Shares and the Excluded Assets, the “Assets”) (x) in the case of Assets and Shares that are transferred or assigned by U.S. Debtors, free and clear of all Liens and Claims (other than the Permitted Encumbrances described in clauses (iii), (v) and (vi) of the definition of Permitted Encumbrances and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates) pursuant to sections 363 and 365 of the U.S. Bankruptcy Code, (y) in the case of Assets that are transferred or assigned by the Canadian Debtors, free and clear of all Liens (other than the Permitted Encumbrances and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates) pursuant to the Canadian Approval and Vesting Order, when granted, and (z) in the case of Assets that are transferred or assigned by the other Other Sellers, free and clear of all Liens (other than the Permitted Encumbrances and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates):

(a) the Owned Inventory as of the Closing Date;

(b) the Owned Equipment as of the Closing Date;

(c) the Owned Real Estate, but only if the Purchaser indicates, by written notice to NNI within forty-five (45) days from the date hereof, that the Purchaser intends to purchase such Owned Real Estate hereunder;

(d) the Assigned Contracts in force as of the Closing Date, and prepaid expenses of the Sellers thereunder;

(e) the Business Information existing as of the Closing Date, subject to Section 2.1.2(g);

(f) the Transferred Intellectual Property as of the Closing Date, subject to any and all licenses granted under such Intellectual Property prior to the Closing Date, not in violation of Section 5.9, and (A) all income, royalties, damages and payments due or payable after the Closing Date relating to the Transferred Intellectual Property, except for (x) any income, royalties, damages from claims asserted prior to the Closing Date or payment obligations accrued for periods prior to the Closing Date, whether or not due or payable after the Closing Date, and (y) any income or royalties payable under any contract, arrangement or agreement other than the Assigned Contracts; (B) the right, if any, to register, prosecute, maintain and defend the Transferred Intellectual Property before any public or private agency or registrar; and (C) the right to sue and recover damages or other compensation for past or future infringements or misappropriations thereof, the right to sue and obtain equitable relief in respect of such infringements or misappropriations and the right to fully and entirely stand in the place of the Sellers and their Subsidiaries in all matters related thereto;

(g) all trust funds or other entities holding assets (or, in the case of a dedicated bank account held by the Sellers, the assets of such account) that consist of contributions made by Transferred Employees, or by the Sellers or predecessors of Sellers on behalf of Transferred Employees, in each case that are intended to fund, in whole or in part, any obligation owed to any Transferred Employee under any Transferred Employee Plans;

(h) all Consents of Government Entities used by the Sellers primarily in the Business, to the extent assignable under applicable Law, including the Consents listed in Section 2.1.1(h) of the Sellers Disclosure Schedule (the “Seller Consents”);

(i) to the extent not already included in the definition of Owned Inventory or Owned Equipment, all supplies owned by the Sellers and used primarily in connection with the Business;

(j) all rights of the Sellers under non-disclosure, confidentiality, non-compete or non-solicitation agreements that are Assigned Contracts or, to the extent they relate exclusively to the Business or to the extent the rights are transferable without loss of rights to the Sellers, with employees, contractors and agents of the Sellers or with Third Parties to the extent relating to the Business, the U.S. Bidding Procedures Order, the Canadian Sales Process Order, the Shares or the Assets (or any portion thereof);

(k) all avoidance actions and similar rights and causes of action, including causes of action under sections 544 through 553 of the U.S. Bankruptcy Code, against the Purchaser or any of the Purchaser’s Affiliates;

(l) all past and present goodwill of that portion of the Business which is symbolized by the Trademarks included in the Transferred Intellectual Property;

(m) all rights as of the Closing Date arising from or in connection with any Bid made prior to the Closing Date by any Seller or by a contractor team or joint venture in which any Seller is participating, which is capable of acceptance after the Closing and, if accepted, would result in the award of a Direct Customer Contract that (if entered into after the date hereof and prior to the Closing Date) would be an Assigned Contract hereunder or to which the Purchaser has provided its prior written consent (to the extent required pursuant to Section 5.9) (any such Bid, a “Seller Bid”);

(n) all rights as of the Closing under all warranties, representations and guarantees made by suppliers, manufacturers, contractors and Third Parties to the extent related to the Assets described above;

(o) any rights, claims, choses in action, or other causes of action, against Third Parties, to the extent not asserted by any Seller prior to the Closing Date, whether contingent or existing as of the Closing that arise from or relate to any of the foregoing; and

(p) any net insurance proceeds received or to be received in respect of the Owned Equipment or the improvements or leasehold improvements at the Included Real Estate to the extent payable to the Purchaser pursuant to Section 5.21(c).

2.1.2. Excluded Assets. Notwithstanding anything in this Section 2.1 or elsewhere in this Agreement or in any of the Transaction Documents to the contrary, the Sellers shall retain their respective right, title and interest in and to, and the Purchaser and the Designated Purchasers shall have no rights with respect to the right, title and interest of the Sellers in and to, the following assets (collectively, the “Excluded Assets”):

(a) cash and cash equivalents, accounts receivable (including intercompany receivables), bank account balances and all petty cash of the Sellers (other than any of the same listed in Section 2.1.1(g));

(b) any refunds due from, or payments due on, claims with the insurers of any of the Sellers in respect of losses arising prior to the Closing Date;

(c) all rights to Tax refunds, credits or similar benefits relating to the Assets or the Business allocable to a Pre-Closing Taxable Period or to the portion of a Straddle Period ending on and including the Closing Date, except to the extent expressly transferred by this Agreement to the Purchaser or a Designated Purchaser;

(d) any security deposits of the Sellers (including those relating to Assigned Contracts);

(e) other than the Assigned Contracts and other contract rights included in the Assets, any rights of the Sellers under any Contract (including, for the avoidance of doubt, and without limiting any rights under, the Subcontract Agreement, the Excluded 365 Contracts, the Non-Assigned Contracts, the Bundled Contracts and the Excluded Non-365 Contracts);

(f) the minute books, stock ledgers and Tax records of the Sellers other than the minute books, stock ledgers and Tax records that relate solely to the Companies (provided that, for the avoidance of doubt, Excluded Assets shall include any combined or consolidated Tax Return of an NNI Group);

(g) (i) any books, records, files, documentation or sales literature other than the Business Information and (ii) such portion of the Business Information that the Sellers are required by Law (including Laws relating to privacy) or by any agreement with a Third Party to retain (provided that copies of such information shall be provided to the Purchaser to the extent permitted by applicable Law or such agreement) and/or not to disclose;

(h) any rights to any Intellectual Property (i) of any Seller (including Sellers’ names) or any Affiliates of any Seller except for (A) the Acquired Company Intellectual Property, (B) the Transferred Intellectual Property, and (C) Intellectual Property to the extent rights are granted thereto pursuant to the Intellectual Property License Agreement or the Trademark License Agreement, and (ii) of any Third Party, except to the extent licensed under an Assigned Contract;

(i) all rights of the Sellers under this Agreement and the Transaction Documents;

(j) except as provided in Section 2.1.1.(k), all of the rights and claims of the U.S. Debtors available to the U.S. Debtors under the U.S. Bankruptcy Code, of whatever kind or nature, as set forth in sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the U.S. Bankruptcy Code, and any related claims and actions arising under such sections by operation of Law or otherwise, including any and all proceeds of the foregoing;

(k) all records prepared in connection with the sale of the Shares and the Assets to the Purchaser and the Designated Purchasers (other than the minute books, stock ledgers and Tax records that relate solely to the Companies; provided that, for the avoidance of doubt, any combined or consolidated Tax Return of an NNI Group shall be an Excluded Asset);

(l) all stock or other equity interests in any Person, other than the Shares;

(m) any asset owned by NN Turkey, the LGN Joint Venture or Uni-Nortel;

(n) all Section 5.25 Assets;

(o) any assets set forth on Section 2.1.2(o) of the Sellers Disclosure Schedule;

(p) any Contract deemed an Excluded Asset pursuant to Sections 2.1.5 and 2.1.6; and

(q) any and all other assets and rights of the Sellers not specifically included in Section 2.1.1.

In addition to the above, the Sellers shall have the right to retain, following the Closing, copies of any book, record, literature, list and any other written or recorded information constituting Business Information to which the Sellers in good faith determine they are reasonably likely to need access for bona fide business or legal purposes.

2.1.3. Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall, or shall cause the relevant Designated Purchasers to, assume and become responsible for, and perform, discharge and pay when due, the following Liabilities of the Sellers (the “Assumed Liabilities”):

(a) all Liabilities of the Acquired Business arising after the Closing Date to the extent related to the conduct or operation of the Acquired Business after the Closing Date, including (i) all such Liabilities with respect to the ownership, exploitation and operation of the

Assets and the Companies, (ii) all such Liabilities related to Actions or claims brought against the Acquired Business or any of the Companies, (iii) all such Liabilities under any Environmental Laws, (iv) all such Liabilities under any products liability Laws or similar Laws concerning defective products delivered by the Acquired Business to a customer or reseller after the Closing Date, and (v) all such Liabilities under any applicable Laws in relation to telecommunications providers;

(b) (i) all Liabilities arising from or in connection with the performance of the Assigned Contracts (or breach thereof) after the Closing Date and (ii) all Liabilities arising from or in connection with the performance of the Assigned Contracts (or breach thereof), whether occurring before or after the Closing Date, relating to (A) any Cure Costs payable by the Purchaser pursuant to Section 2.1.7 (to the extent applicable) but excluding any Cure Costs payable by the Sellers pursuant to Section 2.1.7 (to the extent applicable), (B) any obligation to buy back from resellers the Products sold by the Business to its resellers under the Seller Contracts (to the extent such Contracts are Assigned Contracts), (C) any obligations under any warranty liabilities and Known Product Defects (as defined in the Nortel Accounting Principles) relating to Products and Services which have been supplied under any Assigned Contract or any Bundled Contract subcontracted to the Purchaser or any Designated Purchaser under the Subcontract Agreement, and (D) all Contractual Liabilities under Customer Contracts and SI/SP Contracts that are Assigned Contracts;

(c) (i) all Liabilities resulting from any licensing assurances, declarations, agreements or undertakings relating to the Transferred Intellectual Property or Acquired Company Intellectual Property which the Sellers may have granted or committed to Third Parties, solely to the extent that the terms of such licensing assurances, declarations, agreements, or undertakings require assignees of the Transferred Intellectual Property or Acquired Company Intellectual Property to assume such Liability, and (ii) Liabilities resulting from the assurances, declarations and undertakings made to standard-setting bodies as listed in Section 2.1.3(c) of the Sellers Disclosure Schedule (including, with respect to such Liabilities, the name of each relevant standard-setting body and, to the extent available, any Patents included in the Transferred Intellectual Property or Acquired Company Intellectual Property that are subject to such Liability), it being understood that Sellers or their Affiliates may have made other licensing assurances, declarations or undertakings to various standard-setting bodies concerning the Transferred Intellectual Property or the Acquired Company Intellectual Property, the Liabilities for such other assurances, declarations or undertakings are not assumed hereunder but are being referenced merely to provide notice thereof;

(d) all Liabilities for, or related to any obligation for, any Tax that the Purchaser or any Designated Purchaser bears under Article VI (including, for the avoidance of doubt, Transfer Taxes imposed in connection with this Agreement and the transactions contemplated hereunder or in connection with the execution of any other Transaction Document), it being understood that Tax Liabilities described in Article VI shall be considered Assumed Liabilities only to the extent provided in this clause (d);

(e) except to the extent otherwise expressly set forth in Article VII, all Liabilities related to or arising from or in connection with: (i) the Purchaser’s or any Designated Purchasers’ (or any of their Affiliates’) employment or termination of employment (whether or not arising under or in respect of any Purchaser Employee Plan) of Transferred Employees, to the extent arising on or after the Effective Hire Date of such Transferred Employees; (ii) except where such Liability is attributable to an act or omission of the Sellers, the Purchaser’s or relevant Designated Purchasers’ (or any of their Affiliates’) offer of employment or notice of continued employment (including any Liability, other than a Liability attributable to an act or omission by the Sellers, arising as a result of any breach of applicable employment Law by the Purchaser or relevant Designated Purchaser in connection with any pre-employment screening process), as applicable, to any Employee pursuant to the terms of Section 7.1, (iii) except where such Liability is attributable to an act or omission of the Sellers, the Purchaser’s or relevant Designated Purchasers’ (or any of their Affiliates’) decision to make or not make offers of employment to Employees, to the extent such offer violates applicable Law with respect to discrimination among employees or potential employees, (iv) the employment, prospective employment or termination of employment of any Share Transfer Employee or, to the extent arising after Closing, other Employee whose employment transfers by operation of Law and the employment, prospective employment or termination of employment or other employment-related Liability of the Companies in respect of any Person, whether arising prior to, on, or after Closing, (v) the failure of the Purchaser or any Designated Purchasers or their Affiliates to satisfy their obligations with respect to the Employees, including the Transferred Employees, as set out in Article VII;

(f) all Liabilities under any Purchaser Employee Plan;

(g) all Liabilities that relate to or arise from or in connection with any Seller Employee Plan (x) transferred (or the liabilities of which are transferred) to the Purchaser or a Designated Purchaser pursuant to this Agreement or by operation of Law or (y) which remains with the Companies;

(h) any obligation to provide continuation coverage pursuant to COBRA or any similar Law (i) in respect of the NGS Companies, to any Person entitled to such coverage and/or their qualified beneficiaries and (ii) under any Purchaser Employee Plan that is a “group health plan” (as defined in section 5000(b)(1) of the Code) to Transferred Employees and/or their qualified beneficiaries who have a qualifying event on or after such Transferred Employees’ Employee Transfer Date;

(i) all Liabilities payable or to be provided after the Closing Date related to the Transferred Employees set forth on Section 2.1.3(i) of the Sellers Disclosure Schedule, as updated prior to Closing in accordance with Sections 7.1.2(c)(iii) and 7.1.2(c)(v);

(j) all Liabilities related to Transferred Employees expressly assumed by the Purchaser or a Designated Purchaser as set out in Article VII;

(k) all Liabilities related to Transferred Employees under the WARN Act which arise out of or result from any termination of employment, layoff, or the closing or relocation of worksites or the like of such Transferred Employees by the Purchaser or a Designated Purchaser on or after the Effective Hire Date of such Transferred Employees;

(l) all Liabilities relating to executory supply purchase orders for products or services (other than raw materials, manufactured or purchased parts, work in process, packaging, stores, tooling, finished goods or supplies, in each case to be delivered to contract manufacturers), entered into by the Sellers in connection with the Business in the Ordinary Course before the Closing with any Person (other than a contract manufacturer) who is a supplier of the Business as of the date hereof (or a replacement supplier for any such supplier) and under which products and/or services have not been delivered or supplied as of the Closing Date;

(m) all Liabilities related to a Seller Bid; and

(n) all other Liabilities listed in Section 2.1.3(n) of the Sellers Disclosure Schedule.

2.1.4. Excluded Liabilities. Except as provided in Section 2.1.3 or in other provisions hereof, neither the Purchaser nor any of the Designated Purchasers shall assume at the Closing any of the Liabilities of any Seller, including the Excluded Employee Liabilities (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Excluded Liabilities include:

(a) all obligations to provide continuation coverage pursuant to COBRA or any similar Law to any Person who has been employed in the Business and who does not become a Transferred Employee, it being understood that the Sellers will provide such continuation coverage except as provided in Section 2.1.3(h);

(b) all Liabilities or other obligations arising from Seller Employee Plans except as provided in Section 2.1.3;

(c) all Liabilities of any Seller or of any Affiliate of any Seller under Contracts that are not Assigned Contracts;

(d) all Liabilities for, or related to any obligation for, any Tax that the Sellers are required to bear under Article VI;

(e) all Liabilities with respect to the matters that are the subject of the following Actions pending against Sellers: (i) In re: Nortel Networks Corp. “ERISA” Litig., 3:03-md-1537 (M.D. Tenn.), (ii) Kent Felske v. Nortel Networks Corporation and Nortel Networks Limited (Court File No.08-CV-41878 CP) and (iii) Linex Technologies v. NNI, et al. (U.S.S.D. Fla);

(f) all Liabilities with respect to the UK Defined Benefit Plan;

(g) all Liabilities with respect to the NNRIP, including amounts paid, contributed, or required to be paid or contributed in connection with Section 5.35 or 8.3(d) or otherwise; and

(h) all Liabilities accruing before the Closing Date arising from the Third Party Intellectual Property assertions identified in Section 2.1.4(h) of the Sellers Disclosure Schedule;

(i) all Liabilities of NN Turkey, the LGN Joint Venture, Uni-Nortel and (ii) Section 5.25 Liabilities;

(j) except as provided in Section 2.1.3(b), all Liabilities with respect to products or services acquired or received by the Business prior to the Closing Date, including all such Liabilities for accounts payable and accrued liabilities; and

(k) all Liabilities with respect to Permitted Encumbrances, other than those described in clauses (iii), (v) and (vi) of the definition of Permitted Encumbrances.

2.1.5. Assumption and/or Assignment or Rejection of 365 Contracts.

(a) 365 Contracts

(i) Section 2.1.5(a)(i) of the Sellers Disclosure Schedule sets forth a list (the “365 SI/SP Contract List”) of those SI/SP Contracts of a U.S. Debtor that are Executory Contracts for purposes of the U.S. Bankruptcy Code and were entered into before the Petition Date (the “365 SI/SP Contracts”) which (A) the Purchaser has elected to have the relevant U.S. Debtor pursuant to section 365 of the U.S. Bankruptcy Code assume and assign to the Purchaser or a Designated Purchaser to the extent allowed by applicable Law (such Contracts on the 365 SI/SP Contract List shall be collectively referred to as the “Designated 365 SI/SP Contracts”) or (B) the Purchaser has elected not to have the relevant U.S. Debtor pursuant to section 365 of the U.S. Bankruptcy Code assume and assign to the Purchaser or a Designated Purchaser (such Contracts on the 365 SI/SP Contract List shall be collectively referred to as the “Rejected 365 SI/SP Contracts”). In accordance with applicable Law and subject to the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement, the Sellers have used their reasonable best efforts to (x) make available to the Purchaser in the Data Room or to appropriate Clean Team Members all material documentation that forms part of the 365 SI/SP Contracts and (y) provide in the Data Room or to appropriate Clean Team Members all information about such Contracts that the Purchaser had previously reasonably requested in writing, in each case, not later than two (2) Business Days before the date hereof.

(ii) Not later than thirty (30) days from the date hereof, the Sellers shall prepare a list (the “Other 365 Contract List”) of all U.S. Debtor Contracts (other than Customer Contracts, SI/SP Contracts and Real Estate Leases) that are Executory Contracts for purposes of the U.S. Bankruptcy Code and were entered into before the Petition Date (Contracts that may be included on the Other 365 Contract List, the “Other 365 Contracts”). In accordance with applicable Law and subject to the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement, the Sellers will use their reasonable best efforts to, pursuant to Section 5.8(b), (x) make available to the Purchaser in the Data Room or to appropriate Clean Team Members all material documentation relating to all Other 365 Contracts and (y) provide in the Data Room or to appropriate Clean Team Members all information about such Contracts that the Purchaser reasonably requests in writing. The Purchaser shall have until the relevant Contract Designation Date to designate, by written notice to NNI, the Other 365 Contracts listed in the Other 365 Contract List (as supplemented and/or updated) that the Purchaser wishes the relevant U.S. Debtor to assume and assign to the Purchaser or a Designated Purchaser at Closing pursuant to section 365 of the U.S. Bankruptcy Code, to the extent allowed by applicable Law (Contracts that are so designated, the “Designated Other 365 Contracts”).

(iii) The (w) Designated 365 SI/SP Contracts, (x) Designated Other 365 Contracts, (y) 365 Customer Contracts that are not Rejected Pre-Signing Customer Contracts pursuant to Section 5.38(f), and (z) Designated 365 Real Estate Leases are collectively referred to as the “Assumed and Assigned Contracts”.

(iv) The U.S. Debtors shall seek the approval of the U.S. Bankruptcy Court to the assumption and assignment of the Assumed and Assigned Contracts effective as of Closing (or as soon as practicable thereafter for those Assumed and Assigned Contracts that the Purchaser has designated for assumption and assignment or elected not to reject, as applicable, less than twenty (20) days before the Closing Date) and the assumption of the Assumed and Subleased Real Estate Leases and the entry into Subleases thereunder effective as of Closing as part of the U.S. Sale Order in accordance with Section 5.1.

(v) Any (w) Rejected 365 SI/SP Contracts, (x) Other 365 Contracts that are not Designated Other 365 Contracts, (y) 365 Customer Contracts that are Rejected Pre-Signing Customer Contracts, and (z) 365 Real Estate Leases under which the Purchaser has not elected to enter into a Sublease pursuant to Section 2.1.5(b) (other than 365 Real Estate Leases that are Assumed and Assigned Contracts), shall be referred to as an “Excluded 365 Contract,” shall not be an Assigned Contract hereunder and all Liabilities thereunder shall be Excluded Liabilities.

(vi) Subsequent to the relevant Contract Designation Date, the Purchaser shall not have the right to make or change any designation of Designated 365 SI/SP Contracts, Designated Other 365 Contracts, or Rejected Pre-Signing Customer Contracts without the prior written consent of NNI, which shall not be unreasonably withheld.

(b) 365 Real Estate Leases

(i) Section 2.1.5(b)(i) of the Sellers Disclosure Schedule sets forth a list prepared by the Sellers (the “365 Real Estate Lease List”) of all real property subject to leases, subleases, space licenses or other agreements permitting a U.S. Debtor to occupy real property which were entered into before the Petition Date and are “unexpired leases” for purposes of the U.S. Bankruptcy Code (Contracts that may be included on the 365 Real Estate Lease List, the “365 Real Estate Leases”).

(ii) Section 2.1.5(b)(ii) of the Sellers Disclosure Schedule sets forth a list of all 365 Real Estate Leases that the Purchaser has elected to have the relevant U.S. Debtor pursuant to section 365 of the U.S. Bankruptcy Code assume and assign to the Purchaser or a Designated Purchaser at Closing. Such designated 365 Real Estate Leases (together with any additional 365 Real Estate Leases the Purchaser has elected to have assumed and assigned pursuant to Section 2.1.5(b)(iv), are referred to herein as the “Designated 365 Real Estate Leases”).

(iii) Section 2.1.5(b)(iii) of the Sellers Disclosure Schedule sets forth a list of all 365 Real Estate Leases that the Purchaser has elected to have the relevant U.S. Debtor, pursuant to section 365 of the U.S. Bankruptcy Code, assume and under which the Purchaser or a Designated Purchaser will enter into a Sublease (as defined in Section 5.28) in accordance with the terms of the related 365 Real Estate Lease (together with any additional 365 Real Estate Leases the Purchaser has elected to have assumed and subleased pursuant to Section 2.1.5(b)(iv), the “Assumed and Subleased Real Estate Leases”) at Closing, with each such Sublease to have a term to expire as specified in Section 5.28. Notwithstanding the foregoing, the 365 Real Estate Lease identified in Section 2.1.5(b)(iii) of the Sellers Disclosure Schedule as Lease A shall constitute an Assumed and Subleased Real Estate Lease only if Seller does not enter into Replacement Lease A at or prior to Closing. Purchaser shall have the right to make the election in Section 2.1.5(b)(v) with respect to the 365 Real Estate Lease identified in Section 2.1.5(b)(iii) of the Sellers Disclosure Schedule as Lease B.

(iv) It is understood and agreed that, following the date of this Agreement but prior to the applicable Contract Designation Date, the Purchaser shall be entitled to, by written notice to NNI:

(A) designate additional 365 Real Estate Leases for assumption by the relevant U.S. Debtors and assignment to the Purchaser or Designated Purchaser at Closing solely from the list of 365 Real Estate Leases set forth in Section 2.1.5(b)(iv) of the Sellers Disclosure Schedule that are designated for “Assignment”;

(B) designate additional 365 Real Estate Leases for assumption by the relevant U.S. Debtors and entry into a Sublease with the Purchaser or Designated Purchaser at Closing solely from the list of 365 Real Estate Leases set forth in Section 2.1.5(b)(iv) of the Sellers Disclosure Schedule that are designated for “Sublease”; and

(C) elect to remove entirely (but not to change the designation from an Assumed and Subleased Real Estate Lease to a Designated 365 Real Estate Lease or vice versa) any 365 Real Estate Lease which had therefore been set forth in Section 2.1.5(b)(ii) of the Sellers Disclosure Schedule so that neither Purchaser nor any Designated Purchaser shall have any further obligation to accept an assignment or sublease thereof at Closing.

Subsequent to the Contract Designation Date, the Purchaser shall have no right to designate additional 365 Real Estate Leases for assumption by the relevant U.S. Debtors and assignment to or entry into a Sublease with the Purchaser or Designated Purchaser at Closing or to remove any 365 Real Estate Leases which had previously been designated by Purchaser for assumption or sublease under this Section 2.1.5(b), without the prior written consent of NNI.

(v) Purchaser shall be obligated to enter into a Sublease with respect to that portion of Lease B indicated on Exhibit 2.1.5(b)(v), unless in lieu of entering into such Sublease, Purchaser elects, by written notice delivered to NNI on or prior to the date that is thirty (30) days following the date of this Agreement, either (A) to take an assignment at Closing, either by itself or through a Designated Purchaser, of such Lease B in its entirety, or (B) to remove all Assets, Employees and operations relating to the Business from the premises covered by such Lease B, in which event Purchaser will not be required to take an assignment of Lease B or enter into a Sublease thereunder at the Closing and Lease B will no longer be deemed a Mission Critical Lease for any purpose under this Agreement. Purchaser shall be obligated to complete the removal of all such Assets, Employees and operations from such premises no later than March 30, 2010, and the Sellers agree that notwithstanding the provisions of Section 5.31 hereof, the Sellers will not reject Lease B in advance of such removal provided such removal has been completed no later than March 30, 2010. The parties shall convene to discuss and agree on a mutually acceptable strategy for negotiating a Temporary Lease or an Equivalent Lease for Equivalent Space subject to the principles of Section 5.31(g)(ii) and 5.31(g)(iii) (except that the Purchaser will be responsible for all Relocation Costs and the rent and occupancy costs under any Temporary Lease or Equivalent Lease). All costs relating to such removal, including but not limited to Relocation Costs, shall be borne exclusively by Purchaser such that neither any Seller nor any Affiliate of a Seller shall have liability as a result of such election by Purchaser. Purchaser shall be obligated to pay Sellers, prior to the dates on which such sums are due to the relevant landlord, one hundred percent (100%) of the relevant Seller’s actual, out of pocket rent and other occupancy costs under Lease B, with respect to all space (regardless of whether all such space is used by the Business as of the date of this Agreement) subject to such Lease B other than that space which is subject as of the date of this Agreement to a sublease with the relevant Seller as sublandlord thereunder, from the Closing Date through the date on which Purchaser has completed its removal of all such Assets, Transferred Employees and operations and left such premises in broom clean condition. Purchaser’s occupancy of such premises following Closing for the purpose of removing Assets, Transferred Employees and operations shall be pursuant to the terms of a customary form of license agreement reasonably acceptable to the Purchaser and Sellers and, to the extent that the relevant landlord’s Consent is required under such Lease B to the granting of such license, the applicable provisions of Section 5.16(a)(iii) shall govern the rights and obligations of Purchaser, any Designated Purchaser and Sellers.

(vi) It is understood and agreed that, other than as expressly permitted in Section 2.1.5(b)(iv)(C), the Purchaser shall be obligated to accept assignment of all Designated 365 Real Estate Leases and enter into Subleases of all Assumed and Subleased Real Estate Leases.

(vii) Notwithstanding the foregoing and subject to the terms of Section 5.31 and Section 5.32, the Sellers’ obligation to make 365 Real Estate Leases available for designation by the Purchaser pursuant to this Section 2.1.5(b)(vii) shall be subject to the Sellers’ right in all instances to reject such leases pursuant to the U.S. Bankruptcy Code in accordance with the terms of Section 5.31 and the Sellers’ right in all instances to restructure such leases in accordance with the terms of Section 5.32.

2.1.6. Assignment of Non-365 Contracts.

(a) Non-365 Contracts

(i) Section 2.1.6(a)(i) of the Sellers Disclosure Schedule sets forth a list (the “Non-365 SI/SP Contract List”) of all Sellers’ SI/SP Contracts other than 365 SI/SP Contracts (the “Non-365 SI/SP Contracts”) (A) which the Purchaser has elected to have the relevant Seller assign to the Purchaser or a Designated Purchaser at Closing (such Non-365 SI/SP Contracts listed on the Non-365 SI/SP Contract List shall be collectively referred to as the “Designated Non-365 SI/SP Contracts”) or (B) which the Purchaser has elected not to have the relevant Seller assign to the Purchaser or a Designated Purchaser (such Contracts on the Non-365 SI/SP Contract List shall be collectively referred to as the “Rejected Non-365 SI/SP Contracts”). In accordance with applicable Law and subject to the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement, the Sellers have used their reasonable best efforts to (x) make available to the Purchaser in the Data Room or to appropriate Clean Team Members all material documentation that forms part of the Non-365 SI/SP Contracts and (y) provide in the Data Room or to appropriate Clean Team Members all information about such Contracts that the Purchaser had previously reasonably requested in writing, in each case, not later than two (2) Business Days before the date hereof.

(ii) Not later than (30) days from the date hereof, the Sellers shall prepare a list (to be updated each seven (7) days thereafter) (the “Other Non-365 Contract List”) of all the Other Contracts that are not Other 365 Contracts (Contracts that may be included on the Other Non-365 Contract List, the “Other Non-365 Contracts”). In accordance with applicable Law and subject to the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement, the Sellers will use their reasonable best efforts to, pursuant to Section 5.8(b), (x) make available to the Purchaser in the Data Room or to appropriate Clean Team Members all material documentation that forms part of the Other Non-365 Contracts and (y) provide in the Data Room or to appropriate Clean Team Members all information about such Contracts that the Purchaser reasonably requests in writing. The Purchaser shall have until the relevant Contract Designation Date to designate, by written notice to the Main Sellers, the Other Non-365 Contracts listed in the Other Non-365 Contract List (as supplemented and/or updated) that the Purchaser wishes the relevant Seller to assign to the Purchaser or a Designated Purchaser at Closing, to the extent allowed by applicable Law (Contracts that are so designated, the “Designated Other Non-365 Contracts”).

(iii) The (w) Designated Non-365 SI/SP Contracts, (x) Designated Other Non-365 Contracts, (y) Non-365 Customer Contracts that are not Rejected Pre-Signing Customer Contracts or Rejected Post-Signing Customer Contracts, and (z) the Designated Non-365 Real Estate Leases are collectively referred to as the “Designated Non-365 Contracts”.

(iv) Any (v) Rejected Non-365 SI/SP Contracts, (w) Other Non-365 Contracts that are not Designated Other Non-365 Contracts, (x) Rejected Pre-Signing Customer Contracts, (y) Rejected Post-Signing Customer Contracts, and (z) Non-365 Real Estate Leases under which the Purchaser has not elected to enter into a Sublease pursuant to Section 2.1.6(b) (other than Non-365 Real Estate Leases that are Designated Non-365 Contracts), shall be referred to as “Excluded Non-365 Contracts,” shall not be Assigned Contracts hereunder and all Liabilities thereunder shall be Excluded Liabilities.

(v) Subsequent to the relevant Contract Designation Date, the Purchaser shall not have the right to make or change any designation of Designated Non-365 SI/SP Contracts, Designated Other Non-365 Contracts, Rejected Pre-Signing Customer Contracts or Rejected Post-Signing Customer Contracts without the prior written consent of the Main Sellers, which shall not be unreasonably withheld.

(b) Non-365 Real Estate Leases

(i) Section 2.1.6(b)(i) of the Sellers Disclosure Schedule sets forth a list prepared by Sellers (the “Non-365 Real Estate Lease List”) of all real estate subject to leases, subleases, space licenses or other agreements permitting a Seller to occupy real property, other than 365 Real Estate Leases (the “Non-365 Real Estate Leases”).

(ii) Section 2.1.6(b)(ii) of the Sellers Disclosure Schedule sets forth a list of the Non-365 Real Estate Leases that the Purchaser has elected to have the relevant Seller assign to the Purchaser or a Designated Purchaser at Closing (together with any additional Non-365 Real Estate Leases Purchaser has elected to have assumed and assigned under Section 2.1.6(b)(iv), the “Designated Non-365 Real Estate Leases”).

(iii) Section 2.1.6(b)(iii) of the Sellers Disclosure Schedule sets forth a list of the Non-365 Real Estate Leases with respect to which the Purchaser has elected to have the relevant Seller enter into a Sublease (as defined in Section 5.28) with the Purchaser or a Designated Purchaser (together with any additional Non-365 Real Estate Leases that Purchaser has elected to have assumed and subleased under Section 2.1.6(b)(iv), the “Non-365 Subleased Real Estate Leases”) at Closing, in accordance with and subject to the terms of the relevant Lease, with each such Sublease to have a term to expire as specified in Section 5.28.

(iv) It is understood and agreed that, following the date of this Agreement but prior to the applicable Contract Designation Date, the Purchaser shall be entitled to, by written notice to the Main Sellers:

(A) designate additional Non-365 Real Estate Leases for assignment to the Purchaser or Designated Purchaser at Closing solely from the list of Non-365 Real Estate Leases set forth in Section 2.1.6(b)(iv) of the Sellers Disclosure Schedule that are designated for “Assignment”;

(B) designate additional Non-365 Real Estate Leases for entry into a Sublease with the Purchaser or Designated Purchaser at Closing solely from the list of Non-365 Real Estate Leases set forth in Section 2.1.6(b)(iv) of the Sellers Disclosure Schedule that are designated for “Sublease”; and

(C) elect to remove entirely (but not to change the designation from a Non-365 Subleased Real Estate Lease to a Designated Non-365 Real Estate Lease or vice versa) any Non-365 Real Estate Lease which had therefore been set forth in either Section 2.1.6(b)(ii) or 2.1.6(b)(iii) of the Sellers Disclosure Schedule so that Purchaser shall have no further obligation to accept an assignment or sublease thereof at Closing.

Subsequent to the Contract Designation Date, the Purchaser shall have no right to designate additional Non-365 Real Estate Leases for assignment to or entry into a Sublease with the Purchaser or Designated Purchaser at Closing or to remove any Non-365 Real Estate Lease which had previously been designated by Purchaser for assumption or sublease under this Section 2.1.6(b), without the prior written consent of the Main Sellers.

(v) It is further understood and agreed that, other than as expressly permitted in Section 2.1.6(b)(iv)(C), the Purchaser shall be obligated to accept assignment of all Designated Non-365 Real Estate Leases and enter into Subleases of all Non-365 Subleased Real Estate Leases.

(c) Subject to Section 2.1.6(d), Section 2.1.10 and Section 5.13 and the receipt of any required Consent, all the Designated Non-365 Contracts in effect as of the Closing shall be assigned to the Purchaser or a Designated Purchaser at the Closing (or as soon as practicable thereafter for those Designated Non-365 Contracts that the Purchaser has designated for assignment or elected not to reject, as applicable, less than three (3) Business Days before the Closing Date) pursuant to Section 2.1.1(d) and the Purchaser or a Designated Purchaser shall enter into a Sublease at the Closing pursuant to Section 5.28 with the relevant Seller under each of the Non-365 Subleased Real Estate Leases in effect as of the Closing.

(d) The Parties shall, and the Purchaser shall cause the Designated Purchasers to, use their reasonable best efforts to obtain all Consents required to permit the assignment to the Purchaser (or, if specified by the Purchaser, to a Designated Purchaser) of the Designated 365 Contracts and the Designated Non-365 Contracts in force as of the Closing Date, the change of control of the tenant under any Company Leases in force as of the Closing Date and the entry into the Subleases and the Lease A Sublease; provided, however, that, except as expressly provided in Section 2.1.7(c) with respect to Cure Costs for Customer Contracts, the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in seeking such Consents and provided further that the Purchaser shall comply with the requirements set forth in Section 5.4 of the Sellers Disclosure Schedule in connection therewith. For greater certainty, the failure to obtain any or all of such Consents shall not in itself entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment to the Purchase Price.

2.1.7. Cure Costs; Adequate Assurance.

(a) On or before the fifteenth (15th) day after the execution of this Agreement, the Sellers shall provide to the Purchaser a good faith estimate of the amount of the Cure Cost for each 365 Real Estate Lease or Non-365 Real Estate Lease listed of the date hereof on Sections 2.1.5(b)(ii), 2.1.5(b)(iii), 2.1.6(b)(ii) or 2.1.6(b)(iii) of the Sellers Disclosure Schedule, provided that the Sellers may supplement such estimate as further information is received from landlords.

(b) As soon as practicable, and in no event later than fifteen (15) Business Days from the date hereof, representatives of the Sellers and the Purchaser shall meet to discuss, subject to applicable Law (including any applicable Antitrust Law), Purchaser’s post-Closing strategy with respect to the assignment, novation, termination or rejection of the Other Contracts of the Business. Within five (5) Business Days after such meeting, subject to the Main Sellers compliance with subparts (x) and (y) of Sections 2.1.5(a)(ii) and 2.1.6(a)(ii), the Purchaser shall provide to the Main Sellers a list of those suppliers of the Business that are party to Other Contracts that the Purchaser may wish to have assigned to the Purchaser or a Designated Purchaser at Closing (the “Selected Suppliers”). The Purchaser shall be entitled to supplement the list of Selected Suppliers by written notice to the Main Sellers within the following thirty (30) Business Days. On or before the thirtieth (30th) day after the date when the Purchaser delivers to the Main Sellers the list of Selected Suppliers (or a supplement thereto) in accordance with the previous sentences, the Main Sellers shall provide to the Purchaser a good faith estimate of the amount of the Cure Cost aggregated for each Selected Supplier under the Other Contracts with each Selected Supplier, as of the date thereof. If, subsequent to the delivery of such good faith estimates, it is determined that the Cure Costs under the Other Contracts with a Selected Supplier exceed by more than ten percent (10%) the good faith estimate provided by the Main

Sellers to the Purchaser, the Contract Designation Date for such Other Contracts shall be extended pursuant to clause (a) of the definition of Contract Designation Date.

(c) To the extent that the assumption and assignment of any 365 Customer Contract or 365 SI/SP Contract entails the payment of any Cure Cost, NNI shall, or shall cause the relevant U.S. Debtor to, pay or otherwise provide for payment of such Cure Cost as required by the U.S. Bankruptcy Code and provided in the U.S. Sale Order. To the extent that assumption and assignment of any Assumed and Assigned Contract (other than a 365 Customer Contract or 365 SI/SP Contract) entails the payment of any Cure Cost, the Purchaser shall directly pay or otherwise provide for payment of such Cure Cost as required by the U.S. Bankruptcy Code and provided in the U.S. Sale Order and such payment shall not entitle the Purchaser to any adjustment to the Purchase Price.

(d) To the extent that assignment to the Purchaser or a Designated Purchaser of any Non-365 Customer Contract or Non-365 SI/SP Contract entails the payment of any Cure Cost, the relevant Main Sellers shall, or shall cause the relevant Seller to, pay such amounts directly to such counterparty in a manner agreed between such Main Seller or such relevant Seller, as applicable, and such counterparty or ordered by a court of competent jurisdiction. To the extent that assignment to the Purchaser or a Designated Purchaser of any Assigned Contract other than a Non-365 Customer Contract or Non-365 SI/SP Contract or an Assumed and Assigned Contract entails the payment of Cure Costs, the Purchaser shall pay such amounts directly to such contracting party in a manner agreed between the Purchaser and such contracting party or ordered by a court of competent jurisdiction, and such payment shall not entitle the Purchaser to any adjustment to the Purchase Price.

(e) To the extent that entry into a Sublease with the Purchaser or a Designated Purchaser of any Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease entails the payment of Cure Costs, the Purchaser shall pay its pro-rata share (based on the ratio of the rentable square footage of the premises subject to such sublease to the overall rentable square footage of the premises demised under such Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease) of such Cure Costs directly to such contracting party in a manner agreed between the Purchaser and such contracting party or ordered by a court of competent jurisdiction and the Main Seller or relevant Seller shall be responsible to pay the remainder of such Cure Costs in a manner agreed between such Main Seller or such relevant Seller, as applicable, and such counterparty or ordered by a court of competent jurisdiction (or, at the election of Purchaser, Purchaser shall be entitled to pay the entirety of such Cure Costs and receive an adjustment to the Purchase Price for the Cure Costs paid on Sellers’ behalf). In the case of any Cure Costs relating to any Non-365 Real Estate Lease, the Sellers and the Purchaser shall agree as to the amounts required to be paid to the relevant landlord prior to payment by either the Sellers or the Purchaser with respect to the same.

(f) Prior to the hearing before the U.S. Bankruptcy Court to assume the Assumed and Assigned Contracts, the Purchaser shall provide adequate assurance of its and the relevant Designated Purchasers’ future performance under each Assumed and Assigned Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of section 365(f)(2)(B) of the U.S. Bankruptcy Code and to the extent required by the U.S. Sale Order; provided, however, that the Purchaser may, subject to the conditions set forth herein (and other than with respect to a

Real Estate Lease, Customer Contract or SI/SP Contract), elect to forego performing such actions and incurring such costs and expenses, in which case the relevant Assumed and Assigned Contract shall be deemed a Non-Assigned Contract at Closing and all liabilities thereunder shall be Excluded Liabilities.

(g) The Parties shall, and shall cause the Other Sellers and the Designated Purchasers, as applicable, to, use reasonable best efforts to obtain all Consents required to permit the assignment to the Purchaser (or, if specified by the Purchaser, a Designated Purchaser) of the Designated 365 Contracts and the Designated Non-365 Contracts in force as of the Closing Date and the entry into Subleases; provided, however, that the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in seeking such Consents other than filing and application fees to Government Entities and payment of Cure Costs for which such Party is responsible pursuant to Section 2.1.7, and, for greater certainty, the failure to obtain any or all of such Consents shall not entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment to the Purchase Price.

2.1.8. Local Sale Agreements. Subject to the terms and conditions hereof, to the extent necessary or desirable to effect the Closing on the terms hereof, the relevant Sellers shall, and the Purchaser shall, and shall cause the relevant Designated Purchasers to, enter into such agreements or instruments, including a sale agreement and quit-claim deed for the Owned Real Estate (but only in the event that Purchaser exercises its election under Section 2.1.1 to include the Owned Real Estate among the Assets) and bills of sale and/or assignment and assumption agreements (the “Local Sale Agreements”), providing for (i) the sale, transfer, assignment or other conveyance to the Purchaser and/or relevant Designated Purchasers, in accordance with the requirements of applicable local Law, of any Assets, located in countries where such Local Sale Agreements are required or desirable, and (ii) the assumption by the Designated Purchasers of any Assumed Liability that the Purchaser intends to allocate to them.

2.1.9. EMEA Asset Sale Agreement. Except as expressly set forth in Sections 2.2, 5.26, 9.2, 9.3, 9.4, 10.14, 10.17 and 10.19 and (in the case of NNUK and Nortel Networks (Ireland) Limited only) Section 5.36, none of the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators shall assume, or be deemed to assume, any Liability whatsoever under this Agreement and nothing in this Agreement (except to the extent expressly incorporated into the EMEA Asset Sale Agreement) shall apply to, or govern, the sale, assignment, transfer, retention or assumption of assets, rights, properties or Liabilities of, or by, any EMEA Sellers in any manner whatsoever. The only assets, rights, properties and Liabilities of the EMEA Sellers that are being sold, assigned or transferred to, and assumed by, the Purchaser or the EMEA Designated Purchasers, and the terms and conditions thereof, and representations with respect thereto, are solely as expressly set forth in the EMEA Asset Sale Agreement.

2.1.10. Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, if the requisite Consent has not been obtained on or prior to Closing, then, unless such Consent is subsequently obtained, this Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, any Asset or any obligation or benefit arising thereunder if an attempted direct or indirect sale, transfer, lease, sublease or assignment thereof, without the Consent of a third party (including a Government Entity), would constitute a breach, default, violation or other contravention of the rights of such third party or would be ineffective with respect to any party to a Contract concerning such Asset. For greater certainty, failure to obtain any such Consent shall not entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment of the Purchase Price and the Main Sellers and the Purchaser shall each act in accordance with Section 5.13 hereof in relation to any Deferred Transfer Purchased Assets.

SECTION 2.2. Purchase Price.

2.2.1. Purchase Price; Delay Fee.

(a) Pursuant to the terms and subject to the conditions set forth in this Agreement, in consideration of the sale of the Assets and the Shares pursuant to the terms hereof, the sale of the EMEA Assets pursuant to the EMEA Asset Sale Agreement and of the rights granted by certain Sellers and certain EMEA Sellers under the Intellectual Property License Agreement and the Trademark License Agreement, the Purchaser and each of the Designated Purchasers shall assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities and the EMEA Assumed Liabilities being assumed hereunder or under the EMEA Asset Sale Agreement by such Person and the Purchaser, on its own behalf and as agent for the Designated Purchasers, shall pay to the Escrow Agent the Escrow Amount and to the Distribution Agent as agent for the Sellers and the EMEA Sellers an aggregate amount of cash (the “Purchase Price”) equal to (i) four-hundred seventy-five million dollars ($475,000,000) (the “Base Purchase Price”) less the Escrow Amount and as adjusted pursuant to Sections 2.2.1(b), 2.2.2 and 2.2.3, plus (ii) any Delay Fee accrued in accordance with the terms hereof; provided that, for the avoidance of doubt, amounts of or in respect of VAT (as defined in the EMEA Asset Sale Agreement) and/or Transfer Taxes shall be paid directly to the relevant Seller, EMEA Seller, Joint Administrators, Joint Israeli Administrators or Tax Authority pursuant to and in accordance with the relevant provisions of this Agreement and the EMEA Asset Sale Agreement and shall not be paid to the Distribution Agent.

(b) If, on the Satisfaction Date, the Closing has not yet occurred and the condition to Closing set forth in Section 8.1(a) has not been satisfied, then in respect of each calendar day that is a Compliance Day beginning with the first Compliance Day after such Satisfaction Date and ending on the Final Date (as defined below), the Purchaser shall pay to the Escrow Agent, as an adjustment to the Purchase Price, a fee, to be held in accordance with Section 2.2.1(c), equal to $97,600 per day (the “Daily Fee”). Such Daily Fee shall be payable to the Escrow Agent in respect of all preceding days for which such fee is due (but has not yet been paid) on the earlier of (i) the Final Date and (ii) the last Business Day of each calendar month ending prior to the Final Date. The aggregate amount of all such Daily Fees payable pursuant to this Section, as of any relevant time of determination, shall be referred to as the “Delay Fee”. The “Final Date” shall be the date that is the earlier of (x) the date when the condition to Closing set forth in Section 8.1(a) has been satisfied and (y) the date of any termination of this Agreement in accordance with its terms.

(c) All Delay Fees paid by the Purchaser in accordance with Section 2.2.1(b) (the “Delay Fee Payments”) shall be held by the Escrow Agent pursuant to the Escrow

Agreement to serve as earnest money under this Agreement and the EMEA Asset Sale Agreement and shall then (together with actual earnings thereon):

(i) become property of the Sellers and the EMEA Sellers at the Closing and be therefore paid by the Escrow Agent to the Distribution Agent (as agent of the Sellers and the EMEA Sellers) at Closing pursuant to Section 2.3.2(b); or

(ii) be applied to (i) the Reverse Termination Fee payable by the Purchaser pursuant to Section 9.3 (and therefore become property of the Sellers and the EMEA Sellers as of the effective date of the termination of this Agreement that triggered the obligation to pay such Reverse Termination Fee and be paid by the Escrow Agent to the Distribution Agent (as agent of the Sellers and the EMEA Sellers) within fifteen (15) Business Days after such effective date of termination hereof) and/or (ii) damages payable to the Sellers or the EMEA Sellers by the Purchaser or a Designated Purchaser or an EMEA Designated Purchaser hereunder or under the EMEA Asset Sale Agreement; or

(iii) be promptly returned to the Purchaser by the Escrow Agent promptly after the earlier of (A) the thirtieth (30th) day following termination of this Agreement in accordance with its terms, if, within thirty (30) days of such termination, the Sellers or the EMEA Sellers have not made a written claim for damages and/or the Reverse Termination Fee from the Purchaser or a Designated Purchaser or an EMEA Designated Purchaser hereunder or under the EMEA Asset Sale Agreement and (B) final resolution of any such claim.

2.2.2. Estimated Purchase Price.

(a) For purposes of determining the amount of cash to be paid as the Estimated Purchase Price by the Purchaser (on its own behalf and as agent for the Designated Purchasers) to the Distribution Agent as agent for the Sellers and the EMEA Sellers at the Closing pursuant to Section 2.3.2(a), at least three (3) Business Days prior to the Closing Date, the Main Sellers and the EMEA Sellers shall deliver to the Purchaser a statement prepared in good faith in accordance with the Calculation Principles and the terms hereof setting forth (i) the estimated Closing Inventory Adjustment (the “Estimated Closing Inventory Adjustment”) together with the estimated Closing Date Inventory Schedule and calculations used to determine the Estimated Closing Inventory Adjustment, (ii) the estimated Companies Net Working Capital as of the Closing (the “Estimated Closing Companies Net Working Capital”), (iii) the estimated Closing Accrued Vacation Amount (the “Estimated Closing Accrued Vacation Amount”), (iv) the estimated Retirement Obligation Amount as of the Closing (the “Estimated Closing Retirement Obligation Amount”), (v) the estimated Net Debt Adjustment as of the Closing (the “Estimated Closing Net Debt Adjustment”), (vi) the estimated Adjustment Payment (the “Estimated Adjustment Payment”), (vii) the estimated EMEA Downward Adjustment as of the Closing Date (the “Estimated Closing EMEA Downward Adjustment”), (viii) the estimated EMEA Holiday Adjustment as of the Closing Date (the “Estimated Closing EMEA Holiday Adjustment”), and (ix) the Estimated Purchase Price.

(b) As used in this Agreement, “Estimated Purchase Price” shall mean an amount equal to:

(i) the Base Purchase Price; minus

(ii) the Estimated Closing Inventory Adjustment; plus

(iii) the difference (whether positive or negative) of the Estimated Closing Companies Net Working Capital minus the Target Closing Companies Net Working Capital; minus

(iv) the Estimated Closing Accrued Vacation Amount; minus

(v) the Estimated Closing Retirement Obligation Amount; minus

(vi) the Estimated Closing Net Debt Adjustment; minus

(vii) the Estimated Adjustment Payment; minus

(viii) the Estimated Closing EMEA Downward Adjustment; minus

(ix) the Estimated Closing EMEA Holiday Adjustment.

2.2.3. Post-Closing Purchase Price Adjustment.

2.2.3.1 Closing Statement; Dispute Resolution

(a) As promptly as practicable (and in any event within sixty (60) days after the Closing), the Main Sellers and the EMEA Sellers shall deliver to the Purchaser a written statement (the “Closing Statement”) that shall contain their final calculation of (i) the Closing Inventory Adjustment, (ii) the Companies Net Working Capital as of the Closing (the “Closing Companies Net Working Capital”), (iii) the Retirement Obligation Amount as of the Closing Date for the relevant Transferred Employees (the “Closing Retirement Obligation Amount”), (iv) the Accrued Vacation Amount as of the Closing Date (except that the item described in clause (y) of the definition of Accrued Vacation Amount shall be calculated under that portion of said clause (y) that pertains to the Closing Accrued Vacation Amount) for the relevant Transferred Employees (the “Closing Accrued Vacation Amount”), (v) the Net Debt Adjustment as of the Closing (the “Closing Net Debt Adjustment”), (vi) the Adjustment Payment, (vii) the EMEA Downward Adjustment as of the Closing (the “Closing EMEA Downward Adjustment”), (viii) the EMEA Holiday Adjustment as of the Closing (the “Closing EMEA Holiday Adjustment”), (ix) the final Purchase Price, and (x) the amounts payable by either Party pursuant to Sections 2.2.3.2(a) through 2.2.3.2(h) as an adjustment to the Estimated Purchase Price. The Closing Statement shall be prepared in accordance with the Calculation Principles and the terms hereof. Throughout the periods during which the Closing Statement is being prepared and any disputes that may arise under this Section 2.2.3 are being resolved, the Purchaser and the Designated Purchasers shall, promptly upon request, provide the Main Sellers, the EMEA Sellers and their respective accountants reasonable access to the books, records, documents, schedules and workpapers and personnel of the Business and the Companies in connection with the preparation of the Closing Statement and resolution of any disagreements with respect thereto.

(b) If the Purchaser (acting on its own behalf and as agent of the Designated Purchasers (if applicable)) disagrees with the determination of the Closing Statement, the Purchaser shall notify the Main Sellers and the EMEA Sellers of such disagreement within sixty (60) days after delivery of the Closing Statement (such notice, the “Disagreement Notice”). The Disagreement Notice shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, the Closing Statement. If the Purchaser fails to deliver the Disagreement Notice by the end of such sixty- (60-) day period, the Purchaser shall be deemed to have accepted as final the Closing Statement delivered by the Main Sellers and the EMEA Sellers. Matters included in the calculations in the Closing Statement to which the Purchaser does not object in the Disagreement Notice shall be deemed accepted by the Purchaser and shall not be subject to further dispute or review. Throughout the periods during which the Closing Statement is being prepared and any disputes that may arise under this Section 2.2.3 are being resolved, the Main Sellers and the EMEA Sellers shall, promptly upon request, provide the Purchaser, the Designated Purchasers and their respective accountants reasonable access to the books, records, documents, schedules, workpapers and personnel of the Main Sellers and the EMEA Sellers in connection with the Purchaser’s and its accountants’ review of the Closing Statement (other than any such documents, schedules and workpapers that are subject to attorney-client privilege; it being understood, however, that Main Sellers and EMEA Sellers shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the Purchaser, the Designated Purchasers or their respective representatives to occur without so jeopardizing privilege). The Purchaser, the Main Sellers and the EMEA Sellers shall negotiate in good faith to resolve any disagreement with respect to the Closing Statement, and any resolution agreed to in writing by the Purchaser and the Main Sellers and the EMEA Sellers shall be final and binding upon the Parties.

(c) If the Purchaser and the Main Sellers and the EMEA Sellers are unable to resolve any disagreement as contemplated by Section 2.2.3.1(b) within fourteen (14) days after delivery of a Disagreement Notice by the Purchaser, either the Main Sellers, the EMEA Sellers or the Purchaser may appoint the Accounting Arbitrator, on behalf of all Parties and the EMEA Sellers, to resolve such disagreement. The Accounting Arbitrator’s determination shall be based only on the written submissions by the Main Sellers, the EMEA Sellers and the Purchaser and not upon any independent review by the Accounting Arbitrator. The Primary Parties and NNUK shall instruct the Accounting Arbitrator and the Accounting Arbitrator shall consider only those items and amounts set forth in the Closing Statement as to which the Main Sellers, the EMEA Sellers and the Purchaser have not resolved their disagreement. With respect to each such item, the decision of the Accounting Arbitrator shall be the amount claimed by the Main Sellers and the EMEA Sellers, the amount claimed by the Purchaser, or an amount between the amount claimed by the Main Sellers and the EMEA Sellers and the amount claimed by the Purchaser. The Main Sellers, NNUK and the Purchaser shall instruct, and they shall use their reasonable best efforts to cause, the Accounting Arbitrator to deliver to the Primary Parties and NNUK, as promptly as practicable (and in no event later than thirty (30) days after his or her appointment), a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report and the Closing Statement, as adjusted thereby, shall be final and binding upon the Parties and the EMEA Sellers. Neither the Main Sellers or

the EMEA Sellers nor the Purchaser shall have any ex parte communications or meetings with the Accounting Arbitrator regarding the subject matter hereof without the other Party’s prior consent. In the event the Accounting Arbitrator concludes that the Purchaser was correct as to a majority (by dollar amount) of the disputed items, then the Sellers and the EMEA Sellers shall pay the Accounting Arbitrator’s fees, costs and expenses. In the event the Accounting Arbitrator concludes that the Main Sellers and the EMEA Sellers were correct as to a majority (by dollar amount) of the disputed items, then the Purchaser shall pay the Accounting Arbitrator’s fees, costs and expenses.

2.2.3.2 Purchase Price Adjustment

(a) Inventory Adjustment

(i) If the Closing Inventory Adjustment as finally determined in accordance with Section 2.2.3.1 is higher than the Estimated Closing Inventory Adjustment, the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay or cause to be paid to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to the positive difference between the Closing Inventory Adjustment and the Estimated Closing Inventory Adjustment.

(ii) If, instead, the Closing Inventory Adjustment as finally determined in accordance with Section 2.2.3.1 is lower than the Estimated Closing Inventory Adjustment, the Purchaser, acting on its own behalf and as agent of the Designated Purchasers, shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the positive difference between the Estimated Closing Inventory Adjustment and the Closing Inventory Adjustment.

(b) Companies Net Working Capital Adjustment

(i) If the Closing Companies Net Working Capital as finally determined in accordance with Section 2.2.3.1 is lower than the Estimated Closing Companies Net Working Capital, the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay or cause to be paid to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to the positive difference between the Estimated Closing Companies Net Working Capital and the Closing Companies Net Working Capital.

(ii) If, instead, the Closing Companies Net Working Capital as finally determined in accordance with Section 2.2.3.1 is higher than the Estimated Closing Companies Net Working Capital, the Purchaser, acting on its own behalf and as agent of the Designated Purchasers, shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the positive difference between the Closing Companies Net Working Capital and the Estimated Closing Companies Net Working Capital.

(c) Accrued Vacation Adjustment

(i) If the Closing Accrued Vacation Amount as finally determined in accordance with Section 2.2.3.1 is higher than the Estimated Closing Accrued Vacation Amount, the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay or cause to be paid to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to the positive difference between the Closing Accrued Vacation Amount and the Estimated Closing Accrued Vacation Amount.

(ii) If, instead, the Closing Accrued Vacation Amount as finally determined in accordance with Section 2.2.3.1 is lower than the Estimated Closing Accrued Vacation Amount, the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the positive difference between the Estimated Closing Accrued Vacation Amount and the Closing Accrued Vacation Amount.

(d) Retirement Obligation Amount Adjustment

(i) If the Closing Retirement Obligation Amount as finally determined in accordance with Section 2.2.3.1 is higher than the Estimated Closing Retirement Obligation Amount, the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay or cause to be paid to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to the positive difference between the Closing Retirement Obligation Amount and the Estimated Closing Retirement Obligation Amount.

(ii) If, instead, the Closing Retirement Obligation Amount as finally determined in accordance with Section 2.2.3.1 is lower than the Estimated Closing Retirement Obligation Amount, the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the positive difference between the Estimated Closing Retirement Obligation Amount and the Closing Retirement Obligation Amount.

(e) Net Debt Adjustment

(i) If the Closing Net Debt Adjustment as finally determined in accordance with Section 2.2.3.1 is higher than the Estimated Closing Net Debt Adjustment, the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay or cause to be paid to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to the positive difference between the Closing Net Debt Adjustment and the Estimated Closing Net Debt Adjustment.

(ii) If, instead, the Closing Net Debt Adjustment as finally determined in accordance with Section 2.2.3.1 is lower than the Estimated Closing Net Debt Adjustment, the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the positive difference between the Estimated Closing Net Debt Adjustment and the Closing Net Debt Adjustment.

(f) Adjustment Payment

(i) If the Adjustment Payment as finally determined in accordance with Section 2.2.3.1 is higher than the Estimated Adjustment Payment, the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay or cause to be paid to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to the positive difference between the Adjustment Payment and the Estimated Adjustment Payment.

(ii) If, instead, the Adjustment Payment as finally determined in accordance with Section 2.2.3.1 is lower than the Estimated Adjustment Payment, the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the positive difference between the Estimated Adjustment Payment and the final Adjustment Payment.

(g) EMEA Downward Adjustment

(i) If the Closing EMEA Downward Adjustment as finally determined in accordance with Section 2.2.3.1 is higher than the Estimated Closing EMEA Downward Adjustment, the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay or cause to be paid to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to the positive difference between the Closing EMEA Downward Adjustment and the Estimated Closing EMEA Downward Adjustment.

(ii) If, instead, the Closing EMEA Downward Adjustment as finally determined in accordance with Section 2.2.3.1 is lower than the Estimated Closing EMEA Downward Adjustment, the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the positive difference between the Estimated Closing EMEA Downward Adjustment and the Closing EMEA Downward Adjustment.

(h) EMEA Holiday Adjustment

(i) If the Closing EMEA Holiday Adjustment as finally determined in accordance with Section 2.2.3.1 is higher than the Estimated Closing EMEA Holiday Adjustment, the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay or cause to be paid to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to the positive difference between the Closing EMEA Holiday Adjustment and the Estimated Closing EMEA Holiday Adjustment.

(ii) If, instead, the Closing EMEA Holiday Adjustment as finally determined in accordance with Section 2.2.3.1 is lower than the Estimated Closing EMEA Holiday Adjustment, the Purchaser, acting on its own behalf and as agent of the Designated Purchasers, shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the positive difference between the Estimated Closing EMEA Holiday Adjustment and the Closing EMEA Holiday Adjustment.

(i) Purchase Price Adjustment Payments

(i) Any payments to be made under Section 2.2.3.2 (a) through (h) shall be netted, and the net amount of such payment shall (x) if payable to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers, be made in cash by wire transfer of immediately available funds to the bank account(s) designated in writing by the Purchaser within five (5) Business Days of the final determination of the last of the Closing Inventory Adjustment, Closing Accrued Vacation Amount, Closing Retirement Obligation Amount, Closing Net Debt Adjustment, Closing Companies Net Working Capital, Adjustment Payment, Closing EMEA Downward Adjustment and Closing EMEA Holiday Adjustment, and (y) if payable to the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, be made in cash by wire transfer of immediately available funds to the bank account(s) designated in writing by the Main Sellers, within five (5) Business Days of the final determination of the last of the Closing Inventory Adjustment, Closing Accrued Vacation Amount, Closing Retirement Obligation Amount, Closing Net Debt Adjustment, Closing Companies Net Working Capital, Adjustment Payment, Closing EMEA Downward Adjustment and Closing EMEA Holiday Adjustment.

(ii) Any payment to be made under Section 2.2.3.2 shall include interest thereon calculated from the Closing Date to the date of payment at a rate per annum of three (3)%. Such interest shall accrue from day to day.

2.2.4. Security for Purchase Price Adjustment; Status.

(a) Payments of any amounts owed by the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, to the Purchaser pursuant to Section 2.2.3.2(i) shall be secured, for a period of one-hundred eighty (180) days from the Closing Date or, if longer, until the amount of the Purchase Price adjustment is finally determined pursuant to Section 2.2.3.1, by funds held in deposit by the Escrow Agent in the Purchase Price Adjustment Escrow Account. Such funds shall be released to the Purchaser to the extent, if any, of any amount payable to Purchaser pursuant to Section 2.2.3.2(i), with the remainder of the Purchase Price Adjustment Escrow Amount being released to the Distribution Agent (as agent for the Sellers and the EMEA Sellers).

(b) The Sellers shall pay two-thirds (2/3) and the EMEA Sellers shall pay one-third (1/3) of any amounts owed to the Purchaser pursuant to Section 2.2.3.2(i) and Paragraph 1.3 of Schedule 9 to the EMEA Asset Sale Agreement. The Sellers’ and the EMEA Sellers’ obligations to pay their respective shares of such amounts shall be several and not joint (but the obligation of the Sellers to pay two-thirds (2/3) of such amounts shall be joint and several among the Sellers and the obligation of the EMEA Sellers to pay one-third (1/3) of such amounts shall be joint and several among the EMEA Sellers) and shall: (x) to the extent owed by the U.S. Debtors, constitute an administrative expense of the U.S. Debtors under sections 503(b) or 507(b) of the U.S. Bankruptcy Code, and (y) to the extent owed by the EMEA Debtors, constitute an expense of the administration under Paragraph 99 of Schedule B1 to the Insolvency Act 1986 and/ or Rule 2.67 of the Insolvency Rules 1986.

(c) The Parties expressly agree that, in the event the Purchaser is owed any amount pursuant to Section 2.2.3.2(i), the Purchaser shall be entitled to receive payment from the Purchase Price Adjustment Escrow Account under the Escrow Agreement and the Purchaser shall be entitled to payment directly from the Sellers or the EMEA Sellers pursuant to Section 2.2.4(b) only if and to the extent that, at the time when such payment is due from the Sellers or the EMEA Sellers following final determination of the amount of such payment pursuant to Section 2.2.3.1, (i) the Sellers or the EMEA Sellers breach their obligations under Section 2.2.6(b) with respect to payment of such amount from the Purchase Price Adjustment Escrow Account and (ii) in any event, any amount is owed to the Purchaser to the extent such amount owed exceeds the funds remaining from time to time in the Purchase Price Adjustment Escrow Account.

2.2.5. Good Faith Deposit.

(a) No later than Monday, July 20, 2009, the Purchaser will deliver to the Escrow Agent cash in the amount of $100,000,000 to serve as earnest money under this Agreement and the EMEA Asset Sale Agreement. As set forth in the Escrow Agreement, the Purchaser shall have the right from time to time to substitute one or more Letters of Credit for such cash (or to replace one or more previously delivered Letters of Credit) or cash for any Letters of Credit held by the Escrow Agent (the amount of cash and letters of credit, the “Good Faith Deposit”).

(b) The Good Faith Deposit, together with actual earnings thereon, shall:

(i) to the extent of the cash portion thereof, be applied to the Estimated Purchase Price to be paid by the Purchaser pursuant to Section 2.3.2(a) and therefore be paid by the Escrow Agent to the Distribution Agent (as agent of the Sellers and the EMEA Sellers) at Closing pursuant to Section 2.3.2(b); or

(ii) be applied to (x) the Reverse Termination Fee payable by the Purchaser pursuant to Section 9.3 and/or (y) damages payable to the Sellers or the EMEA Sellers by the Purchaser or a Designated Purchaser or an EMEA Designated Purchaser hereunder or under the EMEA Asset Sale Agreement, and therefore be paid by the Escrow Agent to the Distribution Agent (as agent of the Sellers and the EMEA Sellers) within two (2) Business Days after the date when such Reverse Termination Fee becomes payable pursuant to Section 9.3 or such damages are definitively determined to be payable.

(c) If not previously paid to Sellers, the Good Faith Deposit shall be held by the Escrow Agent until the Closing or, in the event this Agreement or the EMEA Asset Sale Agreement is terminated before the Closing, the later of (i) thirty (30) days after the effective date of such termination and (ii) ten (10) Business Days after all disputes among the Parties or any of the parties to the EMEA Asset Sale Agreement have been finally resolved and are not subject to appeal in accordance with Section 10.6(b) or Clause 21.2 of the EMEA Asset Sale Agreement, as applicable.

2.2.6. Escrows.

(a) On the date hereof, each of NNL, NNI, NNUK and the Purchaser have entered into the Escrow Agreement with the Escrow Agent in the form of Exhibit F in order to (i) secure payment of the Delay Fee and the Good Faith Deposit as provided in this Agreement and (ii) secure payment by the Sellers or the EMEA Sellers, as appropriate, of (A) with respect to the Purchase Price Adjustment Escrow Amount exclusively, amounts owed to the Purchaser pursuant to Section 2.2.3.2(i) as post-Closing Purchase Price adjustments, (B) with respect to the Holdback Escrow Amount exclusively, compliance with the Sellers’ obligations relating to post-Closing delivery of financial statements pursuant to Section 5.34(d) or (e), (C) with respect to the EMEA Employment Escrow Amount exclusively, payment of the amount calculated pursuant to Paragraph 11 of Schedule 6 to the EMEA Asset Sale Agreement (subject to the conditions and limitations set forth therein), (D) with respect to the Accrued Cash-Out Vacation Escrow Amount exclusively, payment of the amounts determined in accordance with Section 2.2.8 and (E) with respect to the French Tax Escrow Amount exclusively, payment of the NNFSAS Succession Tax Liabilities.

(b) Each of NNL, NNI, NNUK and the Purchaser hereby undertake to promptly execute and deliver to the Escrow Agent, in accordance with the formalities set forth in the Escrow Agreement, joint instructions to (i) draw on (in the case of a payment to the Distribution Agent) or cancel (in any other case) the Letter(s) of Credit (if any), (ii) pay to the Distribution Agent (as agent for the Sellers and the EMEA Sellers) or the Purchaser, as applicable, funds from the relevant Escrow Account any time that any Person becomes entitled to such payment from the relevant Escrow Account pursuant to this Agreement or the EMEA Asset Sale Agreement, including pursuant to Section 2.2.1(c), Section 2.2.5(b), Section 2.2.5(c), Section 2.2.8, Section 2.3.2(b), Section 2.2.3.2(i) or Section 5.34(f) or as a result of a decision issued by a competent court pursuant to Section 10.6, and (iii) transfer escrow funds from the Accrued Cash-Out Vacation Escrow Account to the Purchase Price Adjustment Escrow Account in accordance with Section 2.2.8.

2.2.7. Purchase Price Allocation.

(a) The Parties and the EMEA Sellers shall (i) first allocate to the tangible Assets a proportion of the Purchase Price (and, to the extent properly taken into account under the applicable Tax Laws, the Assumed Liabilities, and after reducing such Purchase Price by the $10 million reduction for transition services described in Section 5.36(c)), equal to the net book value of such Assets as of the Closing Date and (ii) then allocate the balance of the Purchase Price, as adjusted in clause (i) of this Section, to the tangible Assets and intangible Assets as the Parties and the EMEA Sellers may agree.

(b) To the extent necessary to file Transfer Tax Returns, or to implement a Section 338(h)(10) Election or a Loss Duplication Election (if such an election is made), the Parties shall negotiate in good faith to determine an allocation of the Purchase Price, less the $10 million reduction for transition services described in Section 5.36(c), (and, to the extent properly taken into account under the applicable Tax Laws, the Assumed Liabilities) among the Assets, the EMEA Assets and the Shares (and, if applicable, the non-compete agreement as set forth in Section 5.33) in accordance with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder and other applicable Tax Laws, which allocation shall be subject to the principles of Section 2.2.7(a) (such allocation, a “Partial Allocation”). If the Parties do not reach agreement on a Partial Allocation after negotiating in good faith, the Partial Allocation shall be submitted to the Accounting Arbitrator, which shall prepare a final Partial Allocation; provided, however, that if a different Partial Allocation is required by a Government Entity (including for this purpose an allocation required, approved or authorized pursuant to a Bankruptcy Proceeding), then the Partial Allocation shall be modified as necessary to be consistent with the required allocation (but in all cases shall be subject to the principles of Section 2.2.7(a)). Notwithstanding the preceding sentence, if the Parties have not reached agreement on the Partial Allocation and the Accounting Arbitrator has not submitted its determination on or before the date that a Transfer Tax Return is required to be filed with the relevant Tax Authority (giving effect to any valid extensions) pursuant to Section 6.8(b), then such Transfer Tax Return shall be timely filed in the manner that the Party with primary responsibility for filing such return reasonably determines and shall, upon receiving the Accounting Arbitrator’s later determination and to the extent permitted under applicable Law, promptly file an amended return in accordance therewith. The Parties agree (i) to be bound by the final Partial Allocation accepted by the Parties or prepared by the Accounting Arbitrator (as modified to be consistent with the allocation required by a Government Entity, as described above), as applicable, and (ii) to act in accordance with the allocations contained in such final Partial Allocation for all purposes relating to Transfer Taxes (including the preparation, filing and audit of any Transfer Tax Returns) and to a Section 338(h)(10) Election or a Loss Duplication Election. For purposes of this Section 2.2.7(b), the term Parties shall include the EMEA Sellers to the extent any negotiations or agreement required hereunder concern Transfer Tax Returns.

2.2.8. Accrued Cash-Out Vacation Escrow Amount. The Sellers shall pay to the Transferred Employees listed on Section 2.2.8 of the Sellers Disclosure Schedule (as updated prior to Closing to reflect employee hiring, promotions, demotions, transfers, or other status changes and attrition, and further accruals or reductions or other changes from the date hereof to the Closing Date, in each case if and only to the extent permitted under Section 5.9) the accrued but unused vacation amount that is owed as of the Closing Date (determined in accordance with the Calculation Principles) less applicable withholding Taxes and shall timely pay any Taxes required to be withheld or paid to appropriate Government Entities in connection therewith. Upon certification by an officer of the Sellers to the Purchaser and the Escrow Agent of the actual payment of such amount to such Transferred Employees and withholding and payment of such Taxes in connection therewith, unless the Purchaser reasonably objects in writing, with copy to the Escrow Agent, to such certification within three (3) Business Days from receipt thereof, NNI and NNL (without the need for joint instructions from the Purchaser) shall direct the Escrow Agent to disburse funds in the Accrued Cash-Out Vacation Escrow Account to reimburse the Sellers for the amount so certified (not to exceed, in the aggregate, the Accrued Cash-Out Vacation Escrow Amount, together with accrued earnings thereon). Any positive balance remaining in the Accrued Cash-Out Vacation Escrow Account giving effect to any distributions therefrom made or required to be made as a result of certifications submitted by the Sellers on or before the Accrued Vacation Amount Final Payment Date shall be transferred to the Purchase Price Adjustment Escrow Account, added to the Purchase Price Adjustment Escrow Amount and applied as provided in Section 2.2.4.

SECTION 2.3. Closing.

2.3.1. Closing Date. The completion of the purchase and sale of the Assets and the Shares and the assumption of the Assumed Liabilities (the “Closing”) shall occur simultaneously with closing of the transaction contemplated by the EMEA Asset Sale Agreement and shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP in New York, New York, commencing at Noon New York time on the date which is five (5) Business Days after the day upon which all of the conditions set forth under Article VIII (other than conditions to be satisfied at the Closing, but subject to the waiver or fulfillment of those conditions) have been satisfied or, if permissible, waived by the Main Sellers and/or the Purchaser (as applicable), or on such other place, date and time as shall be mutually agreed upon in writing by the Purchaser, the Main Sellers, the Joint Administrators and the EMEA Sellers; provided that, unless the Purchaser otherwise agrees, the Closing shall not be prior to September 30, 2009 (the day on which the Closing takes place being the “Closing Date”).

Legal title, equitable title and risk of loss with respect to the Assets and the Shares will transfer to the Purchaser or the relevant Designated Purchaser, and the Assumed Liabilities will be assumed by the Purchaser and the relevant Designated Purchasers, at the Closing.

2.3.2. Closing Actions and Deliveries. At the Closing:

(a) The Purchaser shall deliver:

(i) to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to:

(A) the Estimated Purchase Price (minus the sum of (i) the amount of cash in the Good Faith Deposit Escrow Account (including any actual earnings thereon) and (ii) the Escrow Amount); plus

(B) any accrued Delay Fee that shall not yet have been paid to the Escrow Agent in the form of Delay Fee Payments pursuant to Section 2.2.1(c),

by wire transfer in immediately available funds to an account or accounts designated at least two Business Days prior to the Closing Date by the Distribution Agent in a written notice to the Purchaser; and

(ii) to the Escrow Agent, an aggregate amount equal to the Escrow Amount, by wire transfer in immediately available funds as follows:

(A) the EMEA Employment Escrow Amount shall be wired to the EMEA Employment Escrow Account;

(B) the Holdback Escrow Amount shall be wired to the Holdback Escrow Account;

(C) the Purchase Price Adjustment Escrow Amount shall be wired to the Purchase Price Adjustment Escrow Account;

(D) the Accrued Cash-Out Vacation Escrow Amount shall be wired to the Accrued Cash-Out Vacation Escrow Account; and

(E) the French Tax Escrow Amount shall be wired to the French Tax Escrow Account;

(b) NNL, NNI and NNUK and the Purchaser shall cause the Escrow Agent to deliver to the Distribution Agent (as agent for the Sellers and the EMEA Sellers) all amounts of cash held by the Escrow Agent in the Delay Fee Escrow Account and the Good Faith Deposit Escrow Account (including actual earnings thereon) by wire transfer in immediately available funds to an account or accounts designated at least two Business Days prior to the Closing Date by the Distribution Agent in a written notice to NNL, NNI and NNUK and the Purchaser;

(c) NNI shall deliver or cause to be delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of the sale and transfer at the Closing of the Shares to the Purchaser (or the relevant Designated Purchaser as provided hereunder);

(d) if requested by the Purchaser in writing at least fifteen (15) Business Days prior to the Closing Date (i) the Sellers shall deliver letters of resignations, in a form reasonably acceptable to the Purchaser, from each director and officer of DiamondWare listed in Section 2.3.2(d) of the Sellers Disclosure Schedule and (ii) if the Purchaser determines that the Proxy Agreement will not remain in place after the Closing, the Sellers shall use their reasonable best efforts to deliver letters of resignations, in a form reasonably acceptable to the Purchaser, of each director and officer of an NGS Company specified by the Purchaser, in each case containing a waiver of any claims against such Company;

(e) the Sellers shall, or shall cause the Companies to, deliver or cause to be delivered to the Purchaser their then current share ledgers and issued share certificates; and

(f) each Party shall deliver, or cause to be delivered, to the other any other documents reasonably requested by such other Party in order to effect, or evidence the consummation of, the transactions contemplated herein including (i) customary transfer documents relating to the quit-claim deed to be recorded with respect to the Owned Real Estate, including an affidavit of non-foreign status from NNI that complies with the requirements of Section 1445 of the Code (but only in the event that Purchaser exercises its election under Section 2.1.1 to include the Owned Real Estate among the Assets) and (ii) any Notices of Lease required in accordance with the provisions of Section 5.30.

SECTION 2.4. Designated Purchaser(s). The Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.4, one or more Wholly-Owned Subsidiaries or any Person that directly or indirectly holds all of the capital stock of the Purchaser to (i) purchase specified Assets (including specified Assigned Contracts) or the Shares, (ii) assume specified Assumed Liabilities, and/or (iii) employ identified Transferred Employees (other than Share Transfer Employees) on and after the Closing Date (any Person that shall be properly designated by the Purchaser in accordance with this clause, a “Designated Purchaser”); it being understood and agreed, however, that any such right of the Purchaser to designate a Designated Purchaser is conditioned upon (x) such Designated Purchaser being able to perform the covenants under Sections 2.1.6(d) and Section 2.1.7 and Article VII and demonstrate satisfaction of the requirements of section 365 of the U.S. Bankruptcy Code, including the provision of adequate assurance for future performance, with respect to the Assumed and Assigned Contracts and (y) any such designation not creating any Liability (including any Liability relating to Taxes other than Taxes for which the Purchaser is liable pursuant to Article VI) for the Sellers or their Affiliates that would not have existed had the Purchaser purchased the Purchased Assets, assumed the Assumed Liabilities or employed the Transferred Employees. No such designation shall relieve the Purchaser of any of its obligations to the Sellers and the EMEA Sellers hereunder.

The above designation shall be made by the Purchaser by way of a written notice to be delivered to the Sellers as soon as reasonably practicable and in no event later than the ninetieth (90th) day after the date hereof, which written notice shall contain appropriate information about the Designated Purchaser(s) and shall indicate which Assets, Shares, Assumed Liabilities and Transferred Employees (other than the Share Transfer Employees) the Purchaser intends such Designated Purchaser(s) to purchase, assume and/or employ, as applicable, hereunder and include a signed counterpart to this Agreement in a form acceptable to the Main Sellers, agreeing to be bound by the terms of this Agreement and authorizing the Purchaser to act as such Designated Purchaser(s)’ agent for all purposes hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers and the EMEA Sellers as follows:

SECTION 3.1. Organization and Corporate Power.

(a) The Purchaser is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware. Each Designated Purchaser other than the Purchaser is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Each of the Purchaser and the Designated Purchasers has the requisite power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party.

(b) Each of the Purchaser and the Designated Purchasers is qualified to do business as contemplated by this Agreement and the other Transaction Documents and to own or lease and operate its properties and assets, including the Assets, except to the extent that the failure to be so qualified would not materially hinder, delay or impair the Purchaser’s or any such Designated Purchaser’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is or will become a party.

SECTION 3.2. Authorization; Binding Effect; No Breach.

(a) The execution, delivery and performance of each Transaction Document to which the Purchaser or any of the Designated Purchasers is, or at the Closing Date will be, a party have been duly authorized by the Purchaser and the relevant Designated Purchasers, as applicable. Assuming due authorization, execution and delivery by the relevant Sellers, each Transaction Document to which the Purchaser or any Designated Purchaser is, or at the Closing Date will be, a party constitutes, or upon execution thereof will constitute, a valid and binding obligation of the Purchaser or such Designated Purchaser, as applicable, enforceable against such Person in accordance with its respective terms.

(b) Assuming the accuracy of Sellers’ representations and warranties set forth in Article IV and satisfaction of the Closing Conditions set forth in Sections 8.1 and 8.3, the execution, delivery and performance by each of the Purchaser and the Designated Purchasers of the Transaction Documents to which the Purchaser or such Designated Purchaser is, or on the Closing Date will be, a party do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, or require any Consent of any Person (other than the Regulatory Approvals) or other action by or declaration or notice to any Government Entity pursuant to (i) the articles, charter or by-laws of the Purchaser or the relevant Designated Purchaser, (ii) any contract or other document to which the Purchaser or the relevant Designated Purchaser is a party or to which any of its assets is subject or (iii) any Laws to which the Purchaser, the relevant Designated Purchaser, or any of their assets is subject, except, in the case of (ii) and (iii) above, for such defaults, violations, actions and notifications that would not individually or in the aggregate materially hinder, delay or impair the performance by the Purchaser or the Designated Purchasers of any of their obligations under any Transaction Document.

SECTION 3.3. Financing. As of June 30, 2009, the Purchaser and its Subsidiaries had unrestricted cash and cash equivalents recorded on their consolidated balance sheet of approximately $530,000,000. As of the date hereof, subject to applicable borrowing conditions, the Purchaser and its Subsidiaries have undrawn committed revolving credit facilities of no less than $200,000,000.

SECTION 3.4. Adequate Assurance of Future Performance. To the extent required by any U.S. Bankruptcy Laws, the Purchaser will be able to provide, at Closing or on such earlier date as is designated by the U.S. Bankruptcy Court, adequate assurance of its and/or the relevant Designated Purchasers’ future performance under each Assumed and Assigned Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of section 365(f)(2)(B) of the U.S. Bankruptcy Code, and no other or further assurance will be necessary thereunder with respect to any Assumed and Assigned Contract. The Purchaser acknowledges and agrees that, if it becomes necessary to provide an Assumed and Assigned Contract counterparty or a landlord under any Included Real Estate Lease with additional assurances to satisfy the Purchaser’s or a Designated Purchaser’s obligations under Section 2.1.6(d) or Section 2.1.7, the Purchaser shall, and shall cause the relevant Designated Purchasers to, perform all actions and bear all such costs and expenses as may be necessary or advisable in connection with their obligations under Section 2.1.6(d) and Section 2.1.7 without recourse to any Seller; provided, however, that the Purchaser may, subject to the conditions set forth herein (and other than with respect to a Real Estate Lease, Customer Contract or SI/SP Contract), elect to forego performing such actions and incurring such costs and expenses, in which event the relevant Assumed and Assigned Contract shall be deemed to be a Non-Assigned Contract at Closing, unless otherwise agreed in writing by the Seller that is a party thereto.

SECTION 3.5. Purchaser’s Acknowledgments; Exclusivity of Representations and Warranties.

(a) The Purchaser is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement and the other Transaction Documents. In consultation with experienced counsel and advisors of its choice, the Purchaser has conducted its own independent review and analysis of the Business, the Assets, the EMEA Assets, the Assumed Liabilities, the EMEA Assumed Liabilities, the Companies and the rights and obligations it is acquiring and assuming under this Agreement and the other Transaction Documents. The Purchaser acknowledges that it and its representatives have been permitted such access to the books and records, facilities, equipment, contracts and other properties and assets of the Business and the Companies as it required to complete its review, and that it and its representatives have had an opportunity to meet with the officers and other employees of the Sellers, the EMEA Sellers, the Business and the Companies to discuss the Business.

(b) The Purchaser acknowledges and agrees that:

(i) except for the representations and warranties expressly set forth in Article IV, the Purchaser has not relied on any representation or warranty from the Sellers, the EMEA Sellers or the Companies, or any Affiliate of any such Person or any employee, officer, director, accountant, financial, legal or other representative of the Sellers, the EMEA Sellers or the Companies in determining whether to enter into this Agreement;

(ii) except for the representations and warranties expressly set forth in Article IV, none of the Sellers, the EMEA Sellers, the Companies, or any employee, officer, director, accountant, financial, legal or other representative of the Sellers, the EMEA Sellers, the Companies, or any Affiliate of any such Person has made any representation or warranty, express or implied, as to the Business (or the value or future thereof), the Assets or the EMEA Assets (including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets or the EMEA Assets, including under the International Convention on Contracts for the Sale of Goods (Geneva Convention) and any other applicable sale of goods Laws), the Assumed Liabilities, the EMEA Assumed Liabilities, the Companies or any Affiliate of any such Person or as to the accuracy or completeness of any information regarding any of the foregoing that the Sellers, the EMEA Sellers or any other Person furnished or made available to the Purchaser and its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials);

(iii) no Seller, EMEA Seller or any other Person shall have or be subject to any liability to the Purchaser, any Designated Purchaser or any other Person resulting from the distribution to the Purchaser or any Designated Purchaser, or the Purchaser’s or any Designated Purchaser’s use, of the information referred to in Section 3.5(b)(ii);

(iv) subject to the terms of the Bankruptcy Consents, the Purchaser or any Designated Purchaser takes the Assets on an “as is” and “where is” basis;

(v) the enforceability of this Agreement against the Sellers is subject to receipt of the Bankruptcy Consents; and

(vi) notwithstanding anything to the contrary contained herein, the Purchaser’s obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon the receipt of financing from any Person or the availability of funds to the Purchaser.

(c) Without limiting the generality of the foregoing, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR REGARDING THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY TRANSFERRED INTELLECTUAL PROPERTY, ACQUIRED COMPANY INTELLECTUAL PROPERTY OR LICENSED INTELLECTUAL PROPERTY RIGHTS.

SECTION 3.6. Brokers. Except for fees and commissions that will be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except (a) as set forth in the applicable sections (subject to the provisions of Section 10.8(b)) of the Sellers Disclosure Schedule, (b) as set forth in the registration statements, prospectuses, reports, schedules, forms and other filings (excluding any exhibits thereto but including any documents incorporated by reference and any amendments thereto) filed by the Sellers with the SEC or the Canadian securities regulatory authorities (collectively, the “Securities Disclosure Documents”) (but excluding any forward-looking disclosures in Securities Disclosure Documents as to risk factors, forward-looking statements and other similarly cautionary or generic disclosure contained or incorporated by reference therein) and/or in any filings made in the Bankruptcy Proceedings, in each case publicly filed between January 1, 2007 and the date hereof, or (c) to the extent relating to the Excluded Assets or the Excluded Liabilities, each of the Main Sellers jointly and severally represents and warrants to the Purchaser as set forth in Section 4.1 through Section 4.17:

SECTION 4.1. Organization and Corporate Power.

(a) Each Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Subject to entry of the U.S. Bidding Procedures Order and the U.S. Sale Order in the case of the U.S. Debtors and the Canadian Sales Process Order and Canadian Approval and Vesting Order in the case of the Canadian Debtors and receipt of other Consents from the U.S. Bankruptcy Court and the Canadian Court in connection with the transactions contemplated hereby and in the other Transaction Documents (collectively, the “Bankruptcy Consents”), each of the Main Sellers has, and each Other Seller that will execute this Agreement will have, the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party.

(b) Each of the Sellers is qualified to do business and to own, lease or otherwise hold its properties and assets, including the Assets, and to conduct its business as presently conducted, as applicable in each jurisdiction in which its ownership of property or conduct of business relating to the Business requires it to so qualify, except to the extent that the failure to be so qualified does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Companies is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and to own or use the respective properties and assets that it purports to own or use and to perform all its respective obligations under the Material Contracts to which it is a party, except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Companies is duly qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified has not had, would not have or would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.2. Authorization; Binding Effect; No Breach.

(a) Subject to the receipt of the Bankruptcy Consents, (i) the execution, delivery and performance by each Main Seller of the Transaction Documents to which such Main Seller is, or at the Closing will be, a party has been duly authorized by such Main Seller and (ii) the execution, delivery and performance by each Other Seller of the Transaction Documents to which such Seller will be a party will have been duly authorized by such Other Seller by the time such Other Seller executes this Agreement. Subject to receipt of the Bankruptcy Consents, and assuming due authorization, execution and delivery by the Purchaser and the Designated Purchasers parties thereto, the Transaction Documents to which any Seller is or will be a party, will constitute a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms.

(b) Assuming the accuracy of Purchaser’s representations and warranties set forth in Article III and satisfaction of the Closing Conditions set forth in Sections 8.1 and 8.2, subject to receipt of the Bankruptcy Consents and the Regulatory Approvals, the execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is or will be a party do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, result in the creation or imposition of any Lien upon any of the Assets, or (subject to the receipt of Consents in connection with the Assigned Contracts, any Subleases and any other Consents expressly provided for herein) require any Consent (other than the Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration or notice to any Government Entity (other than the advance notice to the U.S. Defense Security Service pursuant to the Proxy Agreement) pursuant to (i) the articles, charter or by-laws of the relevant Sellers or the Companies, (ii) any Material Contract to which the relevant Seller or any of the Companies is a party or to which any of their assets are subject, (iii) any order of any Government Entity applicable to any Company or any Seller or by which any of their respective properties or Assets are bound or (iv) any Laws to which any of the Sellers or the Companies, or any of the Assets or any of the assets owned by the Companies are subject, except, in the case of (ii), (iii) and (iv) above, for such defaults, violations, actions and notifications that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.3. Capitalization; Title to Shares; Equity Interests.

(a) The authorized capital stock of NGS consists of 1,000 shares, with no par value, of which 100 shares are issued and outstanding. The NGS Shares represent 100% of the issued and outstanding capital stock of NGS. The NGS Shares have been duly authorized, validly issued and are fully paid and nonassessable and are owned by NNI free and clear of all Liens except Permitted Encumbrances.

(b) The authorized capital stock of DiamondWare consists of 30,000,000 shares, consisting of (i) 20,000,000 shares of common stock with a par value of $0.001 per share, of which 64,000 are issued and outstanding and (ii) 10,000,000 shares of preferred stock with a par value of $0.001, none of which are issued and outstanding. The DiamondWare Shares represent 100% of the issued and outstanding capital stock of DiamondWare. The DiamondWare Shares have been duly authorized, validly issued and are fully paid and nonassessable and are owned by NNI free and clear of all Liens except Permitted Encumbrances.

(c) Section 4.3(c) of the Sellers Disclosure Schedule lists, for each NGS Company (other than NGS): (i) the authorized stock capital of such NGS Company, (ii) the issued and outstanding stock capital of such NGS Company and (iii) the par value of the shares of such NGS Company. All the shares of the NGS Companies (other than NGS) have been duly authorized, validly issued and are fully paid and nonassessable and are owned by NGS free and clear of all Liens except Permitted Encumbrances.

(d) There are no outstanding or authorized options, convertible or exchangeable securities or instruments, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Sellers or the Companies are a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity interest of any of the Companies.

(e) Except as set forth in the Proxy Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interest of the Companies.

(f) Except, with respect to NGS, for the equity interests in the other NGS Companies, the Companies do not own or hold of record or beneficially any equity interests in any corporation, limited liability company, partnership, business trust, joint venture or other legal entity.

SECTION 4.4. Title to Assets; Sufficiency of Assets.

(a) Except for Permitted Encumbrances, the Owned Inventory and the Owned Equipment is owned beneficially by one or more of the Sellers, free and clear of all Liens, and such Sellers have good and marketable title thereto. Except for Permitted Encumbrances, all tangible assets, including without limitation inventory, property and equipment that the Companies purport to own is owned beneficially by one or more of the Companies, free and clear of all Liens, and such Companies have good and marketable title thereto.

(b) All tangible assets included in the Owned Equipment and all tangible assets owned or leased by the Companies are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the date hereof and assuming the assignment or novation of all Seller Contracts and all Non-Assignable Contracts to the Purchaser or a Designated Purchaser, the assets and rights of the Companies, together with the Assets and the rights of, or to be acquired by, the Purchaser and/or the Designated Purchasers under this Agreement and the EMEA Asset Sale Agreement, together with the rights to be provided to the Purchaser and/or

Designated Purchasers under the other Transaction Documents, considered together, include such assets, properties and rights of every type and description, whether real or personal (other than Intellectual Property, Overhead and Shared Services, non-exclusive supply contracts of the Business, the services of those Employees that will not be considered Transferred Employees for purposes of this Agreement and any services currently being provided to the Business as of the Closing Date that the Purchaser elects not to receive or continue and other than the real estate assets of the Business that Purchaser has agreed or elects not to have transferred or subleased to it hereunder) as are necessary and sufficient to conduct the Business substantially in the manner conducted by the Sellers and the Companies as of the date hereof (as such conduct may reasonably be modified as a result of the restructuring plan previously disclosed to the Purchaser), except where the absence of such assets or rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.5. Material Contracts.

(a) Section 4.5(a) of the Sellers Disclosure Schedule sets forth, as of the date hereof, a true, accurate and complete list of every Seller Contract and every other Contract of the Business to which any Company is a party or by which any property of any Company is bound but excluding (x) all licenses of Intellectual Property, all of which are addressed by Section 4.6, and (y) all Real Estate Leases, all of which are addressed by Section 4.11, in each case other than purchase orders and invoices and any third-party or intercompany agreements related to Overhead and Shared Services, that:

(i) in the most recent fiscal year of the Main Sellers resulted in, or is reasonably expected by its terms in the future to result in, (a) the payment of more than $10,000,000 per annum in the aggregate or (b) the receipt by the Business of more than $10,000,000 per annum in the aggregate, except any contracts referred to in clauses (i) through (x) below;

(ii) relates to an acquisition, divestiture, merger or similar transaction of the Companies that contains representations, covenants, indemnities or other obligations (including indemnification, “earn out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payment in excess of $10,000,000;

(iii) is an Affiliate Transaction to which one of the Companies is a party;

(iv) evidences, governs or relates to (a) Indebtedness of any Company or (b) any Indebtedness of a Seller that will be an Assumed Liability hereunder at the Closing, in each case having an aggregate outstanding principal amount in excess of $10,000,000;

(v) contains any material obligation secured by a Lien on any material Asset or any material asset of a Company (other than by a Permitted Encumbrance or by any encumbrance that will be released prior to or at Closing);

(vi) after the Closing would materially restrict the Purchaser or an Affiliate of the Purchaser from engaging in any business activity anywhere in the world;

(vii) is a material joint venture Contract;

(viii) is a research and development Contract involving consideration or expenditures in excess of $10,000,000 per annum;

(ix) is a sale, reseller, distribution, systems integration or other Contract for the sale or distribution of Products or Services involving annual revenues in excess of $10,000,000 in the previous fiscal year; or

(x) is a Contract to which any Government Entity is a party and has a contract value in excess of $10,000,000 per annum,

(all the above, collectively, the “Material Contracts”).

(b) To the Knowledge of the Sellers: each Material Contract is valid, binding and in full force and effect and (with respect only to the Material Contracts under Section 4.5(a)(iii), (iv), (vi), (viii) and (ix)), was entered into in the Ordinary Course, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the general principles of equity. Neither any Seller or any Company nor, to the Sellers’ Knowledge, any other party thereto, is in material violation, breach of or default under a Material Contract, and no event has occurred that with notice or lapse of time, or both, would constitute a material violation, breach of or default under a Material Contract by any Seller or any Company or, to the Sellers’ Knowledge, any other Party thereto, except for any breach of any Material Contract included in the Assets that will be cured prior to the Closing in accordance with Section 2.1.7 or of any Material Contract not included in the Assets.

SECTION 4.6. Intellectual Property.

(a) The Acquired Company Intellectual Property, the Transferred Intellectual Property and the Licensed Intellectual Property include all the Intellectual Property owned at least in part by the Sellers or the Companies that, as of the date hereof, covers or is used to conduct and operate the Business, except with respect to any Intellectual Property used in connection with any Overhead and Shared Services.

(b) An accurate, true and complete list of:

(i) all the Transferred Intellectual Property registered in the name of the Sellers is set forth in Section 4.6(b)(i) of the Sellers Disclosure Schedule;

(ii) all the Acquired Company Intellectual Property registered in the name of the Companies is set forth in Section 4.6(b)(ii) of the Sellers Disclosure Schedule.

The lists identified in Sections 4.6(b)(i) and (ii) will include: (a) for each issued Patent and Patent application, the Patent number or application serial number for each jurisdiction in which filed, and date issued and filed; (b) for each registered Trademark, the application serial number or registration number, by country, province and state; (c) for any Domain Names, the registration date and name of registry; and (d) for each copyright registration or application, the number and date of such registration or application by country, province and state.

(c) The Acquired Company Intellectual Property, the Transferred Intellectual Property, the Licensed Intellectual Property and the Intellectual Property rights granted to the Sellers or the Companies under the Cross-License Agreements and the Inbound License Agreements together include all the material Intellectual Property that, as of the date hereof, is used in connection with the conduct and operation of the Business, in each case except with respect to any Intellectual Property used in connection with any Overhead and Shared Services.

(d) The Transferred Intellectual Property and the Acquired Company Intellectual Property are not subject to any Liens other than Permitted Encumbrances, and, to the Knowledge of the Sellers, except for Material Contracts referenced in Section 4.5(a)(vi), none of the Sellers or Companies have entered into any contract or agreement containing a covenant not to compete with respect to Transferred Intellectual Property or Acquired Company Intellectual Property or otherwise limiting the Purchaser’s ability to use any of the Transferred Intellectual Property and Acquired Company Intellectual Property to conduct the Business, in each case that would bind the Purchaser or an Affiliate of the Purchaser after the Closing. To the Knowledge of the Sellers, neither any Seller nor Company has granted any exclusive license to any Third Party with respect to any Transferred Intellectual Property or Acquired Company Intellectual Property, nor to the Knowledge of the Sellers would the source code escrow arrangements described in Section 5.9(c) of the Sellers Disclosure Schedule reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operation and conduct of the Business.

(e) With respect to the Transferred Intellectual Property and the Acquired Company Intellectual Property, the Sellers or the Companies, as applicable, own right, title, and interest in and to each such item of Intellectual Property, and, to the Knowledge of the Sellers, such rights, title, and interest are sufficient for the Sellers or the Companies, as applicable, to independently bring suit against a Third Party to enforce the issued patents, registered trademarks and registered service marks included in the Transferred Intellectual Property or the Acquired Company Intellectual Property. With respect to the Licensed Intellectual Property (other than any Intellectual Property owned by a Third Party), to the Knowledge of the Sellers, the Sellers own right, title, and interest in and to each such item of Intellectual Property, such rights, title, and interest being sufficient to permit the Sellers to license such Intellectual Property as set forth in the Intellectual Property License Agreement and the Trademark License Agreement. The Parties acknowledge and agree that the foregoing sentence does not constitute, and shall not be construed as, a representation or warranty with respect to non-infringement or non-misappropriation of Intellectual Property.

(f) To the Knowledge of the Sellers, Section 4.6(f) of the Sellers Disclosure Schedule sets forth all Contracts between Sellers or the Companies, or their respective Affiliates, and a Third Party under which the Sellers or the Companies, or their respective Affiliates, as applicable, both (i) grant a license under Patents (other than inventions, industrial designs or industrial models) owned by (or licensed to) them and (ii) receive from the counter-party a license under Patents (other than inventions, industrial designs or industrial models) owned by (or licensed to) such counter-party (but other than inbound or outbound license agreements where the only grant back from the licensee is under improvements on the licensed Intellectual Property), to the extent such Contracts are used in the Business (collectively, the “Cross-License Agreements”), except to the extent a Cross-License Agreement prohibits disclosure of its existence without consent of the relevant Third Party, which consent the Sellers were unable to obtain, in which case it has been omitted from Section 4.6(f) of the Sellers Disclosure Schedule, but the number of such Cross-License Agreements that have been omitted is set forth in Section 4.6(f) of the Sellers Disclosure Schedule, and the Sellers shall use reasonable efforts to provide such other information as reasonably requested by the Purchaser regarding such Cross-License Agreements the disclosure of which does not breach such prohibition.

(g) Neither any Seller nor any Company has received any written assertions or, to the Knowledge of the Sellers, explicit oral assertions, during the past two (2) years preceding the date of this Agreement that (i) any Seller’s or Company’s operations of the Business, including such Seller’s or Company’s use, performance, licensing, copying, distribution, sale, offer for sale, lease, manufacture, having made, importation, or any other exploitation of the Products sold by the Business or of the Services rendered by the Business infringes any intellectual property right or moral right of any Third Party; or (ii) any of the Transferred Intellectual Property, Acquired Company Intellectual Property, or Licensed Intellectual Property infringes any Intellectual Property right or moral right of or was misappropriated from a Third Party, or is invalid or unenforceable; in each case, except where such assertions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) To the Knowledge of the Sellers, there has been no assertion or claim made in writing to the Sellers or the Companies during the past two (2) years preceding the date of this Agreement asserting invalidity, misuse or unenforceability of the Transferred Intellectual Property and Acquired Company Intellectual Property or challenging the Sellers’ or the Companies’ right to use, right to transfer, or ownership of the Transferred Intellectual Property or Acquired Company Intellectual Property; in each case, except where such assertions or claims would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) To the Knowledge of the Sellers, each of the registrations for the Transferred Intellectual Property or Acquired Company Intellectual Property is valid and subsisting, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The foregoing will not be construed as a warranty that any Patent, or any Trademark registration, will issue based on a Patent or Trademark application.

(j) To the Knowledge of the Sellers, Section 4.6(j) of the Sellers Disclosure Schedule sets forth all material Contracts (other than Cross-License Agreements) granting to the Sellers or the Companies, or any of their respective Affiliates, any license under or to any Intellectual Property owned by a Third Party that is, as of the date hereof, incorporated into the Products, used in the performance of the Services or otherwise utilized by the Business in its operations in the ordinary course (collectively, the “Inbound License Agreements”), indicating for each Inbound License Agreement, the title and the parties thereto, except to the extent an Inbound License Agreement prohibits disclosure of its existence without consent of the relevant Third Party, which consent the Sellers or the Companies, as applicable, were unable to obtain, in which case it has been omitted from Section 4.6(j) of the Sellers Disclosure Schedule.

(k) To the Knowledge of the Sellers, Section 4.6(k) of the Sellers Disclosure Schedule sets forth a true, accurate and complete list of any Open Source Software used in each of the Products and describes (i) the specific Open Source Software used; (ii) the specific Open Source Software version; (iii) the vendor of the specific Open Source Software; and (iv) the Products or portions thereof into which such Open Source Software is incorporated. To the Knowledge of the Sellers, the Business is in full compliance with all license obligations associated with such Open Source Software, except as would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Affect.

(l) The Sellers and the Companies (with respect to the Business) have used reasonable efforts to establish measures regarding data security. To the Knowledge of the Sellers, with respect to data security, the Business is in compliance with all the requirements of Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m) The Sellers and the Companies (with respect to the Business) have used reasonable efforts to establish measures pertaining to the protection of trade secret information in the Sellers’ and the Companies’ possession, custody or control. To the Knowledge of the Sellers, in the last two (2) years, neither the Sellers nor the Companies have received any written notice alleging unauthorized access to or disclosure of Third Party trade secret information.

(n) To the Knowledge of the Sellers, there is no Action pending or allegation, claim, or threat in writing that the Business as presently conducted infringes or misappropriates the Intellectual Property rights of a Third Party, except as would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

(o) Notwithstanding any provision herein to the contrary, this Section 4.6 consists of the sole representation and warranty in this Agreement regarding non-infringement and non-misappropriation of Intellectual Property.

(p) The NORTEL Trademarks (as defined in the Trademark License Agreement) and the Trademarks included in the Transferred Intellectual Property are all the Trademarks owned by the Sellers and used with the Products and Services as of the Closing Date.

SECTION 4.7. Litigation. As of the date hereof, except for the Bankruptcy Proceedings, there is no Action pending or, to the Knowledge of the Sellers, threatened in writing against any Seller or Company involving the Business or Assets that would be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.8. Financial Statements.

(a) Section 4.8 of the Sellers Disclosure Schedule sets forth the unaudited management statements of certain assets and liabilities of the Business as of December 31, 2008 (the “Balance Sheet Date”) and the related unaudited management statements of income of the Business for the one- (1-) year period ended on the Balance Sheet Date (together, the “Financial Statements”). Except as set forth in the Financial Statements, such Financial Statements were prepared based on the financial books and records maintained by the Sellers, the EMEA Sellers and the Companies for the Business on the basis of the Nortel Accounting Principles and represent the Sellers’ good faith estimate of the selected balance sheet accounts and income statements set forth therein for the Business, in each case as of the dates and for the periods presented therein. The Financial Statements (a) have not been prepared in accordance with GAAP, (b) include estimated costs that do not necessarily represent the costs that were actually allocated to the Business for the relevant periods (or that the Companies and/or the Business will incur after the Closing), (c) include assets that have not been tested for impairment or otherwise adjusted for fair value, (d) reflect the estimated historical operation of the Business (including the Overhead and Shared Services and the Excluded Assets) for the periods specified therein and (e) do not represent the balance sheet accounts or the income statements that would have occurred if the Business had been operated by the Sellers as a “stand alone” entity.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Sellers (with respect to the Acquired Business) or Companies has any material Liabilities except for (i) Liabilities of the Sellers that will not be Assumed Liabilities and for which neither the Purchaser nor any Designated Purchaser will have liability by operation of Law, (ii) Liabilities set forth on the face of the Financial Statements, (iii) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law) and (iv) Liabilities that may be satisfied by the payment of Cure Costs.

SECTION 4.9. Compliance with Laws; Consents.

(a) To the Knowledge of the Sellers: (i) no Company is or since January 1, 2007 has been in violation of any applicable Law and (ii) no Seller is or since January 1, 2007 has been in violation of any applicable Law in connection with the Business (including its performance of Government Contracts and Government Subcontracts), in each case except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Sellers or the Companies has received any written notice or written claims from any Government Entity within the twelve (12) months preceding the date hereof relating to any material non-compliance of the Business or the Assets with any applicable Law nor are there, based on the Knowledge of the Sellers, any such notice or claims threatened or pending, except where such claims would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the Knowledge of the Sellers: (i) all the Consents of Government Entities necessary for, or otherwise material to, the conduct of the Business as conducted on the date hereof, have been duly obtained and are in full force and effect and (ii) the relevant Sellers and Companies are in compliance with the terms of each of such Consents, in each case except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Sellers or the Companies has received any notice or written claims from any Government Entity relating to any material non-compliance of the Business or the Assets with such Consents nor are there, based on the Knowledge of the Sellers, any such notice or claims threatened or pending, except where such claims would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the Knowledge of the Sellers, none of the Companies or, to the extent relating to the Business, the Sellers nor any of their respective executives, officers, representatives, agents or employees has violated since January 1, 2007 any provision of the Foreign Corrupt Practices Act of 1977 of the United States or any other applicable anti-corruption law.

(d) To the Knowledge of the Sellers, no Company is party to a Material Contract that contains a provision allowing for the termination of such Material Contract upon the acquisition of the NGS Shares or DiamondWare Shares by the Purchaser hereunder, including any change of control provisions.

SECTION 4.10. Privacy Laws.

(a) To the Knowledge of the Sellers, the receipt, collection, use, storage, processing, disclosure or disposal of the Personal Information by the Companies comply with all Privacy Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) With respect to the Business, there are no Actions pending, ongoing, or to the Knowledge of the Sellers, threatened in writing with respect to the Sellers’ or the Companies’ receipt, collection, use, storage, processing, disclosure or disposal of the Personal Information, except where such Actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.11. Real Property.

(a) Each parcel of real property leased pursuant to any real property lease included in the Included Real Estate Leases is leased by a Seller or an NGS Company or DiamondWare free and clear of all Liens on such Seller’s leasehold interest, as applicable, except for Permitted Encumbrances. The Sellers have made available to the Purchaser true, correct and complete copies of the Included Real Estate Leases, in each case as amended or otherwise modified and in effect. There are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of real property leased pursuant to any Included Real Estate Lease and there is no Person (other than the Sellers) in possession of such real property (provided that, in the case of Assumed and Subleased Real Estate Leases and Non-365 Real Estate Leases, this representation is being made only with respect to that portion of the premises subject thereto which, following the completion of the segregation of such premises contemplated by Section 5.28, will be subject to a Sublease).

(b) Except for Permitted Encumbrances:

(i) no Seller has made any other agreement to lease, sell, mortgage or otherwise encumber the Owned Real Estate (or any portion thereof) or given any Person an option to purchase or lease or rights of first refusal over the Owned Real Estate (or any portion thereof);

(ii) no Seller has made any other agreement to lease, sell, mortgage or otherwise encumber the portion of the Direct Lease Real Estate that on the date hereof is used for the Business or given any Person an option to purchase or lease or rights of first refusal over such portion of any Direct Lease Real Estate;

(iii) NNI has good title to the Owned Real Estate and Direct Lease Real Estate (other than the Direct Lease Real Estate located in Ottawa, Ontario) free and clear of all Liens; and

(iv) NNTC has good title to the Direct Lease Real Estate located in Ottawa, Ontario, free and clear of all Liens,

it being understood and agreed by the Purchaser that the representations set forth in this Section 4.11(b) with respect to the Owned Real Estate shall only be made if (and then as of the date hereof and as of the Closing Date) Purchaser exercises its election under Section 2.1.1 to include the Owned Real Estate among the Assets and shall only be made with respect to any property identified in Section 5.30(b) of the Sellers Disclosure Schedule if (and then as of the date hereof and as of the Closing Date) the Purchaser exercises its election, prior to the relevant Contract Designation Date, to designate such property for entry into a Direct Lease.

(c) Following the completion of the segregation of the Direct Lease Real Estate contemplated by Section 5.30, there will be no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the premises to be subject to Direct Leases and there will be no Person (other than the Sellers) in possession of such premises.

(d) The Companies do not own any real property. Section 4.11(d) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of the addresses of all real property leased, subleased, licensed or with respect to which a right to use or occupy has been granted to or by the Companies (the “Company Leases”).

(e) To the Knowledge of the Sellers, each Included Real Estate Lease is valid, binding and in full force and effect, is enforceable in accordance with its terms and was entered into in the Ordinary Course, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and to general principles of equity. To the Knowledge of Sellers, since the Petition Date, neither Sellers nor any Company, as applicable, has materially breached any Included Real Estate Lease, and no event has occurred that with notice or passage of time, or both, would constitute a material breach or default by a Seller or a Company, as applicable, under any Included Real Estate Lease, except for any breach that can be cured prior to Closing by payment of Cure Costs in accordance with Section 2.1.7. Since the Petition Date, neither any Seller nor any Company nor any Affiliate of either has given written notice to any landlord claiming a default by such landlord under an Included Real Estate Lease. To the

Knowledge of the Sellers, no landlord under an Included Real Estate Lease has notified a Seller, a Company or any of their Affiliates that it intends to terminate such Included Real Estate Lease prior to its scheduled expiration.

(f) The representations set forth in clauses (a), (c), (d) and (e) of this Section 4.11 are not being made on the date hereof with respect to any Real Estate Leases identified in Section 2.1.5(b)(iv) or 2.1.6(b)(iv) of the Sellers Disclosure Schedule and will only be made with respect to such Real Property Leases if, prior to the relevant Contract Designation Date, Purchaser provides the written notice to NNI specified in Section 2.1.5(b)(iv) or 2.1.6(b)(iv) of this Agreement, as applicable, and in such case such representations will be deemed made as of the date of this Agreement and as of the Closing Date; provided, however, that Sellers are making the representations included in this Section 4.11 on the date hereof with respect to the Mission Critical Leases (regardless of whether such Mission Critical Leases are identified in Section 2.1.5(b)(iv) of the Sellers Disclosure Schedule or not).

SECTION 4.12. Environmental Matters.

(a) To the Knowledge of the Sellers, the Business is in compliance with Environmental Laws and has obtained and is in compliance with all Environmental Permits, except where failure to comply with Environmental Laws, or to obtain or comply with Environmental Permits, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) There are no Actions relating to the Business, the Assets or the assets of the Companies pending or, to the Knowledge of the Sellers, threatened against any of the Sellers or Companies pursuant to Environmental Laws, in each case except those Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the Knowledge of the Sellers, no Hazardous Materials are present at, on or under the Owned Real Estate or the Direct Lease Real Estate and any other real property owned or operated by the Companies and associated with the Business that are reasonably anticipated to result in liabilities or obligations for investigation or remediation to any of the Sellers or the Companies pursuant to Environmental Laws, except those liabilities or obligations that (i) are set forth on Section 4.12 of the Sellers Disclosure Schedule or (ii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and as set forth on Section 4.12 of the Sellers Disclosure Schedule. It is understood and agreed by the Purchaser that the representations set forth in this Section 4.12(c) with respect to the Owned Real Estate shall only be made if (and then, effective as of the date hereof and as of the Closing Date) the Purchaser exercises its election under Section 2.1.1 to include the Owned Real Estate among the Assets and that the representations set forth in this Section 4.12(c) with respect to Direct Lease Real Estate shall only be made if such Direct Lease Real Estate is identified in Section 5.30(a) of the Sellers Disclosure Schedule on the date hereof or if (and then, effective as of the date hereof and as of the Closing Date) such Direct Lease Real Estate is identified in Section 5.30(b) of the Sellers Disclosure Schedule on the date hereof and, prior to the relevant Contract Designation Date, Purchaser has elected to enter into a Direct Lease with respect to such Direct Lease Real Estate.

(d) Notwithstanding anything in this Article IV to the contrary, none of the representations and warranties in this Article IV other than this Section 4.12 shall relate to environmental matters.

SECTION 4.13. Taxes.

(a) Each of the Companies has filed all material Tax Returns (or such Tax Returns have been filed on behalf of such Person) required to be filed by applicable Law as of the date hereof, which Tax Returns are true, correct and complete in all material respects, and has paid all material Taxes shown to be payable on such Tax Returns, except to the extent such Taxes are being contested in good faith.

(b) To the Knowledge of the Sellers, there are no pending federal, state, local or foreign Tax audits concerning material Taxes of the Companies.

(c) No pending material claim or assessment has been asserted in writing or, to the Knowledge of the Sellers, has been threatened against any of the Companies for any alleged deficiency in Taxes, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any material Tax for which any of the Companies may be liable.

(d) All material Tax Returns that are required by applicable Law to have been filed with respect to each NNI Group as of the date hereof (the “Consolidated Returns”) have been duly and timely filed, and all such Consolidated Returns were true, correct and complete in all material respects.

(e) To the Knowledge of the Sellers, there are no pending federal, state, local or foreign Tax audits concerning material Taxes of any NNI Group.

(f) No pending claim or assessment has been asserted in writing or, to the Knowledge of the Sellers, has been threatened against any member of the NNI Group for any alleged deficiency in Taxes for which any of the Companies may be liable on account of its inclusion as a member of any such NNI Group, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any material Tax for which any of the Companies may be liable on account of their inclusion as members of any such NNI Group.

(g) No Company is required to make any adjustment pursuant to Code section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign Tax Law by reason of any change in any accounting methods, no Company will be required to make such an adjustment as a result of the transactions contemplated by this Agreement, there is no application pending with any Tax Authority requesting permission for any changes in any Company’s accounting methods for Tax purposes, and no Tax Authority has proposed any such adjustment or change in accounting method with respect to any Company.

(h) No Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A).

(i) To the Knowledge of the Sellers, the Companies have withheld and timely paid to the appropriate Government Entity all material Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party, and the Companies have complied with all material related reporting and recordkeeping requirements.

(j) The Sellers represent that none of the Sellers is a non-resident of Canada within the meaning of the Income Tax Act (Canada) and, in particular, section 116 thereof, except for any Sellers which are conveying solely Assets which do not constitute (i) “taxable Canadian property” within the meaning of the Income Tax Act (Canada) or (ii) “taxable Quebec property” within the meaning of the Quebec Taxation Act.

SECTION 4.14. Labor and Employee Benefits Matters.

(a) Section 4.14(a) of the Sellers Disclosure Schedule contains an accurate and complete list of all material Seller Employee Plans and all employment agreements or other commitments for employment or engagement (i) by the Sellers or the Companies with respect to Employees providing for compensation that deviate in any material respect from the standard form offer letter for the applicable jurisdiction or provide for retention, severance or change in control payments or benefits to the Employees and (ii) by the Companies with respect to independent contractors providing more than a de minimis amount of services that deviate in any material respect from the standard form agreement for the applicable jurisdiction or provide for retention, severance or change in control payments or benefits, excluding in each case Seller Employee Plans (collectively, the “Special Agreements”). The Sellers have provided the Purchasers with a true, accurate and complete copy of (i) the plan document and summary plan description for each material Seller Employee Plan, to the extent applicable, and, if no such plan document or summary plan description exists, an accurate written summary of the material terms of such Seller Employee Plan, (ii) for any Transferred Employee Plan, copies of any trust, custodial, investment management, administrative services or similar agreement, (iii) for each Transferred Employee Plan which is intended to be tax-advantaged under applicable Law (including Code Section 401(a)), a copy of the most recent determination, opinion or similar documentation relating to the plan’s tax status, (iv) in the case of any Transferred Employee Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Form 5500, with schedules attached, and (v) annual reports or similar disclosure documents for any Transferred Employee Plan for the most recent year for which such reports or documents have been filed, and the most recent actuarial report.

(b) The information contained in Section 4.14(b)(i) of the Sellers Disclosure Schedule in respect of the Employees (the “Employee Information”) is accurate in all material respects as of the date hereof, and sets forth with respect to each Employee (except where that is not permissible under applicable data privacy Laws): (i) unique identifier, (ii) service date, (iii) position, (iv) annual base salary and annual target incentive, (v) work location, (vi) visa type, if any, (vii) the applicable Collective Labor Agreement, if any, and (viii) vacation accrual rate. Such information shall be updated in accordance with the requirements of Section 7.4(c).

In addition, Section 4.14(b)(i) of the Sellers Disclosure Schedule provides a summary of the material terms of the Special Agreements.

(c) To the Knowledge of the Sellers, no Employee who is an executive or manager of any Seller or Company is a party to any confidentiality, noncompetition, proprietary rights or other such agreement with any Person other than such Seller or Company which has a material adverse effect on such executive or manager’s ability to perform his applicable services to the Business. To the Knowledge of the Sellers, no Employee is in violation of any term of any employment contract, confidentiality, noncompetition or other proprietary rights agreement or any other contract relating to the right of such Employee to be employed by, or provide services to, such Seller (with respect to the Business) or Company.

(d) There has not been for a period of twenty-four (24) consecutive months prior to the date hereof, nor is there existent or, to the Knowledge of the Sellers, has been threatened, any strike, material grievance under a Collective Labor Agreement, slowdown, lockout, picketing or work stoppage against any Seller or Company by or on behalf of the Employees.

(e) Section 4.14(e) of the Sellers Disclosure Schedule lists all the Collective Labor Agreements in effect with respect to the Employees. For a period of twenty-four (24) consecutive months prior to the date hereof, no petition has been filed or proceedings instituted by, or on behalf of, a union, collective bargaining agent (including any unit clarification proceeding under the National Labor Relations Act or analogous law), employee or group of employees with any Government Entity seeking recognition of a collective bargaining agent with respect to any Employees, and, to any of the Sellers’ Knowledge, no such organizational effort is currently being made or has been threatened by or on behalf of any union, employee, group of employees or collective bargaining agent to organize any Employees. The Sellers and the Companies have provided the Purchaser with a true and complete copy of each of the Collective Labor Agreements listed in Section 4.14(e) of the Sellers Disclosure Schedule.

(f) Within the past three years prior to the date hereof, the Companies have not implemented any plant closing or layoff of employees that implicates (without regard to any actions that could be taken by the Companies following the Closing Date) the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law (collectively, the “WARN Act”). At or prior to the Closing, the Sellers shall provide Purchaser, in writing, the number of employees of the Companies, by facility and operating unit, who have experienced an “employment loss” (as defined under the WARN Act in the ninety (90) days immediately preceding the Closing. With respect to the Companies, there are no pending workman’s compensation liabilities or matters that, individually would reasonably be expected to result in liability in excess of $100,000 or collectively in excess of $500,000. To the Knowledge of the Sellers, there is no employment-related Action pending before any Government Entity or threatened, relating to an alleged violation or breach of any employment-related Law, or contract with respect to the Employees.

(g) To the Knowledge of the Sellers, all of the Employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the Employees are employed. To the Knowledge of the Sellers, all Employees employed outside the United States are legally entitled to work in the country in which they are employed.

(h) With respect to the Employees: (i) the Sellers and the Companies are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including wages and hours and the classification of employees, and independent contractors, and have not been within the past twelve (12) months and are not now engaged in any unfair labor practice as defined in the National Labor Relations Act or analogous Laws, in each case except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the Sellers and the Companies have not incurred, and no circumstances exist under which the Sellers or the Companies would reasonably be expected to incur, any liability arising from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or analogous Laws or the misclassification of employees as independent contractors, in each case except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) no arbitration, court decision or governmental order to which the Sellers or the Companies are or would reasonably be expected to become a party or are subject in any way limits or restricts any of the Sellers or Companies from relocating or closing any of the operations of such Seller or Company. No Transferred Employee Plan is or, within the last three (3) years, has been the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(i) With respect to each Transferred Employee Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan and the related trust have received a favorable determination letter, which has not been revoked, from the IRS covering all provisions of such plan (or the deadline for seeking such a determination letter has not passed) and to the Knowledge of the Sellers, no event or circumstance exists that has or is likely to adversely affect such qualification or exemption; (ii) if intended to qualify for tax-favorable treatment under other applicable Law, to the Knowledge of the Sellers, there exists no event or circumstance that has or is likely to adversely affect such qualification or exemption; (iii) the Transferred Employee Plan has been operated and administered in all material respects in compliance with its terms and applicable Law, and, in particular, there has been no withdrawal of assets or any other amounts therefrom other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such plans; all employer contribution holidays have been permitted; where a partial wind-up has occurred, any surplus assets existing as of the date of such wind up has been dealt with in accordance with applicable Laws; and no such plan is the result of a merger of one or more plans the assets of which were at the time of the merger or previously held in trust; (iv) no circumstance exists, nor has any event occurred that has resulted or is likely to result in the imposition of any fine, penalty or excise Tax on any Person in respect of the funding or operation of such plan; (v) there are no pending or, to the Knowledge of the Sellers, threatened claims against, by, on behalf of, or with respect to any Transferred Employee Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); and (vi) all required employer contributions, premiums and expenses to or in respect of such Transferred Employee Plans have been timely paid in full or, to the extent not yet due, have been properly accrued. To the Knowledge of the Sellers, no prohibited transaction (as described in Section 406 of ERISA or Section 4975 of the Code) which can reasonably be expected to result in material liability has occurred with respect to any Transferred Employee Plan.

(j) (i) No Transferred Employee Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a multi- or multiple employer plan subject to other applicable Law (a “Multiemployer Plan”), and none of the Companies or any other Person that would be considered a single employer with any of the Companies under the Code or ERISA currently contributes or is required to contribute to, or in the last six years has contributed or been required to contribute to, or had any liability with respect to, any Multiemployer Plan or to any other plan subject to Title IV of ERISA or Section 412 of the Code. (ii) With respect to each Multiemployer Plan, there has been no event or circumstance that has resulted in a withdrawal liability that would have, or would reasonably be expected to have, a Material Adverse Effect.

(k) None of the Companies has any liability for, nor does any Transferred Employee Plan provide for, any life, health, medical or welfare benefits following retirement or termination of employment to former employees or beneficiaries or dependents thereof, except for health continuation coverage to the extent required by Section 601 et seq. of ERISA.

(l) No circumstance exists which has resulted in or likely to result in a liability to any of the Companies or the Purchasers, whether by reason of reimbursement obligation or otherwise, in respect of a failure to comply with Code Section 409A.

(m) Except as required under the terms of this Agreement or applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (i) result in, cause the accelerated vesting or delivery of, or materially increase the amount or value of, any payment or benefit to any Transferred Employee, (ii) either alone or in connection with another event, result in any “excess parachute payment” as defined in Section 280G of the Code that would (x) be paid to any Transferred Employee, or (y) result in a non-deductible payment by the Companies, (iii) require or accelerate funding of any Transferred Employee Plan, (iv) materially increase any benefits otherwise payable under any Transferred Employee Plan, or (v) limit the ability to amend or terminate any Transferred Employee Plan or related trust.

SECTION 4.15. Brokers. Except for fees and commissions that will be paid or otherwise settled or provided for by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.

SECTION 4.16. Government Contracts.

(a) To the Knowledge of the Sellers, with respect to each material Government Contract, Government Subcontract and Government Bid to which a Company or (to the extent any such Government Contract, Government Subcontract or Government Bid is an Assigned Contract or a Seller Bid, as applicable) a Seller is a Party: (A) such Company or Seller has complied in all material respects with all terms and conditions of such Government Contract, Government Subcontract or Government Bid and any requirements of Law pertaining to such Government Contract, Government Subcontract or Government Bid; (B) each representation and certificate executed by such Company or Seller pertaining to such Government Contract, Government Subcontract or Government Bid was true and correct in all materials respects as of its effective date; (C) such Company or Seller has not intentionally submitted any materially inaccurate or untruthful cost or pricing data or claim for payment to any Government Entity in connection with such Government Contract, Government Subcontract or Government Bid; (D) such Company or Seller is in compliance will the applicable Government Cost Accounting Standards in respect of such Government Contract, Government Subcontract or Government Bid; (E) there is no suspension, stop work order, cure notice or show cause notice in effect for such Government Contract nor has any Government Entity threatened in writing to issue one; and (F) no formal protest of such Government Contract, Government Subcontract or Bid is pending as of the date hereof, except, in the case of (A), (E) and (F) above, for any breach of a Government Contract, Government Subcontract or Government Bids that is an Assigned Contract or a Seller Bid that will be cured prior to the Closing in accordance with Section 2.1.7.

(b) To the Knowledge of the Sellers: (i) none of the Sellers, the Companies or any of their respective directors, officers or employees is, or has been at any time since January 1, 2007, suspended or debarred from doing business with the U.S. Government or any State Government, or is (or has been at any time since January 1, 2007) under administrative, civil (including, but not limited to, claims under the False Claims Act, 18 U.S.C. § 287) or criminal investigation with respect to any alleged irregularity, misstatement, act or omission relating to any Government Contract or Government Subcontract of the Business, or is (or has been at any time since January 1, 2007) deemed nonresponsible or ineligible for U.S. Government, State Government or Government Entity contracting; and (ii) there are no circumstances relating to the Business that would likely warrant in the future the institution of suspension or debarment proceedings, criminal or civil fraud or other criminal or civil proceedings or a determination of nonresponsibility or ineligibility against any Seller, Company or any of their respective directors, officers or employees;

(c) To the Knowledge of the Sellers, since January 1, 2007, none of the officers, directors or employees of the Companies and none of the officers or employees of the Sellers working for the Business has: (i) made any payments or used any funds to influence federal transactions in violation of federal Laws; (ii) used any corporate or other funds or given anything of value for unlawful commissions, gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable foreign, federal, provincial or state Law; or (iii) accepted or received any material unlawful contributions, payments, expenditures or gifts; and

(d) No Seller or Company has waived any material rights under a Government Contract or Government Subcontract pertaining to the Business.

SECTION 4.17. UK Defined Benefit Plan. As of the date hereof, there are no Actions pending or threatened relating to the UK Defined Benefit Plan that could result in liability of any Company with respect to the underfunding of such plan.

SECTION 4.18. Representations and Warranties by the Other Sellers. Except (a) as set forth in the Sellers Disclosure Schedule, (b) as set forth in the Securities Disclosure Documents (but excluding any forward-looking disclosures in Securities Disclosure Documents made as to risk factors, forward-looking statements and other similarly cautionary or generic disclosure contained or incorporated by reference therein) and/or in any public filings made in the Bankruptcy Proceedings on or prior to the Closing, in each case publicly filed between January 1, 2007 and the date hereof, (c) as disclosed in the Financial Statements, (d) as expressly contemplated by this Agreement or (e) to the extent relating to the Excluded Assets or the Excluded Liabilities, each Other Seller severally but not jointly will, as of the date such Other Seller will execute this Agreement pursuant to Section 10.8, represent and warrant to the Purchaser as follows:

4.18.1. Organization and Corporate Power.

(a) Such Other Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Subject to the receipt of the Bankruptcy Consents, at the time it executes this Agreement such Other Seller will have the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or, at the Closing Date, will become a party.

(b) Such Other Seller is qualified to do business and to own, lease or otherwise hold its properties and assets, including the Assets, and to conduct its business as presently conducted, as applicable in each jurisdiction in which its ownership of property or conduct of business relating to the Business requires it to so qualify, except to the extent that the failure to be so qualified would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.18.2. Authorization; Binding Effect; No Breach.

(a) Subject to the receipt of the Bankruptcy Consents, the execution, delivery and performance by such Other Seller of the Transaction Documents to which such Other Seller will be a party will have been duly authorized by such Other Seller. Subject to receipt of the Bankruptcy Consents, and assuming due authorization, execution and delivery by the Purchaser, the Transaction Documents to which such Other Seller will be a party will constitute a legal, valid and binding obligation of such Other Seller, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable principles of equity regarding the availability of remedies (whether in proceeding at law or in equity).

(b) The execution, delivery and performance by such Other Seller of the Transaction Documents to which such Other Seller will be a party will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, result in the creation or imposition of any Lien upon any of the Assets, or (subject to the receipt of Consents in connection with the Assigned Contracts and other Consents expressly provided for herein) require any Consent of any Person (other than the Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration or notice to any Government Entity (other than the advance notice to the U.S. Defense Security Service pursuant to the Proxy Agreement) pursuant to (i) the articles, charter or by-laws of such Other Seller, (ii) any Material

Contract to which the such Other Seller is a party or to which any of its assets is subject, (iii) any order of any Government Entity applicable to such Other Seller or by which any of its properties or Assets are bound or (iv) any Laws to which such Other Seller, or any of the Assets owned by such Other Seller is subject, except, in the case of (ii), (iii) and (iv) above, for such defaults, violations, actions and notifications that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

SECTION 5.1. U.S. Bankruptcy Actions. On the timetables and subject to the terms set forth below, the U.S. Debtors shall (i) file with the U.S. Bankruptcy Court one or more motions and proposed orders as set forth below each in form and substance reasonably satisfactory to the Purchaser, (ii) notify, as required by the U.S. Bankruptcy Code and the U.S. Bankruptcy Rules, all parties entitled to notice of such motions and orders, as modified by orders in respect of notice which may be issued at any time and from time to time by the U.S. Bankruptcy Court, and such additional parties as the Purchaser may reasonably request, and (iii) subject to the provisions of this Agreement, including the provisions of Section 9.1, and the U.S. Bidding Procedures Order, if entered, use their reasonable best efforts to obtain U.S. Bankruptcy Court approval of such orders without stay, modification, reversal or amendment adverse or unacceptable to the Purchaser.

(a) As promptly as possible, but in no event later than the third (3rd ) Business Day after the date hereof, the U.S. Debtors shall file with the U.S. Bankruptcy Court a motion (the “U.S. Bidding Procedures and Sale Motion”) and two proposed orders in the forms set forth in Exhibit 5.1(a) (as approved, the “U.S. Bidding Procedures Order” and the “U.S. Sale Order”) seeking approval by the U.S. Bankruptcy Court of, respectively, (i) as for the U.S. Bidding Procedures Order, the bidding procedures for the sale of the Business, and (ii) as for the U.S. Sale Order, the sale of the Assets and Shares to the Purchaser or a Designated Purchaser and the assumption by the U.S. Debtors and assignment to the Purchaser or a Designated Purchaser of the Assumed and Assigned Contracts and the Assumed Liabilities pursuant to sections 105, 363 and 365 of the U.S. Bankruptcy Code, as specified below.

(b) The U.S. Debtors shall use their reasonable best efforts to cause the U.S. Bankruptcy Court to (i) schedule a hearing to consider the U.S. Bidding Procedures and Sale Motion and (ii) enter the U.S. Bidding Procedures Order within two (2) Business Days of the hearing referred to in clause (i) of this sentence.

(c) The U.S. Bidding Procedures Order shall be in the form of Exhibit 5.1(a) attached hereto, without material modification thereto unless the Purchaser expressly consents in writing to such modification (which consent shall not be unreasonably withheld), shall approve the Break-Up Fee and Expense Reimbursement, and shall provide that from the date of the entry of the U.S. Bidding Procedures Order until the conclusion of the Auction (“Solicitation Period”), the Sellers are permitted to cause their Representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to the Purchaser and its Affiliates, agents and Representatives) in connection with any

Competing Transaction. In addition, during such Solicitation Period, the Sellers shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Business and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable Law, including supplying information relating to the Business and assets of the Companies to prospective buyers. The Sellers shall contemporaneously provide Purchaser with any information concerning the Business or Assets provided to any prospective purchasers not previously provided to the Purchaser. On the tenth (10th) Business Day prior to the scheduled commencement of the Auction, the Main Sellers shall provide the Purchaser with a copy of any then current proposal received by any Seller with respect to any Competing Transaction and the Main Sellers shall provide the Purchaser with a copy of each proposal received after such date (i) as soon as reasonably practicable and in any event within forty-eight (48) hours of receipt of such proposal and (ii) in any event, on the Bid Deadline (as defined in the U.S. Bidding Procedures Order).

(d) The U.S. Sale Order shall contain the provisions (it being understood that certain of such provisions must constitute findings of fact or conclusions of Law to be made by the U.S. Bankruptcy Court as part of the U.S. Sale Order) set forth in the form of Exhibit 5.1(a) attached hereto, without material modification thereto that is adverse to the Purchaser unless the Purchaser expressly consents in writing to such modification, which consent shall not be unreasonably withheld.

(e) The U.S. Debtors shall request that the U.S. Bankruptcy Court schedule, subject to the availability of the U.S. Bankruptcy Court, a Sale Hearing on the first Business Day following the conclusion of the Auction and shall use their reasonable best efforts to cause the Sale Hearing to be heard on that date or the earliest date thereafter permitted by the Bankruptcy Court’s schedule.

SECTION 5.2. Canadian Bankruptcy Actions.

5.2.1. Canadian Sales Process Order. As promptly as possible, but in no event later than the date on which the U.S. Bidding Procedures Order is granted, the Canadian Debtors shall file with the Canadian Court a motion (the “Canadian Sales Process Order Motion”) and a proposed order (as approved, the “Canadian Sales Process Order”) seeking approval of the execution, delivery and performance of this Agreement, including payment of the Break-Up Fee and the Expense Reimbursement and a process for the sale of the Business, such order substantially in the form set forth in Exhibit 5.2.1.

5.2.2. Canadian Approval and Vesting Order. As promptly as practicable, but in no event later than three (3) Business Days after the date on which the U.S. Sale Motion is granted, and subject to their rights and obligations set forth in the Canadian Sales Process Order, the Canadian Debtors shall file with the Canadian Court one or more motions (the “Canadian Approval and Vesting Order Motion”) seeking an order substantially in the form set forth in Exhibit 5.2.2 (subject to any changes consented to in writing by the Parties) (such order as approved, the “Canadian Approval and Vesting Order”) of the Canadian Court approving this Agreement and the transactions contemplated herein, such order to include the following:

(a) the transactions contemplated by this Agreement are approved;

(b) the execution of the Sale Agreement by the Canadian Debtors is authorized and approved, and the Canadian Debtors are authorized and directed to take such additional steps and execute such additional documents as may be necessary or desirable for the completion of the transactions contemplated in this Agreement and for the conveyance of the Canadian Debtors’ right, title and interest in the Assets to the Purchaser or a Designated Purchaser, as applicable;

(c) all of the Canadian Debtors’ right, title and interest in and to the Assets shall vest absolutely in the Purchaser, free and clear of and from any and all Liens (except Permitted Encumbrances) and, to the extent permitted by applicable Law, Excluded Liabilities; and

(d) the sale of the Assets is exempt from the application of the Bulk Sales Act (Ontario).

SECTION 5.3. Consultation; Notification.

(a) The Purchaser and the U.S. Debtors shall cooperate with filing and prosecuting the U.S. Bidding Procedures and Sale Motion, a draft of which shall be delivered by the Sellers to the Purchaser no later than one (1) day after the date hereof, and obtaining entry of the U.S. Bidding Procedures Order and the U.S. Sale Order, and the U.S. Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements schedules, applications, reports and other material papers to be filed by the U.S. Debtors in connection with such motions and relief requested therein.

(b) The Purchaser and the Canadian Debtors shall cooperate with filing and prosecuting the Canadian Sales Process Order Motion and the Canadian Approval and Vesting Order Motion, and obtaining entry of the Canadian Sales Process Order and the Canadian Approval and Vesting Order, and the Canadian Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements schedules, applications, reports and other material papers to be filed by the Canadian Debtors in connection with such motions and relief requested therein.

(c) If the U.S. Sale Order or any other order of the U.S. Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, re-argument or stay shall be filed with respect thereto), the U.S. Debtors agree to, and to cause their Affiliates to, use their reasonable best efforts, to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that, subject to the conditions set forth herein, nothing contained in this Section shall preclude the Parties from consummating, or permit the Parties not to consummate, the transactions contemplated hereby if the U.S. Sale Order shall have been entered and shall not have been stayed, modified, revised or amended, in which event the Purchaser and the relevant Designated Purchasers shall be able to assert the benefits of section 363(m) of the U.S. Bankruptcy Code and, as a consequence of which, such appeal shall become moot.

(d) If the Canadian Approval and Vesting Order or any other order of the Canadian Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, re-argument or stay shall be filed with respect thereto), the Canadian Debtors agree to, and to cause their Affiliates to, take all commercially reasonable steps, and use their reasonable best efforts, to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that, subject to the conditions set forth herein, nothing in this Section shall preclude the Parties from consummating, or permit the Parties not to consummate, the transactions contemplated hereby if the Canadian Approval and Vesting Order shall have been entered and shall not have been stayed, modified, revised or amended.

SECTION 5.4. Pre-Closing Cooperation.

(a) Prior to the Closing, upon the terms and subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable and cause the fulfillment at the earliest practicable date of all of the conditions to the other Parties’ obligations to consummate the transactions contemplated by this Agreement, including: (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite Consent, provided that the Sellers shall not be obligated to make any payment or deliver anything of value to any Third Party in order to obtain any Consent (other than filing and application fees to Government Entities, and payment of Cure Costs by the Party or Parties responsible therefor pursuant to Section 2.1.7) and provided further that Purchaser shall be obligated to cooperate with Sellers in order to obtain any required Consents from landlords under Included Real Estate Leases (to the extent consent is required) and to enter into Subleases by fulfilling its obligations under Section 5.4 of the Sellers Disclosure Schedule, (ii) defending all lawsuits and other proceedings by or before any Government Entity challenging this Agreement or the consummation of the Closing, (iii) causing to be lifted or rescinded any injunction, decree, ruling, order or other action of any Government Entity adversely affecting the ability of the Parties to consummate the Closing and (iv) more generally, to facilitate an orderly transition at Closing, working with outside counsel on the prosecution of pending patent applications and maintenance of existing patents.

(b) Each Main Seller will take all actions necessary or desirable, to the extent reasonably within its power and control, to cause any of its Subsidiaries, which is the owner of any of the Assets, that has otherwise not executed and delivered this Agreement, to execute and deliver to the Purchaser a joinder to this Agreement.

(c) Each Primary Party shall promptly notify the other Primary Party of the occurrence, to such party’s Knowledge, of any event or condition, or the existence, to such party’s Knowledge, of any fact, that would reasonably be expected to result in any of the conditions to the other Primary Party’s obligation to effect the Closing set forth in Article VIII not being satisfied.

(d) NNC and NNL shall execute at Closing, upon the Purchaser’s request, a written notice to Microsoft Corporation, which notice will be substantially in the form set forth in Exhibit 5.4(d), notifying Microsoft Corporation that the Sellers have sold the Business to Purchaser at Closing, that the Business is an “Eligible Spin Off” (as defined in the Patent Cross-License Agreement dated as of July 17, 2006 among Microsoft Corporation, NNC and NNL), and that as such it will receive an “Extended License” in accordance with the terms of such agreement, and the Sellers agree that the Business shall receive such an “Extended License.”

(e) Prior to taking any action that would result in a material deviation from the forecast set forth on Section 5.4(e) of the Sellers Disclosure Schedule it being understood that the Sellers are attempting to preserve the marketability, viability and competitiveness of the Business, subject to applicable Law (including Antitrust Law) the Main Sellers shall consult with the Purchaser and consider in good faith any proposals made by Purchaser with respect to any such action. Subject to applicable Law (including Antitrust Law), the Purchaser and the Sellers shall cooperate with each other to provide for an orderly transition at Closing of the Business, including the Transferred Employees, from the Sellers to the Purchaser or the Designated Purchasers, as applicable, and to use their reasonable best efforts to minimize, consistent with the terms hereof, the disruption to the Business resulting from the transactions contemplated hereby, including any disruption caused by termination of Employees by the Sellers.

SECTION 5.5. Antitrust and Other Regulatory Approvals.

(a) In furtherance and not in limitation of the provisions of Section 5.4, each of the Parties agrees to (i) prepare and file as promptly as practicable, and in any event by no later than ten (10) Business Days from the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and a request for an advance ruling certificate pursuant to Section 102 of the Competition Act, and if deemed advisable by the Purchaser, acting reasonably, a pre-merger notification filing under the Competition Act; (ii) prepare and file as promptly as practicable, and in any event by no later than twenty (20) Business Days from the date of this Agreement (or the earlier date required by the applicable Law), a draft Form CO filing under the EC Merger Regulation; and (iii) prepare and file as promptly as practicable all other necessary documents, registrations, statements, petitions, filings and applications for other Antitrust Approvals, the ICA Approval, and any other Consent of any other Government Entities either required or that the Primary Parties mutually and reasonably agree are advisable to satisfy the condition set forth in Section 8.1(a) as expeditiously as possible.

(b) If a Party or any of its Affiliates receives a request for information or documentary material from any Government Entity with respect to this Agreement or any of the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement), then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

(c) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement (and/or by the EMEA

Asset Sale Agreement) and work cooperatively in connection with obtaining the Regulatory Approvals of each applicable Government Entity, including:

(i) cooperating with each other in connection with the filings required under the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement) and each Antitrust Approval, and liaising with each other in relation to each step of the procedure before the relevant Government Entities and as to the contents of all communications with such Government Entities. In particular, to the extent permitted by Law or Government Entity, no Party will make any notification in relation to the transactions contemplated hereunder without first providing the other Parties with a copy of such notification in draft form (subject to reasonable redactions or limiting such draft, or parts thereof, on an outside-counsel only basis where appropriate) and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Government Entities, and such first Party shall consider and take account of all reasonable comments timely made by the other Parties in this respect;

(ii) furnishing to the other Primary Parties all information within its possession that is required for obtaining the Antitrust Approvals, or required for any application or other filing to be made by the other Party pursuant to the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement); provided, however, that (a) no such information shall be required to be provided by a Party if it determines, acting reasonably, that, such information is material and competitively sensitive or that the provision of such information could reasonably be expected to have a material adverse effect upon it if the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement) were not completed or that the provision of such information would jeopardize any attorney-client or other legal privilege (it being understood, however, that the parties shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the other parties to occur without so jeopardizing privilege), and (b) in any such case the Purchaser and the Main Sellers shall cooperate with a view to establishing a mutually satisfactory procedure for providing such information directly to the Government Entity requiring or requesting such information, and the relevant Main Seller or the Purchaser or the relevant Designated Purchaser required to provide such information shall provide it directly to such Government Entity requiring or requesting such information;

(iii) promptly notifying each other of any substantive communications from or with any Government Entity with respect to the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement and each of the Primary Parties agrees not to participate in any scheduled meeting or substantive discussion, either in person or by telephone, with any Government Entity in connection with the proposed transactions unless it consults with the other

Primary Parties in advance and, to the extent not prohibited by such Government Entity, gives the other Primary Parties (limited to external counsel as appropriate) the opportunity to attend and participate; and

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Approvals, the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction, in connection with the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement).

(d) In addition, the Purchaser shall, and shall cause each of the Designated Purchasers to, use its reasonable best efforts to satisfy (or cause the satisfaction of) the conditions precedent to the Purchaser’s obligations hereunder as set forth in Section 8.1(a) to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement), including using its reasonable best efforts to make all required filings and obtain all Antitrust Approvals, the ICA Approval, and any other Consent of a Government Entity required to be obtained in order for the Parties to consummate the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement).

(e) The obligations of the Purchaser pursuant to Section 5.5(d) shall include committing, and causing the Designated Purchasers and/or the EMEA Designated Purchasers to commit, to undertakings, divestitures, licenses or hold separate or similar arrangements with respect to their respective assets, the Assets and/or the EMEA Assets and to any and all arrangements for the conduct of any business and/or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all Consents from any Government Entity necessary to consummate the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement), including taking any and all actions necessary in order to ensure the receipt of the necessary Consents, the obtaining of all Antitrust Approvals, or the termination, waiver or expiration of the necessary waiting periods, under the Investment Canada Act, the Competition Act, the HSR Act, the EC Merger Regulation or any other applicable Antitrust Laws or investment or similar Law without any reduction of the consideration paid to the Sellers and the EMEA Sellers; provided, however, that nothing in this Agreement or the EMEA Asset Sale Agreement shall require the Purchaser, any Designated Purchaser, any EMEA Designated Purchaser or any of their respective subsidiaries to commit to any actions, undertakings, divestitures, licenses or hold separate or similar arrangements or any arrangements for the conduct of any business and/or terminating any relationships or contractual rights or obligations that, individually or in the aggregate, would be material in relation to the value of the Acquired Business.

(f) For the avoidance of doubt, the covenants under this Section 5.5 shall not apply to any action, effort, filing, Consent, proceedings, or other activity or matter under any Bankruptcy Law relating to the Bankruptcy Courts, the Bankruptcy Proceedings and/or the Bankruptcy Consents.

SECTION 5.6. Pre-Closing Access to Information.

(a) Without prejudice to the clauses of this Agreement governing the Sellers’ reasonable best efforts obligations to make available to the Purchaser or to appropriate Clean Team Members documentation and information relating to Seller Contracts, the Main Sellers shall, and shall cause their Subsidiaries (other than the EMEA Sellers) to (i) give the Purchaser and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to (x) all books, records, personnel, officers and other facilities and properties of the Business and the Companies and (y) only after the entry of the U.S. Sale Order and the Canadian Approval and Vesting Order, all product documentation and design specifications of the Business and the Companies and all Software that is included in the Products, (ii) permit the Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as the Purchaser may reasonably request and (iii) cause the Sellers and the Companies to furnish the Purchaser with such unaudited financial and operating data and other information with respect to the Business and the Companies as is regularly prepared in the Ordinary Course that the Purchaser may from time to time reasonably request; provided, however, that (A) any such access shall be conducted at Purchaser’s expense, in accordance with Law (including any applicable Antitrust Law and Bankruptcy Law), at a reasonable time, under the supervision of the Sellers’ or Companies’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Business or the other businesses of the Sellers and their Affiliates, (B) the Sellers will not be required to provide to the Purchaser access to or copies of any Employee Records if the provision of such Employee Records would cause the Sellers to be in contravention of any applicable Law (but shall cooperate in good faith and use reasonable best efforts to provide Purchaser with the maximum employee information, excluding health and protected status data, allowed by Law), (C) access to information which the Main Sellers reasonably consider to be commercially sensitive shall only be provided to appropriate Clean Team Members in accordance with applicable Law and subject to the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement, as applicable, and (D) with respect to the NGS Companies, any such access shall be consistent with the applicable legal and regulatory requirements set by the United States Government, including such requirements under the Proxy Agreement and the NISPOM.

(b) Notwithstanding anything contained in this Agreement or any other agreement between the Purchaser and the Sellers executed on or prior to the date hereof, the Sellers shall not have any obligation to make available to the Purchaser or its representatives, or provide the Purchaser or its representatives with, (i) any Tax Return filed by the Sellers or any of their Affiliates or predecessors, or any related material or (ii) more generally, any information if, in the good faith opinion of the Sellers, making such information available would (A) result in the loss of any attorney-client or other legal privilege or (B) cause the Sellers to be found in contravention of any applicable Law, or contravene any fiduciary duty or agreement existing on the date hereof (including any confidentiality agreement to which the Sellers or any of their Affiliates are a party), it being understood that the Sellers shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement.

SECTION 5.7. Public Announcements. Subject to (i) the provisions of Section 7.4(a) with respect to communications and announcements to the Employees and the employees of the Purchaser and the Designated Purchasers and the last sentence of this Section 5.7 and (ii) the Parties’ disclosure obligations imposed by Law (including any obligations under any Bankruptcy Laws), the Parties shall (a) cooperate with each other in the development and distribution of all news releases, other public information disclosures and announcements, including announcements and notices to customers, suppliers and Employees, with respect to this Agreement, or any of the transactions contemplated by this Agreement and the other Transaction Documents and (b) not issue any such announcement or statement prior to consultation with, and the approval of, the Primary Parties (such approval not to be unreasonably withheld or delayed); provided that approval shall not be required where a Party determines, based on advice of counsel and after consultation with the Primary Parties, that such disclosure is required by Law. The Parties shall comply with the provisions of Exhibit 5.7.

SECTION 5.8. Further Actions.

(a) Without limiting the foregoing, on and after the Closing Date, each Party shall cooperate with the other Parties, without any further consideration, to cause to be executed and delivered, all instruments, including instruments of conveyance, novations assignment and transfer, and to make all filings with, and to obtain all consents, under any permit, license, agreement, indenture or other instrument or regulation, and to take all such other actions as any of the Parties may reasonably request to take by any other Parties from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents; provided, that, subject to Section 2.1.6(d), Section 2.1.7(g), Section 5.4, Section 5.5 and Section 5.36, neither the Purchaser nor the Sellers shall be obligated to make any payment or deliver anything of value to any Third Party (other than filing and application fees to Government Entities and payment of Cure Costs for which such Party is responsible pursuant to Section 2.1.7 and in order to obtain any Consent to the transfer of Assets or the assumption of Assumed Liabilities).

(b) The Sellers shall use their reasonable best efforts to make available (in accordance with applicable Law and subject to the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement), to the Purchaser in the Data Room or to appropriate Clean Team Members, as soon as practicable, all material documentation that forms part of, and all other information reasonably requested by the Purchaser in writing to enable the Purchaser to review by the relevant Contract Designation Date, the Other 365 Contracts and Other Non-365 Contracts.

(c) Notwithstanding anything herein to the contrary and in addition to any other indemnities contained therein, the Sublease with respect to the Non-365 Subleased Real Estate Lease related to the Belleville, Ontario real estate shall contain an indemnity from the relevant Seller to the Purchaser or Designated Purchaser with respect to the environmental conditions present at the Belleville, Ontario real estate prior to or as of the Closing Date, such indemnity to be in form and substance reasonably equivalent to that specified in Seller’s existing Non-365 Real Estate Lease related to the Belleville, Ontario real estate.

SECTION 5.9. Conduct of Business. The Sellers covenant that except as (i) the Purchaser may approve otherwise in writing (such approval not to be unreasonably withheld or delayed), (ii) set forth in Section 5.9 of the Sellers Disclosure Schedule, (iii) otherwise expressly contemplated or permitted by this Agreement or another Transaction Document, (iv) required by Law (including any applicable Bankruptcy Law) or by any order of a Bankruptcy Court, or (v) relates solely to Excluded Assets or Excluded Liabilities, the Sellers shall, and shall cause each of the Companies (other than the NGS Companies) and each of their Subsidiaries which are listed on Exhibit A hereunder (other than any Excluded Other Seller) to, and shall use reasonable best efforts (consistently with the terms of the Proxy Agreement and subject to the last sentence of this Section 5.9) to cause the NGS Companies to, (A) conduct the Business in the Ordinary Course and (B) abstain from any of the following actions:

(a) sell, lease, license or otherwise dispose of material Assets (other than Intellectual Property), other than dispositions in the Ordinary Course;

(b) incur any Lien on (i) the Shares, (ii) any assets of the Companies or (iii) any Assets, other than, in the case of clauses (ii) and (iii), (A) Liens that will be discharged at or prior to Closing and (B) Permitted Encumbrances specified in clauses (i), (ii), (iv) and (vi) of the definition of Permitted Encumbrances;

(c) grant any license or sublicense of any rights under or with respect to any Acquired Company Intellectual Property or Transferred Intellectual Property other than (i) licenses or sublicenses granted in the Ordinary Course, (ii) licenses or sublicenses as would be permitted by the grant back license rights set forth in Section 2.05 of the Intellectual Property License Agreement, or (iii) licenses or sublicenses granted pursuant to source code escrow arrangements listed in Section 5.9(c) of the Sellers Disclosure Schedule (the “IP Escrow Agreements”) provided that the Sellers agree to cooperate with the Purchaser and to take all commercially reasonable steps required to perform the terms of the IP Escrow Agreements that will prevent the release of escrowed code to the counterparty of the respective IP Escrow Agreements; or grant any license under or with respect to any Licensed Intellectual Property or Licensed Enterprise Patents, in each case except for Predominantly Non-Enterprise IP, within the Exclusive Purchaser Field (as the foregoing terms are defined in the Intellectual Property License Agreement) other than in the Ordinary Course; or sell, transfer, or assign any Licensed Intellectual Property or Licensed Enterprise Patents (as defined in the Intellectual Property License Agreement) except as part of a sale, divestiture or auction of a retained product line, operating unit, business division and/or retained assets of Nortel and in such case, only with a written license from the buyer of the Licensed Intellectual Property or Licensed Enterprise Patents sufficient for Purchaser to retain all its rights in such Licensed Intellectual Property or Licensed Enterprise Patents as set out in the Intellectual Property License Agreement;

(d) increase or commit to increase the rate of cash compensation or other fringe, incentive, equity incentive, pension, welfare or other employee benefits payable to the Transferred Employees, other than increases in the Ordinary Course for employees whose annual compensation after such increase does not exceed $200,000 or as required by applicable Law, Contracts or Seller Employee Plans in effect as of the date hereof (including pursuant to the KEIP or KERP), provided that the Sellers provide the Purchaser with notice of amendments, modifications, supplements or replacements to the KEIP as may be approved by the Canadian

Court or to the KERP as may be approved by the Canadian Court or the U.S. Bankruptcy Court) or institute any Seller Employee Plan that provides payments or benefits to any Transferred Employees;

(e) voluntarily terminate or materially amend (by materially increasing the obligations of the Sellers or the Companies under a supply Contract or materially reducing the obligations of a customer under a customer Contract of the Sellers or the Companies) any Material Contract that is a customer or a supply contract (unless such Contract has become an Excluded 365 Contract, an Excluded Non-365 Contract or a Non-Assigned Contract) other than in the Ordinary Course;

(f) hire any Person employed or to be employed in the Business or engage any independent contractor to be engaged in the Business for total annual base remuneration in excess of $200,000 per year;

(g) waive, release, assign, settle or compromise any material Action relating to the Business or the Companies to the extent that such waiver, release, assignment, settlement or compromise imposes any binding obligation, whether contingent or realized, on the Business that will bind the Companies and/or the Designated Purchasers after the Closing Date and is materially adverse to the Business;

(h) as to the Companies only, merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

(i) except with respect to endorsement of negotiable instruments in the Ordinary Course, incur, assume or guarantee any Indebtedness that will be an Assumed Liability or is a Liability of a Company, except for (A) purchase money borrowings and capitalized leases in the Ordinary Course in principal amount not exceeding $5,000,000 in the aggregate, (B) Indebtedness owed between a Company, on the one hand, and the Sellers or an Affiliate of the Sellers (other than the Companies), on the other hand, that will be repaid on or prior to Closing, (C) Indebtedness owed between or among the Companies (not to exceed $5,000,000 in principal amount in the aggregate if the Proxy Agreement is not terminated on or prior to the Closing), and (D) pension accruals in the Ordinary Course under Seller Employee Plans in existence on the date immediately prior to the date hereof;

(j) enter into any employment or independent contractor agreement with a Person employed, engaged, or to be employed or engaged, in the Business on a basis that is not terminable at will and with severance benefits other than, in each case, employment or independent contractor agreements providing for (A) total annual base remuneration not to exceed $200,000 per person and (B) severance benefits pursuant to applicable Law or the Sellers Employee Plans in accordance with past practice;

(k) make any material change in the financial accounting principles, practices or methods of the Companies, other than as required by GAAP, the Sellers’ outside auditors, applicable Law or regulatory guidelines;

(l) as to the Companies only, materially amend their certificates of incorporation or bylaws (or comparable organizational documents) in a manner adverse to the Business or the Company;

(m) as to the Companies only, make any material loans, advances or capital contributions to or equity investments in any other Person;

(n) as to the Companies only make or commit to make any capital expenditures in excess of $10,000,000;

(o) except in each case in the Ordinary Course, (i) accelerate the billing or collection of or discount any receivables, including accounts receivables and trade receivables, or otherwise modify their policies and practices regarding the billing and collection of accounts receivable related to the Business in any material respect from those in effect immediately prior to the date hereof, (ii) accrue any payables, including accounts payables or trade payables or (iii) take any action that would increase the outstanding amount of Contractual Liabilities or stock rotation rights, return rights, special business approval and similar credits;

(p) enter into any Contract other than in the Ordinary Course that would be a Material Contract;

(q) as to the Companies only, (i) change any material Tax election, (ii) change any annual Tax accounting period or method of Tax accounting in any material respect, (iii) file any amended Tax Return, (iv) enter into any closing agreement relating to any material Tax, (v) settle any material Tax claim or assessment or (vi) surrender any right to claim a material Tax refund or any extension or waiver of the limitations period applicable to any material Tax claim or assessment (provided that except as contemplated in Section 6.5, nothing contained herein shall preclude NNI from changing any Tax election, annual Tax accounting period or method of Tax accounting, filing any amended Tax Return, entering into any closing agreement relating to Tax, settling any Tax claim or assessment, or surrendering any right to claim a Tax refund or any extension or waiver of a limitations period, with respect to any consolidated or affiliated group, except to the extent that such acts would materially increase the Tax liability of a Company); or

(r) enter into any Contract not to compete in any line of business or geographic area that would reasonably be expected to bind the Purchaser or any of its Affiliates after the Closing in any material respect, except for Contracts that will not be, or that the Purchaser may elect not to have, assigned to the Purchaser hereunder;

(s) enter into any Contract granting an indemnity in respect of intellectual property infringement or misappropriation other than in the Ordinary Course that would bind the Purchaser or any of its Affiliates after the Closing in any material respect, except for those Contracts that will not be, or that the Purchaser may elect not to have, assigned to the Purchaser hereunder;

(t) permit any Company to enter into any agreement or transaction with an Affiliate other than a Company other than (i) in the Ordinary Course and on terms at least as favorable to such Company as such Company would obtain at arm’s length terms or consistent with practices in effect prior to the date hereof or (ii) any agreement or transaction that is terminable at will without penalty or cost or that terminates on or before Closing;

(u) intentionally fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any material Transferred Intellectual Property or material Acquired Company Intellectual Property; provided that if the Sellers unintentionally fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any material Transferred Intellectual Property or material Acquired Company Intellectual Property, the Sellers will, upon becoming aware of any such failure, make all reasonable efforts to correct any adverse effects of such failure.

(v) permit any Company to make a distribution or dividend to stockholders other than in the form of a working capital asset;

(w) terminate or amend any put right related to auction rate securities held by a Company; or

(x) authorize or commit or agree to take any of the foregoing actions.

Nothing in this Section 5.9 shall prohibit any of the Companies from making any dividend or distribution in cash (or in the form of other working capital assets) to its shareholders. No provision of this Section 5.9 shall be deemed to require any action by the NGS Companies that is inconsistent with the applicable legal and regulatory requirements set by the United States Government, including the requirements under the Proxy Agreement and the NISPOM.

SECTION 5.10. Transaction Expenses. Except as otherwise provided in this Agreement or the Transaction Documents, each of the Purchaser and the Sellers shall bear its own costs and expenses (including brokerage commissions, finders’ fees or similar compensation, and legal fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that costs and expenses of the Companies shall be deemed to be costs and expenses of the Sellers.

SECTION 5.11. Confidentiality.

(a) The Parties acknowledge that the Confidentiality Agreement remains in full force and effect in accordance with its terms, which are incorporated herein by reference, and the Parties agree to be bound thereby in the same manner and to the same extent as if the terms had been set forth herein in full, except that the Sellers shall be at liberty to disclose the terms of this Agreement to any court or to any liquidator or in connection with any auction process approved by the Bankruptcy Court and show appropriate figures in their administration records, accounts and returns.

(b) From the Closing Date until the date that is five (5) years after the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, and shall use reasonable best efforts to cause the respective representatives of the Sellers and their Affiliates not to, use or disclose to any Third Party, any Confidential Information. For purposes of this Agreement,

“Confidential Information” consists of all competitively sensitive information and data related to the Business, the Assets and/or the Companies (including Transferred Intellectual Property and competitively sensitive Business Information existing as of the Closing Date), Purchaser or its Affiliates that is not, in each case, already available to the public, provided that nothing herein or in the other Transaction Documents shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of the Sellers, Seller’s Affiliates or their respective representatives to (i) disclose the terms of any of the Transaction Documents to any court or to any liquidator or in connection with any auction process approved by a Bankruptcy Court and show appropriate figures in their administration records, accounts and return; (ii) make permitted disclosures under Section 5.7; (iii) exercise or enforce any of its rights, or perform any obligations under this Agreement or the other Transaction Documents, including the Transition Services Agreement and the Intellectual Property License Agreement, (iv) make any disclosures that are required by applicable Law; (v) own, use or disclose Confidential Information that is not exclusive to the Business to the extent necessary to (in the reasonable judgment of the Sellers) operate the other business segments of the Sellers or their Affiliates or otherwise engage in any manner in any business activities unrelated to the Business in compliance with Section 5.33; (vi) use Confidential Information to the extent necessary to perform Rejected Customer Contracts; or (vii) make customary disclosures, subject to customary confidentiality agreements, regarding Confidential Information that is not exclusive to the Business and is primarily related to other business segments of the Sellers in connection with acquiring, merging or otherwise combining with, or being acquired by, or selling all or part of their assets to, any Person (whether in a single transaction or a series of related transactions or whether structured as an acquisition of assets, securities or otherwise).

SECTION 5.12. Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing Date, (a) the Purchaser, any Designated Purchaser or any Company receives any payment or instrument that is for the account of a Seller according to the terms of any Transaction Document, the Purchaser shall, and shall cause the Designated Purchasers and the Companies to, promptly deliver such amount or instrument to the relevant Seller, and (b) any of the Sellers receives any payment that is for the account of the Purchaser, any of the Designated Purchasers or the Companies according to the terms of any Transaction Document, the Sellers shall, and shall cause the other Sellers to promptly deliver such amount or instrument to the Purchaser or the relevant Designated Purchaser or Company, as applicable. All amounts due and payable under this Section 5.12 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use reasonable best efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.

SECTION 5.13. Non-Assignable Contracts and Other Assets.

(a) To the extent that any Seller Contract or any Seller Consent is not capable of being assigned under section 365 of the U.S. Bankruptcy Code (or, if inapplicable, pursuant to other applicable Laws or the terms of such Contract or Consent) to the Purchaser or a Designated Purchaser at the Closing, or that any Sublease cannot be entered into, without the Consent of the issuer thereof or the other party thereto or the master landlord or any Third Party (including a Government Entity) (collectively, the “Non-Assignable Contracts”), this Agreement will not constitute an assignment thereof, or an attempted assignment, nor shall any Sublease be entered under any Non-Assignable Contract, unless any such Consent is obtained following Closing; provided, however, that the Sellers will use their reasonable best efforts to cooperate with the Purchaser in any commercially reasonable arrangement to provide the Purchaser the same interest, benefits, rights and Liabilities under any such Non-Assignable Contracts as the applicable Seller had immediately prior to the Closing, including using reasonable best efforts to enter into one or more mutually agreed Subcontract Agreements. As between the Sellers and the Purchaser (or the relevant Designated Purchaser), such Non-Assignable Contracts shall be deemed to be assigned or subleased, as the case may be, and the Purchaser (or the relevant Designated Purchaser) shall perform all obligations and covenants thereunder. Notwithstanding the foregoing sentences: (i) nothing in this Section 5.13 shall require any Seller to renew any Non-Assignable Contract once it has expired, (ii) any efforts required of the Sellers pursuant to this paragraph shall (A) be subject to receipt of adequate compensation in respect of all direct incremental costs and expenses incurred in respect of or related to such arrangement, (B) be strictly on an interim basis and in no event required to continue after the expiration of the term of the Transition Services Agreement, and (C) to the extent not prohibited, be of an administrative nature only, without any substantive function, and shall be carried out by employees of the Sellers under the Transition Services Agreement. The Purchaser or the Designated Purchaser, as applicable, shall reimburse the relevant Seller for any direct incremental cost incurred and indemnify and hold each Seller harmless from and against all Liabilities, incurred or asserted, as a result of any actions taken pursuant to this Section 5.13. For the avoidance of doubt, the Parties acknowledge that the fact that any Contract constitutes a Non-Assignable Contract shall not (i) constitute a breach of any covenant hereunder, (ii) entitle Purchaser to terminate this Agreement or (iii) result in any reduction of the Purchase Price payable hereunder. Any Non-Assignable Contract assigned pursuant to the terms of this Section 5.13 shall, when assigned, constitute an Assigned Contract hereunder from and after such date.

(b) For the purposes of this Agreement (including Section 5.13(a) and all representations and warranties of the Sellers contained herein), the relevant Sellers shall be deemed to have obtained all required Consents in respect of the assignment of any Assumed and Assigned Contract if, and to the extent that, pursuant to the U.S. Sale Order, the Sellers are authorized to assume and assign to the Designated Purchasers such Seller Contract pursuant to section 365 of the U.S. Bankruptcy Code and any applicable Cure Cost has been satisfied as provided in Section 2.1.7;

(c) If and to the extent that sale to the Purchaser or any Designated Purchaser of any Assets pursuant to Section 2.1.1 would be a violation of applicable Law or require any Consent or the approval of any Government Entity or the fulfillment of any condition that cannot be fulfilled by the Purchaser prior to the Closing, then, to the extent permitted by applicable Law, including any Antitrust Laws, and unless the Purchaser shall otherwise agree, the sale to the Purchaser or any Designated Purchaser of such Asset shall be, without any further action by any Party hereto, automatically deferred and any sale of such Asset pursuant to Section 2.1.1 or otherwise shall be null and void until such time as all such violations of applicable Law are eliminated, such consents or approvals of Government Entities are obtained and such conditions are fulfilled, which in all cases shall be no later than 12 months from the Closing Date unless otherwise agreed to by the Parties hereto. Any such Asset shall be deemed a “Deferred Transfer Purchased Asset.”

(d) If and to the extent that the allocation to Purchaser or any Designated Purchaser, and Purchaser’s or any Designated Purchaser’s becoming responsible for, any Assumed Liabilities pursuant to Section 2.1.3 or otherwise would be a violation of applicable Law or require any Consent or the approval of any Government Entity or the fulfillment of any condition that cannot be fulfilled by Sellers prior to the Closing, then, to the extent permitted by applicable Law, including any Antitrust Laws and unless the parties hereto shall otherwise agree, the allocation to Purchaser or any of its Subsidiaries of, and Purchaser’s or any such Designated Purchaser’s becoming responsible for, such Assumed Liability shall, without any further action by any party, be automatically deferred and any allocation or responsibility for such Assumed Liability pursuant to Section 2.1.3 or otherwise shall be null and void until such time as all violations of applicable Law are eliminated, such consents or approvals of Government Entities are obtained, and such conditions are fulfilled. Any such Assumed Liability shall be deemed a “Deferred Transfer Assumed Liability.”

(e) With respect to any Deferred Transfer Purchased Asset or any Deferred Transfer Assumed Liability, insofar as it is reasonably possible and permitted under applicable Law, including any Antitrust Laws, (i) Sellers shall, following the Closing, hold such Deferred Transfer Purchased Asset for the use and benefit of the Purchaser and its Subsidiaries (at the expense of the Purchaser) and (ii) the Purchaser shall, or shall cause its applicable Subsidiary to, pay or reimburse Seller for all amounts paid or incurred in connection with the retention of such Deferred Transfer Assumed Liability. Sellers shall, insofar as reasonably possible and to the extent permitted by applicable Law, including any Antitrust Laws, hold and treat such Deferred Transfer Purchased Asset in the Ordinary Course and take such other actions as may be reasonably requested by the Purchaser in order to place the Purchaser or any of its Subsidiaries, insofar as permissible under applicable Law, including any Antitrust Laws, and reasonably possible, in the same position as if such Deferred Transfer Purchased Asset had been sold to the Purchaser or a Designated Purchaser at the Closing and so that, to the extent possible, all the benefits and burdens relating to such Deferred Transfer Purchased Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Deferred Transfer Purchased Asset, are to inure from and after the Closing to the Purchaser or its applicable Subsidiary entitled to the receipt of such Deferred Transfer Purchased Asset.

(f) If and when the violations of applicable Law are eliminated and such consents, approvals and/or conditions of Government Entities are obtained the absence or non-satisfaction of which caused the deferral of transfer of any Deferred Transfer Purchased Asset pursuant to Sections 5.13(b), the sale of the applicable Deferred Transfer Purchased Asset shall be effected in accordance with and subject to the terms of this Agreement.

(g) Notwithstanding any other provision of this Section 5.13, any efforts required of the Sellers pursuant to this Section 5.13 in respect of Deferred Transfer Purchased Asset shall (A) be subject to receipt of adequate compensation in respect of all incremental costs and expenses incurred in respect of or related to such arrangement, (B) be strictly on an interim basis and in no event required to continue after the expiration of the term under the Transition Services Agreement, (C) to the extent not prohibited, be of an administrative nature only, without any substantive function, and be carried out by employees of the Sellers under the Transition Services Agreement. In no event shall the Sellers be under any obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in order to comply with its obligations under this Section 5.13 for which they are not reimbursed (other than filing and application fees to Government Entities and payment of Cure Costs for which the Sellers are responsible pursuant to Section 2.1.7).

(h) Each of the Purchaser and the Sellers shall, and the Purchaser shall cause any relevant Designated Purchaser and the Sellers shall cause any Subsidiary (other than the EMEA Sellers) to, use reasonable efforts and work cooperatively in good faith to facilitate the Purchaser’s negotiation with the counter-party to any Inbound License Agreement or any Cross-License Agreement listed in Section 5.13(h) of the Sellers Disclosure Schedule that, in each case, is not a Seller Contract and is not assigned to the Purchaser or a Designated Purchaser to obtain rights for the Purchaser or a Designated Purchaser to use the Intellectual Property that is licensed to the Sellers or a Subsidiary under such Inbound License Agreement or Cross-License Agreement, or, if that negotiation is unsuccessful, the Sellers shall use reasonable efforts to provide the same interests, benefits, and rights under such Inbound License Agreement or such Cross-License Agreement, in each case, as reasonably necessary to effectively operate the Business from and after Closing, including in the case of the Sellers requesting Consent to the grant of such rights from the relevant third party; provided, however, that the Sellers shall be under no obligation to seek any such Consent prior to the completion of the Auction or to compromise any right, asset, or benefit (including relinquishment of rights outside the Exclusive Purchaser Field, as defined in the Intellectual Property License Agreement) or to expend any amount or incur any Liability or provide any other consideration in complying with its obligations under this Section 5.13(h).

SECTION 5.14. Bundled Contracts; Selected Rejected Customer Contracts.

(a) Subject to applicable Law, each of the Purchaser and the Sellers shall, and the Purchaser shall cause any relevant Designated Purchaser, as applicable, to, use its reasonable best efforts to, at least fifteen (15) Business Days prior to the Closing Date, enter into arrangements with the counterparty to each Contract that provides for the sale or provision of Products and/or Services and the sale or provision of other products and/or services of the Sellers or their Affiliates and is listed in Section 5.14 of the Sellers Disclosure Schedule (a “Bundled Contract”), to amend such Bundled Contract so as to delete all obligations and Liabilities therefrom as they relate to the Products and the Services and enter into a new Contract (effective as of, and conditioned upon the occurrence of, the Closing) with the applicable customer and which only relates to Products and Services and, unless otherwise agreed by the Purchaser, is on commercially reasonable terms that are consistent with contract terms that the Purchaser generally offers to similarly situated customers, in which event such new Contract shall be deemed to be a Seller Contract; provided, however, that the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in obtaining such arrangements with respect to any Bundled Contract. For the avoidance of doubt, the parties acknowledge that the failure to enter into such arrangements shall not entitle the Purchaser to terminate this Agreement, not to complete the transactions contemplated hereby or reduce the Purchase Price payable hereunder. The Sellers shall use reasonable best efforts not to enter into any Bundled Contracts after the date hereof. For the avoidance of doubt, under no circumstances shall the Purchaser be required to enter into any new customer contract (including, for the avoidance of doubt, a customer contract that relates to an SI/SP Contract) or, pursuant to

Section 5.14(b), any Subcontract with any customer that requires the Purchaser to deliver products and services of the Sellers other than the Products and the Services.

(b) Subject to applicable Law, for those Bundled Contracts that are not Post-Signing Customer Contracts and for which the arrangements mentioned in Section 5.14(a) could not be entered into fifteen (15) Business Days prior to the Closing Date: (i) if requested by the Purchaser, the Sellers shall use reasonable best efforts to facilitate the entry by the Purchaser or the relevant Designated Purchaser and the other party to each such Bundled Contract into a new Contract that only relates to Products and/or Services, and (ii) the Sellers and the Purchaser shall use reasonable best efforts to cooperate in any commercially reasonable arrangement to provide the Purchaser or a Designated Purchaser, as applicable, with the same interest, benefits, rights and Liabilities (including obligations relating to warranties and Known Product Defects (as defined in the Nortel Accounting Principles)) as the applicable Seller had immediately prior to the Closing under any such Bundled Contract in so far as they relate to the Business, including by entering into Subcontract Agreements as follows: (A) if the economic and other terms and conditions of the portion of any such Bundled Contract that relate to the Business (the “Enterprise Portion”) can be reasonably identified and the Enterprise Portion meets the Pre-Signing Inclusion Criteria for Major Customer Contracts, the Purchaser or a Designated Purchaser shall enter into a Subcontract Agreement relating to such Enterprise Portion on the same terms as those set forth in the relevant Bundled Contract or (B) if the Enterprise Portion of any such Bundled Contract cannot be reasonably identified or the Enterprise Portion does not meet the Pre-Signing Inclusion Criteria for Major Customer Contracts the Purchaser or a Designated Purchaser and the relevant Seller shall use their reasonable best efforts to agree on commercially reasonable terms for the subcontract of such Enterprise Portion under a Subcontract Agreement and then enter into such Subcontract Agreement, it being understood that the terms of such a Subcontract Agreement shall be considered commercially reasonable if and only if the terms of such Subcontract Agreement: (1) are at least as favorable to the Purchaser or the relevant Designated Purchaser as the terms generally offered by the Purchaser or its Subsidiaries to customers that are similarly situated to the counterparty to the relevant Bundled Contract and (2) provide for material terms (including any terms addressed by the Pre-Signing Inclusion Criteria for Major Customer Contracts) that are in the aggregate equivalent to, or better than, the material terms associated with the relevant Bundled Contract or the Enterprise Portion thereof; provided that (w) nothing in this Section 5.14 shall require the Sellers to renew any Bundled Contract once it has expired, (x) the Sellers shall have the right, any time after the expiration of the Transition Services Agreement, to exercise any right to terminate any Bundled Contract and (y) the Sellers shall be under no obligation with respect to the Enterprise Portion of any Bundled Contract that is, or is to be, subcontracted hereunder to compromise any right, asset or benefit or to expend any amount or incur any Liability in order to comply with its obligations under this sentence for which they are not reimbursed (other than filing and application fees to Government Entities, payment of Cure Costs for which the Sellers are responsible pursuant to Section 2.1.7). Any Subcontract Agreement entered into pursuant to clause (A) or (B) above shall not require the Purchaser or the Designated Purchaser to perform under such Subcontract Agreement to the extent that the TSA Sellers are in material breach of their obligation to perform services under the Transition Services Agreement and such breach frustrates the Purchaser’s ability to perform and (y) permit the Purchaser or the Designated Purchaser to terminate such subcontract upon the earliest of (i) in the case of a Subcontract Agreement described in clause

(A) above, twelve (12) months from the Closing Date and in the case of a Subcontract Agreement described in clause (B) above, six (6) months from the Closing Date, (ii) the expiration of the relevant Bundled Contract (without giving effect to any extension of the term thereof other than at the option of the counterparty thereto), (iii) the earliest date on which the relevant Seller has the right to terminate the relevant Bundled Contract without penalty or (iv) the date on which the relevant Bundled Contract is terminated by the counterparty thereto. Notwithstanding the foregoing, the Purchaser shall be allowed to refuse to enter into a Subcontract Agreement relating to a Bundled Contract if (i) the Purchaser offers to contract directly with the counterparty to such Bundled Contract on commercially reasonable terms that are consistent with contract terms that the Purchaser generally offers to similarly situated customers or (ii) the Purchaser has an existing contract with the counterparty to such Bundled Contract and offers to provide the applicable Products and/or Services under such Bundled Contract through Purchaser’s existing contract and pursuant to the terms thereof; provided that, in each of clauses (i) and (ii) of this sentence, the counterparty to the relevant Bundled Contract accepts the offer from the Purchaser and releases in writing the relevant Seller from any obligation to perform and any other Liability under the Enterprise Portion of the relevant Bundled Contract.

(c) At least thirty (30) days prior to the Closing Date, the Sellers will deliver to the Purchaser a list of those Rejected Customer Contracts, if any, that the Sellers want the Purchaser to perform on a subcontract basis after Closing (the “Selected Rejected Customer Contracts”); provided that, the Sellers shall not be allowed to include in such list of Selected Rejected Customer Contracts any (i) (A) Rejected 365 SI/SP Contract, (B) Rejected Non-365 SI/SP Contract or (C) Rejected Customer Contract that is an Indirect Customer Contract, which, in each case, (1) if it is a 365 Contract, at the time of such inclusion in the list can still be rejected by the relevant U.S. Debtor pursuant to section 365 of the U.S. Bankruptcy Code or (2) for any Contract, can be terminated by the relevant Seller at will without penalty, (ii) Customer Contract that has expired pursuant to its terms, (iii) Post-Signing Customer Contract and (iv) any Bundled Contract. Subject to applicable Law, the Purchaser or a Designated Purchaser and the relevant Seller shall use their reasonable best efforts to agree in good faith on commercially reasonable terms for each such Subcontract Agreement and shall then enter into such Subcontract Agreement, it being understood that the terms of any Subcontract Agreement shall (i) be considered commercially reasonable if and only if the terms of such Subcontract Agreement: (A) are at least as favorable to the Purchaser or the relevant Designated Purchaser as the terms generally offered by the Purchaser or its Subsidiaries to customers that are similarly situated to the counterparty to the relevant Selected Rejected Customer Contract and (B) provide for material terms (including any terms addressed by the Pre-Signing Inclusion Criteria for Major Customer Contracts) that are in the aggregate equivalent to, or better than, the material terms associated with the relevant Selected Rejected Customer Contract and (ii) permit the Purchaser or the Designated Purchaser to terminate such subcontract upon the earliest of (A) six (6) months from the Closing Date, (B) the expiration of the relevant Selected Rejected Customer Contract (without giving effect to any extension of the term thereof other than at the option of the counterparty thereto), (C) the earliest date on which the relevant Seller has the right to terminate the relevant Selected Rejected Customer Contract without penalty or (D) the date on which the relevant Selected Rejected Customer Contract is terminated by the counterparty thereto. Notwithstanding the above, any Subcontract Agreement entered into pursuant to clause (i)(A) or

(B) above shall not require the Purchaser or the Designated Purchaser to perform under such Subcontract Agreement to the extent that the TSA Sellers are in material breach of their obligation to perform services under the Transition Services Agreement and such breach frustrates the Purchaser’s ability to perform and the Purchaser shall be allowed to refuse to enter into a Subcontract Agreement relating to a Selected Rejected Customer Contract if (i) the Purchaser offers to contract directly with the counterparty to such Selected Rejected Customer Contract on commercially reasonable terms that are consistent with contract terms that the Purchaser generally offers to similarly situated customers or (ii) the Purchaser has an existing contract with the counterparty to such Selected Rejected Customer Contract and offers to provide the applicable Products and/or Services under such Selected Rejected Customer Contract through Purchaser’s existing contract and pursuant to the terms thereof; provided that, in each of clauses (i) and (ii) of this sentence, the relevant counterparty to the Selected Rejected Customer Contract accepts the offer from the Purchaser and releases in writing the relevant Seller from any obligation to perform and any other Liability under the relevant Selected Rejected Customer Contract.

SECTION 5.15. Post-Closing Assistance for Litigation.

(a) After the Closing, the Purchaser shall, upon the request of the Sellers, and at no cost to the Sellers (other than reimbursement of out of pocket expenses), make the Transferred Employees available at reasonable times and cooperate in all reasonable respects with the Sellers and their Affiliates in the preparation for, and defense of, any lawsuit, arbitration or other Action (whether disclosed or not disclosed in the Sellers Disclosure Schedule) filed or claimed against the Sellers or any of their Affiliates or any of the respective agents, directors, officers and employees of the Sellers and their Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date; provided, however, that the obligations of the Purchasers or their Affiliates hereunder shall only extend to the employees of such Purchasers or Purchasers’ Affiliates as of the date such employees are to be made available and shall not apply to former employees of such Purchaser or Purchaser’s Affiliates that have been terminated prior to such date.

(b) After the Closing, the Sellers and their Affiliates shall, upon the request of the Purchaser, and at no cost to the Purchaser or its Affiliates (other than reimbursement of out of pocket expenses), make employees of the Sellers or their Affiliates and all necessary documents available at reasonable times and cooperate in all reasonable respects with the Purchaser and its Affiliates in the preparation for, and defense of, any lawsuit, arbitration or other Action filed or claimed against the Purchaser or any of its Affiliates or any of the respective agents, directors, officers and employees of the Purchaser and its Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date; provided, however, that the obligations of the Sellers or their Affiliates hereunder shall only extend to the employees of such Sellers or Sellers’ Affiliates as of the date such employees are to be made available and shall not apply to former employees of such Sellers or Seller’s Affiliates that have been terminated prior to such date.

SECTION 5.16. Tangible Asset Removal.

(a) The Purchaser shall, and shall cause the relevant Designated Purchasers to, within thirty (30) days after the Closing Date, relocate all tangible Assets and Purchaser’s activities from all premises owned or leased by the Sellers or their Affiliates after the Closing (other than those premises to be occupied by the Purchaser or any Designated Purchasers after the Closing Date pursuant to the provisions of the Real Estate Agreements, the Assumed and Assigned Contracts, and the Company Leases) with Sellers’ cooperation; provided, however, that, subject to receipt of landlord Consent where required (it being agreed that Sellers shall only be obligated to use commercially reasonable efforts, without incurring any third-party costs, to obtain any such required Consents) and subject to Purchaser’s obligation to use commercially reasonable efforts to vacate all such premises as soon as reasonably practicable regardless of the length of the Applicable Transitional Occupancy Period, the Purchaser shall be permitted to remain in occupancy, pursuant to the terms of customary forms of license agreements reasonably acceptable to the Purchaser and Sellers, at those premises identified in Section 5.16(a) of the Sellers Disclosure Schedule (to the extent such premises are not to be occupied by the Purchaser or any Designated Purchasers after the Closing Date pursuant to the provisions of the Real Estate Agreements, the Assumed and Assigned Contracts, and the Company Leases), for, in each instance, the Applicable Transitional Occupancy Period, subject to the following conditions:

(i) in all instances other than the properties identified in Section 5.16(a) of the Sellers Disclosure Schedule, Sellers’ obligation to make any space available to the Purchaser or any other party on the date of or following Closing shall be subject to Sellers’ right to implement their global real estate strategy, as such strategy develops over time, and in connection therewith to dispose of or retain real estate assets as the Sellers deem appropriate in their sole discretion and the Sellers shall have no liability to the Purchaser or any other party resulting from the implementation of the Sellers’ real estate strategy as contemplated hereby; provided that, if the Sellers exercise their right to dispose of any real estate asset prior to the earlier of (A) the date on which the Purchaser vacates the related property at its own election and (B) the expiration of the Applicable Transitional Occupancy Period, the Sellers shall give the Purchaser or the relevant Designated Purchaser reasonable prior notice of such disposal and a reasonable opportunity to remove the Assets located thereon; and provided further that such notice from the Sellers shall in no event be given later than the Applicable Latest Termination Notification Date.

(ii) The Purchaser or the relevant Designated Purchasers shall only be entitled to remain in occupancy of the premises identified in Section 5.16(a) of the Sellers Disclosure Schedule during the Applicable Transitional Occupancy Period so long as the Purchaser or the relevant Designated Purchasers (1) in the case of any real property identified in Section 5.16(a) of the Sellers Disclosure Schedule which is leased by a Seller as a tenant, compensates Sellers for Sellers’ actual, out of pocket rent and other occupancy costs with respect to either, as indicated in Section 5.16(a) of the Sellers Disclosure Schedule, (A) the space actually being occupied by the Purchaser or such Designated Purchaser or (B) the entire premises subject to the applicable real estate lease, and in either case indemnifies the Seller for any liability or damages resulting from the Purchaser’s or such Designated Purchaser’s continued occupancy from the Closing Date through the date upon which the Purchaser or such Designated Purchaser actually surrenders such property in accordance with the requirements of the license agreement referenced above, and (2) in the case of any real property identified in Section 5.16 of the Sellers Disclosure Schedule which is owned by a Seller, compensates Sellers for the Purchaser’s or such Designated Purchaser’s occupancy of such property by paying fair market rental for such portion of the property that the Purchaser or such Designated Purchaser is actually occupying and indemnifying Seller for any liability or damages resulting from the Purchaser’s occupancy.

(iii) In any circumstance where a landlord’s Consent is required to permit the Purchaser’s continued occupancy of premises identified in Section 5.16(a) of the Sellers Disclosure Schedule during the Applicable Transitional Occupancy Period and Sellers have been unable, despite using commercially reasonable efforts, to procure such Consent prior to the Closing Date, (A) the Purchaser shall not have the right to continue in occupancy of such premises and, notwithstanding any provision herein to the contrary, the Applicable Transitional Occupancy Period shall not extend beyond the Closing Date and (B) the Sellers will cooperate with the Purchaser, at the Purchaser’s sole cost and expense, to provide access to the applicable premises for the purpose of expediting the Purchaser’s removal of assets therefrom; provided that the Purchaser (or the relevant Designated Purchaser) shall perform all obligations and covenants set forth in this Section 5.16 with respect to such premises for so long as its property remains in such premises and provided further that neither any Seller nor any Affiliate of any Seller shall have any liability to the Purchaser (or a Designated Purchaser) for the refusal by any landlord to grant a consent to any transitional occupancy by the Purchaser (or a Designated Purchaser). Notwithstanding the foregoing, nothing in this Section 5.16 shall require any Seller to renew or extend the term of any lease once it has by its terms expired. The Purchaser or the Designated Purchaser, as applicable, shall hold each Seller harmless from and against all Liabilities, incurred or asserted, as a result of any actions taken pursuant to this Section 5.16.

(iv) To the extent that the Sellers elect to, prior to Closing, terminate a Lease or otherwise dispose of real property which is not included among the Assets and which is neither an Assumed and Subleased Real Estate Lease nor a Non-365 Subleased Real Estate Lease and at which Owned Equipment is located and which is not identified in Section 5.16(a) of the Sellers Disclosure Schedule, the Sellers shall provide the Purchaser reasonable prior notice of such termination or disposal (provided that such notice from the Sellers shall in no event be given later than the Applicable Latest Termination Notification Date) and, following receipt of such notice, the Purchaser shall be permitted reasonable access to the real property for not less than ten (10) Business Days after receipt of the termination notice to identify any Assets acquired hereunder located at the subject premises. The Sellers agree that they will remove and store such Assets at the Seller’s sole cost until delivery to the Purchaser or a Designated Purchaser at Closing (it being understood that Sellers shall not be obligated to remove trade fixtures or fixtures, furniture, furnishings or fittings from any such real property or to store the same or to deliver the same at any point to the Purchaser or a Designated Purchaser unless the same are included in the Assets and are specifically identified by the Purchaser for removal). It is further agreed that transfer of any Assets stored in accordance herewith may be made by delivery of a receipt from any warehouse or storage facility entitling the Purchaser or a Designated Purchaser to retrieve all such Assets and the Purchaser shall be responsible for the cost of delivering such Assets to the Purchaser or a Designated Purchaser on or after the Closing Date. In the event the Purchaser fails to identify any Assets that it wishes to have stored, the Sellers shall be entitled to abandon or otherwise dispose of such Assets in their sole discretion without any liability to the Purchaser.

(v) The Purchaser or the relevant Designated Purchaser shall surrender any such premises in substantially the same condition in which the Purchaser or such Designated Purchaser received it (with the Assets removed and broom clean).

(b) The Sellers shall, within thirty (30) days after the Closing Date, relocate all the Excluded Assets and Seller’s activities from all owned real property or other leased or subleased real property covered by this Agreement with the Purchaser’s cooperation; provided, however, that, subject to receipt of landlord Consent where required (it being agreed that the Purchaser shall only be obligated to use commercially reasonable efforts, without incurring any third-party costs, to obtain any such required Consents), pursuant to the terms of license agreements referred to in Section 5.16(a) above, the Sellers shall have up to six (6) months after the date of the Closing to relocate all the Excluded Assets and Sellers’ activities from the premises listed in Section 5.16(b) of the Sellers Disclosure Schedule, subject to the following conditions:

(i) in all instances other than in the case of the premises shown on Section 5.16(b) of the Sellers Disclosure Schedule, the Purchaser’s obligation to make any space available to the Sellers or any other party on the date of or following Closing shall be subject to the Purchaser’s right to implement its global real estate strategy, as such strategy develops over time, and in connection therewith to dispose of or retain real estate assets as the Purchaser deems appropriate in its sole discretion and the Purchaser shall have no liability to the Sellers or any other party resulting from the implementation of the Sellers’ real estate strategy as contemplated hereby; provided that if the Purchaser exercises its right to dispose of real estate assets prior to the earlier of (A) the date on which Sellers vacate the related property at their own election and (B) the six (6) month anniversary of the date of this Agreement, in the case of any real property identified in Section 5.16(b) of the Sellers Disclosure Schedule, or thirty (30) days after the Closing Date in the case of any other real property, the Purchaser shall give the Sellers reasonable notice, not less than thirty (30) days, of such disposal and a reasonable opportunity to remove the Excluded Assets located thereon;

(ii) the Sellers shall only be entitled to remain in occupancy of the premises identified in Section 5.16(b) of the Sellers Disclosure Schedule for

periods of up to six (6) months from the date of Closing so long as the Sellers (1) in the case of any real property identified in Section 5.16(b) of the Sellers Disclosure Schedule which is leased by the Purchaser or a Designated Purchaser as a tenant, compensates the Purchaser or such Designated Purchaser for the Purchaser’s or such Designated Purchaser’s actual, out of pocket rent and other occupancy costs with respect to the space actually being occupied by the Seller and indemnifies the Purchaser or such Designated Purchaser for any liability or damages resulting from the Seller’s continued occupancy from the Closing Date through the date upon which Seller actually surrenders such property in accordance with the requirements of the license agreement referenced above, and (2) in the case of any real property identified in Section 5.16(b) of the Sellers Disclosure Schedule which is owned by the Purchaser or a Designated Purchaser, compensates the Purchaser or such Designated Purchaser for the Seller’s occupancy of such property by paying fair market rental for such portion of the property that Seller is actually occupying and indemnifying the Purchaser or such Designated Purchaser for any liability or damages resulting from the Seller’s occupancy;

(iii) in any circumstance where a landlord’s Consent is required to permit a Seller’s occupancy of premises identified in Section 5.16(b) of the Sellers Disclosure Schedule for up to six (6) months following the Closing Date and the Purchaser has been unable, despite using commercially reasonable efforts, to procure such Consent prior to the Closing Date, (A) the relevant Seller shall not have the right to continue in occupancy of such premises beyond the Closing Date and (B) the Purchaser will cooperate with the Sellers, at Sellers’ sole cost and expense, to provide access to the applicable premises for the purpose of expediting Sellers’ removal of assets therefrom; provided that the relevant Seller shall perform all obligations and covenants set forth in this Section 5.16(b) with respect to such premises for so long as its property remains in such premises and provided further that neither the Purchaser nor any Designated Purchaser nor any Affiliate of any either shall have any liability to any Seller for the refusal by any landlord to grant a consent to any transitional occupancy by a Seller. Notwithstanding the foregoing, nothing in this Section 5.16 shall require the Purchaser or a Designated Purchaser to renew or extend the term of any lease once it has by its terms expired. The relevant Seller shall hold the Purchaser or a Designated Purchaser harmless from and against all Liabilities, incurred or asserted, as a result of any actions taken pursuant to this Section 5.16; and

(iv) the Sellers shall surrender any such premises in the substantially the same condition in which the Sellers received it (with the Excluded Assets removed and broom clean).

(c) In furtherance of the foregoing Sections 5.16(a) and 5.16(b), the Sellers and the Purchaser shall use reasonable efforts to agree on reasonable transition arrangements that provide for reasonable conditions under which each party shall vacate those premises intended to be used exclusively by the other party after the Closing Date.

(d) From the date hereof until the Closing Date, in addition to providing the reasonable notice specified above of Sellers’ intent to reject or otherwise terminate any 365 Real Estate Leases, any Non-365 Real Estate Leases and any other leases where Assets are located, Sellers shall keep Purchaser reasonably informed of any activities at any of the premises subject to a Real Estate Lease that may impact the transition arrangements. Sellers and Purchaser shall cooperate to plan reasonable transition arrangements at the real property listed in Sections 5.16(a) and 5.16(b) of the Sellers Disclosure Schedule as well as other real property subject to this Agreement, in accordance with the principles set forth in this Section 5.16.

SECTION 5.17. Termination of Overhead and Shared Services. The Purchaser acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date (i) all Overhead and Shared Services provided to the Business or the Companies (except the Transferred Overhead and Shared Services) shall cease and (ii) the Sellers or their Affiliates shall have no further obligation to provide any Overhead and Shared Services to the Companies and/or the Business.

SECTION 5.18. [Reserved].

SECTION 5.19. Cancellation of Intercompany Accounts. The Sellers shall procure that all payables and/or receivables between the Sellers or any of their Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, be cancelled without payment prior to or as of the Closing Date.

SECTION 5.20. Directors’ and Officers’ Release, Indemnification and Insurance.

(a) The Purchaser shall cause the Companies to irrevocably release and discharge, effective as of the Closing Date, the directors and officers of the Companies holding office as of the Closing Date and any former director or officer of the Companies from and against any and all past, existing or future, claims, demands, obligations and Liabilities, whether known or unknown, suspected or unsuspected, at law or in equity, arising from or related to any act or omission by any of those individuals in their capacity of directors or officers of the Companies prior to the Closing Date; provided, however, nothing herein shall release or discharge the directors and officers of the Companies of any criminal acts, fraud or other intentional malfeasance contrary to the interests of the Companies.

(b) The Purchaser further agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Companies as provided in their respective certificates of incorporation or by-laws or other similar constituent documents or in the agreements listed on Section 5.20 of the Sellers Disclosure Schedule shall continue in full force and effect after the Closing. For a period of 6 years from the Closing Date, the Purchaser shall cause the Companies to (i) maintain in effect the exculpation, indemnification and advancement of expenses provisions of any Company’s certificates of incorporation and by-laws or similar constituent documents as in effect on the date hereof or in any indemnification agreements listed on Section 5.20 of the Sellers Disclosure Schedule, and (ii) not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Closing Date were current or former directors, officers or employees of the Companies; provided, however, that all rights to indemnification in respect of any actual or threatened Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.20 without limit as to time.

(c) From and after the Closing, the Purchaser shall, and shall cause the Companies to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Companies (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim or Action to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any Action, arising out of, relating to or in connection with any such Person’s service as a director or officer of the Companies or services performed in connection with such Person’s serving as an officer or director or other fiduciary in any entity if such service was at the request or for the benefit of the Companies, in each case, at or prior to the Closing Date (collectively, the “Indemnified Expenses”); provided, however, that the Purchaser and the Companies shall not be liable for any settlement effected without their prior written consent and the Purchaser and the Companies shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Persons and reasonably satisfactory to the Purchaser or the Companies, as applicable) for all Indemnified Persons in any jurisdiction with respect to any single such claim or Action, unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest that would make such joint representation inappropriate. In the event of any such Action, the Purchaser shall, and shall cause the Companies to, reasonably cooperate with the Indemnified Person in the defense of any such Action. Notwithstanding the foregoing, nothing herein shall require the Purchaser to, or cause the Companies to, reasonably cooperate with or indemnify and hold harmless any current or former director or officer of a Company against any Indemnified Expenses arising out of, relating to or in connection with any criminal acts, fraud or other intentional malfeasance contrary to the interests of such Company.

(d) The Purchaser shall, and shall cause the Companies to, obtain, effective as of the Closing Date, “tail” insurance policies with a claims period of at least six years from the Closing Date with respect to directors’ and officers’ liability insurance of the type and with an amount of coverage as are substantially similar to those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Sellers and the Companies (the “Current Policies”), and with such other terms as are no less favorable than those of the Current Policies; provided that, in satisfying such obligation, the Companies shall not be obligated to pay aggregate premiums in excess of 225% of the aggregate per annum amount that the Sellers or the Companies paid for such coverage of such directors’ and officers’ liability under the Current Policies in the last full year prior to the date hereof, it being understood and agreed that the Companies shall nevertheless be obligated to provide the maximum coverage as may be obtained for such amount.

(e) The Purchaser shall cause the Companies to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in Section 5.20.

(f) The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the certificates of incorporation or by-laws or other constituent documents of the Companies, any other indemnification arrangement, the Delaware General Corporation Law or otherwise. The provisions of this Section 5.20 expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

(g) In the event the Purchaser or any Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Companies shall assume the obligations set forth in this Section 5.20.

SECTION 5.21. Insurance Matters.

(a) The Purchaser acknowledges and agrees that coverage of the assets, tangible or intangible property, Liabilities, ownership, activities, businesses, operations, current and former shareholders, and current and former directors, officers, employees and agents of, the Business and the Companies (collectively with the Business and the Companies, the “Covered Assets and Persons”) under all current or previous insurance policies of the Sellers and their Affiliates (other than the Companies), including all environmental, directors’ and officers’ Liability, fiduciary Liability, employed lawyers, property and casualty flood, ocean marine, and contaminated products insurance policies and all other insurance policies or programs arranged or otherwise provided or made available by the Sellers or their Affiliates (other than the Companies) that cover (or covered) any of the Covered Assets and Persons at any time prior to the Closing (the “Seller Insurance Policies”) shall cease as of the Closing Date and the Covered Assets and Persons will be deleted in all respects as insured (or additional insured, as the case may be) under all Seller Insurance Policies. Except to the extent provided in Section 2.1.1(p) or Section 5.21(c), the Sellers shall retain any rights to, including any right to any proceeds received in respect of, any claim pending as of the date hereof or made after the date hereof under any Seller Insurance Policy, even if such claims relates to the capital assets or properties of the Business or the Companies.

(b) If after the Closing Date the Purchaser or the Sellers (or any of their respective Affiliates) reasonably require any information regarding claim data or other information pertaining to a claim or an occurrence reasonably likely to give rise to a claim (including any pre-Closing claims under the Seller Insurance Policies that are to be covered under the retrospective component of the new insurance policy) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then the Sellers or the Purchaser, as the case may be, shall cause such information to be supplied to the other (or their designee), to the extent such information is in their possession and control or can be reasonably obtained by the Sellers or the Purchaser (or their respective Affiliates), as applicable, promptly upon a written request therefore. If the Purchaser desires access to, and utilization of, claims data or information maintained by an insurance company or other Third Party in respect of any claim (including any pre-Closing claims under any Seller Insurance Policies that are covered under the retrospective component of the new insurance policies), the Purchaser shall be exclusively responsible for acquiring from such insurance company or Third Party, at the Purchaser’s sole cost and expense, the rights necessary to permit them to obtain access to and utilization of such claims data or information. If any Third Party requires the consent of the Sellers or any of their Affiliates to the disclosure of such information, such consent shall not be unreasonably withheld.

(c) Prior to Closing, the Sellers shall at all times maintain their current property insurance in respect of the Included Real Estate and the Owned Equipment (including buildings, equipment, leasehold improvements and business interruption) and make and diligently pursue any applicable insurance claims related to damage or destruction to any Owned Equipment wherever located, or any damage or destruction to improvements or leasehold improvements owned by, or the responsibility of, the Sellers and located at or on any Included Real Estate, it being acknowledged that the insurance provisions in the relevant Real Estate Leases will apply where damage or destruction has occurred to the extent applicable. Notwithstanding anything in this Agreement to the contrary:

(i) if and to the extent that any Owned Equipment, wherever located, is destroyed or damaged prior to Closing, and is not replaced or repaired or restored to its condition prior to such damage or destruction, then at Closing, the Sellers shall pay to the Purchaser the amount of any net insurance proceeds received in respect of such Owned Equipment (excluding any insurance proceeds related to business interruption insurance) that have not been applied to repair, replacement or restoration, as applicable, and assign any such claim and the rights to receive the proceeds of any such claim that has not yet been finally adjusted;

(ii) if and to the extent that the Owned Real Estate (to the extent the Purchaser exercises its election under Section 2.1.1 to purchase the Owned Real Estate) is destroyed or damaged prior to Closing and is not replaced or repaired or restored to its condition prior to such damage or destruction, then at Closing, the Sellers shall pay to the Purchaser the amount of any net insurance proceeds received in respect of such Owned Real Estate (excluding any proceeds related to business interruption insurance) that have not been applied to repair, replacement or restoration, as applicable, and assign any such claim and the rights to receive the proceeds of any such claim that has not yet been finally adjusted;

(iii) if and to the extent that any leasehold improvements at any property that is subject to a Designated 365 Real Estate Lease, Designated Non-365 Real Estate Lease, or Company Lease are destroyed or damaged prior to Closing and are not replaced or repaired or restored to their condition prior to such damage or destruction, then at Closing, with respect to any such leasehold improvements (excluding any proceeds related to business interruption insurance), the Sellers shall pay to the Purchaser the amount of any net insurance proceeds received in respect of such leasehold improvements that have not been applied to repair, replacement or restoration, as applicable, and assign any such claim and the rights to receive the proceeds of any such claim that has not yet been finally adjusted;

(iv) if and to the extent that any improvements or leasehold improvements at any property that is subject to a Sublease are destroyed or damaged prior to Closing, to the extent of the receipt of insurance proceeds (excluding any proceeds related to business interruption insurance) and subject to the terms of the overlease, the Sellers shall be responsible to the extent required under the terms of the Sublease (as if the Sublease were in effect prior to Closing and as if the sublandlord were obligated to restore such improvements and leasehold improvements under the Sublease, unless and to the extent the prime landlord is expressly obligated to restore such improvements under the terms of the overlease), to restore the applicable improvements and leasehold improvements to the condition prior to such damage or destruction. To the extent that any property subject to a Sublease is destroyed or damaged after Closing, the applicable terms of the Sublease shall apply; and

(v) if and to the extent that any Direct Lease Real Estate is destroyed or damaged prior to Closing, to the extent of the receipt of insurance proceeds (excluding any proceeds related to business interruption insurance), the Sellers shall be responsible to the extent required under the terms of the Direct Lease (as if the Direct Lease were in effect prior to Closing and as if the landlord were required to restore tenant improvements in the same manner as other improvements) to restore the applicable improvements and leasehold improvements to the condition prior to such damage or destruction. To the extent that any Direct Lease Real Estate is destroyed or damaged after Closing, the applicable terms of the Direct Lease shall apply.

SECTION 5.22. Sellers Deposits, Guarantees and Other Credit Support of the Business. Following the Closing, the Purchaser shall, or shall cause a Designated Purchaser to:

(a) procure the return and/or release by the applicable counterparty, as soon as reasonably practicable but in no event later than thirty (30) days after the Closing Date, of:

(i) any lease security deposits given by the Sellers under those real estate leases listed in Section 5.22(a)(i) of the Sellers Disclosure Schedule that are Assigned Contracts that have not been set off or otherwise applied by the holders thereof (the “Security Deposits”); and

(ii) any guarantee, counter guarantee or credit support provided or procured by, or any letter of credit, performance bond or surety posted or procured by, any Seller or any of its Affiliates (other than the Companies) or any Third Party on behalf (and with a counter guarantee of) the Sellers in favor of Third Parties, securing Liabilities of the Business under the Assigned Contracts or Liabilities of the Companies; provided that the obligations of Purchaser or any Designated Purchaser under this Section 5.22(a)(ii) shall be limited, in the case of any Real Estate Lease, to guaranties, credit support, letters of credit, performance bonds and sureties identified in Section 5.22(a)(ii) of the Sellers Disclosure Schedule;

(b) if the Security Deposits are not released or returned to the relevant Seller within thirty (30) days from Closing, pay to the relevant Seller an amount equal to such outstanding Security Deposits (in which case, effective upon such payment, the relevant Seller hereby assigns to the Purchaser any right or credit against the relevant lessor relating to such Security Deposit); and

(c) hold harmless the Sellers and their Affiliates from and against any Loss resulting from, or relating to, any obligation set forth in clauses (a) and (b) of this Section 5.22.

SECTION 5.23. Use of Sellers’ Trademarks. Except as expressly provided in the Trademark License Agreement, as of the Closing Date, neither Purchaser nor the Companies shall have the right to use, and the Purchaser shall cause the Companies to cease and desist from all use of, the name “Nortel” or any Trademarks owned by the Sellers or any of their Affiliates or any other mark employing the word “Nortel” or any confusingly similar Trademarks to any of the foregoing (collectively, the “Sellers’ Trademarks”) and the Purchaser shall cause the Companies to adopt new Trademarks related thereto which are not confusingly similar to the Sellers’ Trademarks and logos.

SECTION 5.24. Maintenance of Books and Records.

(a) After the Closing, the Purchaser shall, and shall cause the Designated Purchasers and the Companies to, preserve, until the fifth (5th) anniversary of the Closing Date (or such longer period as may be required under applicable Law), all pre-Closing Date records to the extent relating to the Business possessed or to be possessed by such Person. After the Closing Date and until the fifth (5th) anniversary of the Closing Date (or such longer period as may be required under applicable Law), upon any reasonable request from the Sellers or their representatives, the Purchaser shall, and/or shall cause the Person holding such records to, (a) provide to the Sellers or their representatives reasonable access to such records during normal business hours and (b) permit the Sellers or their representatives to make copies of such records, in each case at no cost to the Sellers or their representatives (other than for reasonable out-of-pocket expenses). In addition, in the event that the financial statements of the Business or the Companies are audited for any period prior to the Closing Date, upon execution of a customary access letter if required, the Sellers and their representatives (including their outside accountants) shall be granted access to all relevant work papers, schedules, memoranda and other documents prepared by the Companies or their representatives (including outside accountants) in connection with the Sellers’ completing the audit of their accounts for the 2009 fiscal year; provided, however, that nothing herein shall require the Purchaser to disclose any information to the Sellers if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that the Purchaser shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the Sellers to occur without so jeopardizing privilege or contravening such Law, duty or agreement) or require the Purchaser to disclose its Tax records. Such records may be sought under this Section 5.24 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar needs of the Sellers (other than claims between the Sellers and the Purchaser or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, (i) any and all such records may be destroyed by the Purchaser if the Purchaser sends to the Sellers written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Sellers notify the destroying party that the Sellers desire to obtain possession of such records, in which event the Purchaser shall transfer or cause to be transferred the records to the Sellers and the Sellers shall pay all reasonable expenses of the Purchaser in connection therewith and (ii) the Purchaser shall not be required to provide the Sellers access to, or copies of, any Tax records or audited financial statements covering any pre-Closing period.

(b) After the Closing, Sellers shall preserve, until the fifth (5th) anniversary of the Closing Date (or such longer period as may be required under applicable Law), all pre-Closing Date records to the extent relating to the Business possessed or to be possessed by such Person. After the Closing Date and until the fifth (5th) anniversary of the Closing Date (or such longer period as may be required under applicable Law), upon any reasonable request from the Purchaser, any Designated Purchaser or their respective representatives, the relevant Seller shall, and/or shall cause the Person holding such records to, (a) provide to the Purchaser, any Designated Purchaser or their respective representatives reasonable access to such records during normal business hours and (b) permit the Purchaser, any Designated Purchaser or their respective representatives to make copies of such records, in each case at no cost to the Purchaser, such Designated Purchaser or their respective representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require any Seller to disclose any information to the Purchaser, any Designated Purchaser or their respective representatives if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that the Sellers shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the Purchaser, any Designated Purchaser or their respective representatives to occur without so jeopardizing privilege or contravening such Law, duty or agreement) or require the Sellers to disclose their Tax records. Such records may be sought under this Section 5.24(b) for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar needs of the Purchaser, any Designated Purchaser or their respective representatives (other than claims between the Sellers and the Purchaser or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, (i) any and all such records may be destroyed by the Sellers if the Sellers send to the Purchaser written notice of their intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Purchaser notifies the destroying party that the Purchaser desires to obtain possession of such records, in which event the Sellers shall transfer or cause to be transferred the records to the Purchaser and the Purchaser shall pay all reasonable expenses of the Sellers in connection therewith and (ii) the Sellers shall not be required to provide the Purchaser, any Designated Purchaser or their respective representatives access to, or copies of, any Tax records or audited financial statements covering any pre-Closing period.

SECTION 5.25. Right to Exclude.

(a) At any time from the execution of this Agreement until the end of the Contract Review Period, the Purchaser may elect, by written notice to the Main Sellers, but without any effect on the Purchase Price or the Purchaser’s obligation to offer employment to at least the numbers of Employees set out in Section 7.1.1 of the Sellers Disclosure Schedule, to designate as Excluded Assets all of the assets, interests and rights of any Excludable Other Seller if (i) such Excludable Other Seller is listed on Section 5.25(a) of the Sellers Disclosure Schedule, or (ii) it is the case that, absent such election, by consummating the transactions contemplated hereby, the Purchaser or a Designated Purchaser would succeed to an Undisclosed Material Liability of such Excludable Other Seller or an Undisclosed Material Liability of such Excludable Other Seller would be transferred to or assumed by the Purchaser or a Designated Purchaser (any such Excludable Other Seller so designated by the Purchaser, an “Excluded Other Seller” and, together with any Excluded EMEA Seller, the “Excluded Sellers”), whereupon such assets, interests and rights shall be Excluded Assets and any Liabilities to the extent arising from or related to such assets, interests or rights shall be Excluded Liabilities, and such Excluded Other Seller shall not be a Party to this Agreement, shall not be an Other Seller, and shall have no rights or obligations hereunder, provided that (x) each Excluded Other Seller shall remain bound by the provisions of Article X, (y) the Data Inventory Floor, the Voice Inventory Floor, the Spares and Services Inventory Floor, the Inventory Value, the Sellers Inventory Schedule and the revenue assumptions presented in the Sellers Forecast set forth in Section 1.1(d)(ii) of the Sellers Disclosure Schedule shall be adjusted after the end of the Contract Review Period to reflect the exclusion of the relevant revenues and inventory of the Excluded Sellers, and (z) and each Excluded Other Seller shall retain the right to designate (A) any Customer Contracts to which it is a party that was entered into in the Ordinary Course and meets the requirements of the first sentence of Section 5.14(c) (other than clause (iii) thereof) as a Selected Rejected Customer Contract entitled to the benefits of Section 5.14(c) and (B) the Enterprise Portion of each Bundled Contract to which it is a party as an Enterprise Portion entitled to the benefits of Section 5.14(b)(B). In addition to the foregoing, following such election of an Excluded Other Seller by the Purchaser, no Sublease and no license or other arrangement pursuant to Section 5.16(a) shall be required to be entered into with respect to any premises related to such Excluded Other Seller’s operations prior to the date of the Purchaser’s election. For the avoidance of doubt, the designation of assets, interests or rights in any country as Excluded Assets shall not in any way prevent the Purchaser or any of its Affiliates from engaging in the Business (defined as if such assets, interests or rights were not Excluded Assets) in such country either before or after the Closing. Any Customer Contract to which any Seller (or any of its Subsidiaries) that is designated as an Excluded Asset is party will be deemed to be a Rejected Customer Contract. If a TSA Seller becomes an Excluded Other Seller pursuant to this Section 5.25(a), such entity shall not be required to be a party to the Transition Services Agreement. For the avoidance of doubt, the failure of any TSA Seller to become party to the Transition Services Agreement shall not in any way diminish the obligations of the remaining TSA Sellers to provide, or to cause one or more of the Providers (as defined in the Transition Services Agreement) to provide, all Services (as defined therein). Notwithstanding anything herein to the contrary, the Parties agree that neither the Included Services nor the Extra Services shall include any service currently provided by an Excluded Seller unless such service can reasonably be provided by the TSA Sellers without materially changing or burdening the operations of the TSA Sellers.

(b) The Main Sellers agree that, as of the Closing, (i) neither any Seller nor any Seller’s Affiliate will be a party to any Contract with any Excluded Seller that will restrict the Purchaser or a Designated Purchaser, in any material respect, from engaging after the Closing in any business activity relating to the Business in the country where such Excluded Seller is located or organized; and (ii) the Sellers and their Affiliates will cease to supply Products or Services or provide other assistance to an Excluded Seller with respect to the Business (except to the extent required in order to allow such Excluded Seller to continue to perform any obligations under (x) a contract with one of its customers existing as of the date hereof, or (y) a contract with one of its customers entered into after the date hereof but before Closing that complies with the Post-Signing Inclusion Criteria entered into in the Ordinary Course, in each case which such Excluded Seller is required by such contract to perform until the earliest of (A) the expiration of such contract (without giving effect to any extension of the term thereof other than at the option of the counterparty thereto), (B) the earliest date on which such Excluded Seller has the right to terminate such contract without penalty or (C) the date on which such contract is terminated by the counterparty thereto; provided that the Purchaser and its Affiliates shall be under no obligation to make Products or Services (or any other products or services) available to the Sellers or their Affiliates or provide other assistance in connection therewith) and the Purchaser and its Affiliates will have no obligation to supply Products or Services (or any other products or services) or provide other assistance to the Excluded Sellers; provided that, notwithstanding clauses (i) and (ii) above, the Purchaser or a Designated Purchaser will, if requested to do so, perform any Subcontracts that it enters into pursuant to Section 5.14(c) or Clause 10.35 of the EMEA Asset Sale Agreement at the request of an Excluded Seller and the Sellers may be a conduit through which the Purchaser supplies Products or Services to an Excluded Seller.

SECTION 5.26. Certain Ancillary Agreements.

(a) The Primary Parties and, to the extent applicable, the relevant EMEA Sellers, shall use their reasonable best efforts to:

(i) negotiate in good faith with the relevant contract manufacturers to finalize the terms of the Contract Manufacturing Inventory Agreements based on the term sheet attached hereto as Exhibit E;

(ii) negotiate in good faith with the LGN Joint Venture the LGN/Korea Distribution Agreement and the LGN/Korea Supply Agreement, subject to the Sellers’ production of sufficient information on the relevant entities and documents; and

(iii) negotiate in good faith with Uni-Nortel the Uni-Nortel Distribution Agreement, subject to the Sellers’ production of sufficient information on the relevant entities and documents.

(b) The Parties and the EMEA Sellers acknowledge that, as of the date hereof, the Business entertains several bilateral relationships with other businesses, business segments or divisions of certain Sellers for the supply and/or development of products and services (including certain Products and Services). To the extent such relationships are required to be in place in order to fulfill customer commitments existing as of the Closing Date and which will continue thereafter (for the duration of any individual customer contract including frame contracts), the Primary Parties and the relevant EMEA Sellers shall use their reasonable best efforts to negotiate, or to cause to be negotiated, in good faith commercially reasonable terms in order to address the interdependencies among businesses set forth in Exhibit L, including through a potential Mutual Development Agreement, Purchaser Supply Agreement, Seller Supply Agreement or other appropriate commercial arrangements, and taking into account options available to the Primary Parties. The Primary Parties shall also use their reasonable best efforts to negotiate in good faith Subcontract Agreements.

(c) On or before the Closing, the relevant Parties shall enter into the Transition Services Agreement, the Intellectual Property License Agreement and the Trademark License Agreement, each in the form attached hereto.

(d) Within the earlier of (i) one hundred and five (105) days from the date hereof or (ii) thirty (30) Business Days prior to the Closing Date, the relevant Parties shall enter into the Loaned Employee Agreement in the form attached hereto as Exhibit J.

SECTION 5.27. Avoidance Actions. The Sellers covenant that they shall not commence any action under sections 544 through 551, 553 and 558 of the U.S. Bankruptcy Code against any customer, contract party or vendor of the Business.

SECTION 5.28. Subleases.

(a) For each Assumed and Subleased Real Estate Lease designated to be subleased pursuant to Section 2.1.5(b) or Non-365 Subleased Real Estate Lease designated to be subleased pursuant to Section 2.1.6(b), the relevant Seller, as sublandlord, and Purchaser or a Designated Purchaser, as subtenant, will enter into a sublease in the form attached hereto as Exhibit N (each such sublease a “Sublease”) at Closing with a term to expire one Business Day prior to the scheduled expiration date of the applicable Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease (subject to the provisions of Section 5.31) with respect to the portion of the applicable property to be used by the Purchaser or a Designated Purchaser for the Business.

(b) The Sellers and the Purchaser will cooperate to determine how to segregate and demise the subleased premises, including the size and configuration of space to be subleased to Purchaser or a Designated Purchaser (which shall, other than in the case of any Sublease relating to Lease A or Replacement Lease A (which shall be determined in accordance with Exhibit 5.28(g)) and any Sublease relating to Lease B (which shall be determined in accordance with Exhibit 2.1.5(b)(v)), be based upon the contemplated use of the demised premises and employee headcount reasonably agreed between Purchaser and Sellers on or prior to the Closing Date and shall also take into account the continued marketability and required contiguity of that portion of the premises to be subject to the related Sublease and the premises not to be subject to the related Sublease) and provide relevant information (subject to confidentiality limitations) on the subleased premises to the other provided that it is understood and agreed that all costs of such segregation and demising will be the sole responsibility of Purchaser and that Purchaser’s plans and specifications therefor will be subject to Sellers’ reasonable approval.

(c) From and after the date hereof and subject in all cases to Section 5.28(d), Purchaser shall be permitted to contact and have reasonable access to any landlord under the Assumed and Subleased Real Estate Leases or Non-365 Subleased Real Estate Leases for the purpose of (x) negotiating a direct lease between such landlord and Purchaser or Designated Purchaser for all or a portion of the space covered or reasonably anticipated to be covered by the relevant Sublease, (y) recognition and non-disturbance protections for the benefit of Purchaser, and/or (z) leasing other space in the building to which the Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease relates (it being agreed that the leasing or subleasing of such other space shall not relieve Purchaser or a Designated Purchaser of its obligations in respect of the relevant Sublease) and for no other purpose. Seller shall cooperate with Purchaser or Designated Purchaser and use commercially reasonable efforts, without incurring any third-party costs, to assist Purchaser or Designated Purchaser in connection with such negotiations.

(d) Purchaser’s rights set forth in Section 5.28(c) shall be subject to applicable Law and the following conditions:

(i) Seller and Purchaser or Designated Purchaser shall have reasonably agreed on a mutually acceptable strategy for negotiations with each landlord (including, without limitation, the ability of the Purchaser or a Designated Purchaser to enter into a direct lease for all or less than all of the space covered or reasonably anticipated to be covered by the relevant Sublease in lieu of a Sublease) and the Main Sellers shall be afforded the right to participate in all such communications with the landlord to the extent that they wish to do so,

(ii) neither any Seller nor Purchaser nor Designated Purchaser shall have any obligation to agree to any increase in any of its obligations under the applicable Assumed and Subleased Real Estate Lease, Non-365 Subleased Real Estate Lease or Sublease in connection with such discussions with the landlords,

(iii) such negotiations shall be immediately terminated if they are having an adverse impact on the landlord-tenant relationship between the Sellers and such landlord, as determined by the Sellers in their reasonable discretion,

(iv) the Sellers shall have no obligations under or with respect to such direct lease negotiated by Purchaser or any Designated Purchaser, and

(v) neither Purchaser nor any Designated Purchaser shall be permitted to enter into a direct lease without obtaining NNI’s prior written consent, which consent may be granted or withheld in the Seller’s sole discretion, unless:

(A) there is no modification to the terms of the related Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease that is adverse to the Sellers in connection with the entry into such direct lease,

(B) the Sellers shall not be obligated to pay any fees, penalties or other charges in connection with the entry into the direct lease by the Purchasers or the Designated Purchaser,

(C) Sellers are fully and finally released from all obligations and liability to such landlord and any other parties with respect to the space subject to the direct lease, and

(D) either (x) all, but not less than all, of the space covered or reasonably anticipated to be covered by the relevant Sublease is subject to such direct lease or (y) if such proposed direct lease covers less than all of the space covered or reasonably expected to be covered by the relevant Sublease then (A) the remainder of such space (taking into account the relevant loss factors and all common area cost allocation) is expressly removed from the demised premises for all purposes covered by the relevant Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease and the rent and additional rent obligations of Seller is reduced accordingly and (B) the demised premises which thereafter remain subject to a Seller’s Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease is not divided into two or more non-contiguous portions and is not less marketable than it was prior to Purchaser’s or Designated Purchaser’s entry into such direct lease.

(e) After the Closing, the subtenant under each Sublease shall also be permitted to have contact with the landlord under the related Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease on routine facilities maintenance matters, and the applicable sublandlord will reasonably cooperate with such subtenant, at Purchaser’s expense, to enforce the obligations of such landlord under the applicable Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease.

(f) With respect to the Sublease of property located at Belleville, Ontario, the Sellers agree that they will not exercise any options to extend the applicable Non-365 Subleased Real Estate Lease related thereto and the Purchaser or a Designated Purchaser will in its sole discretion be permitted to negotiate a direct lease with the landlord with respect to the time after the expiration of the term of the applicable Non-365 Subleased Real Estate Lease and Sellers shall have no obligations under or with respect to such direct lease.

(g) Notwithstanding any provision of this Agreement to the contrary, Purchaser (on behalf of itself and any Designated Purchaser) and Sellers agree to be bound by and comply with the terms set forth in Exhibit 5.28(g) with respect to the 365 Real Estate Lease identified as “Lease A” in Section 2.1.5(b)(iii) of the Sellers Disclosure Schedule and the “Replacement Lease A” identified in such Exhibit 5.28(g).

SECTION 5.29. Competing Transaction. From the date of this Agreement until the entry of the U.S. Bidding Procedures Order, and from the date of the conclusion of the Auction (as defined in the U.S. Bidding Procedures Order) until the Closing Date or termination of this Agreement, neither any Seller nor any Affiliate of any Seller shall, directly or indirectly through any of its officers, directors, employees, agents, professional advisors or other representatives (collectively, the “Representatives”), (i) solicit, initiate or encourage or engage in discussions or negotiations with respect to any proposal or offer from any Person (other than the Purchaser or its affiliates) relating to in each case any acquisition, divestiture, recapitalization, business combination or reorganization of or involving all or a substantial part of the business and operations of the Business (a “Competing Transaction”), (ii) furnish any information with respect to, or participate in, or assist, any effort or attempt by any Person to do or seek the foregoing, (iii) execute any letter of intent or agreement providing for a Competing Transaction, or (iv) seek or support Bankruptcy Court approval of a motion or Order inconsistent with the transactions contemplated herein (provided, however, that nothing contained herein shall prohibit the Sellers from providing any Person with the Bidding Procedures and related documents, answering questions about the Bidding Procedures or announcing the execution of this Agreement or the Auction). Notwithstanding the foregoing, from the date of this Agreement until the entry of the U.S. Bidding Procedures Order, the Sellers may provide continued access to written due diligence materials about the Business in an electronic data room (including written responses to requests for information made after the date hereof), to only such Person or Persons that (A) have access to such electronic data room as of the date hereof and (B) have satisfied the requirements of paragraph (a) of the “Participation Requirements” of the U.S. Bidding Procedures Order within ten (10) Business Days from the date hereof (it being understood that, during such ten (10) Business Day period, the Sellers will be allowed to (x) request such Persons to enter into amendments to their existing confidentiality agreements in order to render them compliant with the requirements of the U.S. Bidding Procedures, (y) discuss and negotiate such amendments with those Persons and (z) execute such amendments, and each such action shall not constitute a breach of this Section 5.29); provided, however, that the Sellers must provide the Purchaser at least equivalent access to all such written due diligence materials. Without prejudice to any other methods or actions that may result in the cure of any breach of this Section 5.29, the Parties acknowledge and agree that in the event that any officer or other employee of any Seller acting alone (without the assistance of outside advisors) in violation of a corporate policy approved by the board of directors of NNC takes an action that constitutes a breach of clause (i) of this Section 5.29 but does not constitute a breach of any other clause of this Section 5.29, such breach shall be deemed cured in the event such action ceases and one or more of the Sellers notifies the counterparty or counterparties to the potential Competing Transaction in writing that the Sellers will not undertake such Competing Transaction, in each case no later than the fifth (5th) day after the Sellers become aware of such breach (for such purposes excluding the knowledge of the employee or officer whose action constitutes such breach), provided that such action that constituted the breach did not involve substantive negotiations regarding the terms of such Competing Transaction.

SECTION 5.30. Direct Leases.

(a) For each of the properties owned in fee by the Sellers identified on Section 5.30(a) of the Sellers Disclosure Schedule (the “Direct Lease Real Estate”), Purchaser agrees that the relevant Seller and Purchaser or a Designated Purchaser will enter into a lease on fair market terms for a term of 3 years and otherwise in substantially the form attached hereto as Exhibit N (the “Direct Leases”) and a notice of lease with respect thereto for recording in the registry of deeds to the extent possible in each relevant jurisdiction (the “Notices of Lease”) with respect to the portion of the Direct Lease Real Estate to be leased by the Purchaser or a Designated Purchaser for the Business.

(b) The Purchaser will have until the relevant Contract Designation Date to elect to have the Purchaser or a Designated Purchaser enter into a Direct Lease with the relevant Seller at Closing with respect to any properties identified in Section 5.30(b) of the Sellers Disclosure Schedule or with respect to the Owned Real Estate. Following any election, prior to the relevant Contract Designation Date, by Purchaser to enter into a Direct Lease with respect to the Owned Real Estate or a property identified in such Section 5.30(b), the Owned Real Estate or such site, as applicable, shall thereafter be deemed included among the Direct Lease Real Estate for all purposes hereunder. It is understood that the Purchaser shall be entitled, by written notice to NNI to elect to remove entirely any Direct Lease Real Estate which had therefore been set forth in Section 5.30 of the Sellers Disclosure Schedule prior to the applicable Contract Designation Date.

(c) The Sellers’ obligation to make any Direct Lease Real Estate available to the Purchaser or a Designated Purchaser, either at Closing or during the term of a Direct Lease, shall be subject to the Sellers’ right to implement their global real estate strategy, as such strategy develops over time, and, in connection therewith, to dispose of or retain Direct Lease Real Estate as the Sellers deem appropriate in their sole discretion, either, at Sellers’ election, subject to the related Direct Lease or, in accordance with the requirements of this Section 5.30(c), free and clear of the same. Sellers shall give Purchaser or a Designated Purchaser reasonable prior notice, not less than the number of days specified in Section 5.30(a) or 5.30(b), as applicable, of the Sellers Disclosure Schedule with respect to such property, of any such disposition of Direct Lease Real Estate, and Purchasers shall be permitted to remain at such property under the terms of the Direct Lease until the end of the notice period. Sellers’ only liability to the Purchaser or any other party in the event that any Direct Lease Real Estate with respect to which Purchaser has, prior to the relevant Contract Designation Date, elected to enter into a Direct Lease is not made available at Closing or, following entry into a Direct Lease, the relevant Seller terminates such Direct Lease in order to sell or otherwise disposes of such Direct Lease Real Estate free and clear of such Direct Lease shall be to pay the Relocation Costs of Purchaser or Designated Purchaser relating to the relocation of all Assets and business operations required as a result of such sale or other disposition. To the extent that the relevant Seller sells or otherwise disposes of any Direct Lease Real Estate with respect to which Purchaser has, prior to the relevant Contract Designation Date, elected to enter into a Direct Lease prior to Closing, the relevant Seller and Purchaser or a Designated Purchaser shall further comply with the requirements of clauses (ii), (iii) and (v) of Section 5.31(g) relating to Mission Critical Leases, to the extent applicable.

(d) Sellers and Purchaser will cooperate to determine how to segregate and demise the leased premises to Purchaser or a Designated Purchaser (which shall be based upon the contemplated use of the demised premises and employee headcount reasonably agreed between Purchaser and Sellers on or prior to the Closing Date and shall also take into account the continued marketability and required contiguity of those portions of such Direct Lease Real

Estate to be subject and not to be subject, respectively, to the related Direct Lease) and provide relevant information (subject to confidentiality limitations) on the Direct Lease Real Estate to the other provided that it is understood and agreed that all costs of such segregation and demising will be the sole responsibility of Purchaser and that Purchaser’s plans and specifications therefor will be subject to Sellers’ reasonable approval.

SECTION 5.31. Rejection and Expiration of Real Estate Leases.

(a) Notwithstanding any provision of this Agreement to the contrary, it is understood and agreed that the Sellers’ obligations to (i) assign any 365 Real Estate Lease to the Purchaser or a Designated Purchaser and (ii) enter into or continue to sublease pursuant to a Sublease under any Assumed and Subleased Real Estate Lease (the “Conditional Subleases”) shall be subject to the Sellers’ right to reject such 365 Real Estate Lease (including Assumed and Subleased Real Estate Leases) at any time on or before the Latest Lease Rejection Date, except, only in the event the Purchaser exercises its election under Section 2.1.5(b)(v) to remove all Assets, Employees and operations relating to the Business from the premises covered by the Lease identified as Lease B on Section 2.1.5(b)(iii) of the Sellers Disclosure Schedule, which is governed by Section 2.1.5(b)(v). The Sellers may exercise such right to reject any 365 Real Estate Lease and, as applicable, either be relieved of their obligation to assign such 365 Real Estate Lease to the Purchaser or a Designated Purchaser or terminate, or be relieved of their obligation to enter, the related Conditional Sublease at any time following the execution of this Agreement, including, as applicable, following the execution of such Conditional Sublease with the Purchaser or a Designated Purchaser (provided that after Closing, the Sellers will not reject any 365 Real Estate Leases that are Assumed and Assigned Contracts).

(b) In each instance in which a Seller on or before the applicable Latest Lease Rejection Date, in its sole discretion, rejects a 365 Real Estate Lease that Sellers would otherwise be obligated to assign to the Purchaser or a Designated Purchaser or under which Sellers would otherwise be obligated to enter into a Sublease,

(i) Sellers will provide Purchaser a copy of the rejection notice delivered to the relevant landlord; provided that no failure to provide any such copy shall impair or impact the effectiveness of such rejection;

(ii) except as provided in Section 5.31(g) with respect to Relocation Costs, no reimbursements for any costs, expenses or damages shall be payable by any Seller or any of their Affiliates to Purchaser, any Designated Purchaser, any of their Affiliates or any other Person as a result of such rejection; provided that if the Seller performs the relocation of Assets, Employees or business operations in connection with any such rejection occurring after the Closing that, individually or in the aggregate with other relocations, has a Material Adverse Effect, then, to the extent that such Material Adverse Effect resulted from Seller’s gross negligence in performing such relocation, Seller shall be responsible for the Relocation Damages resulting therefrom;

(iii) Sellers agree that such rejection shall only be effective (except with respect to Mission Critical Leases, as to which the terms of Section 5.31(g)

shall apply) upon reasonable prior notice to Purchaser from Sellers, no less than ten days following Sellers’ notification to Purchaser of the same, and termination of the related Conditional Sublease (as applicable) shall be effective upon reasonable prior notice from Sellers, no less than nine days following Sellers’ notification to Purchaser of the same; provided, however, that any rejection of the 365 Real Estate Lease identified in Section 2.1.5(b)(iv)(B) of the Sellers Disclosure Schedule shall only be effective, to the extent that such 365 Real Estate Lease becomes an Assumed and Subleased Real Estate Lease hereunder, on not less than one year notice;

(iv) Purchaser shall be relieved of its obligation to accept assignment or enter into a Sublease with respect to the applicable 365 Real Estate Lease; and

(v) the Sellers will cooperate with Purchaser or a Designated Purchaser and use commercially reasonable efforts, in each instance, to minimize the disruption to the affected business operations as a result of any rejections.

(c) If the rejection is effective on or prior to Closing, Seller will give Purchaser access to the subject premises for not less than ten (10) Business Days after receipt of the rejection notice to identify any Assets acquired hereunder located at the subject premises. The Sellers agree that they will remove and store such Assets at the Seller’s sole cost and expense until delivery to the Purchaser or a Designated Purchaser at Closing (it being understood that the Sellers shall not be obligated to remove trade fixtures or fixtures, furniture, furnishings or fittings from any such real property or to store the same or to deliver the same at any point to the Purchaser or a Designated Purchaser at Closing unless the same are included in the Assets and are specifically identified by Purchaser for removal). It is further understood that transfer of the Assets stored in accordance herewith may be made by delivery of a receipt from any warehouse or storage facility entitling the Purchaser or a Designated Purchaser to retrieve all such Assets and the Purchaser or a Designated Purchaser shall be responsible for the cost of delivering such Assets to the Purchaser or a Designated Purchaser on or after the Closing Date. In the event the Purchaser fails to identify any Assets within ten (10) Business Days that it wishes to have stored within the above time frame, the Sellers shall be entitled to abandon or otherwise dispose of such Assets in their sole discretion without any liability to Purchaser.

(d) If a rejection of an Assumed and Subleased Real Estate Lease is effective after Closing, subject to the provisions of Section 5.31(g) with respect to Mission Critical Leases, the Purchaser agrees to, or to cause a Designated Purchaser to, vacate the premises which are subject to such Conditional Sublease in conformance with the requirements of the relevant Assumed and Subleased Real Estate Lease and as otherwise required by such Conditional Sublease.

(e) In connection with any 365 Real Estate Lease as to which the Sellers give a notice of rejection, at the Purchaser’s option and written request and sole cost and expense exercised within ten (10) Business Days following receipt of the rejection notice referred to above, the Sellers will reasonably cooperate (without incurring any third-party costs) with the Purchaser’s efforts to enter into a new lease with respect to all of the subject premises directly with the relevant landlord (it being agreed that Sellers shall have no obligations under or with respect to any such direct lease). Purchaser further acknowledges that the Sellers have requested the agreement of the landlord under each Designated 365 Real Estate Lease and Assumed and Subleased Real Estate Lease to an extension of the relevant Latest Lease Rejection Date to a date beyond the latest date when the parties estimate a Closing might reasonably occur, provided that it is agreed that, other than for Mission Critical Leases:

(i) should any such landlord agree to such extension, then at Purchaser’s election exercised within ten (10) Business Days following notice by Sellers of such extension and Sellers’ intention to reject, the applicable 365 Real Estate Lease will be deemed an Assumed and Assigned Lease and Purchaser shall take an assignment of such 365 Real Estate Lease at Closing (regardless of whether such lease was designated as of the date hereof for assignment or for entry into a Sublease) and Purchaser shall pay Sellers, irrespective of whether Closing subsequently occurs, (A) at the time of such agreement by landlord, one hundred percent (100%) of any extension or option fees imposed by such landlord or otherwise payable by Sellers and (B) prior to the date upon which any such payments are due to landlord, fifty percent (50%) of all of Sellers’ actual, out of pocket rent and other occupancy costs under such 365 Real Estate Lease through Closing (regardless of whether all such space is used by the Business as of the date of this Agreement); and

(ii) should such landlord refuse to agree to such extension, or if Closing does not occur on or before the Latest Lease Rejection Date as extended, or if Purchaser elects not to take an assignment of such 365 Real Estate Lease, Sellers shall be free to reject such 365 Real Estate Lease in accordance with the provisions set forth above.

(f) In the case of Real Estate Leases scheduled to expire prior to the Closing that the Sellers are not otherwise planning to extend, at the request of the Purchaser or a Designated Purchaser, the Sellers will use commercially reasonable efforts, without incurring third party costs, to obtain the agreement of the relevant landlord to a short-term extension of the relevant lease expiration date to a date beyond the latest date when the parties estimate a Closing might reasonably occur, provided it is agreed that:

(i) should such landlord agree to such extension, Purchaser or a Designated Purchaser shall take an assignment of such Real Estate Lease at Closing (regardless of whether such lease was designated as of the date hereof for assignment or for entry into a Sublease) and Purchaser shall pay Sellers, irrespective of whether Closing subsequently occurs, (A) at the time of such agreement by landlord, one hundred percent (100%) of any extension option fees, increased rent or other increased occupancy costs imposed by such landlord or otherwise payable by Sellers and (B) prior to the date upon which any such payments are due to landlord, fifty percent (50%) of all of Sellers’ actual, out of pocket rent and other occupancy costs (without taking into account any increased charges which are the subject of (A) above) under such 365 Real Estate Lease through Closing (regardless of whether all such space is used by the Business as of the date of this Agreement); and

(ii) should such landlord refuse to agree to such extension, or if Closing does not occur on or before the extended expiration date of such lease, Sellers shall be free to allow such lease to expire.

(g) Notwithstanding anything to the contrary in this Agreement, if the Sellers elect to reject any Designated 365 Real Estate Lease or Assumed and Subleased Real Estate Lease identified in Section 5.31(g) of the Sellers Disclosure Schedule (collectively, the “Mission Critical Leases”),

(i) in the case of any rejection which is to be effective prior to Closing, Sellers will give Purchaser or a Designated Purchaser reasonable prior notice, not less than thirty (30) days subject to Sellers’ obligations pursuant to Section 5.31(g)(v) (subject to Sellers’ obligation to comply with their covenant in Section 5.31(g)(ii)), of their intent to reject such Mission Critical Lease and will provide Purchaser or such Designated Purchaser a copy of the rejection notice; provided that no failure to provide any such notice or copy shall impair or impact the effectiveness of such rejection;

(ii) in the case of any rejection which is to be effective prior to Closing, the relevant Seller and the Purchaser or a Designated Purchaser shall convene to discuss and agree on a mutually acceptable strategy for negotiating and entering into an Equivalent Lease for Equivalent Space, including without limitation determining whether a Seller or the Purchaser will be the tenant under such Equivalent Lease, which party will enter into a lease, sublease or other arrangement for temporary space, which may include corporate office sharing, home-basing or other similar alternative arrangements (each, a “Temporary Lease”), and which party will be primarily responsible for the negotiations of the Equivalent Lease and/or the Temporary Lease. Both parties will have a reasonable opportunity to participate in the negotiations for the Temporary Lease and the Equivalent Lease. If a Temporary Lease is to be entered into, it will be sufficient, throughout the temporary occupancy period and until the Purchaser or a Designated Purchaser is able to commence operations at the Equivalent Space, to reasonably continue operation of the Business conducted at the property subject to the rejected Mission Critical Lease in the manner in which the same is conducted at such property on the date of this Agreement, taking into account the agreement of Purchaser and Sellers to minimize the costs associated with outfitting such alternative temporary space. If the Sellers enter into an Equivalent Lease or a Temporary Lease, such Equivalent Lease or Temporary Lease shall, following its execution, be deemed an Included Real Estate Lease for all purposes hereunder and shall be assigned to the Purchaser or a Designated Purchaser at Closing. If the Purchaser or a Designated Purchaser enters into an Equivalent Lease or a Temporary Lease prior to Closing, the Purchaser or a Designated Purchaser and the Sellers will enter into a sublease thereof on terms to be reasonably agreed between the parties (it being understood that the occupancy costs under such sublease shall be set so that Purchaser is merely passing through such costs under such Equivalent Lease or Temporary Lease) for the term of the Equivalent Lease or Temporary Lease, with respect to the property covered by such Equivalent Lease or Temporary Lease, provided that (A) the Sellers will post a letter of credit covering the rent and other occupancy costs due under such sublease during the term thereof, (B) the sublease will provide that it will terminate at the Closing, if the Closing occurs, and (C) nothing herein shall be construed to require either party to enter into or assume any liability with respect to an Equivalent Lease or any sublease thereunder prior to Closing so long as other means of reasonably continuing operation of the Business conducted at the property subject to the rejected Mission Critical Lease substantially in the manner in which the same is conducted at such property on the date of this Agreement are available including but not limited to entry into a Temporary Lease prior to Closing followed by entry into an Equivalent Lease following Closing;

(iii) in the case of any rejection which is to be effective prior to Closing, the Sellers shall relocate the Assets, Employees and business operations at their sole cost and expense from the property subject to the rejected Mission Critical lease into the property subject to the Temporary Lease or into the Equivalent Space on or prior to the effective date of the rejection in such a manner as to reasonably permit the continued operation of the Business conducted at the property subject to the rejected Mission Critical Lease. If a Temporary Lease is entered into, the Sellers will relocate the Assets, Employees and business operations at their sole cost and expense from the property subject to the Temporary Lease into the Property subject to Equivalent Space. The occupancy and operating costs under the Temporary Lease or Equivalent Lease and the property subject thereto shall be borne by Sellers for all periods up to the Closing Date, either directly, if the Sellers enter into such Temporary Lease or Equivalent Lease, or via a sublease as described above, if the Purchaser enters into such Temporary Lease or Equivalent Lease. If such Temporary Lease remains in place after the Closing Date, the occupancy and operating costs under the Temporary Lease and the property subject thereto for the period after Closing shall be borne exclusively by Purchaser, unless and until Purchaser has entered into and commenced paying rent and occupancy costs on an Equivalent Lease, in which case the Sellers shall pay fifty percent (50%) of the rent and occupancy costs under the Temporary Lease for six months commencing on the date on which Purchaser commences monthly rental payments under the Equivalent Lease. If such Temporary Lease remains in effect after the Closing, Purchaser shall diligently pursue its procurement of Equivalent Space to which to relocate the Assets, Employees and business operations subject to the terms of this Section 5.31(g);

(iv) in the case of any rejection which is to be effective prior to Closing, the Sellers shall pay all Relocation Costs of Purchaser or Designated Purchaser relating to the relocation of all Assets, Employees and business operations required as a result of said rejection, including without limitation any relocation of all Assets, Employees and business operations from the property subject to the rejected Mission Critical Lease to the property subject to the Temporary Lease and, thereafter, to Equivalent Space; provided that Sellers shall not be required to compensate Purchaser or any other party for any other amounts or damages of any kind in connection with such relocation except as expressly set forth in Section 5.31(b)(ii), including but not limited to as a result of any difference in the economic terms of the rejected Mission Critical Lease and any new Equivalent Lease entered into by Purchaser or an Affiliate of Purchaser;

(v) the Sellers shall cooperate with Purchaser or a Designated Purchaser and use reasonable efforts, in each instance to minimize the disruption to the affected business operations as a result of such relocation;

(vi) notwithstanding the foregoing, if the Sellers elect to reject, effective on or after the Closing Date, a Mission Critical Lease, (A) the Sellers will give the Purchaser or a Designated Purchaser reasonable (but in no event less than thirty (30) days) prior notice (provided that thirty days is sufficient notice for Sellers to comply with their covenant in Section 5.31(g)(v)), of their intent to reject such Mission Critical Lease and will provide the Purchaser or such Designated Purchaser a copy of the rejection notice (provided that no failure to provide any such notice or copy shall impair or impact the effectiveness of such rejection), (B) the Seller and the Purchaser or a Designated Purchaser shall convene to discuss and agree on a mutually acceptable strategy for negotiating a lease for Equivalent Space, (C) the Purchaser or such Designated Purchaser and the Sellers shall cooperate to make arrangements for securing Equivalent Space and the relocation of all Assets and business operations thereto, (D) the Seller shall cooperate with Purchaser or a Designated Purchaser and use commercially reasonable efforts, in each instance to minimize the disruption to the affected business operation as a result of such relocation, and (E) the Sellers shall pay all Relocation Costs of the Purchaser or such Designated Purchaser relating to the relocation to Equivalent Space of all Assets, Employees and business operations required as a result of said rejection, including without limitation any relocation of all Assets, Employees and business operations from the property subject to the rejected Mission Critical Lease to the property subject to the Temporary Lease and, thereafter, to Equivalent Space; provided that Sellers shall not be required to compensate Purchaser or any other party for any other amounts, including but not limited to as a result of any difference in the economic terms of the rejected Mission Critical Lease and any new lease entered into by Purchaser or an Affiliate of Purchaser; and provided further if Purchaser has commenced paying rent and occupancy costs on a lease for Equivalent Space, Sellers shall be obligated to pay fifty percent (50%) of the rent and occupancy costs under the related Temporary Lease, if applicable, for six months commencing on the date on which Purchaser commences monthly rental payments under the lease for Equivalent Space. If Purchaser or an Affiliate of Purchaser enters into a Temporary Lease following a rejection, effective on or after the Closing Date, of a Mission Critical Lease, Purchaser shall diligently pursue its procurement of Equivalent Space to which to relocate the Assets, Employees and business operations subject to the terms of this Section 5.31(g);

(vii) if the Sellers elect to reject Lease C, the provisions of Exhibit 5.32(c) shall apply in addition to the provisions of this Section 5.31(g).

Notwithstanding the foregoing, if Purchaser elects, pursuant to Section 2.1.5(b)(v), neither to take an Assignment of Lease B nor to remove all Assets, Employees, and operations relating to the Business from the premises covered by such Lease B and Sellers elect to reject Lease B, Purchaser agrees that Sellers’ obligation to pay Relocation Costs of Purchaser or Designated Purchaser shall be limited to the relocation of Assets, Employees and business operations located as of the date of this Agreement in the premises indicated in Exhibit 2.1.5(b)(v).

(h) If the relevant landlord has refused to provide its required Consent to a Sublease under a Mission Critical Lease or does not respond to a request for such Consent, then the Sellers shall pay all Relocation Costs of Purchaser or Designated Purchaser relating to the relocation of all Assets and business operations required as a result of Seller’s inability to enter into such Sublease; provided that Sellers shall not be required to pay any Relocation Costs of Purchaser or any other party in any instance where a landlord under a Mission Critical Lease has refused to deliver a required Consent as a result of Purchaser’s or a Designated Purchaser’s refusal or other failure to comply with the provisions of Section 5.4 of the Sellers Disclosure Schedule; and provided further that Sellers shall not be required to compensate Purchaser or any other party for any other amounts, including but not limited to as a result of any difference in the economic terms of the relevant Mission Critical Lease and any new lease entered into by Purchaser or an Affiliate of Purchaser and provided further that Sellers and Purchaser or a Designated Purchaser shall be obligated to comply with the requirements of Section 5.13 prior to the completion of such relocation.

SECTION 5.32. Restructure of Leases.

(a) The Purchaser acknowledges that the Sellers have commenced negotiations with certain of the landlords under certain 365 Real Estate Leases and Non-365 Real Estate Leases with the intention of agreeing to modifications of such Real Estate Leases. The Purchaser agrees that the Sellers shall be permitted to restructure the 365 Real Estate Leases and the Non-365 Real Estate Leases, including to reduce the size of the premises demised thereby and to vacate one or more buildings covered by single Real Estate Leases, and, in connection therewith, at the Sellers’ sole cost and expense, to relocate applicable Employees, Assets and business operations within the facilities subject to such Real Estate Leases (including, in the case of Sellers’ operations at the C Campus as defined in Section 5.32(c) of the Sellers Disclosure Schedule, relocation of Employees, Assets and business operations between facilities covered by separate Real Estate Leases) so long as:

(i) the space made available to the Purchaser at Closing under such Real Estate Lease contains usable and rentable square footage sufficient to reasonably support the contemplated use of the demised premises and employee headcount reasonably agreed between Purchaser and Sellers on or prior to the Closing Date and to conduct the Business at such premises in a manner substantially similar to the manner conducted at such premises (and any adjacent premises from which Employees, Assets and business operations are being transferred) as of the date hereof and such space is not divided into two or more non-contiguous portions,

(ii) upon Purchaser’s request, the relevant Seller and the Purchaser shall convene to discuss and agree on a mutually acceptable strategy for approaching such negotiations with the relevant landlord and Purchaser shall provide the relevant Seller with a detailed description of its contemplated use of the premises and employee headcount and space needs (subject to reasonable confidentiality limitations),

(iii) the occupancy costs or security deposit to the Purchaser or a Designated Purchaser at such real property shall not be increased in any material respect over what they would be in the absence of such amendment of such Real Estate Leases, it being agreed specifically that Purchaser or a Designated Purchaser shall be subject to no increased security deposit requirements as a result of such amendment,

(iv) the Sellers shall pay all Relocation Costs of the Purchaser or Designated Purchaser relating to the relocation required as a result of said restructuring,

(v) except as provided in Section 5.32(a)(iv) with respect to Relocation Costs, no reimbursements for any costs, expenses or damages shall be payable by any Seller or any of their Affiliates to Purchaser, any Designated Purchaser, any of their Affiliates or any other Person as a result of such restructuring; provided that if the Seller performs the relocation of Assets, Employees or business operations in connection with any such restructuring occurring after the Closing that, individually or in the aggregate with other relocations, has a Material Adverse Effect, then to the extent that such Material Adverse Effect resulted from Seller’s gross negligence in performing such relocation, Seller shall be responsible for the Relocation Damages resulting therefrom; and

(vi) the Sellers shall cooperate with Purchaser or a Designated Purchaser and use reasonable efforts, in each instance, to minimize the disruption to the affected business operations as a result of such relocation.

(b) In the event that Sellers have not, prior to Closing, completed the consolidation of operations at any premises pursuant to a restructure of an Assumed and Subleased Real Estate Lease or Non-365 Subleased Real Estate Lease, the relevant Seller and Purchaser or Designated Purchaser shall enter into the contemplated Sublease on the Closing Date but, prior to the completion of such consolidation, such Seller shall make available in lieu of the premises which are to be the subject of such Sublease alternative space at the same facility designated by such Seller (the “Relocation Space”) in a notice given to Purchaser or Designated Purchaser from which the impacted business operations can be conducted. The Relocation Space shall be reasonably comparable to the premises which are the subject of such Sublease with respect to internal configuration, quality of finish and rentable square foot area (i.e., plus or minus ten (10%) percent). Such Seller shall, at such Seller’s cost and expense, complete the build-out of the premises which are to be the subject of the Sublease and, following the same, remove and reinstall Purchaser’s or Designated Purchaser’s personal property, trade fixtures and equipment in such premises as promptly as reasonably practicable provided that Purchaser or Designated Purchaser cooperates with such Seller and gives such Seller full access to the premises which are to be the subject of such Sublease in order to facilitate the performance of such required work. During such entire period, Purchaser or Designated Purchaser shall be obligated to pay all rent and additional rent required under the terms of such Sublease but not with respect to the Relocation Space, regardless of whether Purchaser or Designated Purchaser is then occupying the premises which are to be the subject thereof.

(c) The Sellers shall consolidate the C Campus (as defined in Section 5.32(c) of the Sellers Disclosure Schedule) in accordance with the provisions of Exhibit 5.32(c), subject to the rights of the Sellers in Section 5.31.

SECTION 5.33. Non-Compete. Except as permitted pursuant to Section 5.25(b) with respect to any Excluded Sellers, for a period of three (3) years from and after the Closing Date, none of the Sellers shall, or shall permit or cause any of their Wholly-Owned Subsidiaries to, (i) sell a product or service competitive with any product or service contemplated in the definition of the Business in any geographic area in which the Business is conducted on the date hereof (unless purchased from the Purchaser or a Designated Purchaser), or (ii) acquire or hold voting securities of any Person that is engaged in a business competitive with the Business as conducted on the date hereof, provided that the foregoing restrictions shall not prohibit or restrict (a) performance by the Sellers under the Rejected Customer Contracts, through the subcontract arrangement contemplated by Section 5.14(b) or 5.14(c), as applicable, if such arrangement is entered into pursuant to the provisions therein, or otherwise if such arrangement is not entered into, (b) the acquisition or holding of a passive investment in up to 5% of the outstanding stock of a corporation that does not give such Seller or Wholly-Owned Subsidiary of such Seller the right to appoint directors or management of such Person or to otherwise exercise control over the management of such Person, (c) the passive holding of the securities any of the Sellers owns as of the date hereof and the holding of the equity interests in the joint ventures listed in Section 1.1(a) of the Sellers Disclosure Schedule that the Sellers own as of the date hereof or (d) the sale of Sellers’ Converging Products. In the event that any Seller or any Wholly-Owned Subsidiary of any Seller is acquired by, merged with or otherwise combined with (whether in a single transaction or a series of related transactions or whether structured as an acquisition of assets, securities or otherwise) (any such transaction, a “Seller Acquisition”) any other Person (an “Acquiring Person”), the provisions of this Section 5.33 shall not restrict the ability of the Acquiring Person or its Affiliates to continue to operate the type of business or own the type of assets that they respectively operated or owned prior to the Seller Acquisition. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.33 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 5.34. Financial Statements.

(a) Subject to the last sentence of this Section 5.34(a), the Main Sellers shall provide the Audited Financial Statements and the Audited 2009 Interim Financial Statements to the Purchaser as promptly as reasonably practicable, but in any event no later than (i) July 31, 2009, in the case of the Audited Financial Statements and, (ii) subject to Section 5.34(b), December 7, 2009 in the case of the Audited 2009 Interim Financial Statements. Subject to the last sentence of this Section 5.34(a), all Unaudited Interim Financial Statements with respect to periods ending prior to the Closing Date shall be delivered as follows: (a) (i) by August 29, 2009, in the case of the June 30, 2009 Unaudited Interim Financial Statements and the income statement information for the quarter ended December 31, 2008, (ii) if (A) the Registration Statement is not effective or the Closing Date is on or after November 5, 2009 and (B) the waiver request referred to in Section 5.34(b) is granted by the SEC, by November 29, 2009, in the case of the September 30, 2009 Unaudited Interim Financial Statements, and (iii) if the Registration Statement is not effective or the Closing Date is on or after May 11, 2010, by May 30, 2010 in the case of the March 31, 2010 Unaudited Interim Financial Statements. Notwithstanding the foregoing or any other provision of this Section 5.34, and in any event, the Main Sellers shall deliver to the Purchaser prior to the Closing all Audited Financial Statements, Audited 2009 Interim Financial Statements, Additional Audited 2009 Financial Statements and all Unaudited Interim Financial Statements in respect of fiscal quarters ended prior to the Closing Date that are required to be included in the registration statement on Form S-4 (or any amendment thereto) under the Securities Act of 1933, as amended, relating to an exchange offer for outstanding debt securities to be made by the Purchaser or any of its affiliates (the “Registration Statement”), or any current report on Form 8-K required to be filed by the Purchaser or any of its affiliates under the Securities Exchange Act of 1934 with respect to the transactions contemplated by this Agreement (the “8-K”).

(b) For forty-five (45) days from the date hereof or, if the Registration Statement has been filed as of the date hereof or is filed within fifteen (15) days of the date hereof, for forty-five (45) days from the date the SEC notifies the Purchaser (or one of its affiliates) as to whether the SEC will review the Registration Statement, the Purchaser shall use its commercially reasonable efforts to obtain as promptly as practicable from the SEC a waiver with respect to any requirement to include audited financial statements other than the Audited Financial Statements in the Registration Statement and the 8-K (and in connection therewith shall use its commercially reasonable efforts to prepare applicable materials (as determined by Purchaser) for submission to the SEC as promptly as practicable). The Purchaser shall keep the Main Sellers promptly informed of any material developments in its discussions with the SEC regarding such waiver. If the Purchaser obtains such waiver in respect of both the Registration Statement and the 8-K, then the Main Sellers shall not be required to deliver the Audited 2009 Interim Financial Statements pursuant to the provisions of Section 5.34(a), but may nonetheless be required to deliver such Audited 2009 Interim Financial Statements pursuant to the provisions of Section 5.34(d)(ii).

(c) If the Closing Date is after December 31, 2009 and the Registration Statement is not effective prior to the Closing Date, then the Main Sellers shall deliver to the Purchaser the Additional Audited 2009 Financial Statements not later than March 15, 2010, and such delivery shall be prior to the Closing Date. If the Closing Date is on or after March 25,

2010, then the Main Sellers shall deliver to the Purchaser the Additional Audited 2009 Financial Statements not later than 3 business days prior to the Closing Date.

(d) Following the Closing, unless delivered prior to the Closing, the Main Sellers shall deliver to the Purchaser the following financial statements:

(i) if the Closing Date is before October 1, 2009, the Audited 2009 Closing Date Financial Statements and income statements meeting the requirements of the Unaudited Interim Financial Statements for each quarter beginning with the quarter ending December 31, 2008 through the quarter ending June 30, 2009;

(ii) if the Closing Date is on or after October 1, 2009, but on or before December 31, 2009, the Audited 2009 Interim Financial Statements and income statements meeting the requirements of the Unaudited Interim Financial Statements for each quarter beginning with the quarter ending December 31, 2008 through the quarter ending June 30, 2009;

(iii) if the Closing Date is after December 31, 2009, the Additional Audited 2009 Financial Statements, the Unaudited Interim Financial Statements for the last fiscal quarter ending after December 31, 2009 and prior to the Closing Date and income statements meeting the requirements of the Unaudited Interim Financial Statements for each quarter beginning with the quarter ending December 31, 2008 through the last fiscal quarter ending prior to the Closing Date; and

(iv) the unaudited income statement information specified in the definition of Unaudited Interim Financial Statements from the date of last fiscal quarter ended prior to the Closing Date, which fiscal quarter may be a year end, through the Closing Date (the “Information”).

(e) If any financial statements or Information are required to be delivered pursuant to Section 5.34(d), the Main Sellers shall comply with the following provisions:

(i) to the extent the Main Sellers are required to deliver any audited financial statements under Section 5.34(d), the Sellers shall engage KPMG LLP (“KPMG”) no later than ten (10) Business Days prior to the Closing Date to audit the related financial statements;

(ii) to the extent the Main Sellers are required to deliver any audited financial statements under Section 5.34(d), such audited financial statements shall be delivered no later than the date that is ninety (90) days after the Closing Date; and

(iii) to the extent the Main Sellers are required to deliver any unaudited financial statements or Information under Section 5.34(d), such unaudited financial statements or Information shall be delivered no later than the date that is sixty (60) days after the Closing Date.

(f) If any financial statements or Information required to be delivered pursuant to Section 5.34(d) have not been delivered prior to Closing, the Purchaser shall deliver an amount equal to the Holdback Escrow Amount to the Escrow Agent at Closing and the Holdback Escrow Amount shall be held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. If the Main Sellers are required to deliver any financial statements or Information pursuant to Section 5.34(d) and the Main Sellers (i) do not engage KPMG for purposes of auditing any of these financial statements or Information that are required to be audited financial statements or (ii) do not deliver such financial statements or deliver them more than twenty-five (25) days later than the dates provided in Section 5.34(e)(ii) or Section 5.34(e)(iii), as applicable, then the Holdback Escrow Amount (together with any actual interest earned thereon) shall be returned to the Purchaser by the Escrow Agent.

(g) In the event that following the Closing (A) the Main Sellers will not be required to deliver to the Purchaser any financial statements pursuant to Section 5.34(d) or (B) the Main Sellers have complied with the obligations set forth in Section 5.34(d) and Section 5.34(e), as applicable, then the Purchaser shall promptly instruct the Escrow Agent to immediately release the Holdback Escrow Amount to the Distribution Agent (as agent for the Sellers and the EMEA Sellers).

(h) The Main Sellers shall cooperate in Purchaser’s efforts to obtain consent from Sellers’ independent auditors for the inclusion of the Audited Financial Statements and, if applicable, the Audited 2009 Closing Date Financial Statements, the Audited 2009 Interim Financial Statements and/or the Additional Audited 2009 Financial Statements in any registration statement or other filing with the SEC. Subject to the limitations set forth in Section 5.6 (except that the Main Sellers acknowledge and agree that such information as is necessary to be included in a registration statement or other filing with the SEC need not be kept confidential by the Purchaser), the Main Sellers shall provide the Purchaser, the relevant Designated Purchasers and their representative accountants reasonable access to the books, records and personnel of the Business and the Companies and all documents, schedules and work papers that are reasonably necessary to prepare any financial statements that are required to be delivered pursuant to the terms of this Section 5.34. The Sellers shall reasonably cooperate in the Purchaser’s efforts, whether pre- or post-Closing, to prepare the Registration Statement, the 8-K and any other filings with the SEC that are required to include any financial statements of the Business (or portion thereof), provided that such reasonable assistance shall include providing the Purchaser, the relevant Designated Purchasers and their representative accountants reasonable access to the books, records and personnel of the Business and the Companies and all documents, schedules and work papers that are reasonably necessary to prepare the Audited Financial Statements, the Unaudited Interim Financial Statements, any quarterly combined income statement information of the Business, the income statement information from the date of the last interim balance sheet required to be delivered to the Purchaser through the Closing Date, the pro forma financial statements of the combined entity and, if applicable, the Audited 2009 Closing Date Financial Statements, the Audited 2009 Interim Financial Statements and/or the Additional Audited 2009 Financial Statements, together with any related financial disclosures to be included in the Registration Statement or other filing with the SEC.

(i) If the Audited 2009 Interim Financial Statements are required to be provided pursuant to the provisions of Section 5.34(a), the Purchaser shall use its commercially reasonable efforts to obtain as promptly as practicable a determination from the SEC with respect to whether the Audited 2009 Interim Financial Statements must include combined statements of income and cash flows and footnote information for the nine month period ended September 30, 2008 to meet the requirements of Regulation S-X and Rule 3-05 thereunder, for inclusion in the Registration Statement and the 8-K. The Purchaser shall keep the Main Sellers promptly informed of any material developments in its discussions with the SEC regarding such determination. If the Purchaser obtains a determination that such combined statements of income and cash flows and footnote information for the nine month period ended September 30, 2008 are not required to meet the requirements of Regulation S-X and Rule 3-05 thereunder, for inclusion of the Audited 2009 Interim Financial Statements in the Registration Statement and the 8-K, then the Main Sellers shall not be required to deliver the combined statements of income and cash flows and footnote information for the nine month period ended September 30, 2008 with the Audited 2009 Interim Financial Statements pursuant to the provisions of Section 5.34(a), but may nonetheless be required to deliver such combined statements of income and cash flows and footnote information for the nine month period ended September 30, 2008 with the Audited 2009 Interim Financial Statements pursuant to the provisions of Section 5.34(d)(ii).

SECTION 5.35. Certain Acknowledgements Regarding PBGC. The Purchaser acknowledges and agrees that none of the actions or occurrences referred to in clauses (i) through (iv) of Section 8.3(d) hereof in and of itself shall constitute or be construed as a breach by any of the Sellers of any of their representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document. Notwithstanding the foregoing, nothing in this Section shall limit or be construed as limiting the scope, application or effect of Section 8.3(d). To the extent the PBGC terminates the NNRIP (or any other Seller Employee Plan) or imposes any Lien on the assets of any of the Companies or any of the Sellers, or in the event of any other action or occurrence referred to in clauses (i) through (iv) of Section 8.3(d), then the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable to obtain from the PBGC a waiver of its Claims against Purchaser, its Affiliates (including the Companies) or the holder of any Assets in connection with the NNRIP and a release of such Lien in order to cause the satisfaction of the condition set forth in Section 8.3(d) at the earliest practicable date; provided that the Purchaser shall not be required to make any payment, relinquish any right, or deliver or relinquish anything of value in order to obtain such waiver (other than payment of the Purchase Price).

SECTION 5.36. Finalization of Transition Services Agreement.

(a) The Parties acknowledge that Schedule 1 (the “Schedule 1 Included Services”), Schedule 5 and Schedule 6 (collectively, the “General Scope of Services”) attached to the form Transition Services Agreement contained in Exhibit P hereto reflects the general scope of certain services to be provided pursuant to the Transition Services Agreement by the TSA Sellers and TSA EMEA Sellers (and may reflect greater detail as to some of such services), but is not sufficiently refined to define all such services in operational detail. Accordingly, the Parties agree that, between the time of the execution of this Agreement and two Business Days prior to the Closing Date, they (i) will negotiate in good faith and use reasonable efforts expeditiously to refine the description of the services included within the General Scope of Services so as to provide sufficient operational detail (as mutually agreed or as determined by arbitration in accordance with clause (h), the “Included Services”) and (ii) will provide each other with such information that is reasonably requested in connection with such negotiation. The Parties agree that Included Services will be finally determined prior to Closing by such negotiation or by arbitration in accordance with this Section 5.36, provided that the Included Services will be consistent with, and will omit any services not reasonably within the service description categories contained in, the General Scope of Services. The Parties further agree that such negotiation and arbitration will be subject to the following general limitations and conditions (the “Scope Guidelines”): (i) the Included Services will exclude any portion of any service that has at no time on or after April 1, 2009 been provided by any Seller or any EMEA Seller (or any Affiliate of any of them) nor provided or procured by any Seller or any EMEA Seller (or any Affiliate of any of them) from a third party (the services within the General Scope of Services that have been provided either by such a Seller or any EMEA Seller (or any Affiliate of any of them) entity or by a third party at any time on or after April 1, 2009, the “Current Services”) (it being understood and agreed that (a) each Seller under the Transition Services Agreement will be committed reasonably to cooperate with Purchaser to coordinate interaction, execution and process steps so that the services of such Seller are delivered in a manner to facilitate the orderly transition of the Business to the Purchaser and (b) from and after the time of execution of this Agreement until the Closing, the Sellers, the EMEA Sellers and their respective Affiliates will provide, or cause to be provided, to the Business the Current Services, subject to modifications that would be permitted if the Transition Services Agreement were currently in effect), (ii) if and to the extent that employees of a Seller or an EMEA Seller or a Subsidiary of a Seller or an EMEA Seller performing services as of the date of execution of this Agreement are Transferred Employees under this Agreement or Transferring Employees under the EMEA Asset Sale Agreement, then the human tasks formerly undertaken by such Transferred Employees or Transferring Employees will no longer be required to be provided under the Transition Services Agreement (but equipment, licenses and other resources not transferred shall, in accordance with the terms of the Transition Services Agreement, continue to be made available as necessary to perform such tasks under the Transition Services Agreement as contemplated by this Section 5.36), and (iii) services will be limited to those reasonably advisable to carry on the Business after the Closing in a manner consistent with the operation of the Business at the time of execution of this Agreement. It is understood and agreed that the services described in the General Scope of Services attached to the Transition Services Agreement have all been provided by or procured by a Seller or an EMEA Seller (or a respective Affiliate) to or for the Business after April 1, 2009. On the Closing Date but before the Closing, the TSA Sellers and the TSA EMEA Sellers shall be ready, willing and able to satisfy their obligations pursuant to the Transition Services Agreement in all material respects and the Main Sellers will deliver a certificate to the Purchaser to that effect.

(b) If, between the time of execution of this Agreement and Closing, Purchaser identifies services not described within the General Scope of Services which are reasonably advisable in order to assist with the orderly transition of the Business to the Purchaser, then the Parties agree that such additional services (defined in operational detail as described herein) will be provided under the Transition Services Agreement, and the Parties will negotiate in good faith and use reasonable efforts expeditiously to refine such additional services in operational detail consistent with the Scope Guidelines specified in Section 5.36(a) (as mutually agreed or as determined by arbitration in accordance with clause (h), the “Type 1

Extra Services”). If, between the time of the execution of this Agreement and Closing, Purchaser identifies further services reasonably advisable to carry on the Business which are not described within the General Scope of Services and which are not consistent with the Scope Guidelines, but which can reasonably be provided by the applicable Seller (but not an EMEA Seller) without hiring new employees and without materially changing or burdening the operations of such Seller, then the Parties agree that such further services (defined in operational detail as described herein) will be provided under the Transition Services Agreement, and the Parties will negotiate in good faith and use reasonable efforts expeditiously to define such ancillary services in operational detail (as mutually agreed or as determined by arbitration in accordance with clause (h), “Type 2 Extra Services;” together with Type 1 Extra Services, the “Extra Services”).

(c) The Parties acknowledge and agree that, subject to the provisions below, the Included Services ultimately provided under the Transition Services Agreement are to be billed by the applicable TSA Seller or TSA EMEA Seller under the Transition Services Agreement to the Purchaser at the “Direct Cost” of such Included Services as specified in the Transition Services Agreement. However, the Parties further agree that, from and after the execution of this Agreement, they will negotiate in good faith to quantify and stipulate by mutual agreement the Direct Cost of each such Included Service as a specific monetary amount for each such Service (the “Monetary Cost” of such Service); provided, that Monetary Cost shall exclude Special Third-Party Costs (as defined in the Transition Services Agreement). Notwithstanding the foregoing, upon mutual agreement (or resolution by arbitration as provided herein) as to Monetary Cost for any Service under the Transition Services Agreement, the price for such Service shall thenceforth equal the sum of such Monetary Cost plus Special Third-Party Costs (as defined in the Transition Services Agreement) allocable to such Service, and such price will apply regardless of the Direct Cost actually incurred by the applicable Sellers under the Transition Services Agreement in providing such Service. The Parties acknowledge that attached to the form of Transition Services Agreement in Exhibit P is (1) a schedule showing an assumed volume of product flow through the order-to-cash cycle (reflecting both timing and amounts of products) over the 12-month period following Closing (the “Product Volume Forecast”), (2) a schedule showing an assumed headcount for personnel constituting “Active Employees” and employees of “Contract Service Providers” as defined in the Transition Services Agreement (the “IT Headcount Forecast”), and (3) the estimated cost of providing services to support the product flow contemplated by the Product Volume Forecast, consistent with the IT Headcount Forecast, during the 12-month period following Closing (the “Estimated Cost Schedule”, as revised in accordance with Section 5(a) of the Transition Services Agreement to account for TUPE Employees. Notwithstanding anything to the contrary in this Agreement or in the Transition Services Agreement, the Parties agree that the outcome of the price negotiation described above in this Section 5.36(c) (or determined by arbitration as provided in clause (h)) with respect to the Schedule 1 Included Services) will be such that the aggregate Monetary Cost of all Schedule 1 Included Services to be delivered over the 12-month period following Closing to support the product flow contemplated by the Product Volume Forecast, using headcount assumptions consistent with the IT Headcount Forecast, (x) will not be less than 90% of the aggregate estimated cost of all services reflected in the Estimated Cost Schedule, and (y) will not be greater than 110% of such aggregate estimated cost of all services reflected in the Estimated Cost Schedule. The Transition Services Agreement contains provisions regarding certain price adjustments for Schedule 1 Included Services in the event that (i) Purchaser revises the anticipated product volume which results in a change in forecast revenues (output of the monthly Sales and Operations Plan) of 5% or more for any three-month period commencing 3 months from the approved monthly Sales and Operations Plan, or (ii) Purchaser revises the headcount of Active Employees and/or employees of Contract Service Providers (as defined in the Transition Services Agreement), with the result that the Direct Cost of delivering IT Infrastructure Services and IT Applications Services included within Schedule 1 Included Services changes by more than 5% from the aggregate cost of such IT Infrastructure Services and IT Applications Services reflected on the Estimated Cost Schedule. Notwithstanding anything to the contrary in this Agreement or in the Transition Services Agreement, it is understood and agreed that the aggregate price to be paid by the Purchasers to the TSA Sellers for services under the Transition Services Agreement will be reduced by $10 million, the application of such reduction to be determined by the Purchaser subject to the consent of the TSA Sellers (which consent will not be unreasonably withheld). For the avoidance of doubt, such reduction shall not apply to any services provided by the TSA EMEA Sellers pursuant to the Transition Services Agreement.

(d) The determination of the stipulated, monetary price of any Extra Services requested by the Purchaser will be determined in manner analogous to the determination of Monetary Cost of Included Services, except that the price of such Extra Services will be the “Direct Cost” thereof as defined in the form of Transition Services Agreement in Exhibit P hereto (plus any Special Third-Party Costs not reflected in such monetary price), with no further restriction.

(e) Until the Monetary Cost of any service has been agreed and stipulated by the Parties or determined by arbitration in accordance with clause (h), the price of such service will be the Direct Cost thereof, as reasonably determined by the applicable TSA Sellers or TSA EMEA Sellers under the Transition Services Agreement. Upon final determination of the Monetary Cost as contemplated herein, the parties will promptly reconcile any prior payments made by the Purchaser that were based on TSA Seller’s or TSA EMEA Seller’s estimates of Direct Cost (with the applicable TSA Seller or TSA EMEA Seller paying to the Purchaser any amount by which such estimated amounts exceeded the proper amounts based on Monetary Cost as so finally determined, or with the Purchaser paying to the applicable TSA Seller or TSA EMEA Seller any deficiency by which such estimated amounts were less than the proper amounts based on such Monetary Cost).

(f) Prior to the 45th day following the execution of this Agreement (“Arbitration Trigger Date”), each TSA Seller and TSA EMEA Seller shall consult with each other and notify Purchaser of the name of the single person designated to serve on all such parties’ behalf as an arbitrator in case of any arbitration hereunder (except that the TSA EMEA Sellers may designate a single person to serve as an arbitrator for all TSA EMEA Sellers, and the TSA Sellers may designate a different person to serve as an arbitrator for all Sellers), and the Purchaser shall notify each TSA Seller and TSA EMEA Seller of the name of the person or, if the TSA Sellers and TSA EMEA Sellers have each appointed an arbitrator, the name of two persons designated to serve as Purchaser’s arbitrator(s) in case of any arbitration hereunder. If the TSA Sellers and TSA EMEA Sellers have not designated their arbitrator or Purchaser has not designated its arbitrator(s) prior to the Arbitration Trigger Date (“Non-Designating Party”), and if thereafter such Non-Designating Party does not name an arbitrator (and provide notice thereof to the other applicable parties) within five Business Days after notice from any other Party requesting that such an arbitrator be named, then such Non-Designating Party shall lose the right to appoint an arbitrator hereunder, and the arbitration shall be conducted exclusively by the arbitrator named by the other Party to the applicable arbitration.

(g) At any time after the Arbitration Trigger Date, any affected Party may submit any disagreements relating to the Included Services or the Extra Services, or the Monetary Cost of any Included Service or the stipulated, monetary price of any Extra Service to binding arbitration for resolution, which arbitration proceeding will be initiated by notice delivered by such Party to the applicable counterparty. Such arbitration shall be conducted in accordance with Section 5.36(h). The parties will use commercially reasonable efforts to resolve any disagreement as expeditiously as practicable.

(h) If any Party shall give notice of arbitration pursuant to Section 5.36(g), then, within ten days following initiation of such arbitration, the arbitrators theretofore designated by the applicable parties to such arbitration shall jointly appoint a neutral arbitrator (the “Neutral Arbitrator”), who shall be unaffiliated with any Party (in the event such two arbitrators do not so jointly appoint a neutral arbitrator, then, upon the request of any party to such arbitration, such neutral arbitrator, who must be unaffiliated with any Party, will be promptly appointed by the American Arbitration Association). Any arbitration hereunder shall be conducted by such three arbitrators (except as provided in Section 5.36(f) or below in this Section 5.36(h)), and shall take place in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If an arbitrator named by a Party hereunder ceases to serve for any reason, then such Party shall name a successor arbitrator within five Business Days following notice from an adverse Party (“Notifying Party”) requesting that such a successor be named (if a successor is not so named, then the arbitration will be conducted solely by the Neutral Arbitrator if theretofore appointed, and otherwise by the arbitrator named by the Notifying Party). The arbitrators will resolve the matters in dispute within thirty (30) days following the selection of the Neutral Arbitrator; provided, however, that if any disagreement with respect to Included Services has not been resolved by the one hundred twentieth (120th) day after the date of this Agreement (or if earlier the fifteenth (15th) day prior to the Closing Date), then at any time thereafter any Party to such arbitration may serve notice on the arbitrators demanding that the Neutral Arbitrator alone render a final decision within 10 days following receipt of such notice (any decision by a majority of the arbitrators shall otherwise be deemed the decision of the arbitrators). The decision of a majority of the arbitrators, or of the Neutral Arbitrator alone, as applicable, shall be in writing, shall be final and conclusive on the Parties, and counterpart copies thereof shall be delivered to all of the Parties. Judgment may be had on the decision of the arbitrators so rendered in any court of competent jurisdiction. The Purchaser shall bear the fees and expenses of the arbitrator it designates, the applicable TSA Seller or TSA EMEA Seller shall bear the fees and expenses of the arbitrator it designates, and the Purchaser and the applicable TSA Seller or TSA EMEA Seller shall equally share the fees and expenses of the Neutral Arbitrator. Notwithstanding anything to the contrary in this Agreement or in the Transition Services Agreement, if any arbitration hereunder to finalize the scope of any Included Service has not been completed, and an arbitral decision rendered, by the second Business Day preceding the Closing Date, then (i) the applicable TSA Seller or TSA EMEA Seller shall provide such Service after Closing with the scope advocated by the Purchaser (and the Purchaser will pay Direct Cost for such Services, as provided in the Transition Services Agreement and as reasonably determined by the applicable TSA Seller or TSA EMEA Seller, until the Monetary Cost for such service is determined in accordance with the provisions of this Section 5.36 upon which a reconciliation will occur as described in Section 5.36(e)), and (ii) such arbitration will terminate with respect to the scope of service as of such second Businesses Day preceding the Closing (with the arbitrators deemed to have rendered a decision defining such scope as so advocated by the Purchaser). Nothing herein will affect any arbitration to the extent the subject matter thereof relates to (i) any Extra Service or (ii) the price, Monetary Cost or Direct Cost of any service.

(i) Solely, for purposes of this Section 5.36, the term “Parties” shall also include the TSA EMEA Sellers.

SECTION 5.37. Assistance for Proxy Agreement. From the date hereof, the Main Sellers shall use their reasonable best efforts to assist the Purchaser to seek any Consent required in order to terminate the Proxy Agreement and allow the Purchaser to acquire and exercise control over NGS and its business effective as of the Closing Date without a proxy arrangement. Such assistance shall include promptly notifying the U.S. Defense Security Service of the transactions contemplated hereby pursuant to the NISPOM and Proxy Agreement, agreeing to terminate the Proxy Agreement effective as of the Closing Date and engaging in discussions with the U.S. Defense Security Service in preparation for that result, and providing all information requested by the U.S. Defense Security Service related to the transactions contemplated hereby. Notwithstanding the foregoing, between the date hereof and the conclusion of the Auction, none of the Sellers or the Companies shall be required to take any action pursuant to this Section 5.37 that would irrevocably modify, cancel or amend the Proxy Agreement.

SECTION 5.38. Customer Contract Review and Selection.

(a) In accordance with applicable Law and subject to the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement, within seven (7) days of the date hereof, the Sellers shall provide the Clean Team Members with (i) access to the electronic databases and centralized file cabinets at Sellers’ workplaces or other sites where the Customer Contracts are maintained and/or stored (such databases and file cabinets, the “Sellers’ Files”), where “centralized file cabinets” shall mean that the Sellers use their reasonable best efforts to cause the file cabinets containing the Sellers’ Files, to the extent reasonably practicable given existing resources and spaces at the relevant facilities, to be aggregated, organized and labeled in a single, localized filing room, which Sellers shall have clearly identified prior to the arrival of Clean Team Members, at each applicable site, and (ii) training of one (1) day (initially, in a single session for the Clean Team Members, which training shall be accessible by videoconference and/or teleconference) and additional training as shall be reasonably requested by Clean Team Members, including specific training as is reasonably necessary to review the Sellers’ Files at any particular site, such as (y) training on how to access specific electronic databases at such site and (z) training on how to locate specific information within file cabinets at such site. Sellers shall also provide existing indices, maps, tables of contents or equivalent references for the purpose of identifying hard copies of materials within any filing cabinets or similar storage units. The Purchaser shall provide sufficient computer equipment to enable the Clean Team Members to access such electronic databases, and such computer equipment shall be compatible with Sellers’ electronic databases, which the Parties shall engage in their reasonable best efforts to confirm with each other prior to a visit by Clean Team Members to any site.

(b) The relevant Sellers shall cause their personnel responsible for maintaining and operating the Customer Contract databases, at the locations where the Customer Contracts are retained in hard or soft copy form, to reasonably assist the Clean Team Members to locate copies of the relevant Customer Contracts and such information about or related to the Customer Contracts as the Clean Team Members may reasonably request. Furthermore, the relevant Sellers shall allow the Persons listed in Section 5.38(b)(i) of the Sellers Disclosure Schedule to perform searches on the electronic databases comprising the Sellers’ Files and assist with the identification of documents within the Sellers’ Files, as reasonably requested by Clean Team Members. Subject to applicable Law and the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement, the relevant Sellers shall also use their reasonable best efforts to cause (i) the Persons listed in Section 5.38(b)(ii) of the Sellers Disclosure Schedule to be available, and, if such Persons are not available, the Purchaser will accept the designation of an alternative representative from the applicable geographical and functional area, who has comparable knowledge to the unavailable Person, and (ii) without exception, each of the individuals listed in Section 5.38(b)(iii) of the Sellers Disclosure Schedule to be made available, and if any such Person can not be made available, then Purchaser shall have the right to select, in its reasonable discretion, a suitable replacement for such unavailable Person; each of the Persons in (i) and (ii) to be made available, at times designated by the Sellers, for two or, at the option of the Sellers, more separate meetings covering, in the aggregate, all the regions, in each case with Clean Team Members and to take place in person or by teleconference within ten (10) days from the date hereof, to answer reasonable questions from the Clean Team Members about the content of Customer Contracts, the status of the relevant Seller’s relationship with the counterparties to such Customer Contracts, the economic performance under such Customer Contracts and any material issues that have arisen under such Customer Contracts. Following such meeting(s), subject to applicable Law and the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement, the relevant Sellers shall cause members of their relevant management personnel knowledgeable about issues related to Customer Contracts, including without limitation, global accounts, services and major geographical regions of the Business to be available at reasonable times and upon reasonable notice to answer reasonable questions from the Clean Team Members about the content of the Customer Contracts, the status of the relevant Seller’s relationship with the counterparties to such Customer Contracts, the economic performance under such Customer Contracts and any material issues that have arisen under such Customer Contracts.

(c) The Main Sellers shall use their reasonable best efforts to produce and place in the Clean Team Data Room, as soon as practical and in any event within ten (10) days of the date hereof, all material documentation that forms part of the Customer Contracts in force as of the date hereof with customers of the Business whose customer contracts with the Sellers generated more than $1,000,000 in aggregate revenues for the Business during calendar year 2008 (each Customer Contract with such customers, a “Major 2008 Customer Contract”).

(d) The Sellers shall use reasonable best efforts to produce and place in the Clean Team Data Room, as soon as practical and in any event within fifteen (15) days of the date hereof, any additional Customer Contracts which, prior to the date hereof, have been identified in the Sellers’ sales forecasting process that is maintained in the Ordinary Course and which the relevant Sellers, in the exercise of their reasonable judgment, believe may result in revenues of the Business in either (i) 2009 or (ii) if the relevant Contract was or is entered into after January 1, 2009, the period beginning on the date of execution of such Contract and ending twelve (12) months from the date of such Contract, of greater than $500,000 (each, a “Major 2009 Customer Contract”, and together with any Major 2008 Customer Contracts, the “Major Customer Contracts”).

(e) In accordance with applicable Law and subject to the provisions of the Clean Team Confidentiality Agreement and the Confidentiality Agreement, the Purchaser shall use its reasonable best efforts to cause its representatives, with any and all reasonably requested assistance from the Sellers pursuant to Sections 5.38(a), 5.38(b), 5.38(c) and 5.38(d) to (i) promptly review the Sellers’ Files and identify those Customer Contracts that it seeks to review, including, at the Purchaser’s sole option, employing appropriate professional third parties as Clean Team Members to expedite such review and (ii) work with the Sellers to minimize the disruption to Sellers’ workplaces or other sites caused by the Clean Team Members’ visits and review, and to leave such sites in substantially the same condition as when the Clean Team Members first occupied such sites.

(f) On or before the relevant Contract Designation Date, the Purchaser shall notify the Main Sellers in writing of those 365 Customer Contracts and Non-365 Customer Contracts entered into prior to the date hereof which fail to meet the Pre-Signing Inclusion Criteria and the Purchaser elects not to have assigned by the relevant Seller to the Purchaser or a Designated Purchaser at Closing (as adjusted to reflect the resolution of any objection by the Main Seller to such notification, the “Rejected Pre-Signing Customer Contracts”). Such written notice to the Main Sellers shall also indicate which specific Pre-Signing Inclusion Criteria the relevant 365 Customer Contract or Non-365 Customer Contract, as applicable, fails to meet. If the Main Sellers disagree with such notice, the Main Sellers shall promptly notify the Purchaser thereof and the Purchaser and the Main Sellers shall then negotiate in good faith to resolve such disagreement. If either (i) the Purchaser and the Main Sellers fail to resolve such disagreement within ten (10) Business Days from the delivery of the notice to the Purchaser (or such shorter period as will end on the Business Day before the Closing Date), or (ii) the Main Sellers do not object to the notice received from the Purchaser, the Purchaser’s categorization of such Pre-Signing Customer Contract shall be given effect, save in the case of manifest error.

(g) Not later than (30) days from the date hereof, the Sellers shall prepare and deliver to the Purchaser a list (to be updated each fifteen (15) days thereafter) (the “Non-Qualified Post-Signing Customer Contract List”) of all the Customer Contracts entered into after the date hereof that fail to meet the Post-Signing Inclusion Criteria (the “Non-Qualified Post-Signing Customer Contracts”) and a list (to be updated each fifteen (15) days thereafter) that identifies all Major 2009 Customer Contracts entered into after the date hereof (whether they meet the Post-Signing Inclusion Criteria or not). The Sellers shall use reasonable best efforts to include the relevant Customer Contracts on the first update of the applicable lists following the execution of such Customer Contracts, to the extent commercially practicable. If the Purchaser disagrees with the categorization of a Post-Signing Customer Contract as a Non-Qualified Post-Signing Customer Contract or becomes aware of a Customer Contract omitted from such list, it shall promptly notify the Main Sellers thereof and, the Purchaser and the Main Sellers shall then negotiate in good faith to resolve such disagreement or agree on the proper categorization of such omitted Post-Signing Customer Contract. If the Purchaser and the Main Sellers fail to resolve such disagreement or agree on such categorization within ten (10) Business Days from the delivery of the notice to the Main Sellers (or such shorter period as will end on the relevant Contract Designation Date), then the Purchaser’s categorization of such Post-Signing Customer Contract shall be given effect, save in the case of manifest error. On or prior to the relevant Contract Designation Date, the Purchaser shall notify the Main Sellers in writing whether the Purchaser elects not to have a Non-Qualified Post-Signing Customer Contract assigned by the relevant Seller to the Purchaser or a Designated Purchaser at the Closing (any Customer Contract so designated by the Purchaser for rejection shall be deemed a “Rejected Post-Signing Customer Contract” and shall not be assigned to the Purchaser or a Designated Purchaser at Closing).

ARTICLE VI

TAX MATTERS

SECTION 6.1. Transfer Taxes.

(a) The Parties agree that the Purchase Price is exclusive of any Transfer Taxes. The Purchaser shall (on behalf of itself and the Designated Purchasers) promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the execution of any other Transaction Document; provided, that if any such Transfer Taxes are required to be collected, remitted or paid by a Seller or any Subsidiary, Affiliate, representative or agent thereof, such Transfer Taxes shall be paid by the Purchaser to such Seller, Subsidiary, Affiliate or agent, as applicable, at the Closing or thereafter, as requested of or by the applicable Seller. Upon request from a Seller, the Purchaser shall provide to such Seller an original receipt (or such other evidence as shall be reasonably satisfactory to such Seller) evidencing the payment of Transfer Taxes by the Purchaser to the applicable Tax Authority under this Section 6.1. For the avoidance of doubt, Purchaser shall remain liable in respect of any Transfer Taxes regardless of the date that the Assets are removed from the premises of a Seller or any Seller’s supplier. All other Closing expenses will be paid by the Party incurring such expenses.

(b) If the Purchaser or any Designated Purchaser wishes to claim any exemption relating to, or a reduced rate of, or make an election with the effect of reducing, Transfer Taxes, in connection with this Agreement or the transactions contemplated herein, or in connection with the execution of any other Transaction Document, the Purchaser or any Designated Purchaser, as the case may be, shall be solely responsible for ensuring that such exemption, reduction or election applies and, in that regard, shall provide the Sellers prior to Closing with its permit number, GST, VAT, provincial sales taxes or other similar registration numbers and/or any appropriate certificate of exemption, election and/or other document or evidence to support the claimed entitlement to such exemption or reduction by the Purchaser or such Designated Purchaser, as the case may be. All parties shall make reasonable efforts to cooperate to the extent necessary to obtain any such exemption or reduction. If the Purchaser or any Designated Purchaser pays any Transfer Taxes pursuant to this Section 6.1 and a Seller thereafter becomes entitled to an actual cash refund for, or an actual reduction in Liability for, Transfer Taxes payable by such Seller in respect of such Transfer Taxes paid by the Purchaser or a Designated Purchaser pursuant to this Section 6.1, then such Seller shall reimburse the Purchaser or Designated Purchaser for an amount equal to such refund or actual reduction (net of reasonable costs and expenses incurred in obtaining such refund or reduction).

(c) The applicable Seller(s) and Purchaser (or relevant Designated Purchaser) will, on or before the Closing, jointly prepare and execute an election, in the prescribed form and containing the prescribed information, to have subsection 167(1) of the Excise Tax Act (Canada) apply to the sale and purchase of the Assets which would otherwise be subject to GST so that no GST is payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada). Purchaser (or the relevant Designated Purchaser) will file such election with the relevant Tax Authority in the manner and within the time prescribed by Law and will provide the applicable Seller with a copy of the election and with satisfactory evidence that the election has been filed in a timely manner. The applicable Seller(s) confirms that it is registered for purposes of the Excise Tax Act (Canada) and its GST registration number is 119409258RT0001 (in the case of NNL) and 118802974RT0001 (in the case of Nortel Networks Technology Corporation (“NNTC”). The Parties will make any required elections under corresponding provincial or territorial laws and the foregoing provisions will apply mutatis mutandis in respect thereof. Purchaser (or the relevant Designated Purchaser) shall be responsible and indemnify and hold harmless the applicable Seller(s) for any GST (and any comparable provincial Taxes) to the extent payable notwithstanding the elections contemplated by this Section, plus any interest and/or penalties payable as a consequence thereof.

SECTION 6.2. Withholding Taxes. Subject to Section 2.4, the Purchaser and the Designated Purchasers shall be entitled to deduct and withhold from the Purchase Price, and the Purchaser shall be entitled to deduct and withhold from the Reverse Termination Fee, such amounts as the Purchaser or Designated Purchasers, as the case may be, are required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent such amounts are so withheld by the Purchaser or a Designated Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been paid to the relevant Seller in respect of whom such deduction and withholding was made by such Purchaser or Designated Purchaser. None of the Parties is aware of any obligation to deduct and withhold any amounts from the Purchase Price or the Reverse Termination Fee under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. If any of the Parties learns of any such obligation on or prior to the Closing Date, then (i) in the case of a Seller, such Seller shall promptly provide reasonable notice of such obligation to the Purchaser, and (ii) in the case of the Purchaser, the Purchaser shall promptly provide reasonable notice of such obligation to the Sellers. The Parties shall make reasonable efforts to cooperate in good faith to minimize the amounts that the Purchaser or Designated Purchasers, as the case may be, are required to deduct and withhold.

SECTION 6.3. Tax Characterization of Payments Under This Agreement. The Sellers and the Purchaser agree to treat all payments made either to or for the benefit of the other Party under this Agreement (other than payment of the Estimated Purchase Price and any interest payments) as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permitted under applicable Tax Law.

SECTION 6.4. Apportionment of Taxes.

(a) Except as otherwise provided in this Article VI, (i) the Sellers shall and shall cause the Other Sellers, as the case may be, to bear all Taxes of any kind relating to the Assets or the conduct or operation of the Business (including Taxes in respect of the income, business, property or operations of the Companies) for all Tax periods or portions thereof ending on or before the Closing Date and (ii) the Purchaser shall and shall cause the Designated Purchasers to bear all Taxes relating to the Assets or the conduct or operation of the Business (including Taxes in respect of the income, business, property or operations of the Companies) for all Tax periods or portions thereof beginning after the Closing Date.

(b) For purposes of this Agreement, any Taxes for a “Straddle Period” (a Tax period that includes, but does not end on, the Closing Date) shall be apportioned between the Sellers, on the one hand, and the Purchaser and the Designated Purchasers, on the other hand, based on the portion of the period ending on and including the Closing Date and the portion of the period beginning after the Closing Date, respectively. The amount of any Taxes based on or measured by income or receipts of the Business (including the business and operations of the Companies) shall be allocated between the Pre-Closing Taxable Period and the Post-Closing Taxable Period on a closing-of-the-books basis. The amount of other Taxes shall be allocated between the Pre-Closing Taxable Period and the Post-Closing Taxable Period in the following manner: (i) in the case of a Tax imposed in respect of property (excluding, for the avoidance of doubt, any income Tax) and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value-added and similar transaction-based Taxes (other than Transfer Taxes allocated under Section 6.1), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

SECTION 6.5. Section 338 Election. Upon the written request of the Purchaser, in its sole and exclusive discretion, (x) the Sellers and the Purchaser or, as applicable, any Designated Purchaser shall join in making elections under Code section 338(h)(10) (and any corresponding election under state, local, or foreign law) (a “Section 338(h)(10) Election”) with respect to the Purchaser’s (or any Designated Purchaser’s) purchase of the Shares of the Companies pursuant to this Agreement, or (y) the Sellers shall make or cause to be made such stock basis reduction elections under Treas. Reg. Section 1.1502-36(d)(6)(i)(A) (“Loss Duplication Elections”) as are necessary to reduce as far as possible the potential for loss duplication. The Purchaser shall indemnify the Sellers for any actual Tax Liability that (i) arises during the taxable year that includes the Closing Date or the two (2) taxable years immediately following and (ii) would not have arisen but for a Section 338(h)(10) Election or a Loss Duplication Election made pursuant to this Section 6.5; provided, however, that the Purchaser shall have no obligation to indemnify the Sellers for any Tax Liabilities pursuant to this Section 6.5 with respect to which the Sellers do not deliver notice to the Purchaser prior to December 31, 2013.

SECTION 6.6. Records.

(a) Notwithstanding the provisions of Section 5.24, but subject to the provisions of Section 5.6, (i) after the Closing Date, the Purchaser, the Designated Purchasers and the Companies, on the one hand, and the Sellers, on the other hand, will make available to the other, as reasonably requested, and to any Tax Authority, all information, records or documents relating to liability for Taxes with respect to the Assets, the Assumed Liabilities, the Business or the Companies for all periods prior to or including the Closing Date (including Straddle Periods), and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, and (ii) in the event that one party needs access to records in the possession of a second party relating to any of the Assets, the Assumed Liabilities, the Business or the Companies for purposes of preparing Tax Returns or complying with any Tax audit request, subpoena or other investigative demand by any Tax Authority, or for any other legitimate Tax-related purpose not injurious to the second party, the second party will allow representatives of the other party access to such records during regular business hours at the second party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient. The obligation to cooperate pursuant to this Section 6.6 shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).

(b) On or prior to Closing, the Sellers shall cause copies of Restricted Technical Records to be placed into escrow with the Records Custodian, who shall hold such Restricted Technical Records for ten (10) years in accordance with an escrow agreement between the Purchaser, the Sellers and the Records Custodian, in form satisfactory to the Purchaser and the Seller. The escrow agreement will provide for access to the copies of the Restricted Technical Records only by the relevant Canadian Tax Authority or by tax advisors of any purchaser (“Tax Credit Purchaser”) of the scientific research and experimental development Tax credits of the Sellers under the Income Tax Act (Canada), and only if such advisors have executed an appropriate confidentiality agreement in form satisfactory to the Purchaser. The access permitted by the escrow agreement shall be only for the limited purpose of defending any audit, claim or action by any Canadian Tax Authority in respect of the characterization of expenditures by NNL or NNTC as qualified expenditures on scientific research and experimental development for purposes of the applicable provisions of the Income Tax Act (Canada) (“Qualified Expenditures”).

(c) The Purchaser shall use reasonable efforts to make available to the relevant Taxing Authority or Tax advisors of the Tax Credit Purchaser, those former employees of NNL or NNTC, as the case may be, with direct knowledge of the Qualified Expenditures who are then employed by the Purchaser and whose cooperation is necessary for the purpose of defending any audit, claim or action by any Taxing Authority of the characterization of expenditures by NNL or NNTC, as the case may be, as Qualified Expenditures, and provided such advisors have executed an appropriate confidentiality agreement satisfactory to the Purchaser.

(d) The Purchaser shall have no obligation to provide any access under this provision unless the Seller (if there is no Tax Credit Purchaser in respect of the request for access) or the Tax Credit Purchaser pays all the Purchaser’s reasonable expenses in connection with the foregoing provisions, including a reasonable per diem rate for access to former employees of NNL or NNTC, as the case may be (based on the total compensation of the employee at the time access is provided).

(e) On or prior to Closing, the Sellers shall use their reasonable best efforts to calculate and provide to the Purchaser (with expenses reasonably allocable to such calculations split evenly between the Sellers, on the one hand, and the Purchaser, on the other hand) historical data relating to the qualified research expenses and gross receipts of the Business pursuant to Section 41 of the Code (including in particular Section 41(f)(3)(A) of the Code) and any analogous data under corresponding provisions of state, local or foreign law as requested by the Purchasers, provided that such historical data is available to the Sellers or could be made available to the Sellers with Sellers’ reasonable best efforts. Sellers shall use their reasonable best efforts to update such historical data to reflect any relevant adjustments arising after the Closing and provide copies of any such updates to the Purchaser within 10 days of the date on which such adjustment is made. Notwithstanding the foregoing, nothing herein shall require Sellers to indemnify the Purchaser to the extent a credit of the Purchaser under section 41 of the Code (or any corresponding provisions of state, local or foreign law) is unavailable or challenged by the relevant Taxing Authority.

SECTION 6.7. Tax Disclosure. Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws and regulations, any party may (i) consult any Tax adviser regarding the U.S. federal income Tax treatment or Tax structure of the transactions contemplated by this Agreement, and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income Tax treatment and Tax structure of the transactions contemplated hereunder and all materials of any kind (including opinions or other Tax analyses) that are provided to the taxpayer relating to such Tax treatment and Tax structure (but without disclosure of identifying information or any non-public commercial or financial information); provided, however, that clause (ii) of this paragraph shall not apply until the date of the public announcement of the execution of this Agreement and performance of the transactions contemplated hereunder. For this purpose, “Tax structure” is limited to any facts relevant to the U.S. federal income Tax treatment of the transactions contemplated hereunder.

SECTION 6.8. Tax Returns.

(a) The Sellers shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns in respect of the Assets, the Business or the Companies, for all Pre-Closing Taxable Periods (other than any Tax Returns with respect to Transfer Taxes (“Transfer Tax Returns”) described below in Section 6.8(b)). Such Tax Returns shall be true, correct and complete in all material respects. Except as otherwise provided in this Agreement, all Taxes indicated as due and payable on such Tax Returns shall be paid by (or shall be caused to be paid by) Sellers as and when required by Law. In every case permitted by Law, the Sellers shall elect to treat the Closing Date as the close of a taxable period, so as to minimize the number of Straddle Period Tax Returns and Straddle Periods.

(b) Each Transfer Tax Return with respect to Transfer Taxes imposed in respect of this Agreement and the transactions contemplated hereunder or in respect of the execution of any other Transaction Document shall be prepared by the Party that customarily has primary responsibility for filing such Transfer Tax Return pursuant to the applicable Tax Laws. Any Transfer Tax Returns prepared by the Sellers pursuant to this Section 6.8(b) shall be made available to the Purchaser at least ten (10) Business Days before such Tax Returns are due to be filed. The Purchaser shall be entitled to review and comment on any Transfer Tax Return prepared by a Seller prior to making any payment in respect thereof and in the event of disagreement between the Parties, the relevant Transfer Tax Return shall be filed in accordance with the Purchaser’s reasonable comments, it being understood that the Purchaser shall remain responsible for any Transfer Taxes whether or not shown on such Tax Return. The Purchaser shall pay to the Sellers any amount of Transfer Taxes payable in respect of Transfer Tax Returns to be filed by the Sellers pursuant to this Section 6.8(b) at least five (5) Business Days before such Transfer Tax becomes due and payable.

(c) The Purchaser or a Designated Purchaser shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns with respect to the Assets, the Business or the Companies for all Post-Closing Taxable Periods and Straddle Periods. Such Tax Returns shall be true, correct and complete in all material respects and shall be prepared on a basis consistent with Tax Returns prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law or this Transaction. All Taxes indicated as due and payable on such Tax Returns shall be paid by (or shall be caused to be paid by) the Purchaser or a Designated Purchaser as and when required by Law, except for such Taxes that are the responsibility of the Sellers pursuant to this Article VI; such Taxes shall be paid to the Purchaser or a Designated Purchaser no later than ten (10) Business Days prior to the due date for the applicable Straddle Period Tax Return.

(d) The Sellers shall be entitled to review and comment on any Tax Return (other than a Transfer Tax Return described in Section 6.8(b)) prepared by the Purchaser, a Designated Purchaser or the Companies for any Straddle Period before any such Tax Return is filed. The Purchaser shall submit a draft of any such Tax Return to the Main Sellers at least sixty (60) days before the date such Tax Return is required to be filed with the relevant Tax Authority (provided, however, that if the information necessary to prepare a draft of any such Tax Return is not available to the Purchaser at least ninety (90) days before the date such Tax Return is required to be filed with the relevant Tax Authority, then the timeframe set forth in Section 6.8(e) shall apply). The Main Sellers shall have fifteen (15) days after the date of receipt thereof to submit to the Purchaser, in writing, the Main Sellers’ written comments with respect to such Tax Return. The Purchaser shall notify the Main Sellers within fifteen (15) days after receipt of such comments of (a) the extent, if any, to which the Purchaser accepts such comments and will file such Tax Return in accordance therewith and (b) the extent, if any, to which the Purchaser rejects such comments. To the extent the Purchaser rejects the comments of the Main Sellers, the Purchaser and the Main Sellers promptly shall negotiate in good faith to resolve their disagreements; if no agreement has been reached within ten (10) days, the parties immediately shall appoint an Accounting Arbitrator to determine the correct manner for reporting the items that are in dispute and shall provide to the Accounting Arbitrator all relevant information. The Accounting Arbitrator shall have fifteen (15) days to submit its determination, which shall be binding upon the Parties, and the Purchaser shall file such Tax Return in accordance therewith. The fees and expenses of the Accounting Arbitrator shall be paid by the Party whose position is deemed to be least correct by the Accounting Arbitrator.

(e) If the information necessary to prepare a draft of any Tax Return for a Straddle Period (other than a Transfer Tax Return described in Section 6.8(b)) is not available to the Purchaser at least ninety (90) days before the date such Tax Return is required to be filed with the relevant Tax Authority, then (i) the Purchaser shall submit a draft of such Tax Return to the Main Sellers as soon as practicable after such information becomes available (but in no event later than the earlier of (a) thirty (30) days after the necessary information becomes available to the Purchaser or to a Designated Purchaser, or (b) twenty-one (21) days before the date such Tax Return is required to be filed with the relevant Tax Authority), (ii) the Main Sellers shall provide their comments to the Purchaser as soon as practicable, the Purchaser shall respond to such comments as soon as practicable and, if necessary, the Parties shall appoint an Accounting Arbitrator as soon as practicable (but in no event shall the Accounting Arbitrator be appointed later than ten (10) days before the date such Tax Return is required to be filed with the relevant Tax Authority), and (iii) the Accounting Arbitrator shall have no more than five (5) days to submit its determination.

SECTION 6.9. Tax Sharing Agreements. Any Tax allocation or sharing agreement or arrangement entered into by any Seller, on the one hand, and the Companies, on the other hand, shall be extinguished and terminated as of the Closing Date.

SECTION 6.10. Canadian Tax Election.

(a) The Sellers and the Purchaser acknowledge that a portion of the Assets transferred pursuant to this Agreement by the Sellers to the Purchaser or each Designated Purchaser which is a resident of Canada for purposes of the Income Tax Act (Canada) is being transferred to the Purchaser (or the relevant Designated Purchaser) in consideration for the Purchaser (or the relevant Designated Purchaser) assuming prepaid obligations of the Seller to deliver goods or provide services in the future. The Sellers and the Purchaser (or the relevant Designated Purchaser) will prepare, execute and file, on a timely basis and using any prescribed form, a joint election under subsection 20(24) of the Income Tax Act (Canada) as to such assumption hereunder, and prepare their respective Tax Returns in a manner consistent with such joint election. The elected amount will be jointly determined by the Sellers and the Purchaser (or relevant Designated Purchaser), acting reasonably. The Sellers and the Purchaser (or relevant Designated Purchaser) will make any required elections under corresponding provincial or territorial law and the foregoing provisions will apply mutatis mutandis in respect thereof.

(b) To the extent the Seller and the Purchaser (or the relevant Designated Purchaser) cannot agree on the amount to be elected under subsection 20(24) of the Income Tax Act (Canada), the Seller and the Purchaser (or the relevant Designated Purchaser) promptly shall negotiate in good faith to resolve their disagreements; if no agreement has been reached within five (5) days, the relevant parties immediately shall appoint an Accounting Arbitrator to determine the correct amount to be elected and shall provide to the Accounting Arbitrator all relevant information. The Accounting Arbitrator shall have thirty (30) days to submit its determination, which shall be binding upon the Parties, and the Parties shall file all relevant elections and Tax Returns in accordance therewith. The fees and expenses of the Accounting Arbitrator shall be paid by the Party whose position is deemed to be least correct by the Accounting Arbitrator.

SECTION 6.11. Cooperation. The Sellers and the Purchaser shall reasonably cooperate with each other in connection with the conduct of any Tax audit, investigation, dispute, or appeal relating to any Pre-Closing Taxable Period.

ARTICLE VII

EMPLOYMENT MATTERS

SECTION 7.1. Employment Obligations with Respect to Non-Union Employees. Except as provided in the first sentence of Section 7.1.1, the first sentence of Section 7.1.2(c)(ii) and except as the schedules referenced in Section 7.1.2(e) may apply to Union Employees, the provisions of this Section 7.1 shall apply to Non-Union Employees.

7.1.1. Employment Terms. Purchaser hereby agrees to offer employment to that aggregate number of Employees (other than Share Transfer Employees) set forth in Section 7.1.1 of the Sellers Disclosure Schedule (which Section 7.1.1 of the Sellers Disclosure Schedule shall separately identify that number of Employees (including Union Employees in Canada) to be offered employment in each of Canada, China/Hong Kong/Taiwan, and the United States, and the aggregate number of Employees to be offered employment in each of the Remaining APAC Countries and the Remaining CALA Countries). Within thirty (30) days following the date hereof, the Purchaser shall identify the minimum aggregate number of employees in Australia/Japan to whom the Purchaser shall make an offer of employment, provided that, promptly after the date hereof, the relevant Sellers have permitted the Purchaser access to such information as the Purchaser reasonably requires in accordance with Sections 5.6(a) and 7.4(d) in order to make such identifications (except as prohibited by Law). Within one hundred and five (105) days following the date hereof, the Purchaser shall notify the Sellers of the identity of the Employees (other than Share Transfer Employees or other Employees whose employment transfers automatically by operation of Law to the Purchaser or a Designated Purchaser) the Purchaser and/or the Designated Purchasers intend to hire as of the Closing Date. Promptly following the latest of the granting of the U.S. Sale Order and the Canadian Approval and Vesting Order and receipt of Regulatory Approvals, the Purchaser shall, or shall cause a Designated Purchaser to, extend a written offer of employment in a manner that provides no less than a two-week Employee consideration period (“Offer Consideration Period”), in a form agreed by the Primary Parties and in compliance with applicable Law, to those Employees identified by Purchaser in accordance with the immediately preceding sentence, with such employment to take effect under the terms stated herein as of the Effective Hire Date, as defined below. Such offers shall, except to the extent otherwise required by Law, be for employment on terms and conditions that are substantially comparable to those terms and conditions of employment of similarly situated employees of the Purchaser or a Designated Purchaser, as applicable, and, without limiting the generality of the foregoing, shall include (i) an annual base salary for each such Employee that is equal to the annual base salary for such Employee as set out in the Employee Information, (ii) employment in a reasonably comparable position as set out for the Employee in the Employee Information, (iii) a location reasonably contiguous to their current location as set out in the Employee Information and (iv) other terms and conditions of employment as set forth in this Section 7.1. Purchaser shall provide in its offers of employment that the Employee’s acceptance of such offer will be deemed to be a consent to the transfer of his particular Employee Record. Share Transfer Employees and Employees whose employment transfers by operation of Law shall be employed on terms and conditions of employment that are no less favorable than those set out in the sentence before the preceding sentence. For purposes of this Agreement, to the extent certain terms and conditions of employment are required to be maintained under applicable Law or Seller Employee Plans in order to avoid Sellers’ incurring severance or other employment termination obligations or Liability under the WARN Act with respect to Employees at any time after the Closing Date such terms and conditions shall be deemed to be required by applicable Law. Seller shall provide to the Purchaser such available and relevant information, and Seller and Purchaser shall cooperate in good faith, so as to enable Purchaser to comply with its undertakings under this Section 7.1.1. Employees’ employment with Purchaser or a Designated Purchaser or, with respect to Share Transfer Employees or other Employees whose employment transfers by operation of Law, continued employment after the Employee Transfer Date, shall not include a probationary period and shall not be conditioned upon such employees satisfactorily completing a background investigation, drug test or other employment screening processes unless such screening process is required by applicable Law, a relevant Purchaser contract, or other customer requirement; provided, however, the Purchaser or Designated Purchaser may require Employees to provide evidence that they are legally permitted to be employed by the Purchaser or a Designated Purchaser, as required by applicable Law. Purchaser shall notify the Main Sellers of the acceptance and rejections of offers of employment that have been received from each of the Employees (x) on at least a weekly basis during the Offer Consideration Period and (y) in total within three (3) Business Days following the end of the Offer Consideration Period. Any Employee who accepts such offer of employment and commences employment with Purchaser or a Designated Purchaser, as applicable, pursuant to this Agreement, and any Employees whose employment transfers by operation of Law and Share Transfer Employees, shall all be deemed to be a Transferred Employee for all purposes of this Agreement. Inactive Employees shall remain employed by the relevant Seller until the first Business Day immediately following the date the Inactive Employee is released to return to active employment in accordance with Sellers’ leave policies and on which such Inactive Employee reports to work with the Purchaser or a Designated Purchaser. The Purchaser or a Designated Purchaser shall use reasonable best efforts from the date hereof until the Closing Date to obtain, at its cost, such visas or permits as are required for it to employ Employees with visas or permits as indicated in the Employee Information. Visa Employees and Other Loaned Employees shall remain employed by the relevant Seller under the terms and conditions of the Loaned Employee Agreement. The Effective Hire Date for Non-Union Employees is (a) the Employee Transfer Date for those Employees other than Inactive Employees, Visa Employees and Other Loaned Employees, (b) 12:01 a.m. on the first Business Day following the release to return to active employment from leave for all Inactive Employees and on which such Inactive Employee reports to work with the Purchaser or Designated Purchaser and (c) the date specified in the Loaned Employee Agreement with respect to Visa Employees and Other Loaned Employees.

7.1.2. Employee Benefits.

(a) The Purchaser or a Designated Purchaser shall, and shall cause its relevant Affiliates to, recognize the service date of each Transferred Employee as set out in the Employee Information, to the same extent that service credit would be given under the analogous Seller Employee Plan, for purposes of eligibility and vesting, and with respect to any severance or vacation plan, the determination of levels of benefits, but not for purposes of benefit accrual, or otherwise for determination of the amount or duration of benefits under any Purchaser Employee Plans, except (i) with respect to Transferred Employee Plans, or (ii) as otherwise required by applicable Law.

(b) After the date hereof, the Sellers and the Purchaser shall cooperate promptly and in good faith in preparing the transition of the Transferred Employees as applicable from coverage under the Seller Employee Plans to coverage under the Purchaser Employee Plans effective as of the Transferred Employee’s Effective Hire Date.

(c) Without limiting the generality of the foregoing, the Purchaser shall, or shall cause its relevant Affiliates to, provide the following benefits to Transferred Employees:

(i) For the period beginning on the Closing Date and ending on the date that is twelve (12) months from the Closing Date, the Purchaser shall, or shall cause its relevant Affiliates to, provide Transferred Employees with the same severance payments and benefits as similarly situated employees of Purchaser or a Designated Purchaser.

(ii) The Sellers shall pay the amount of compensation with respect to such accrued and unused vacation days that are due and owing to the Transferred Employees, including the Union Employees, (other than Transferred Employees who are (x) Share Transfer Employees, whose accrued vacation is specified in Section 7.1.2(c)(ii)(A) of the Sellers Disclosure Schedule, and (y) those Transferred Employees whose accrued vacation is specified in Section 7.1.2(c)(ii)(B) of the Sellers Disclosure Schedule), as of their Effective Hire Date, to such Transferred Employees at or as soon as reasonably practicable following their Effective Hire Date, or such earlier time as may be required by Law. The Purchaser will, and will cause the relevant Designated Purchasers to, make reasonable best efforts to accommodate time off requests of such Transferred Employees until such time as they accrue sufficient paid time off under the Purchaser Employee Plans to address their vacation plans.

(iii) Section 7.1.2(c)(ii)(A) of the Sellers Disclosure Schedule sets forth the amount of accrued and unused vacation days that are due and owing to the Share Transfer Employees as of the date hereof and such amount shall be updated by the Sellers as of each Share Transfer Employee’s Effective Hire Date. Section 7.1.2(c)(ii)(B) of the Sellers Disclosure Schedule sets forth the amount of accrued and unused vacation days that are due and owing to certain Transferred Employees as of the date hereof, and such amount shall be updated by the Sellers in respect of such Employees and to include all Loaned Employees as of the Closing Date. The Purchaser shall, or shall cause its relevant Affiliates to, grant each Share Transfer Employee and each such Transferred Employee (other than those Loaned Employees whose accrued and unused vacation days are cashed out by Sellers or their Affiliates in connection with the termination of employment with Sellers or their Affiliates) paid time off in an amount equal to such accrued unused vacation days set forth for such Share Transfer Employee or such Transferred Employee in the applicable Section of the Sellers Disclosure Schedule. If such Share Transfer Employee or such Transferred Employee terminates employment with the Purchaser or an Affiliate of Purchaser prior to receiving such paid time off, as described above, the Purchaser shall pay such Transferred Employee an amount equal to any such unused paid time off upon such employment termination; provided that the Purchaser shall only be required to make such payment if such Transferred Employee’s employment terminates prior to the date which is twelve (12) months following the Closing Date, unless otherwise required by applicable Law. Each Transferred Employee listed on Section 2.2.8 of the Sellers Disclosure Schedule who has pre-Closing accrued vacation that remains unused or unpaid after the Accrued Vacation Amount Final Payment Date shall be subject to the provisions of this Section 7.1.2(c)(iii) in respect of any such pre-Closing accrued vacation that is not otherwise paid to such Transferred Employee except where payment of accrued amounts instead of carryover is required under applicable Law, in which case the Purchaser shall make such payments to the applicable Transferred Employee.

(iv) Under the vacation policy of the Purchaser or an Affiliate of the Purchaser, the vacation accrual rate and maximum accrual of each Transferred Employee on and after the Effective Hire Date shall be determined under the vacation policy of the Purchaser or its relevant Affiliate following the crediting of such Transferred Employee with service as provided in Section 7.1.2(a). For the avoidance of doubt, such vacation accrual rate and maximum accrual applicable to Share Transfer Employees and to Transferred Employees whose accrued vacation is specified in Section 7.1.2(c)(ii)(B) of the Sellers Disclosure Schedule (other than those Loaned Employees whose accrued and unused vacation days are cashed out by Sellers or their Affiliates in connection with the termination of employment with Sellers or their Affiliates) shall not be decreased prior to the date which is twelve (12) months following the Closing Date by the Purchaser or its Affiliates as a result of the obligation in Section 7.1.2(c)(iii) that Purchaser or its Affiliates grant or compensate such Employees with respect to accrued and unused vacation days due and owing as of the Effective Hire Date. Notwithstanding the foregoing, Share Transfer Employees and such Transferred Employees shall have only through and until the date which is twelve (12) months following the Closing Date during which to use accrued and unused vacation days due and owing as of the Effective Hire Date. Any such accrued vacation days that remain unused at such time shall be automatically forfeited.

(v) The Purchaser or Designated Purchaser shall provide each Transferred Employee employed in India with the benefit of the amount set forth on Section 7.1.2(c)(v) of the Sellers Disclosure Schedule of gratuity payment, at such time, if any, as such payment thereof is due and owing to each such Transferred Employee under applicable Law, taking into account in the calculation of such payment the service of such Transferred Employee as set forth in the Employee Information and such Transferred Employee’s service with Purchaser on and after the Closing Date. The Purchaser or Designated Purchaser shall provide each Transferred Employee employed in Australia with the benefit of the amount set forth on Section 7.1.2(c)(v) of the Sellers Disclosure Schedule of long service leave and sick leave, at such time, if any, as payment of such amount is due and owing to each such Transferred Employee under applicable Law, taking into account in the calculation of such payment the service of such Transferred Employee as set forth in the Employee Information and such Transferred Employee’s service with Purchaser on and after the Closing Date. Section 7.1.2(c)(v) of the Sellers Disclosure Schedule shall be updated no later than ten (10) Business Days prior to the Closing Date to reflect employee hiring, promotions, demotions, transfers or other status changes and attrition, and further accruals or reductions or other changes from the date hereof to the Closing Date, in each case if and only to the extent permitted under Section 5.9.

(vi) For purposes of clarification, the Parties agree that Inactive Employees who become Transferred Employees before the date when the Main Sellers and the EMEA Sellers deliver to the Purchaser pursuant to 2.2.3.1(a) the Closing Statement including the calculation of the Closing Accrued Vacation Amount will be considered Transferred Employees for purposes of determining the Closing Accrued Vacation Amount or any other provisions that adjust the Purchase Price in respect of Transferred Employees’ vacation or, if applicable, gratuity pay in respect of Transferred Employees located in India and sick leave and long service leave in respect of Transferred Employees located in Australia. For the avoidance of doubt, Inactive Employees as of the Closing Date will be listed on Section 2.2.8 of the Sellers Disclosure Schedule, Section 7.1.2(c)(ii)(B) of the Sellers Disclosure Schedule and Section 7.1.2(c)(v) of the Sellers Disclosure Schedule, as applicable, but will not be treated as Transferred Employees for purposes of determining the Accrued Cash-Out Vacation Escrow Amount or, if they have not become Transferred Employees before the date when the Main Sellers and the EMEA Sellers deliver to the Purchaser pursuant to Section 2.2.3.1(a) the Closing Statement including the calculation of the Closing Accrued Vacation Amount, the Accrued Vacation Amount. The Parties further agree that Seller shall pay to Inactive Employees who become Transferred Employees on or after the date when the Main Sellers and the EMEA Sellers deliver to the Purchaser pursuant to Section 2.2.3.1(a) the Closing Statement including the calculation of the Closing Accrued Vacation Amount all accrued and unused vacation and, if applicable, gratuity pay with respect to such Transferred Employees located in India and long service leave and sick leave with respect to such Transferred Employees located in Australia through the date of employment termination with Seller, unless the Parties otherwise agree in writing at or after the Closing with respect to any such Inactive Employees in India or Australia who become Transferred Employees.

(d) Except with respect to Share Transfer Employees or any Employee whose benefits are specified by applicable Law, each Transferred Employee (and their eligible dependents, as applicable), shall be eligible as of the relevant Effective Hire Date to participate in and accrue benefits under the Purchaser Employee Plans, in each case under the terms of such Purchaser Employee Plans, which apply to employees of the Purchaser or a Designated Purchaser in the country where such Transferred Employee is employed as of the relevant Effective Hire Date and at a cost to such Transferred Employee, which is substantially comparable to the costs of those parallel benefit plans of similarly situated employees of the Purchaser. With respect to each Transferred Employee (and their eligible dependents, as applicable), the Purchaser or the relevant Purchaser’s Affiliates shall use reasonable best efforts to cause such plans to (i) waive any eligibility periods, evidence of insurability or pre-existing condition limitations and (ii) honor any deductibles, co-payments, co-insurance or out-of-pocket expenses paid or incurred by such employees, including with respect to their dependents, under comparable Seller Employee Plans during the Purchaser Employee Plan year in which the relevant Effective Hire Date occurs, provided that such employee provides an explanation of benefits or similar documentation of such expenses paid or incurred to the Purchaser or its Affiliates. With respect to Transferred Employees who are Share Transfer Employees, the above provisions shall apply to any Purchaser Employee Plan that the Purchaser offers to such Transferred Employees but not with respect to any Transferred Employee Plans. Nothing in this paragraph or otherwise in this Article 7 shall be construed as constituting an amendment of any employee benefit plan.

(e) The Parties agree to comply with provisions set forth in Section 7.1.2(e) of the Sellers Disclosure Schedule, relating to Canadian Pension Plans.

(f) Neither Section 7.1.1 nor this Section 7.1.2 restricts the right of the Purchaser to terminate the employment of any Transferred Employee after the Closing, provided any such termination is effected in accordance with applicable Law, the terms of any applicable Purchaser Employee Plan or Transferred Employee Plan and the terms and conditions of this Section 7.1.

SECTION 7.2. Employment Obligations with Respect to Union Employees. The provisions of this Section 7.2 shall apply to Union Employees. As of the Closing Date, the Purchaser or its relevant Affiliate will be bound by the terms and obligations of the Collective Labor Agreements specified in the Employee Information with respect to the employment of the relevant Union Employees as a successor, assign or purchaser of the relevant Seller and shall employ the Union Employees in accordance therewith.

SECTION 7.3. Excluded Employee Liabilities. For purposes of clarity, except as otherwise provided in the Loaned Employee Agreement, the Sellers shall retain, and neither the Purchaser nor any of the Designated Purchasers shall assume at the Closing, any of the following Liabilities of the Sellers (the “Excluded Employee Liabilities”):

(a) except with respect to any Share Transfer Employees of the NGS Companies and/or their qualified beneficiaries, any obligation to provide continuation coverage pursuant to COBRA under any Seller Employee Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to any Transferred Employees and/or their qualified beneficiaries who have a COBRA qualifying event prior to such Employees’ Effective Hire Date;

(b) any Liabilities resulting from any Action (i) by any Employee (other than a Share Transfer Employee or another Employee whose employment transfers to the Purchaser or a Designated Purchaser by operation of Law) relating to his/her employment or termination of employment with any of the Sellers, or (ii) an applicant with respect to potential employment with any of the Sellers in the Business;

(c) any Liabilities under the WARN Act which arise out of or result from any layoff, termination of employment or the closing or relocation of worksites or the like by the Sellers on or before the Closing Date other than Liabilities related to the Transferred Employees as a result of the actions or inactions of the Purchaser as provided in Section 2.1.3(e)(ii) and (iv) or as provided in Section 2.1.3(e)(iii);

(d) other than with respect to the Companies and the Share Transfer Employees, any Liabilities for Employees and independent contractors related to the Business that are not Transferred Employees; and

(e) other than with respect to the Companies and the Share Transfer Employees, any other Liabilities relating to Employees, independent contractors or Seller Employee Benefit Plans that are not expressly assumed under this Agreement.

SECTION 7.4. Other Employee Covenants.

(a) After the date hereof, and subject to each Party’s disclosure obligations imposed by Law or by Government Entities and each Party’s obligations hereunder, the Parties shall not, and shall procure that each of their Affiliates shall not, issue any announcement or communication to their respective employees or the Employees, prior to consultation with, and the approval of, the other Party (not to be unreasonably withheld or delayed) with respect to this Agreement or any of the transactions contemplated hereby (including any announcement or communication to any individual employee that the Purchaser is required to provide under applicable Law). Each Party shall cooperate in respect of the development and distribution of any announcement and communication to the employees of the other Party including Employees thereof, with respect to this Agreement or any of the transactions contemplated hereby.

(b) The Purchaser undertakes to keep the Employee Information in confidence and that, until the relevant Employee Transfer Date with respect to those Employees who become Transferred Employees, and at all times with respect to those Employees who do not become Transferred Employees:

(i) the Purchaser shall, and shall cause the Designated Purchasers to, restrict the disclosure of the Employee Information only to such of its employees, agents and advisors as is reasonably appropriate for the purposes of complying with its obligations pursuant to this Agreement prior to the Employee Transfer Date;

(ii) the Employee Information shall not be disclosed to any other Person (including, for the avoidance of doubt, any other employee of the Purchaser or any Designated Purchaser or other Affiliate of the Purchaser)

without the consent of the Main Sellers, such consent not to be unreasonably withheld;

(iii) the Employee Information shall not be used except for the purposes of complying with the obligations of the Purchaser and the Designated Purchasers pursuant to this Agreement, and for the purposes reasonably related to the same, and shall be returned to the Sellers or destroyed, at the Sellers’ election, if this Agreement is terminated; and

(iv) the Purchaser shall, and shall cause the Designated Purchasers to, comply with such additional obligations as may be reasonably required in any particular jurisdiction to comply with any applicable data privacy Laws.

(c) The Sellers shall use reasonable efforts to provide updated Employee Information to the Purchaser on the first Business Day of each month beginning after the date hereof, provided that from and after the date on which the Purchaser determines its final list of Employees to whom offers shall be made under Section 7.1.1, Sellers shall provide updated Employee Information only with respect to such Employees, and shall provide the Purchaser with the final updated Employee Information with respect to those Employees to whom the Purchaser has made offers of employment under Section 7.1.1 ten (10) Business Days prior to the Closing Date in order to reflect Employee hiring, promotions, demotions, transfers, or other status changes and attrition, and further accruals or reductions or, if and to the extent applicable to such Schedule, other changes in a Transferred Employee’s compensation from the date hereof to the Closing Date, in each case if and only to the extent permitted under Section 5.9.

(d) The Purchaser and the Sellers shall cooperate with each other in connection with the process by which Employees are designated to become or not become Transferred Employees, and otherwise provide for an orderly transition of the Transferred Employees from the Sellers to the Purchaser or the Designated Purchasers, as applicable, and to minimize the disruption to the respective businesses of the Parties resulting from the transactions contemplated hereby. Without limiting the generality of the foregoing, within 105 days following the date hereof, the Sellers agree to commence discussions with the Purchaser regarding the identity of the Employees who will be offered employment under Section 7.1.1, and promptly after the date hereof, as permitted by applicable Law, provide the Purchaser reasonable access to books, records, personnel files, or other documentation as provided in Section 5.6(a). For the avoidance of doubt, for purposes of Section 5.6(a), the Sellers agree to use reasonable best efforts to obtain any consent of employees necessary to provide the Purchaser with such access.

(e) During the Non-Solicitation Period the Sellers shall not, and shall not permit, cause or encourage any of their Affiliates to, without the advance written consent of Purchaser, either directly or indirectly solicit for employment, hire or otherwise engage to provide services any Transferred Employee or other employee of the Purchaser or Designated Purchaser unless the Purchaser or a Designated Purchaser involuntarily terminate the employment of such employee, without cause, prior to such action by the Sellers; provided, however, that nothing in this Section 7.4(e) shall prevent the Sellers from conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at such Transferred Employees. During the Non-Solicitation Period, Purchaser and the Designated Purchasers shall not, and shall not permit, cause or encourage any of their Affiliates to, without the Seller’s advance written consent, either directly or indirectly solicit for employment, hire or otherwise engage to provide services (i) any of the employees of the Sellers (other than Employees), unless the Sellers involuntarily terminate the employment of such employee, without cause, prior to such action by the Purchaser or the Designated Purchasers, or (ii) any Employees who have rejected the employment offer of Purchaser or a Designated Purchasers or objected to their transfer of employment to the Purchaser or a Designated Purchasers pursuant to this Agreement or Employees to whom Purchaser or a Designated Purchaser did not make an offer pursuant to Section 7.1.1; provided, however, that nothing in this Section 7.4(e) shall prevent Purchaser or the Designated Purchasers from conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at such employees or former employees of the Designated Sellers.

(f) As of the Effective Hire Date, the Sellers shall release any non-competition or confidentiality obligations in respect of the Business or Assets binding to the Transferred Employees which would survive the termination of the employment relationship between the Sellers and the Transferred Employees. For the avoidance of doubt, this release shall operate only to facilitate the Transferred Employees’ employment with the Purchaser or a Designated Purchaser, as applicable, in the Business and the subject non-competition and confidentiality obligations shall remain in full force and effect as to all other aspects of the Sellers’ business and all other Persons.

(g) Each Party shall reasonably cooperate to communicate relevant information to Employees relating to this Agreement and the transactions contemplated hereunder, and shall provide copies of all notices required by Law and related to the transactions contemplated by this Agreement to the other Party. Each Party shall provide copies of such communications to the other Party reasonably in advance of distribution, and shall provide an opportunity for such other Party to comment.

(h) In the event and for so long as Seller is actively contesting or defending against any third party Action in which the Employee Records are pertinent, the Purchaser or Designated Purchaser agrees to provide reasonable access to Employee Records, at the cost of the Sellers.

(i) In respect of the employees employed by NN International and providing services in Saudi Arabia, as set forth on Section 7.4(i) of the Sellers Disclosure Schedule: (i) the Main Sellers shall cause NN International, from the date hereof, to comply with the provisions of Paragraphs 6.1, 6.3 and 6.5 (to the extent applicable) and 8.1 through 8.3 of Schedule 6 to the EMEA Asset Sale Agreement as if NN International were a Relevant EMEA Seller thereunder and Clauses 10.21.7(D), (E), (G) or (J) of the EMEA Asset Sale Agreement as if NN International were an EMEA Seller in respect of those clauses; (ii) NN International shall comply with all of the relevant terms of Schedule 6 to the EMEA Asset Sale Agreement as if it were a Relevant EMEA Seller under the EMEA Asset Sale Agreement and Clauses 10.21.7(D), (E), (G) or (J) of the EMEA Asset Sale Agreement as if it was an EMEA Seller in respect of those clauses; and (iii) the Purchaser shall, or shall procure that the relevant EMEA Designated Purchaser shall, comply from the date hereof with its relevant obligations to NN International as if NN International were a Relevant EMEA Seller for the purposes of Schedule 6 of the EMEA Asset Sale Agreement. In addition, employees of NN International performing services in Saudi Arabia in respect of the Business shall be treated as based in Saudi Arabia for purposes of Schedule 6 to the EMEA Asset Sale Agreement and, for the avoidance of doubt, any such employees who are selected by the Purchaser or relevant EMEA Designated Purchaser pursuant to Paragraph 1.1.12 of Schedule 6 to the EMEA Asset Sale Agreement shall be deemed to be Non-ARD Transferring Employees (as defined in the EMEA Asset Sale Agreement) for the purposes of the EMEA Asset Sale Agreement. For the avoidance of doubt, the employees listed in Section 7.4(i) of the Sellers Disclosure Schedule are not deemed to be Employees or Transferred Employees for the purposes of this Agreement.

SECTION 7.5. No Amendment of Plans. Notwithstanding anything in the Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of, or subject to, ERISA), and no person participating in any such employee benefit plan maintained by either the Seller or the Purchaser or the Designated Purchaser, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

ARTICLE VIII

CONDITIONS TO THE CLOSING

SECTION 8.1. Conditions to Each Party’s Obligation. The Parties’ obligation to effect, and, as to the Purchaser, to cause the relevant Designated Purchasers to effect, the Closing is subject to the satisfaction or the express written waiver of the Primary Parties, at or prior to the Closing, of the following conditions:

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and, unless the Purchaser expressly agrees otherwise, the Regulatory Approvals shall not require the Purchaser, any Designated Purchaser, any EMEA Designated Purchaser or any of their respective subsidiaries to commit to any actions, undertakings, divestitures, licenses or hold separate or similar arrangements or any arrangements for the conduct of any business and/or terminating any relationships or contractual rights or obligations that, individually or in the aggregate, would be material in relation to the value of the Acquired Business.

(b) No Injunctions or Restraints. There shall be in effect no Law, or any material order, injunction, decree or judgment of any Court or other Government Entity in the U.S., Canada or the United Kingdom, or of any European Union Entity, prohibiting the consummation of any of the transactions contemplated hereby or by the EMEA Asset Sale Agreement.

(c) Reserved.

(d) U.S. Sale Order and Canadian Approval and Vesting Order. The U.S. Sale Order and the Canadian Approval and Vesting Order (i) shall have been entered without material modification, unless the Purchaser expressly consented to such modification, which consent shall not be unreasonably withheld and (ii) shall not have been stayed as of the Closing Date, amended, modified, reversed, vacated, revoked or appealed and shall be in full force and effect as of the Closing Date; provided that this condition shall be deemed satisfied even if the U.S. Sale Order has been appealed, so long as (x) the applicable appeal period has expired, (y) the effectiveness of the U.S. Sale Order has not been stayed by the U.S. Bankruptcy Court pending appeal and (z) the Purchaser shall have concluded, after consultation with the Main Sellers, the Monitor, the Committee and the Bondholder Group and their respective counsel, that there is no material risk that any pending appeal of the U.S. Sale Order will not be rendered moot following Closing by operation of Section 363(m) of the U.S. Bankruptcy Code. Notwithstanding the foregoing, any modification of Paragraphs L and Q and Sections 6, 7 and 8 of the U.S. Sale Order by the U.S. Bankruptcy Court to comply with applicable law shall not affect the Purchaser’s obligation to close hereunder.

(e) Satisfaction of Conditions under EMEA Asset Sale Agreement. The conditions to Closing of the EMEA Asset Sale Agreement set out in Clause 15.1 thereof (other than the conditions regarding the satisfaction or waiver of the conditions set out in this Section 8.1) shall have been satisfied or waived in accordance with the terms of the EMEA Asset Sale Agreement.

(f) Consummation of Closing under EMEA Asset Sale Agreement. The transactions contemplated by the EMEA Asset Sale Agreement to be completed as of the Closing shall be completed contemporaneously with the Closing hereunder.

SECTION 8.2. Conditions to Sellers’ Obligation. The Sellers’ obligation to effect the Closing shall be subject to the fulfillment (or express written waiver by the Main Sellers), at or prior to the Closing, of each of the following conditions:

(a) No Breach of Representations and Warranties. Each of the representations and warranties contained in Article III (disregarding all materiality and material adverse effect qualifications contained therein) shall be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, except, in each case, for any failure to be true and correct that, individually and together with other such failures, has not had a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(b) No Breach of Covenants. The Purchaser shall have performed in all material respects all material covenants, obligations and agreements contained in this Agreement required to be performed by the Purchaser on or before the Closing.

(c) Officer Certificate. The Sellers shall be furnished with a certificate of one of the senior officers of the Purchaser certifying that the conditions set forth in Section 8.2(a) and (b) have been satisfied.

(d) Satisfaction of Conditions under EMEA Asset Sale Agreement. The conditions to Closing of the EMEA Asset Sale Agreement set out in Clause 15.2 thereof (other than the conditions regarding the satisfaction or waiver of the conditions set out in this Section

8.2) shall have been satisfied or waived in accordance with the terms of the EMEA Asset Sale Agreement.

SECTION 8.3. Conditions to Purchaser’s Obligation. The Purchaser’s obligation to effect, and to cause the relevant Designated Purchasers to effect, the Closing shall be subject to the fulfillment (or express written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

(a) No Breach of Representations and Warranties. Each of the representations and warranties set forth in Article IV, disregarding all materiality and Material Adverse Effect qualifications contained therein, shall be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, except in each case for any failure to be true and correct that, individually and together with other such failures, has not had a Material Adverse Effect.

(b) No Breach of Covenants. Sellers shall have performed (i) all pre-Closing obligations set forth in Section 5.34 and (ii) in all material respects all other material covenants, obligations and agreements contained in this Agreement required to be performed by the Sellers on or before the Closing.

(c) Officer Certificate. The Purchaser shall be furnished with a certificate of one a senior officer of one of the Main Sellers that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied.

(d) No Plan Termination of or Lien with Respect Thereto. With reference to occurrences at any time before, on or after the date hereof (i) the NNRIP shall not have been terminated prior to the Closing in a distress termination (under Section 4041 of ERISA) or an involuntary termination (under Section 4042 of ERISA), (ii) Seller (or any Person that would be considered a single employer with Seller under ERISA or the Code) shall not have issued a notice of intent to terminate the NNRIP or received notice that the PBGC has initiated a proceeding to terminate the NNRIP, in either case with a proposed date of plan termination on or before the Closing Date, which termination could result in related liabilities to the Purchaser or its Affiliates (including the Companies), (iii) no Lien shall have arisen under Section 430 of the Code or Section 4068 of ERISA with respect to such NNRIP that could apply to any of the assets of the Purchaser or any of its Affiliates (including the Companies), and (iv) no liability could be asserted against the Companies under Section 412 of the Code or Section 4062 of ERISA, unless, in the case of each of clauses (i), (ii), (iii) and (iv), the PBGC shall have waived its Claims or potential Claims against Purchaser or any of its Affiliates (including the Companies) in relation to such potential liabilities and, if applicable, any such Lien or potential Lien shall have been released, or as of the Closing Date shall be released, by the PBGC. The Sellers expressly acknowledge, for the avoidance of doubt, that Purchaser is entitled to the benefit of this Section 8.3(d) with respect to, without limiting the generality of clauses (i), (ii), (iii) and (iv) of the preceding sentence, the Complaint For Pension Plan Termination dated July 16, 2009 filed by the PBGC in the U.S. District Court for the Middle District of Tennessee (Nashville Division) and the PBGC Notice of Determination addressed to the Retirement Plan Committee of Nortel Networks Retirement Income Plan and any related plan termination or actual or potential Claim, Lien or liability as described above.

(e) UK Defined Benefit Plan. There shall be no pending Action by the UK Pensions Regulator, the PPF or the Pension Trustees seeking to assert liability against the Companies or in respect of the Shares under the UK Pensions Act 2004. For the purposes of this clause an Action to assert such liability shall be deemed to have occurred and to be pending (unless such action shall have been formally terminated or withdrawn), without limitation upon and following the occurrence of any of:

(i) The issue of a warning notice in respect of the imposition of a contribution notice or a financial support direction (as defined under the UK Pensions Act 2004) on either of the Companies by the UK Pensions Regulator; or

(ii) The issue of a determination notice in respect of the imposition of a contribution notice or a financial support direction (as defined under the UK Pensions Act 2004) on either of the Companies by the UK Pensions Regulator; or

(iii) any written communication from the UK Pensions Regulator, the PPF or the Pensions Trustees which is received by or addressed to the attention of any Sellers, any EMEA Sellers, any Company, the Joint Administrators, the Joint Israeli Administrators, the Pension Trustees or the Purchaser or the representative of or successor to (including any administrator of) any of the foregoing and which makes reference to either of the Companies and/or the matters covered by the Transaction Documents and states that the UK Pensions Regulator is reviewing the position of either of the Companies and/or the matters covered by the Transaction Documents with a view to imposing or determining whether to impose a contribution notice or financial support direction (as defined under the UK Pensions Act 2004) on either of the Companies.

(f) Satisfaction of Conditions under EMEA Asset Sale Agreement. The conditions to Closing of the EMEA Asset Sale Agreement set out in Clause 15.3 thereof (other than the conditions regarding the satisfaction or waiver of the conditions set out in this Section 8.3) shall have been satisfied or waived in accordance with the terms of the EMEA Asset Sale Agreement.

ARTICLE IX

TERMINATION

SECTION 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Primary Parties;

(b) by either Primary Party, upon written notice to the other:

(i) on or prior to the fifth (5th) Business Day after entry of the U.S. Bidding Procedures Order or the Canadian Sales Process Order, if the U.S. Bidding Procedures Order and the Canadian Sales Process Order have not been entered within thirty (30) days from the date of this Agreement in the form of orders, without modification that is material and adverse to the terminating Party unless such Party expressly consented to such modification (such consent not to be unreasonably withheld), set forth in Exhibit 5.1(a) (in the case of the U.S. Bidding Procedures Order) and Exhibit 5.2.1 (in the case of the Canadian Sales Process Order);

(ii) on or prior to the fifth (5th) Business Day after entry of the U.S. Sale Order or the Canadian Approval and Vesting Order, if the U.S. Sale Order and the Canadian Approval and Vesting Order are not entered within ten (10) Business Days if terminated by the Purchaser or twenty (20) Business Days if terminated by the Main Sellers after the conclusion of the Auction in the form of orders, without modification that is material and adverse to the terminating Party unless such Party expressly consented to such modification (such consent not to be unreasonably withheld), set forth in Exhibit 5.1(a) (in the case of the U.S. Bidding Procedures Order) and Exhibit 5.2.1 (in the case of the Canadian Sales Process Order);

(iii) upon or following the entry of an order by the U.S. Bankruptcy Court or the Canadian Court approving an Alternative Transaction;

(iv) if the EMEA Asset Sale Agreement is terminated in accordance with its terms;

(v) upon or following the sale, transfer or other disposition, directly or indirectly, of any material portion of the Business or the Assets (other than as a going concern) in connection with the closure, liquidation or winding up of the Business or any of the Sellers or the Companies;

(vi) if the Closing does not take place on or prior to the date that is 270 days from the date of this Agreement in the case of a termination by the Main Sellers, or the date that is 365 days from the date of this Agreement in the case of a termination by the Purchaser; or

(vii) if any Antitrust Law is enacted in the U.S. or Canada or by the European Union, or any Court or other Government Entity in the U.S. or Canada or any Government Entity of the European Union issues a final order, injunction, decree, ruling or judgment based on Antitrust Laws, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the EMEA Asset Sale Agreement; or

(c) (i) by the Purchaser, upon written notice to the Main Sellers, in the event of a material breach by the Sellers of the Sellers’ representations, warranties, agreements or covenants set forth in this Agreement, which breach would result in a failure of the conditions to Closing set forth in Section 8.1(a), Section 8.1(e), Section 8.1(f), Section 8.3(a) or Section 8.3(b), as applicable, or (ii) by the Main Sellers, upon written notice to the Purchaser, in the event of a material breach by the Purchaser of the Purchaser’s representations, warranties, agreements or covenants set forth in this Agreement or the EMEA Asset Sale Agreement, which breach would result in a failure of the conditions to Closing set forth in Section 8.1(a), Section 8.1(e), Section 8.1(f), Section 8.2(a) or Section 8.2(b), as applicable, and, in each case, which, if capable of being cured, has not been cured within twenty-five (25) days from receipt of a written notice thereof from the non-breaching Party; or

(d) by the Main Sellers, upon written notice to the Purchaser:

(i) upon Purchaser’s material breach of its obligation to close the transactions contemplated hereby at the Closing, which breach is not cured within five (5) days from the receipt of a written notice thereof from the Main Sellers; or

(ii) in the event of a material breach by the Purchaser of the Purchaser’s covenants set forth in Section 5.5, which breach, if capable of being cured, is not cured within fifteen (15) days from receipt of a written notice thereof from the Main Sellers;

(e) by the Purchaser, upon written notice to the Main Sellers, if at the conclusion of the Auction, the Purchaser is not selected as the Successful Bidder (as defined in the U.S. Bidding Procedures Order);

(f) by the Purchaser, upon written notice to the Main Sellers delivered prior to the entry of the U.S. Sale Order, if the Auction does not conclude by the later of (x) the forty-fifth (45th) Business Day after the entry of the U.S. Bidding Procedures Order and (y) September 15, 2009;

(g) by the Purchaser, upon written notice to the Main Sellers;

(i) upon revocation or alteration of the Bidding Procedures (as defined in the U.S. Bidding Procedures Order), the Bidding Process (as defined in the U.S. Bidding Procedures Order) or the Auction, in each case pursuant to the last paragraph of the section of the Bidding Procedures titled “Reservation of Rights;”

(ii) upon any Sellers’ material breach of its obligation to close the transactions contemplated hereby at the Closing, which breach is not cured within twenty-five (25) days from the receipt of a written notice thereof from the Purchaser; or

(iii) within thirty (30) days of delivery by the Purchaser of the related written notice of breach to the Sellers, in the event that (A) on or subsequent to the date hereof and prior to the entry of the Bidding Procedures Order or (B) subsequent to the conclusion of the Auction, in the event there is a material breach by the Sellers of the covenants set forth in Section 5.29 that occurred during such period which breach, if capable of being cured, has not been cured within five (5) days from receipt of a written notice thereof from the Purchaser (provided that, with respect to a breach occurring in the period contemplated by clause (A), no termination notice shall be given by the Purchaser after the entry of the Bidding Procedures Order);

(h) by the Purchaser, upon written notice to the Main Sellers delivered within fifteen (15) days of delivery to the Purchaser of the Audited Financial Statements for fiscal year 2008, if the Adjusted Audited Standard Margin is less than ninety percent (90%) of the Unaudited Standard Margin; or

(i) by the Purchaser, upon written notice to the Main Sellers delivered before the expiration of the Contract Review Period, provided that the Reverse Termination Fee is paid to Sellers in accordance with Section 9.3 prior to or concurrently with such termination;

provided, however, that (x) the right to terminate this Agreement pursuant to Section 9.1(b)(i), Section 9.1(b)(ii), Section 9.1(b)(vii), Section 9.1(e) or Section 9.1(f) shall not be available to any Party whose breach hereof was a principal cause of the event or condition purportedly giving rise to a right to terminate this Agreement under such clause and; provided further, however, that (y) the right to terminate this Agreement pursuant to Section 9.1(b)(vi) shall not be available to the Sellers, if any Seller or any EMEA Seller is in breach of its obligation to close the transactions contemplated by this Agreement or the EMEA Asset Sale Agreement during the twenty-five (25) days prior to the two-hundred seventieth (270th) day from the date hereof, until forty-five (45) days after such breach has been cured and (z) the right to terminate this Agreement pursuant to Section 9.1(b)(vi) shall not be available to the Purchaser, if the Purchaser is in breach of its obligation to close the transactions contemplated by this Agreement or the EMEA Asset Sale Agreement during the five (5) days prior to the date that is 365 days after the date hereof, until forty-five (45) days after such breach has been cured.

SECTION 9.2. Break-Up Fee; Expense Reimbursement.

(a) In the event that (i) this Agreement is terminated (x) by either Primary Party pursuant to Section 9.1(b)(ii) (provided that an Alternative Transaction has been proposed or re-proposed to the Main Sellers after the date hereof and prior to such termination, and an Alternative Transaction is entered into before, on or within sixty (60) days following such termination of this Agreement), Section 9.1(b)(iii) or Section 9.1(b)(v) or (y) by the Purchaser pursuant to Section 9.1(c)(i) (as a result of an Intentional Breach by the Sellers), Section 9.1(e), Section 9.1(f), Section 9.1(g)(i), Section 9.1(g)(ii) (as a result of an Intentional Breach by the Sellers) or, subsequent to the conclusion of the Auction, Section 9.1(g)(iii) (as a result of an Intentional Breach by the Sellers), or (z) by either Primary Party pursuant to Section 9.1(b)(iv) (as a result of a termination of the EMEA Asset Sale Agreement pursuant to Clause 15.4.2(C), Clause 15.4.2(E) or Clause 15.4.4 (as a result of an Intentional Breach by the EMEA Sellers of the EMEA Asset Sale Agreement) of the EMEA Asset Sale Agreement), (ii) when this Agreement is terminated, the Purchaser is not in breach of this Agreement or the EMEA Asset Sale Agreement as a result of an Intentional Breach which Intentional Breach would result in a failure to satisfy the conditions to Closing set forth in Section 8.1 and/or Section 8.2, as applicable, and, in each case, which, if capable of being cured, has not been cured within the applicable Breach Cure Period, and (iii) an Alternative Transaction is entered into before, on or within nine (9) months following such termination and is eventually consummated, the Sellers and the EMEA Debtors shall pay to the Purchaser in immediately available funds, within five (5) Business Days of the consummation of such Alternative Transaction, an aggregate cash fee equal to (x) $14,250,000 (the “Break-Up Fee”), minus (y) one-half of the Expense Reimbursement paid hereunder.

(b) In the event that (i) (A) this Agreement is terminated pursuant to any provision in Section 9.1 (other than Section 9.1(a), Section 9.1(b)(iv) (as a result of a termination of the EMEA Asset Sale Agreement pursuant to Clause 15.4.1, Clause 15.4.2(G), Clause 15.4.3, or Clause 15.4.9 of the EMEA Asset Sale Agreement), Section 9.1(b)(vii), Section 9.1(c)(ii), Section 9.1(d) or Section 9.1(i)), or (B) this Agreement is terminated pursuant to any provision in Section 9.1 and, prior to such termination, the Sellers publicly announce (1) the retention of the Business by all or some of the Sellers (or their successor entities) under a stand-alone plan of reorganization approved by the U.S. Bankruptcy Court or any plan of arrangement approved by the Canadian Court, or (2) that any portion of the Business or the Assets and the EMEA Assets will be sold, transferred or otherwise disposed, directly or indirectly, in connection with the closure, liquidation or winding up of the Business or any of the Sellers, the EMEA Sellers or the Companies (except for any sale to the Purchaser or a Designated Purchaser contemplated by the Transaction Documents), and (ii) when this Agreement is terminated, the Purchaser is not in breach of this Agreement or the EMEA Asset Sale Agreement as a result of an Intentional Breach which breach would result in a failure to satisfy any of the conditions to Closing set forth in Section 8.1 and/or Section 8.2 or Clause 15.1 and/or Clause 15.2 of the EMEA Asset Sale Agreement, as applicable, and, in each case, which, if capable of being cured, has not been cured within the applicable Breach Cure Period, the Sellers and the EMEA Sellers shall pay the Purchaser an aggregate amount in cash equal to the total amount of all reasonable and documented fees, costs and expenses incurred by the Purchaser in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all filing and notification fees, and all fees and expenses of the Purchaser’s representatives (the “Expense Reimbursement”); provided, however, that the Expense Reimbursement shall not be payable in the event that the Agreement is terminated pursuant to Section 9.1(b)(vi) if at the time of such termination (i) the condition set forth in Section 8.1(a) is not satisfied and (ii) the conditions set forth in Section 8.1(b), Section 8.1(d), Section 8.3(a), Section 8.3(b), Section 8.3(d) and Section 8.3(e) are satisfied other than any failure to satisfy any such condition listed in clause (ii) that is caused by the failure to obtain any Antitrust Approval or an Intentional Breach by Purchaser of this Agreement which, if capable of being cured, has not been cured within the applicable Breach Cure Period. Notwithstanding the foregoing, the Expense Reimbursement shall not exceed $9,500,000 in the aggregate (the “Expense Reimbursement Limit”). If the Expense Reimbursement does not exceed the Expense Reimbursement Limit, the Sellers and the EMEA Sellers agree that the Expense Reimbursement is a reasonable amount given the size and complexity of the transactions contemplated by this Agreement and the EMEA Asset Sale Agreement. The Expense Reimbursement shall be paid by wire transfer or other means reasonably acceptable to the Purchaser not later than five (5) Business Days following the receipt by the Main Sellers and NNUK of written notice from the Purchaser describing the fees and expenses that constitute the Expense Reimbursement in reasonable detail.

(c) The Sellers shall pay two-thirds (2/3) and the EMEA Debtors shall pay one-third (1/3) of each of the Break-Up Fee and the Expense Reimbursement if payable hereunder. The Sellers’ and the EMEA Debtors’ obligations to pay their respective shares of the Break-Up Fee and the Expense Reimbursement pursuant to this Section 9.2 shall be several and not joint (but the obligation of the Sellers to pay two-thirds (2/3) of each of the Break-Up Fee and Expense Reimbursement shall be joint and several among the Sellers and the obligation of the EMEA Debtors to pay one-third (1/3) of each of the Break-Up Fee and Expense Reimbursement shall be joint and several among the EMEA Debtors) and shall survive termination of this Agreement or the EMEA Asset Sale Agreement and shall (i) to the extent owed by the U.S. Debtors constitute an administrative expense of the U.S. Debtors under sections 503(b) of the U.S. Bankruptcy Code and (ii) to the extent owed by the EMEA Debtors, constitute an expense of the administration under Paragraph 99 of Schedule B1 to the Insolvency Act 1986 and/ or Rule 2.67 of the Insolvency Rules 1986; provided, however, in the event that any Seller or any EMEA Seller or any Affiliate of any Seller or EMEA Seller agrees to pay a break-up fee or expense reimbursement to any subsequent purchaser of assets or shares, with an unadjusted, aggregate purchase price greater than or equal to $100,000,000 and such break-up fee or expense reimbursement has priority over any administrative expenses specified in section 503(b) or 507(b) of the U.S. Bankruptcy Code, then the portion of the Break-Up Fee and Expense Reimbursement payable to the Purchaser or its Affiliates by the Sellers shall have administrative expense status under section 364(c) of the U.S. Bankruptcy Code with priority over any and all administrative expenses specified in section 503(b) or 507(b) of the U.S. Bankruptcy Code (to the extent such concept is applicable to such Sellers).

(d) Notwithstanding anything to the contrary herein, the Sellers’ obligation to pay the Break-Up Fee and/or Expense Reimbursement pursuant to this Section 9.2 is expressly subject to entry of the U.S. Bidding Procedures Order and Canadian Sales Process Order.

SECTION 9.3. Reverse Termination Fee.

(a) The Purchaser shall pay to the Distribution Agent (as agent for the Sellers and the EMEA Sellers) a cash fee in an aggregate amount equal to $100 million (such aggregate cash fee, the “Reverse Termination Fee”) in the event that:

(i) this Agreement is terminated by Purchaser pursuant to Section 9.1(i); or

(ii) (A) at the time of termination of the Agreement, (1) the conditions set forth in Section 8.1(a) have not been satisfied because of the failure to obtain any Antitrust Approval and/or (2) the Purchaser is in breach in any material respect of its representations, warranties, agreements or covenants set forth in this Agreement or the EMEA Asset Sale Agreement as a result of an Intentional Breach which breach (x) would result in a failure to satisfy any of the conditions to Closing set forth in Section 8.1 and/or Section 8.2, as applicable, or the conditions to Closing (as defined in the EMEA Asset Sale Agreement) set forth in Clause 15.1 and/or Clause 15.2 of the EMEA Asset Sale Agreement, as applicable, and (y) if capable of being cured, such breach by the Purchaser is not cured within the applicable Breach Cure Period (such breach, a “Material Intentional Purchaser Breach”); and

(B)(1) this Agreement is terminated by the Main Sellers pursuant to Section 9.1(c)(ii) or Section 9.1(d) hereof, (2) the EMEA Asset Sale Agreement is terminated by the Joint Administrators pursuant to Clause 15.4.3 thereof, or (3) this Agreement is terminated by either Primary Party pursuant to

Section 9.1(b)(vi) or Section 9.1(b)(vii) hereof or the EMEA Asset Sale Agreement is terminated by the Joint Administrator or the Purchaser pursuant to Clause 15.4.2(F) or Clause 15.4.2(G) thereof;

provided, however, that notwithstanding the foregoing, the Reverse Termination Fee shall not be payable pursuant to this clause (ii) if at the time of termination:

(x) (1) the Sellers are in breach of this Agreement in any material respect as a result of an Intentional Breach, which breach would result in a failure of the conditions to Closing set forth in Section 8.1 or Section 8.3 to be satisfied, and in each case, which, if capable of being cured, is not cured within the applicable Breach Cure Period or (2) the EMEA Sellers are in breach of the EMEA Asset Sale Agreement in any material respect as a result of an Intentional Breach, which breach would result in a failure of the conditions to Closing (as defined in the EMEA Asset Sale Agreement) set forth in Clause 15.3.1 thereof to be satisfied, and in each case, which, if capable of being cured, is not cured within the applicable Breach Cure Period; or

(y) any of the conditions to Purchaser’s obligations set forth in Section 8.1 or Section 8.3 cannot be satisfied on or before the date that is 365 days from the date of this Agreement (other than any such condition that by its nature is to be satisfied at the Closing or any such condition that cannot be satisfied as a result of (1) a Material Intentional Purchaser Breach or (2) the failure to obtain any Antitrust Approval).

(b) If payable pursuant to Section 9.3(a) the Reverse Termination Fee shall be paid by the Purchaser to the Distribution Agent (as agent for the Sellers and the EMEA Sellers) as follows:

(i) by application of the Good Faith Deposit and the portion of the Delay Fee that shall have already been paid to the Escrow Agent in the form of Delay Fee Payments pursuant to Section 2.2.1(b) and the actual earnings thereon, as contemplated in Section 2.2.1(c)(ii); and

(ii) as for the balance of the Reverse Termination Fee, if any, in immediately available funds, within two (2) Business Days of the termination of this Agreement, by way of wire transfer to an account of the Distribution Agent, as distribution agent for the Sellers, to be notified by the Main Sellers or the Distribution Agent to the Purchaser in writing.

SECTION 9.4. Effects of Termination. If this Agreement is terminated pursuant to Section 9.1:

(a) all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the other except for the provisions of or as provided in (i) Section 2.2.6(b) (Escrows), (ii) Section 5.7 (Public Announcements), (iii) Section 5.10 (Transaction Expenses), (iv) Section 5.11 (Confidentiality), (v) Section 7.4(b)(iii) (Other Employee Covenants), (vi) Section 9.2 (Break-Up Fee; Expense Reimbursement), (vii) Section 9.3 (Reverse Termination Fee), (viii) Section 9.4 (Effects of Termination), and (ix) Article X;

(b) except as required by applicable Law, the Purchaser shall return to the Sellers all documents, work papers and other material of any of the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(c) the provisions of the Confidentiality Agreement will continue in full force and effect.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. No Survival of Representations and Warranties or Covenants. Except for the representations set forth in Section 3.5, no representations or warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date, except for covenants set forth in Article VI and covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

SECTION 10.2. Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.

SECTION 10.3. No Third-Party Beneficiaries. Except for the rights of the Indemnified Persons under Section 5.20, the rights of the Avaya Parties and the Nortel Parties pursuant to Section 10.14 and any acknowledgments, rights, undertakings, representations or warranties expressed to be for the benefit of the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.4. Consent to Amendments; Waivers. No Party shall be deemed to have waived any provision of this Agreement or any of the other Transaction Documents unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. This Agreement and the Ancillary Agreements shall not be amended, altered or qualified except by an instrument in writing signed by all the parties hereto or thereto, as the case may be.

SECTION 10.5. Successors and Assigns. Except as otherwise expressly provided in this Agreement, all representations, warranties, covenants and agreements set forth in this Agreement or any of the Ancillary Agreements by or on behalf of the parties hereto or thereto will be binding upon and inure to the benefit of such parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the Main Sellers in case of an assignment by the Purchaser or the Purchaser in case of an assignment by any Seller, which consent may be withheld in such party’s sole discretion, except for the following assignments which shall not require consent: (i) assignment to an Affiliate of a Party (provided that such Party remains liable jointly and severally with its assignee Affiliate for the assigned obligations to the other Party), (ii) assignment by a U.S. Debtor to a succeeding entity following such U.S. Debtor’s emergence from Chapter 11, (iii) assignment by any of the Canadian Debtors pursuant to any plan of arrangement approved by the Canadian Court and (iv) designation by the Purchaser of Designated Purchasers pursuant to Section 2.4.

SECTION 10.6. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any Parties, shall be governed exclusively by the Laws of the State of New York applicable to contracts made and to be performed in that State and without regard to the rules of conflict of laws of the State of New York or any other jurisdiction.

(b) To the fullest extent permitted by applicable Law, each Party: (i) agrees that any claim, action, proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement, or the transactions contemplated hereby shall be brought only in (A) the U.S. Bankruptcy Court, if brought prior to the entry of a final decree closing the Chapter 11 Cases, or the Canadian Court, if brought prior to the termination of the CCAA Cases, provided that if (X) a final decree closing the Chapter 11 Cases has not been entered and (Y) the CCAA Cases have not terminated, the U.S. Debtors, the Canadian Debtors or the Purchaser may, in accordance with the Cross-Border Protocol, move the U.S. Bankruptcy Court and the Canadian Court to hold a joint hearing of the U.S. Bankruptcy Court and the Canadian Court to determine the appropriate jurisdiction for such claim, action or proceeding, or (B) in the Federal Courts in the Southern District of New York or the State Courts of the State of New York, County of Manhattan (collectively, the “New York Courts”), if brought after entry of a final decree closing the Chapter 11 Cases and termination of the CCAA Cases (the courts specified in clauses (A) and (B) collectively, the “Designated Courts”), and shall not be brought in each case, in any other court in the United States of America, Canada or any court in any other country; (ii) agrees to submit to the jurisdiction of the Designated Courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby; (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of such action brought in any Designated Court or any claim that any such action brought in any Designated Court has been brought in an inconvenient forum; (iv) agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) The Purchaser hereby appoints McCarthy Tétrault, as its authorized agent (the “Purchaser Authorized Canadian Agent”) upon whom process and any other documents may be served in the CCAA Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the Canadian

Court by any other party hereto, which appointment in each case shall be irrevocable. The Purchaser further agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointments in full force and effect as aforesaid. Service of process upon the Purchaser Authorized Canadian Agent in respect of the relevant jurisdiction and written notice of such service to the Purchaser shall be deemed, in every respect, effective service of process upon the Purchaser in relation to such jurisdiction.

(d) Each Seller hereby appoints (i) NNI as its authorized agent (the “Seller Authorized U.S. Agent”) upon whom process and any other documents may be served in the Chapter 11 Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the U.S. Bankruptcy Court or in the NY Courts by any other party hereto, and (ii) NNL as its authorized agent (the “Seller Authorized Canadian Agent” and together with the Seller Authorized U.S. Agent, the “Seller Authorized Agents”) upon whom process and any other documents may be served in the CCAA Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the Canadian Court by any other party hereto, which appointment in each case shall be irrevocable. Each such Seller further agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the applicable Seller Authorized Agent in respect of the relevant jurisdiction and written notice of such service to the Main Sellers shall be deemed, in every respect, effective service of process upon every such Seller.

(e) Section 10.6(b) shall not limit the jurisdiction of (i) the Accounting Arbitrator set forth in Section 2.2.3.1 (c) or (ii) the arbitrator(s) entrusted with the resolution of disputes relating to the Transition Services Agreement pursuant to Section 5.36, although claims may be asserted in the courts referred to in Section 10.6(b) for purposes of enforcing the jurisdiction and judgments of the Accounting Arbitrator or such arbitrator(s).

(f) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

(g) Notwithstanding Sections 10.6(a) and (b), the Parties and the EMEA Sellers agree that any questions, claims, disputes, remedies or Actions arising under Sections 2.2.4(b)(y), 9.2(c)(ii) and 10.19 and any questions, claims, disputes, remedies or Actions arising from or related to (i) the agency of the Joint Administrators, (ii) the personal liability of the Joint Administrators, their firm, partners, employees, advisors, representatives and agents, (iii) their qualification to act as insolvency practitioners in accordance with Part XIII of the Insolvency Act or (iv) their appointment as joint administrators of the EMEA Sellers and their status as such, to the extent separable from other claims made hereunder, shall be governed by English law and be subject to the exclusive jurisdiction of the English courts.

SECTION 10.7. Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10.7.

If to the Purchaser to:

Avaya Inc.

211 Mount Airy Road

Basking Ridge, NJ 07920-2332

United States

Attention:    Pamela F. Craven, Chief Administrative Officer

                    Frank J. Mahr, Corporate Counsel & Corporate Secretary

Facsimile: +1-908-953-3902

With copies (that shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

United States

Attention: Alfred O. Rose

                  Howard S. Glazer

Facsimile: +1-617-951-7050

If to the Main Sellers or the Sellers, to:

Nortel Networks Corporation

195 The West Mall

Mailstop: T0503006

Toronto, Ontario, Canada M9C 5K1

Attention:    Gordon A. Davies

                    Chief Legal Officer & Corporate Secretary

Facsimile:    +1-905-863-7386

Nortel Networks Limited

195 The West Mall

Mailstop: T0503006

Toronto, Ontario, Canada M9C 5K1

Attention:    Gordon A. Davies

                    Chief Legal Officer & Corporate Secretary

Facsimile: +1-905-863-7386

Nortel Networks Inc.

Legal Department

220 Athens Way, Suite 300

Nashville, Tennessee, USA 37228

Attention:    Lynn C. Egan

                    Assistant Secretary

Facsimile:    +1-615-432-4067

With copies (that shall not constitute notice) to:

Nortel Networks Limited

195 The West Mall

Mailstop: T0505009

Toronto, ON M9C 5K1

Canada

Attn:    Douglas Parker

            Associate General Counsel, Corporate

Facsimile: +1-905-863-7739

and

Nortel Networks Inc.

Legal Department

220 Athens Way, Suite 300

Nashville, TN 37228

USA

Attention:    Robert Fishman

                    Senior Counsel

Facsimile:    +1-347-427-3815 & +1-615-432-4067

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

United States

Attention:    Neil Q. Whoriskey

                    David Leinwand

Facsimile: +1-212-225-3999

and

Ogilvy Renault LLP

200 Bay Street

Suite 3800, P.O. Box 84

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2Z4

Canada

Attention: Michael Lang

Facsimile: +1-416-216-3930

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the calendar day after deposit with a reputable overnight courier service, as applicable.

SECTION 10.8. Exhibits; Sellers Disclosure Schedule.

(a) The Sellers Disclosure Schedule and the Exhibits attached hereto constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

(b) For purposes of the representations and warranties of the Sellers contained in this Agreement, disclosure in any section of the Sellers Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Sellers, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent from the Sellers Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Sellers Disclosure Schedule or other document delivered by the Sellers pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

SECTION 10.9. Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

SECTION 10.10. No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party on the grounds that such Party drafted or was more responsible for drafting the provisions.

SECTION 10.11. Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal or incapable of being enforced in any jurisdiction, (i) as to such jurisdiction, the remainder of this Agreement or the application of such provision, clause or part under other circumstances, and (ii) as for any other jurisdiction, all provisions of this Agreement, shall not be affected and shall remain in full force and effect, unless, in each case, such invalidity, illegality or unenforceability in such jurisdiction materially impairs the ability of the Parties to consummate the transactions contemplated by this Agreement. Upon such determination that any clause or other provision is invalid, illegal or incapable of being enforced in such jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible even in such jurisdiction.

SECTION 10.12. Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

SECTION 10.13. Entire Agreement.

(a) This Agreement, the EMEA Asset Sale Agreement, the Ancillary Agreements, the Confidentiality Agreement and any written notice relating to Excluded Sellers delivered pursuant to Section 5.25(a) on the date hereof, together set forth the entire understanding of the Parties relating to the subject matter thereof, and all prior or contemporaneous understandings, agreements, representations and warranties, whether written or oral, are superseded by this Agreement, the Ancillary Agreements and the Confidentiality Agreement, and all such prior or contemporaneous understandings, agreements, representations and warranties are hereby terminated. In the event of any irreconcilable conflict between this Agreement and any of the Ancillary Agreements or the Confidentiality Agreement, the provisions of this Agreement shall prevail, regardless of the fact that certain Ancillary Agreements, such as the Local Sale Agreement, may be subject to different governing Laws (unless the Ancillary Agreement expressly provides otherwise).

(b) For the sake of clarity, the provisions of the EMEA Asset Sale Agreement have been drafted separately from the provisions in the body of this Agreement to reflect differing market practices in the countries of jurisdiction of the EMEA Sellers. Unless the context specifically requires, the provisions contained in the body of this Agreement and the provisions of the EMEA Asset Sale Agreement shall be interpreted independently and without reference to each other.

SECTION 10.14. Limitations on Pre-Closing Remedies.

(a) Except as provided in Section 5.36, termination of this Agreement and the EMEA Asset Sale Agreement and payment of the Break-Up Fee and the Expense Reimbursement (which shall be payable only when, as and if required pursuant to the terms of Section 9.2) shall constitute the sole and exclusive remedies of the Purchaser, any Designated Purchasers and EMEA Designated Purchasers, any of their respective Subsidiaries and any former, current or future general or limited partners, directors, officers, employees, agents, managers, members, Affiliates, stockholders, assignees and representatives of any of the foregoing in their capacity as such (collectively, the “Avaya Parties”), against the Sellers, any of the bankruptcy estates, the EMEA Sellers, the Joint Administrators, the Joint Israeli Administrators, the Canadian Monitor (and any other Administrator, Monitor or other Person acting in a similar capacity) and any Person (i) in which, as of or subsequent to the date hereof, any Seller or EMEA Seller holds more than fifty percent (50%) of the capital stock or other equity interests or (ii) that is or was a Seller or an EMEA Seller and their respective Affiliates, and any former, current or future general or limited partners, directors, officers, employees, agents, managers, members, stockholders, assignees and representatives of any of the foregoing in their capacity as such (collectively, the “Nortel Parties”), as a result of the failure of the transactions contemplated by this Agreement or the EMEA Asset Sale Agreement (including transactions contemplated under Clause 7 of the EMEA Asset Sale Agreement or Paragraph 2 of Schedule 9 to the EMEA Asset Sale Agreement) to be consummated, or in respect of any Liabilities arising under, or relating to, this Agreement, the EMEA Asset Sale Agreement, or any other Transaction Document or the transactions contemplated hereby or thereby prior to the Closing, including as a result of an intentional breach of this Agreement, the EMEA Asset Sale Agreement or any other Transaction Document prior to the Closing. Nothing set forth in this Agreement shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person other than the parties hereto. Without limiting the preceding provisions of this Section 10.14(a), it is acknowledged and agreed that under no circumstances shall any Person be liable for punitive damages (including multiple damages assessed as a punitive measure) or special damages arising out of, or in connection with, this Agreement or the transactions contemplated hereby or any breach or alleged breach of any of the terms hereof or of the EMEA Asset Sale Agreement or any other Transaction Document, including damages alleged as a result of tortious conduct, or for specific performance of the obligations it is to perform hereunder or thereunder at or prior to the Closing nor shall any Nortel Party be liable for tortious interference with Purchaser’s rights hereunder.

(b) Except as expressly provided in Section 5.36, in no event shall the Avaya Parties be subject to any Liability to the Nortel Parties for the failure of the transactions contemplated by this Agreement or the EMEA Asset Sale Agreement (including transactions contemplated under Clause 7 of the EMEA Asset Sale Agreement or Paragraph 2 of Schedule 9 to the EMEA Asset Sale Agreement) to be consummated, or in respect of any Liabilities arising under, or relating to, this Agreement, the EMEA Asset Sale Agreement or any other Transaction Document or the transactions contemplated hereby or thereby prior to the Closing, including as a result of an intentional breach of this Agreement, the EMEA Asset Sale Agreement or any other Transaction Document prior to the Closing, other than: (i) money damages payable by the Purchaser and/or any Designated Purchaser (but, for the avoidance of doubt, no other Avaya Party) as a result of Material Intentional Purchaser Breaches and (ii) the Reverse Termination Fee payable by the Purchaser (but for the avoidance of doubt, no other Avaya Party) when, as and if required pursuant to Section 9.3, in an aggregate amount not to exceed the Liability Limitation Amount; provided, however, notwithstanding the foregoing, termination of this Agreement, the EMEA Asset Sale Agreement and any Transaction Document and payment of the Reverse Termination Fee (which shall be payable by the Purchaser only when, as and if required in accordance with the terms of Section 9.3 and Clause 15.7 of the EMEA Asset Sale

Agreement), shall constitute the sole and exclusive remedies of the Nortel Parties against the Avaya Parties as a result of (and no additional money damages shall be payable by any Avaya Party in connection with) any breach of this Agreement, the EMEA Asset Sale Agreement or any Transaction Document by the Purchaser, any Designated Purchaser or any EMEA Designated Purchaser in the event that (i) this Agreement shall have been terminated pursuant to and in accordance with Section 9.1(i) and/or the EMEA Asset Sale Agreement shall have been terminated in accordance with Clause 15.4.9 thereof and, in either case, the Reverse Termination Fee shall have been paid to the Distribution Agent as agent of the Sellers and the EMEA Sellers or (ii) as of the time of termination of this Agreement or the EMEA Asset Sale Agreement there is no existing Material Intentional Purchaser Breach. Nothing set forth in this Agreement shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Parties. Without limiting the preceding provisions of this subsection (b), it is acknowledged and agreed that under no circumstances shall any Person be liable for punitive damages (including multiple damages assessed as a punitive measure) or special damages arising out of, or in connection with, this Agreement, the EMEA Asset Sale Agreement or the transactions contemplated hereby or thereby or any breach or alleged breach of any of the terms hereof or of the EMEA Asset Sale Agreement or any other Transaction Document, including damages alleged as a result of tortious conduct, or for specific performance of the obligations it is to perform hereunder at or prior to the Closing nor shall any Avaya Party be liable for tortious interference with Sellers’ rights hereunder.

(c) Notwithstanding Sections 10.14(a) and 10.14(b), the Parties acknowledge and agree that each Party will be entitled to all the remedies against the other Parties available to it at Law or in equity for post-Closing breaches of this Agreement, the EMEA Asset Sale Agreement and any Transaction Documents, including specific performance and/or damages.

(d) Each of the Parties acknowledges that the agreements contained in this Section 10.14, Section 9.2 and Section 9.3, are each an integral part of the transactions contemplated by this Agreement and the EMEA Asset Sale Agreement. In the event that (i) the Sellers or the EMEA Sellers shall fail to pay the Break-Up Fee or Expense Reimbursement when due, or (ii) Purchaser shall fail to pay the Reverse Termination Fee when due, then Sellers or the EMEA Sellers in the case of clause (i) and Purchaser in the case of clause (ii), shall reimburse the other Parties for all reasonable costs and expenses actually incurred or accrued by such other Parties (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of Section 9.2 or Section 9.3 and Clauses 15.5 to 15.7 of the EMEA Asset Sale Agreement as applicable, together with interest on such unpaid amount at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

SECTION 10.15. Bulk Sales Laws. Subject to the entry of the U.S. Sale Order, each Party waives compliance by the other Party with any applicable bulk sales Law, provided, however, that the Parties shall use their reasonable efforts to cooperate to the extent necessary to obtain a reduction in, or exemption from, any applicable sales or use Taxes.

SECTION 10.16. Main Sellers as Representatives of Other Sellers.

(a) For all purposes of this Agreement:

(i) each Other Seller listed in Section 10.16(a)(i) of the Sellers Disclosure Schedule hereby irrevocably appoints NNL as its representative; and

(ii) each Other Seller not listed in Section 10.16(a)(i) of the Sellers Disclosure Schedule hereby irrevocably appoints NNI as its representative.

(b) Pursuant to Section 10.16(a), each of NNL and NNI shall expressly have the power to, in the name and on behalf of each of its Respective Affiliates (as defined below), (i) take all decisions and carry out any actions required or desirable in connection with this Agreement, (ii) send and receive all notices and other communications required or permitted hereby, and (iii) consent to any amendment, waivers and modifications hereof.

(c) For the purposes of this Agreement, “Respective Affiliates” means: (i) with respect to NNL, each Other Seller listed in Section 10.16(a)(i) of the Sellers Disclosure Schedule, and (ii) with respect to NNI, all the other U.S. Debtors and each Other Seller not listed in Section 10.16(a)(i) of the Sellers Disclosure Schedule.

SECTION 10.17. Obligations of Sellers and EMEA Sellers. When references are made in this Agreement to certain Sellers causing other Sellers or other Affiliate(s) to undertake (or to not undertake) certain actions, or agreements are being made on behalf of certain other Sellers or other Affiliates, “Sellers” for purposes of such clause shall be deemed to mean, respectively, NNI (in the case of a U.S. Debtor) and NNL (in the case of a Canadian Debtor – other than NNC - and a Non-Debtor Seller). Notwithstanding anything to the contrary herein, except as set forth in Section 2.2.4(b) and Section 9.2(c) the obligations of each EMEA Seller hereunder shall be several and not joint. Effective as of the date of signing, the parties are fully bound by the terms of this Agreement; provided, however, that none of the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators shall have any obligations or incur any liabilities under this Agreement unless and until (i) the U.S. Bankruptcy Court enters the U.S. Bidding Procedures Order and (ii) the Canadian Court enters the Canadian Sales Process Order. For the avoidance of doubt, the intent of Parties and the EMEA Sellers is that the obligations and any liabilities of the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators under this Agreement will arise concurrently with the obligations and liabilities of the Sellers under this Agreement.

SECTION 10.18. Execution by Other Sellers. The Purchaser hereby acknowledges that the Other Sellers are not executing this Agreement as of the date hereof. This Agreement shall be binding on all parties that have executed this Agreement from the time of such execution, regardless of whether all Sellers have done so. Between the date hereof and the Closing Date, the Main Sellers hereby agree that they shall cause each Other Seller to execute a counterpart to this Agreement no later than the day prior to the thirtieth (30th) day following completion of the Auction (provided that the Main Sellers shall use their reasonable best efforts to cause such execution to occur no later than the last day of the Contract Review Period), agreeing to be bound as a Seller under this Agreement and authorizing NNL or NNI, as applicable, to act as its representative under Section 10.16.

SECTION 10.19. Exclusion of Liability of Administrators and Acknowledgement.

(a) Notwithstanding that this Agreement shall have been signed by the Joint Administrators and the Joint Israeli Administrators in their capacities as administrators of the EMEA Debtors for and on behalf of the EMEA Debtors and of the Israeli Companies for and on behalf of the Israeli Companies, respectively, it is hereby expressly agreed and declared that no personal Liability under or in connection with this Agreement shall fall on the Joint Administrators, the Joint Israeli Administrators or their firm, partners, employees, agents, advisers or representatives whether such Liability would arise under paragraph 99(4) of schedule B1 to the Insolvency Act 1986, the Israeli Companies Law 1999, or otherwise.

(b) The Purchaser acknowledges and agrees that in the negotiation and the completion of this Agreement the Joint Administrators and the Joint Israeli Administrators are acting only as agents for and on behalf of the EMEA Debtors and the Israeli Companies, respectively, and without any personal Liability whatsoever.

(c) The Purchaser further acknowledges that it has entered into this Agreement without reliance on any warranties or representations made by the EMEA Sellers or by any of their employees, agents or representatives, or by the Joint Administrators, the Joint Israeli Administrators or any of their firm, partners, employees, agents, advisors or representatives and (save in respect of fraud, fraudulent misrepresentation or fraudulent misstatement) it shall not have any remedy in respect of any misrepresentation or untrue statement made by or on behalf of the EMEA Sellers or their employees, agents or representatives, or by the Joint Administrators, the Joint Israeli Administrators or any of their firm, partners, employees, agents, advisors or representatives.

[Remainder of this page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Main Sellers and the Purchaser have duly executed this Asset and Share Sale Agreement as of the date first written above.

AVAYA INC.

By:	/s/ Kevin J. Kennedy
	Name:	Kevin J. Kennedy
	Title:	President and Chief Executive Officer

NORTEL NETWORKS CORPORATION

By:	/s/ Gordon A. Davies
	Name:	Gordon A. Davies
	Title:	Chief Legal Officer and Corporate Secretary

By:	/s/ Tracy S.J. Connelly McGilley
	Name:	Tracy S.J. Connelly McGilley
	Title:	Assistant Secretary

NORTEL NETWORKS LIMITED

By:	/s/ Gordon A. Davies
	Name:	Gordon A. Davies
	Title:	Chief Legal Officer and Corporate Secretary

By:	/s/ Tracy S.J. Connelly McGilley
	Name:	Tracy S.J. Connelly McGilley
	Title:	Assistant Secretary

NORTEL NETWORKS INC.

By:	/s/Paul Karr
	Name:	Paul Karr
	Title:	Controller

The undersigned EMEA Sellers are executing this Agreement solely for purposes of agreeing to Sections 2.2, 5.26, 9.2, 9.3, 9.4, 10.14, 10.17 and 10.19 of this Agreement and, solely in the case of Nortel Networks UK Limited and Nortel Networks (Ireland) Limited, for purposes of agreeing to Section 5.36 of this Agreement.

SIGNED for and on behalf of Nortel Networks UK Limited (in administration) by Christopher Hill as Joint Administrator (acting as agent and without personal liability) in the presence of:		)	/s/ Christopher Hill
		)	Christopher Hill
) )

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel GmbH (in administration) by Christopher Hill		)	/s/ Christopher Hill
		)	Christopher Hill
)
as Joint Administrator (acting as agent and without personal liability) in the presence of:		)

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks France S.A.S. (in administration) by Kerry Trigg acting as authorised representative for as Joint Administrator (acting as agent and without personal liability) in the presence of:

		)	/s/ Kerry Trigg
		)	Kerry Trigg
) ) )

Witness signature

/s/ Sharon Perlmutter		)
Name: Sharon Perlmutter		)
Address:	1 More London Place London, SE12AF	)

SIGNED for and on behalf of Nortel Networks SpA (in administration) by Christopher Hill		)	/s/ Christopher Hill
		)	Christopher Hill
)
as Joint Administrator (acting as agent and without personal liability) in the presence of:		)

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks Hispania S.A. (in administration) by Christopher Hill as Joint Administrator (acting as agent and without personal liability) in the presence of:		)	/s/ Christopher Hill
		)	Christopher Hill
) )

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks B.V. (in administration) by Christopher Hill		)	/s/ Christopher Hill
		)	Christopher Hill
)
as Joint Administrator (acting as agent and without personal liability) in the presence of:		)

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks AB (in administration) by Christopher Hill		)	/s/ Christopher Hill
		)	Christopher Hill
)
as Joint Administrator (acting as agent and without personal liability) in the presence of:		)

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks N.V. (in administration) by Christopher Hill		)	/s/ Christopher Hill
		)	Christopher Hill
)
as Joint Administrator (acting as agent and without personal liability) in the presence of:		)

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks (Austria) GmbH (in administration) by Christopher Hill as Joint Administrator (acting as agent and without personal liability) in the presence of:		) ) ) )	/s/ Christopher Hill Christopher Hill

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks Polska Sp. z.o.o. (in administration) by Christopher Hill as Joint Administrator (acting as agent and without personal liability) in the presence of:		) ) ) )	/s/ Christopher Hill Christopher Hill

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks Oy (in administration) by Christopher Hill		) )	/s/ Christopher Hill Christopher Hill
)
as Joint Administrator (acting as agent and without personal liability) in the presence of:		)

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks Portugal S.A. (in administration) by Christopher Hill		) ) )	/s/ Christopher Hill Christopher Hill
as Joint Administrator (acting as agent and without personal liability) in the presence of:		)

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks s.r.o. (in administration) by Christopher Hill		) )	/s/ Christopher Hill Christopher Hill
)
as Joint Administrator (acting as agent and without personal liability) in the presence of:		)

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks Romania s.r.l. (in administration) by Christopher Hill as Joint Administrator (acting as agent and without personal liability) in the presence of:		) ) ) )	/s/ Christopher Hill Christopher Hill

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks Engineering Service kft (in administration) by Christopher Hill		) ) )	/s/ Christopher Hill Christopher Hill
)

as Joint Administrator (acting as agent and without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks (Ireland) Limited (in administration) by David Hughes as Joint Administrator (acting as agent and without personal liability) in the presence of:		)	/s/ David Hughes
		)	David Hughes
) )

Witness signature

/s/ Colin Farquaharson		)
Name: Colin Farquaharson		)
Address:	Veldonstown Kentstown, Navan, Co. Meath	)

SIGNED by Sergei Fishkin duly authorised for and on behalf of o.o.o. Nortel Networks in the presence of:		)	/s/ Sergei Fishkin
		)	Sergei Fishkin
)

Witness signature

/s/ Galina Svetlysheva		)
Name: Galina Svetlysheva		)
Address:	Russia, Moscow Rublevskoye schosse, 51-377	)

SIGNED by Sharon Rolston		)	/s/ Sharon Rolston
duly authorised for and on behalf of Nortel Networks AG in the presence of:		)	Sharon Rolston
)

Witness signature

/s/ B. Scherwath		)
Name: B. Scherwath		)
Address:	c/o Nortel Networks Maindenhead U.K.	)

SIGNED by Sharon Rolston and Simon Freemantle duly authorised for and on behalf of Nortel Networks South Africa (Pty) Limited in the presence of:		)	/s/ Sharon Rolston
		)	Sharon Rolston
)

/s/ Simon Freemantle
Simon Freemantle
Witness signature

/s/ B. Scherwath		)
Name: B. Scherwath		)
Address:	c/o Nortel Networks Maindenhead U.K.	)

SIGNED by Sharon Fennessy and Simon Freemantle duly authorised for and on behalf of Nortel Networks AS in the presence of:		)	/s/ Sharon Fennessy
		)	Sharon Fennessy
)

/s/ Simon Freemantle
Simon Freemantle

Witness signature

/s/ B. Scherwath		)
Name: B. Scherwath		)
Address:	c/o Nortel Networks Maindenhead U.K.	)

SIGNED for and on behalf of Nortel Communications Holdings (1997) Limited (in administration) by Yaron Har-Zvi and Avi D. Pelossof as Joint Israeli Administrators (acting jointly and without personal liability) in connection with the Israeli Assets and Liabilities:

		)	/s/ Yaron Har-Zvi
		)	Yaron Har-Zvi
) ) )
		)	/s/ Avi D. Pelossof
		)	Avi D. Pelossof

Witness signature

/s/ Sarit Moussayoff		)
Name: Sarit Moussayoff		)
Address:	The Rubenstein House, 20 Lincoln Street Tel-Aviv	)

SIGNED for and on behalf of Nortel Networks Israel (Sales and Marketing) Limited (in administration) by Yaron Har-Zvi and Avi D. Pelossof as Joint Israeli Administrators (acting jointly and without personal liability) in connection with the Israeli Assets and Liabilities:		)	/s/ Yaron Har-Zvi
		)	Yaron Har-Zvi
		) )	/s/ Avi D. Pelossof
		)	Avi D. Pelossof
)
)
)

Witness signature

/s/ Sarit Moussayoff		)
Name: Sarit Moussayoff		)
Address:	The Rubenstein House, 20 Lincoln Street Tel-Aviv	)

SIGNED by Christopher Hill		)	/s/ Christopher Hill
		)	Christopher Hill
in his own capacity and on behalf of the Joint Administrators without personal liability and solely for the benefit of the provisions of this Agreement expressed to be conferred on or given to the Joint Administrators:		)

Witness signature

/s/ Olivia Schofield		)
Name: Olivia Schofield		)
Address:	Herbert Smith LLP Exchange House Primrose Street London, EC2A2HS	)

SIGNED for and on behalf of Nortel Networks Slovensko s.r.o (in administration) by Stephen Harris as Joint Administrator (acting as agent and without personal liability) in the presence of:		)	/s/ Stephen Harris
		)	Stephen Harris
) )

Witness signature

/s/ Sharon Perlmutter		)
Name: Sharon Perlmutter		)
Address:	1 More London Place London, SE12AF	)